    As filed with the Securities and Exchange Commission on December 11, 1998
                                                     Registration No. 333-______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           TROY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                              --------------------

           Delaware                                6712                            16-1559508
(State or other jurisdiction of        (Primary standard industrial             (I.R.S. employer
incorporation or organization)          classification code number)          identification number)

                              --------------------

                                32 Second Street
                              Troy, New York 12180
                                 (518) 270-3313
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                             Daniel J. Hogarty, Jr.
                      President and Chief Executive Officer
                           Troy Financial Corporation
                                32 Second Street
                              Troy, New York 12180
                                 (518) 270-3313
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:

       Stuart G. Stein, Esquire                                  Joseph A. Muldoon, Jr., Esquire
       Roger A. Seiken, Esquire                                  Muldoon, Murphy & Faucette
       Hogan & Hartson L.L.P.                                    5101 Wisconsin Avenue, N.W.
       555 Thirteenth Street, N.W.                               Washington, D.C. 20016
       Washington, D.C.  20004                                   (202) 362-0840
       (202) 637-5600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

                              --------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                                             Calculation of Registration Fee

-----------------------------------------------------------------------------------------------------------------
     Title of                                        Proposed Maximum         Proposed Maximum        Amount of
   Securities to                  Amount to           Offering Price         Aggregate Offering      Registration
   be Registered                be Registered          Per Share (1)              Price(1)               Fee
   -------------                -------------        ----------------        ------------------      ------------
Common Stock, par             10,487,425 shares          $10.00                 $104,874,250           $29,155
value $.0001 per share

-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee.

                        ------------------------------

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with the provisions of section 8(a) of the securities act of 1933, as amended, or until this registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to said section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1998

PROSPECTUS

                           TROY FINANCIAL CORPORATION
              (PROPOSED HOLDING COMPANY FOR THE TROY SAVINGS BANK)

                        9,119,500 SHARES OF COMMON STOCK
                    (ANTICIPATED MAXIMUM OF APPRAISAL RANGE)

--------------------------------------------------------------------------------
The Troy Savings Bank is converting from the mutual form to the stock form of organization. As part of this conversion, the Bank will become a wholly owned subsidiary of Troy Financial Corporation, and Troy Financial Corporation is offering its common stock, par value $.0001 per share, to certain depositors and members of the public in accordance with the Bank's plan of conversion. Prior to the conversion and common stock offering, a majority of the voting depositors of the Bank must approve the plan of conversion. The subscription offering will terminate at ___ p.m., New York time, on ____, 1999. If there is a community or public offering, it may terminate at any time without notice, but no later than ____, 1999, without regulatory approval. Subscription payments will be placed in an interest bearing segregated account at the Bank, and will earn interest at the Bank's passbook rate from the date of receipt to the completion or termination of the conversion. Depositors who pay for their stock by withdrawal from their accounts will receive interest at the contractual rates on their accounts until the completion or termination of the conversion. The minimum purchase is 25 shares (or $250), and the maximum purchase is 50,000 shares (or $500,000), subject to adjustment. Troy Financial Corporation anticipates that its common stock will be quoted on the Nasdaq Stock Market National Market under the symbol "TROY." For additional information on how to purchase stock, please read this prospectus. Further assistance may be obtained by calling the Troy Conversion Center at 1-800-___.
--------------------------------------------------------------------------------

                                TERMS OF OFFERING

FinPro, Inc., an independent appraiser hired by the Bank, has estimated the market value of the Common Stock on a post-conversion basis to be between $67,405,000 and $91,195,000, which is the Estimated Price Range, and which establishes the number of shares to be offered (6,740,500 to 9,119,500), based on an offering price of $10.00 per share. These figures do not give effect to our intended contribution to a charitable foundation of 8% of the number of shares of Common Stock sold in the conversion. If the appraised market value of the Common Stock changes due to market or financial conditions, then, without notice to you, we may be required to offer up to an additional 15% above the maximum number of shares or 10,487,425 shares. Based on these estimates, we are making the following offering of shares of Common Stock:

       -  PRICE PER SHARE                                           $10.00

       -  NUMBER OF SHARES OFFERED
          (Minimum/Midpoint/Maximum/Maximum plus 15%):              6,740,500 / 7,930,000 / 9,119,500 / 10,487,425

       -  ESTIMATED PRICE RANGE OF COMMON STOCK OFFERED
          (Minimum/Midpoint/Maximum/Maximum plus 15%):              $67,405,000 / $79,300,000 / $91,195,000 / $104,874,250

       -  ESTIMATED UNDERWRITING DISCOUNTS, COMMISSIONS
            AND OTHER EXPENSES
          (Minimum/Midpoint/Maximum/Maximum plus 15%):              $1,795,000 / $1,914,000 / $2,034,000 / $2,171,000

       -  ESTIMATED NET PROCEEDS TO TROY FINANCIAL CORPORATION
          (Minimum/Midpoint/Maximum/Maximum plus 15%):              $65,610,000 / $77,386,000 / $89,161,000 / $102,703,250

                                 ---------------

PLEASE READ THE RISK FACTORS ON PAGE 1 BEFORE SUBSCRIBING FOR ANY COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR THE NEW YORK STATE BANKING DEPARTMENT HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                 ---------------

Sandler O'Neill & Partners, L.P. will use its best efforts to help us sell at least the minimum number of securities offered but is not required to sell any specific amount of Common Stock.

                                 ---------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                                     , 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    [MAP/PICTURE OF HEADQUARTERS--MUSIC HALL]















       This prospectus contains certain forward-looking statements and information relating to Troy Financial Corporation and The Troy Savings Bank. The words "believes," "expects," "may," "will," "should," "projected," "contemplates," "anticipates" or similar terminology are intended to identify forward-looking statements. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Because such statements reflect the current views of management concerning future events, such statements involve certain risks, uncertainties and assumptions. Therefore, actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those discussed in the Risk Factors section beginning on page 1 of this prospectus.

       Please see the Glossary beginning on page G-1 for the meaning of capitalized terms that are not defined in this prospectus.

                              QUESTIONS AND ANSWERS

Q:     WHAT IS THE CONVERSION?

A: The Conversion is the simultaneous conversion of The Troy Savings Bank from mutual to stock form of organization, the issuance of all of the Bank's capital stock to Troy Financial Corporation and the offer and sale of Troy Financial Corporation's Common Stock to certain depositors and members of the public in accordance with the Bank's Plan of Conversion.

Q:     WHAT IS THE PLAN OF CONVERSION?

A: The Plan of Conversion is the legal document that governs the Conversion and establishes who is eligible to purchase our Common Stock. The Bank's Board of Trustees unanimously approved the Plan of Conversion. In addition, a majority of the voting depositors and the Superintendent of Banks of the State of New York (New York Superintendent) must also approve the Plan of Conversion, and the Federal Deposit Insurance Corporation (FDIC) must not object to the Plan of Conversion. A summary of the Conversion, as set forth in the Plan of Conversion, is contained in this prospectus.

Q:     WHAT IS THE PURPOSE OF THE CONVERSION?

A: The Board of Trustees of the Bank has determined that the mutual to stock conversion and the stock offering are in the best interests of the Bank, its depositors and its communities. The stock offering will increase the Bank's capital and the amount of funds available for the Bank to use for lending and investment activities, and will provide the Bank with greater flexibility to diversify and expand its operations in the future. As a bank holding company, we will have an enhanced ability to access the capital markets in the future. If you choose to purchase our Common Stock, then you will have the opportunity to share in our future as a stockholder.

Q.     HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to a maximum of 9,119,500 shares of Common Stock at a subscription price of $10.00 per share. If the appraised market value of the Common Stock changes due to market or financial conditions, then, without notice to you, we may be required to offer up to an additional 15% above the maximum number of shares or 10,487,425 shares.

Q:     WHO IS ELIGIBLE TO PARTICIPATE IN THE CONVERSION'S STOCK OFFERING?

A: Pursuant to the Plan of Conversion and as part of a Subscription Offering, we will issue non-transferable subscription rights to purchase our Common Stock in the following order of priority:

       1. ELIGIBLE ACCOUNT HOLDERS -- those persons who held deposit accounts (containing balances of at least $100) at the Bank on June 30, 1997.

       2. ESOP -- a tax-qualified employee stock ownership plan (ESOP) established by the Bank to purchase Common Stock in the Conversion.

       3. SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS -- those persons (other than Eligible Account Holders) who held deposit accounts (containing balances of at least $100) with the Bank on [December 31, 1998].

       If not all of the shares of the Common Stock are subscribed for in the Subscription Offering, then we will offer the remaining shares for sale to the public as part of a Community Offering and/or a Syndicated Community Offering.

Q.     WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. A properly signed order form with the required payment must be received by us on or before ______ p.m., New York time, on ____________, 1999. If we receive your payment or order form after the expiration date, you will not be eligible to purchase our Common Stock in the Subscription Offering on a priority basis.

Q:     HOW DO I PURCHASE THE STOCK?

A: First, you should read this prospectus. Then, you must complete and return the enclosed stock order and certification form, together with your subscription payment, to us, either in person to any branch office of the Bank during regular banking hours, or by mail in the enclosed YELLOW postage-paid envelope marked "STOCK ORDER RETURN." WE MUST RECEIVE YOUR PAYMENT AND ORDER FORM ON OR BEFORE _____ P.M., NEW YORK TIME, ON ___, 1999. If the Conversion is not completed by ______ and if not otherwise extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.     CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and subscription payment, you may not cancel or modify your order.

Q:     HOW CAN I PAY FOR THE STOCK?

A: You have three options: (i) you may pay cash if it is delivered to us in person; (ii) you may send us a check or money order; or (iii) you may authorize us to withdraw the money from your deposit account at the Bank (without any penalty for early withdrawal). PLEASE DO NOT SEND CASH IN THE MAIL. Subscriptions payments will be placed in an interest bearing segregated account at the Bank, and will earn interest at the Bank's passbook rate from the date of receipt to the completion or termination of the Conversion. Depositors who elect to pay by withdrawal will receive interest on their accounts until the completion or termination of the Conversion. Please see "Procedure for Purchasing Shares in the Subscription and Community Offerings" on page __ for more information.

Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT (IRA) AT THE BANK?

A. Although applicable regulations do not permit the purchase of Common Stock with your existing IRA at the Bank, you may, however, establish a "self-directed" trust account with an outside trustee in order to subscribe for Common Stock using your retirement funds. Please call our Conversion Center (1-800-____) to get more information about this option. Please understand that transfer of funds takes time, so please make arrangements as soon as possible.

Q:     HOW MUCH STOCK MAY I PURCHASE?

A: The minimum purchase is 25 shares (or $250). In general, each person with subscription rights may purchase up to 50,000 shares (or $500,000) in the Subscription Offering, subject to adjustment. Account holders, whether purchasing separately or together, with their affiliates or other persons acting in concert, may not in the aggregate exceed these purchase limitations.

       If we have a Community Offering and/or a Syndicated Community Offering, then each purchaser may purchase up to 50,000 shares (or $500,000) in that offering or offerings, subject to adjustment. Your purchases, through the Subscription Offering and Community Offering and/or Syndicated Community Offering, when added together, however, may not exceed 104,874 shares (or $1,048,743) at the maximum plus 15% of the Estimated Price Range.

Q:     CAN I PURCHASE STOCK ON BEHALF OF SOMEONE ELSE?

A: No. As an eligible participant in the Subscription Offering, you may not transfer your subscription rights. Before purchasing shares, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares by anyone known to us to be a party to such an agreement and we will pursue all legal remedies against any person who is a party to such an agreement.

Q:     WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL ORDERS?

A: You may not receive any or all of the shares you want to purchase. If there is an oversubscription, then our Common Stock will be offered according to the following priority basis: Eligible Account Holders, the ESOP and Supplemental Account Holders.

Q. WHAT IS THE CHARITABLE FOUNDATION THAT IS RECEIVING A CONTRIBUTION OF STOCK UPON COMPLETION OF THE CONVERSION?

A. Upon completion of the Conversion, we intend to transfer, for a nominal consideration, Common Stock equal to 8% of the number of shares of Common Stock sold in the Conversion to The Troy Savings Bank Community Foundation, a new charitable foundation that we will organize (Community Foundation). Thus, if we sell 6,740,500 (minimum), 7,930,000 (midpoint), 9,119,500 (maximum) or 10,487,425 (maximum plus 15%) shares of Common Stock in the Conversion, we intend to contribute 539,240, 634,400, 729,560 or 838,994 shares of Common Stock, respectively, to the Community Foundation. The contribution in connection with the Conversion is in addition to the Bank having recently established The Troy Savings Bank Charitable Foundation (Charitable Foundation). The Bank contributed $1.0 million in cash to the Charitable Foundation in fiscal 1998, and entered into a binding, irrevocable commitment to make a total of $4.0 million in additional scheduled payments to the Charitable Foundation. We will make the scheduled payments in fiscal years 1999, 2000 and 2001. The Bank has established The Troy Savings Bank Music Hall Foundation (Music Hall Foundation) and intends to contribute The Troy Savings Bank Music Hall, which is in the Bank's headquarters building in Troy, New York, to the Music Hall Foundation.

       The purpose of these charitable foundations is to continue the Bank's long standing commitment to its communities, and all three are dedicated to charitable purposes within our communities.

Q. WHAT IMPACT WILL THE CONTRIBUTION OF STOCK TO THE COMMUNITY FOUNDATION HAVE ON OUR STOCKHOLDERS' EQUITY AND EARNINGS?

A. Our intended contribution of 8% of the number of shares of Common Stock sold in the Conversion will impact our stockholders' equity and will have an adverse effect on our earnings in the period in which we make the contribution, which we expect to be the second quarter of fiscal 1999. The establishment of, and intended contribution of Common Stock to, the Community Foundation, however, was considered in FinPro, Inc.'s independent appraisal of the aggregate pro forma market value of our Common Stock. In addition, there are certain tax effects, regulatory considerations and other matters with respect to the Community Foundation.

Q. IF I PURCHASE SHARES IN THE CONVERSION, WILL MY INTERESTS BE DILUTED AS A RESULT OF THE COMMUNITY FOUNDATION?

A. Yes. Upon completion of the Conversion, the Community Foundation will receive an amount of newly issued shares of our Common Stock equal to 8% of the number of shares of our Common Stock sold in the Conversion. As a result, persons purchasing shares in the Conversion will have their ownership and voting interests diluted by 7.4%.

Q: WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A: There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus, including the Risk Factors on pages 1 through ___, before making your decision.

Q:     AFTER THE CONVERSION, WILL THE TROY SAVINGS BANK REMAIN A COMMUNITY BANK?

A: Yes. We will continue to operate the Bank as we did before the Conversion, but we will now have greater operational and expansion flexibility. In addition, many members of our communities will now be able to share in our future by purchasing our Common Stock and becoming an owner of their local financial services company. To ensure our long-term commitment to our communities, upon completion of the Conversion, we will have established three charitable foundations dedicated to charitable purposes within our local communities, including the Community Foundation to which we intend to contribute newly issued shares of Common Stock equal to 8% of the number of shares of Common Stock sold in the Conversion.

Q.     WILL THERE BE DIVIDENDS PAID ON OUR STOCK?

A. At this time, our Board of Directors has not made a decision as to the payment of dividends. Such decision will depend upon many factors, including earnings and capital.

Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at the Bank, our Common Stock will not be insured or guaranteed by the FDIC or any other government agency.

Q:     WILL I BE ABLE TO SELL STOCK AFTER I PURCHASE IT?

A: Unless you are one of our insiders or affiliates (such as an officer or director), the Common Stock will be freely transferable. We anticipate having our Common Stock quoted on the Nasdaq Stock Market National Market under the symbol "TROY." Please understand, however, that there can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid.

Q:     WHO WILL ASSIST WITH THE CONVERSION?

A: We have hired Sandler O'Neill & Partners, L.P., an investment banking firm, to consult with and advise us in connection with the Conversion. In addition, Sandler O'Neill has agreed to use its best efforts to assist us with the sale of our Common Stock, although Sandler O'Neill is not obligated to purchase any shares or to sell a certain amount. We will pay a fee to Sandler O'Neill which will be based on the total amount of Common Stock sold.

Q: WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE CONVERSION AND STOCK OFFERING?

A: In order to make an informed investment decision, you should read this entire prospectus, including the Risk Factors on pages 1 through ____. For answers to other questions or to obtain a copy of the complete Plan of Conversion, you may call us (1-800-____), Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., or write us at:

                             Troy Conversion Center

                                  ------------
                               Troy, New York ____

       Please note that the Troy Conversion Center will be closed for bank holidays. TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF _______, 1999 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO _____, 1999 OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO _____, 1999.

                                     SUMMARY

       This summary highlights selected information from this prospectus and does not contain all the information that you need to know before making an informed investment decision. To understand the Conversion fully, you should read this entire prospectus, including the consolidated financial statements and the related notes beginning on page F-1. References in this document to "we," "us," "our," and the "Company" refer to Troy Financial Corporation, and references to the "Bank" refer to The Troy Savings Bank. In certain instances where appropriate, "we," "us" or "our" refers to both Troy Financial Corporation and The Troy Savings Bank.

THE COMPANIES

                           TROY FINANCIAL CORPORATION
                                32 Second Street
                              Troy, New York 12180
                                 (518) 270-3133

       Troy Financial Corporation has not engaged in any significant business to date. The Company was established in December 1998 as a Delaware corporation to be the bank holding company for The Troy Savings Bank upon the Conversion. Please see pages __.

                              THE TROY SAVINGS BANK
                                32 Second Street
                              Troy, New York 12180
                                 (518) 270-3133

       The Troy Savings Bank is a community oriented mutual savings bank headquartered in Troy, New York. The Bank, which was chartered in 1823, provides full service business and retail banking, and trust and investment services to individuals, families and businesses throughout the six New York State Counties of Albany, Rensselaer (Troy), Saratoga, Schenectady, Warren and Washington. Since the mid-1980s, the Bank's strategy has been to provide a wide variety of financial products and services to attract a wide variety of customers. In addition to offering traditional banking products and services, the Bank and its subsidiaries offer trust, insurance, investment management and brokerage services in an effort to meet the financial needs of a broad spectrum of customers. At September 30, 1998, the Bank had total assets of $716.6 million, deposits of $578.2 million and equity of $71.0 million. Please see pages ____.

       The Bank also is recognized as home to the renowned Troy Savings Bank Music Hall, a 1,200 seat facility located on the upper floors of the Bank's headquarters. The Music Hall has been an integral part of the Troy community since it opened in 1875. The Bank has a history, which it is committed to preserve, of ensuring that the Music Hall is available to its patrons and the community, thereby fulfilling the purpose designated by its founders.

THE CONVERSION

       The Bank's Board of Trustees has adopted the Plan of Conversion by which the Bank will convert from a mutual to a stock form savings bank. At the same time, the Bank will issue all of its capital stock to us, and we will then offer and sell our Common Stock to certain depositors of the Bank, and, if enough stock is available, to the ESOP and members of the public in accordance with the Plan of Conversion. We believe that the Conversion offers a number of advantages. The Conversion will allow us to access the capital markets in order to raise additional capital as needed. The bank holding company and corporate stock form of organization will enable us to compete more effectively with other financial service providers, and will facilitate our establishment or acquisition of a commercial bank and trust company that can accept municipal deposits to complement the Bank's municipal investment activities. The newly raised capital may also be used to increase our presence in the communities in which we serve and attract new customers through expanded operations, acquisitions of other financial institutions or branches and diversification of operations. Other than as discussed in this prospectus regarding our business, there are no current arrangements, understandings or agreements regarding any such opportunities. Please see pages ____.

THE TROY SAVINGS BANK COMMUNITY FOUNDATION

       An important feature of the Conversion involves the contribution of newly issued shares of Common Stock to the Community Foundation. Immediately after the Conversion, we intend to incorporate the Community Foundation under Delaware law as a non-stock corporation. The Community Foundation will be operated by the Bank's directors and will be dedicated to charitable purposes within our local communities. The contribution of Common Stock to the Community Foundation as part of the Conversion is intended to allow our local communities to share in our potential growth and any profitability over the long-term. The contribution, which is expected to occur immediately following the Conversion, will be newly issued shares of Common Stock in an amount equal to 8% of the number of shares of Common Stock sold in the Conversion (539,240, 634,400, 729,560 or 838,994 shares at the minimum, midpoint, maximum and maximum plus 15%, respectively, of the Estimated Price Range). Such contribution, once made, will not be recoverable by us or the Bank. Assuming the sale of shares of Common Stock at the maximum of the Estimated Price Range and the contribution of 729,560 shares to the Community Foundation, we will have 9,849,060 shares issued and outstanding, of which the Community Foundation will own 729,560 shares, or 7.4% of our Common Stock. DUE TO THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE COMMUNITY FOUNDATION IMMEDIATELY FOLLOWING THE CONVERSION, PURCHASERS OF COMMON STOCK IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS DILUTED BY 7.4%.

       In connection with our contribution of Common Stock to the Community Foundation, we will record an expense equal to the value of the contribution during the quarter in which it is made, which we expect to be the second quarter of fiscal 1999. In fiscal 1999, in addition to our intended contribution of Common Stock to the Community Foundation, we also intend to contribute the Music Hall to the Music Hall Foundation (we estimate the pre-tax cost of this contribution will be $300,000). These contribution expenses are expected to be partially offset by a tax benefit related to the contributions. Under the Internal Revenue Code (IRC), there is an annual charitable deduction limitation of 10% of our annual (pre-contribution) taxable income. The non-deductible part of our contribution expense, however, may be carried forward for five years, subject to the annual 10% limitation. To the extent that our charitable deductions exceed this 10% deduction limitation, based on estimated future taxable income, we would not be able to recognize the full tax benefit associated with our contributions. Given the levels of past and anticipated contributions and estimates of our future taxable income, we do not expect to recognize the entire tax benefit associated with our contributions of Common Stock to the Community Foundation and the Music Hall to the Music Hall Foundation.

       At this time, we estimate the tax benefit of the contribution of Common Stock to the Community Foundation to be between approximately $1.1 million (assuming contribution of 634,400 shares at the midpoint of the Estimate Price Range, a $10.00 per share price and a combined tax rate of 35%) and $1.2 million (assuming contribution of 838,994 shares at the maximum plus 15% of the Estimated Price Range, a $10.00 per share price and a combined tax rate of 35%). If we were able to realize the entire tax benefit on this contribution, then, under the same assumptions, such tax benefit would range between $2.2 million and $2.5 million. Although it presently appears that we may not be able to realize the full tax benefit associated with our contributions to our three charitable foundations, we believe that the contemplated contributions are justified given the Bank's capital position and its earnings, the substantial capital being raised in the Conversion and the potential benefits of the contributions to our communities. Please see pages ____.

       In fiscal 1998, the Bank established and contributed to the Charitable Foundation $1.0 million in cash and entered into a binding, irrevocable commitment to make a total of $4.0 million in scheduled payments to the Charitable Foundation. The scheduled payments will occur in each of fiscal years 1999, 2000 and 2001. In connection with the Bank's cash contribution and future binding commitment, the Bank recorded a contribution expense of $4.5 million, which represents the $1.0 million cash contributed and the present value of the $4.0 million in future scheduled contributions. In fiscal 1998, the Bank recognized the entire tax benefit associated with this contribution expense. Notwithstanding the tax benefit, the contribution expense contributed significantly to the Bank's fiscal 1998 net loss of $878,000. If this contribution expense had not been incurred in fiscal 1998, the Bank's net income would have been approximately $1.8 million.

THE STOCK OFFERING

       We are selling between 6,740,500 and 9,119,500 shares of Common Stock at a price of $10.00 per share. Prior to completion of the Conversion, if the appraised market value of the Common Stock changes due to market or financial conditions, then, without notice to you, we may be required to offer up to an additional 15% above the maximum number of shares or 10,487,425 shares. Please see pages ____.

STOCK PURCHASES

       We will offer the Common Stock on the basis of priorities set forth in the Bank's Plan of Conversion. Both the Bank's depositors who had qualifying accounts with the Bank on predetermined dates and the ESOP will receive non-transferable subscription rights to purchase shares of Common Stock in the Subscription Offering. We will sell any remaining shares to the general public in a Community Offering and/or a Syndicated Community Offering. Sandler O'Neill will assist us on a best efforts basis with the sale of the Common Stock, but is under no obligation to purchase or sell any Common Stock. Please see pages
_____.

SUBSCRIPTION RIGHTS

       You may not sell or assign your subscription rights, and any transfer of subscription rights is prohibited by law. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. Please see pages ____.

THE OFFERING RANGE AND DETERMINATION OF THE PRICE PER SHARE

       The offering range is based on an independent appraisal of the pro forma market value of our Common Stock. FinPro, Inc., an independent appraisal firm experienced in appraisals of savings banks, performed the appraisal, and has estimated that, in its opinion, at December 10, 1998, the aggregate pro forma market value (Estimated Price Range) of our Common Stock ranged between $67,405,000 and $91,195,000 (with a midpoint of $79,300,000). This translates to between 6,740,500 and 9,119,500 shares, assuming an offering price of $10.00 per share. The pro forma market value of our Common Stock is our market value after taking into account the sale of the Common Stock in the Conversion. The appraisal was based in part upon the Bank's financial condition and operations and the effect of the additional capital raised by the sale of Common Stock. The $10.00 price per share was determined by our Board of Trustees. If the pro forma market value of the Common Stock changes to either below $67,405,000 or above $104,874,250, we will notify you and provide you with the opportunity to modify or cancel your order. Please see pages _____.

TERMINATION OF THE OFFERING

       The Subscription Offering will terminate at ____ p.m., New York time, on _____, 1999. The Community Offering and/or Syndicated Community Offering, if any, may terminate at any time without notice, but no later than _____, 1999, without approval by the New York Superintendent and the FDIC. Please see pages ____.

BENEFITS TO MANAGEMENT FROM THE CONVERSION

       The Bank's Board of Trustees has determined that the benefit plans described below would provide a means by which we could retain and attract high caliber executive officers and employees, maintain their attention and loyalty in change of control situations and align their interests with those of our stockholders. Because the Board of Trustees has concluded that the cost of establishing and maintaining these benefit plans would be justified by these benefits, we intend to adopt the following benefit plans:

       LONG-TERM EQUITY COMPENSATION PLAN. Following the Conversion, we intend to adopt an Equity Compensation Plan, subject to stockholder approval. The Equity Compensation Plan will consist of a stock option plan and a management recognition plan (MRP) that will provide for grants of options and shares of restricted stock, respectively, to directors, officers, employees and independent contractors. We anticipate that a number of shares equal to 10% of the Common Stock to be issued in the Conversion, including the shares contributed to the Community Foundation, would be reserved for issuance under stock options that we will grant under the Equity Compensation Plan. The Bank expects to create a trust that will hold, in the aggregate, up to 4% of the shares of Common Stock to be issued in the Conversion, including the shares contributed to the Community Foundation. We intend to make grants of restricted stock from the shares that are held by the Trust. We have not determined the specific terms of the Equity Compensation Plan (including the MRP), how the MRP will be funded or the amount of awards we will make, all of which would be subject to applicable regulations.

       EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). We have established the ESOP for the benefit of eligible employees and officers. The ESOP intends to subscribe for up to 8% of the Common Stock to be issued in the Conversion, including the shares contributed to the Community Foundation, and to finance its subscription with funds borrowed from us for a period of 10-15 years at an interest rate of ___% per annum. If the ESOP is not able to purchase shares of Common Stock in the Conversion by reason of oversubscription, the ESOP will purchase such shares in the open market. Subject to receipt of any necessary regulatory approvals or opinions, we intend to make cash contributions to the ESOP as required to service the ESOP's debt. The ESOP's Common Stock will be distributed to eligible employees as the loan is repaid.

       SUPPLEMENTAL RETIREMENT AND BENEFIT RESTORATION PLAN (SUPPLEMENTAL PLAN). We intend to implement a non-tax qualified Supplemental Plan to provide additional retirement benefits to certain executive officers and/or highly compensated employees after the Conversion. The Supplemental Plan will provide these participants with additional retirement benefits that we cannot provide under our other tax-qualified retirement plans because of limitations in effect under the IRC.

       EMPLOYMENT AGREEMENTS, EMPLOYMENT PROTECTION AGREEMENTS AND EMPLOYEE SEVERANCE COMPENSATION PLANS. We intend to enter into employment agreements with three executive officers and employment protection agreements with additional officers of the Bank that will provide for, among other things, certain cash payments to be made, and certain benefits to be continued, upon their termination of employment in certain circumstances and upon a change of control situation. Based on compensation and benefit costs as of September 30, 1998, cash payments to be made as a result of a change of control and subsequent termination of employment would be approximately $7.1 million under the employment agreements and employment protection agreements. The actual amounts to be paid under such circumstances cannot be estimated at this time because the actual amount is based on the compensation and benefit costs applicable to individual officers and employees and other factors existing at the time of the change of control, which cannot be estimated at this time. Such figures do not include any estimate as to amounts that may be payable on account of the Equity Compensation Plan because no options or shares have been allocated under such plan. These agreements may increase the cost of acquiring us, thereby discouraging future takeover attempts. The Company also intends to establish an employee compensation severance plan which will provide eligible employees with severance pay benefits in the event of termination of employment after a change of control.

       OTHER CHANGE OF CONTROL PROVISIONS. Certain provisions of the ESOP, the Supplemental Plan and the Equity Compensation Plan may provide for cash payments and/or accelerated vesting upon a change of control and subsequent termination of employment. These provisions may increase the cost of, or discourage, an acquisition of us and may reduce the amount that stockholders might otherwise receive for their shares.

VOTING CONTROL OF EXECUTIVE OFFICERS AND TRUSTEES

       The Bank's executive officers and trustees and their affiliates propose to purchase Common Stock in the Conversion in an aggregate amount equal to $4,060,000 or 4.45% (based on the maximum of the Estimated Price Range) of the shares to be sold in the Conversion. These proposed purchases and the potential acquisitions of Common Stock through the ESOP and the Equity Compensation Plan could result in management having voting control of approximately ___% of the Common Stock on a diluted basis at the maximum plus 15% of the Estimated Price Range, including the shares contributed to the Community Foundation (or __% if the FDIC and New York Superintendent were to waive the Community Foundation's voting restrictions). Please see page __.

USE OF THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

       We estimate the net proceeds (after deduction of expenses) from the sale of Common Stock to be between $65.6 million and $89.2 million depending upon the number of shares sold. If the Estimated Price Range is increased by 15%, then we estimate the net proceeds (after deduction of expenses) to be $102.7 million. We will use approximately 50% of the net proceeds to purchase all of the capital stock of the Bank as part of the Conversion. We intend to use a portion of the remainder of those net proceeds to fund a loan to the ESOP to enable it to purchase 8% of the Common Stock issued in the Conversion, including the shares contributed to the Community Foundation. We will invest the remaining net proceeds in short-term securities and deposit accounts, and otherwise use the net proceeds for general corporate purposes. In that regard, we plan to establish or acquire a commercial bank and trust company that can accept municipal deposits to complement the Bank's municipal investment activities. We also may consider acquisitions of other financial services firms and/or branch offices, although at this time, we do not have any current arrangements, understandings or agreements regarding any such transactions.

       The Bank will use the funds it receives from us in exchange for all of its capital stock for the operation of its business, such as making loans and purchasing securities. The additional funds in the Bank will also count as regulatory capital and therefore will support future growth of the Bank's total assets. Please see pages _____.

DIVIDENDS

       Following the Conversion, our Board of Directors will have the authority to declare dividends on the Common Stock, although such authority is subject to both certain legal requirements and the availability of funds. At this time, we have not made a decision as to the payment of dividends. Such decision will depend upon many factors, including earnings and capital. Please see pages ____.

MARKET FOR THE COMMON STOCK

       We are a new company, having been formed in December 1998, and therefore have never issued capital stock. Consequently, there is no existing market for the Common Stock. We, however, anticipate having the Common Stock quoted on the Nasdaq Stock Market National Market under the symbol "TROY." Please see pages ____.

IMPORTANT RISKS IN PURCHASING AND OWNING THE COMMON STOCK

       Before you decide to purchase any Common Stock, you should read the entire prospectus, including the Risk Factors on pages 1 through ___. OUR COMMON STOCK IS NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

       The following summary financial and other information about the Bank is derived from the Bank's audited consolidated financial statements for each of the five fiscal years ending September 30, 1998, 1997, 1996, 1995 and 1994. Because this information is only a summary, you should read it in conjunction with the Bank's consolidated financial statements and related notes beginning on page F-1, and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page ___.

                                                                                      AT SEPTEMBER 30,
                                                            ---------------------------------------------------------------------
                                                              1998           1997           1996           1995           1994
                                                            ---------      ---------      ---------      ---------      ---------
                                                                                       (IN THOUSANDS)
SELECTED FINANCIAL DATA
-----------------------
Total assets .........................................      $ 716,649      $ 662,448      $ 657,524      $ 629,652      $ 607,259
Loans receivable, net ................................        457,321        468,160        451,822        408,615        381,828
Securities available for sale (fair value):
   U.S. Government Securities and
      Agency obligations .............................        117,220         57,620         81,053         32,575         64,115
   Obligations of states and political
      subdivisions ...................................         51,681         20,833          1,548            862            220
   Mortgage-backed securities ........................          3,744          4,653          5,374          4,727          4,842
   Corporate debt securities .........................         16,984         27,168         53,959            --             --
   Mutual funds and marketable
      equity securities ..............................          4,822          3,971          3,704          3,496          3,251
   Non-marketable equity securities ..................          3,307          3,307          3,279          3,065          2,907
Securities held to maturity
   (amortized cost) ..................................          3,483          4,000          4,515        102,096         93,519
Deposits .............................................        578,202        572,397        564,606        552,462        535,903
Borrowings ...........................................         47,464          4,728          9,899            842          1,581
Total equity .........................................         71,029         71,542         67,408         62,782         55,426

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                             -----------------------------------------------------------------------
                                                               1998            1997           1996            1995            1994
                                                             --------        --------       --------        --------        --------
                                                                                         (IN THOUSANDS)
SUMMARY OF OPERATIONS
---------------------
Interest and dividend income .........................       $ 48,030        $ 48,287       $ 46,862        $ 44,578        $ 39,129
Interest expense .....................................         24,193          23,351         23,017          20,883          17,591
                                                             --------        --------       --------        --------        --------
   Net interest income ...............................         23,837          24,936         23,845          23,695          21,538
Provision for loan losses ............................          4,050           3,900            928             965           1,930
                                                             --------        --------       --------        --------        --------
   Net interest income after provision
      for loan losses ................................         19,787          21,036         22,917          22,730          19,608

Operating income:
   Service charges on deposits .......................            858             822            802             809             787
   Loan servicing fees ...............................            432             460            443             430             441
   Trust income ......................................            459             362            293             234             106
   Net gains from securities
      sales or calls .................................              8               4              1              34             136
   Net gains (losses) from mortgage
      loan sales .....................................             76              14            (14)             18             172
   Other income ......................................            719           1,075          1,340             784             998
                                                             --------        --------       --------        --------        --------
      Total other operating income ...................          2,552           2,737          2,865           2,309           2,640

Other operating expenses:
   Compensation and employee
      benefits .......................................         10,218           9,573          9,009           7,596           6,984
   Occupancy .........................................          2,101           2,089          1,956           1,519           1,317
   Furniture, fixtures, and equipment ................          1,080             901            961             884             523
   Computer charges ..................................          1,424           1,322          1,248           1,221           1,208
   Professional, legal, and other fees ...............            924             726            658             670             605
   OREO expense (income) .............................          1,087             380            499          (1,343)            528
   Printing, postage and telephone ...................            614             559            543             521             438
   Contribution expense ..............................          4,759             102            479              90              89
   Other expenses ....................................          2,884           2,887          2,845           3,918           3,122
                                                             --------        --------       --------        --------        --------
      Total other operating expenses .................         25,091          18,539         18,198          15,076          14,814
   Income (loss) before income tax
      (benefit) expense ..............................         (2,752)          5,234          7,584           9,963           7,434
Income tax (benefit) expense .........................         (1,874)          1,576          2,506           2,895           3,335
                                                             --------        --------       --------        --------        --------
Net income (loss) ....................................       $   (878)(1)    $  3,658       $  5,078        $  7,068        $  4,099
                                                             ========        ========       ========        ========        ========

                                                                              AT OR FOR THE YEAR ENDING SEPTEMBER 30,
                                                               ---------------------------------------------------------------------
                                                                 1998            1997           1996           1995           1994
                                                               --------        --------       --------       --------       --------
SELECTED FINANCIAL RATIOS AND
-----------------------------
  OTHER DATA
  ----------
PERFORMANCE RATIOS:
  Return (loss) on average assets ...................            (0.13)%(2)       0.55%          0.79%          1.15%          0.69%
  Return (loss) on average equity ...................            (1.20) (2)       5.22           7.84          11.97           7.63
  Average equity to average
     total assets ...................................            10.80           10.57          10.05           9.56           9.02
  Equity to total assets ............................             9.91           10.80          10.25           9.97           9.13
  Average interest earning assets
     to average interest bearing
     liabilities ....................................           113.96          112.29         110.80         110.12         109.24
  Net interest rate spread (3) ......................             3.32            3.50           3.49           3.65           3.47
  Net interest rate margin (4) ......................             3.84            3.96           3.90           4.01           3.75
  Efficiency ratio (5) ..............................            87.44  (2)      65.48          66.27          63.22          59.42
  Operating expenses to average
     assets ratio ...................................             3.54  (2)       2.74           2.75           2.66           2.40

ASSET QUALITY RATIOS:
  Nonperforming loans to total
     loans ..........................................             2.50            1.84           2.74           2.85           3.18
  Nonperforming assets to total
     assets .........................................             1.89            1.72           2.28           2.22           2.80
  Allowance for loan losses to total
     loans ..........................................             1.77            1.35           0.94           1.04           1.09
  Allowance for loan losses to
     non-performing loans ...........................            70.91           73.77          34.49          36.54          34.16

REGULATORY CAPITAL RATIOS:
  Leverage capital ..................................             9.89           10.64          10.20           9.83           9.04
  Tier I risk-based capital .........................            14.02           15.01          14.48          15.21          15.15
  Risk-based capital ................................            15.27           16.37          15.41          16.27          16.30

OTHER DATA:
  Full-service banking offices ......................               14              13             13             13             11
  Number of deposit accounts ........................           70,057          70,185         71,458         72,531         68,649

-----------------------
(1) In fiscal 1998, the Bank recorded a pre-tax contribution expense of $4.5 million ($2.7 million on an after-tax basis) based upon a $1.0 million cash contribution and $4.0 million binding, irrevocable commitment to the Charitable Foundation. If this expense had not been incurred, the Bank's net income would have been approximately $1.8 million, instead of a net loss of $878,000.

(2) During fiscal 1998, the Bank contributed to the Charitable Foundation $1.0 million in cash and entered into a binding, irrevocable commitment to make a total of $4.0 million in scheduled payments to the Charitable Foundation. The scheduled payments will occur in each of fiscal years 1999, 2000 and 2001. In connection with the cash contribution and binding, irrevocable commitment, the Bank incurred a contribution expense of $4.5 million ($2.7 million on an after tax basis). See "Summary-- The Troy Savings Bank Community Foundation." Excluding the $4.5 million contribution expense, the Bank would have had the following performance ratios for the fiscal year ended September 30, 1998:

       Return on average assets........................    .27%
       Return on average equity........................   2.49
       Efficiency ratio................................  71.22
       Operating expenses to
         average assets ratio..........................   2.88

(3) Net interest rate spread represents the difference between the tax effected yield on average interest earning assets and the rate on average interest bearing liabilities.

(4) Net interest rate margin represents the tax effected net interest income as a percentage of average interest earning assets.

(5) The efficiency ratio represents operating expenses less OREO expense, divided by recurring revenues, such as net interest income (on a tax effected basis) and non-interest income, excluding gains and losses on securities.

                                  RISK FACTORS

       An investment in our Common Stock involves certain risks. To understand these risks and to evaluate an investment in our Common Stock, you should read this entire prospectus, including the following risk factors.

EARNINGS

       As a new company without any significant business to date, we have not yet had any earnings. The Bank, however, had an $878,000 net loss for fiscal 1998. For fiscal years 1997 and 1996, the Bank had net income of $3.7 million and $5.1 million, respectively. The Bank's earnings in fiscal 1998 were adversely affected by a contribution expense of $4.5 million related to the Charitable Foundation. In fiscal 1999, we intend also to have additional contribution expenses related to the contributions of Common Stock and the Music Hall to the Community Foundation and Music Hall Foundation, respectively.

       The Bank's earnings in 1998 and 1997 also were adversely affected by an increase in its provisions for loan losses. The Bank's provisions for loan losses in fiscal years 1998 and 1997 were $4.1 million and $3.9 million, respectively, as compared to $928,000 for fiscal 1996. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Results of Operations" beginning on page ____. As a result of the trends in the Bank's loan portfolio, including the current level of nonperforming loans and net charge-offs, as well as consideration of the general economic trends in the Bank's market area, we anticipate that the provision for loan losses will continue in the current range through at least fiscal 1999, although there can be no assurance that the Bank's loan losses will not exceed its allowance for loan losses or that its provisions will not increase in future periods.

       The Bank's earnings are dependent largely on its net interest income, which is the difference between the amount that the Bank receives from its interest earning assets and the amount the Bank pays out on its interest bearing liabilities. For fiscal years 1998, 1997 and 1996, the Bank had net interest income (on a tax effected basis) of $24.9 million, $25.0 million and $23.8 million, respectively. This reflects an interest rate margin (on a tax effected basis) of 3.84%, 3.96% and 3.90% for fiscal years 1998, 1997 and 1996, respectively. There can be no assurance, however, that the Bank will be able to maintain similar positive interest rate margins or that its interest rate margins will not decrease in the future.

       The Bank's earnings are also affected by its non-interest income and non-interest expenses. For fiscal years 1998, 1997 and 1996, the Bank's non-interest income was at $2.6 million, $2.7 million and $2.9 million, respectively. In the future, the Bank expects to focus on increasing its non-interest income through the generation of fee, trust and other non-interest income, but there can be no assurance that the Bank will be able to do so or that its non-interest income will not decrease in the future. The Bank's non-interest expenses increased from $18.5 million in fiscal 1997 to $25.1 million in fiscal 1998. This increase was attributable primarily to an increase of $4.7 million in contribution expense ($4.5 million of which was related to the Bank's cash contribution and binding, irrevocable commitment to the Charitable Foundation), an increase of $707,000 in other real estate owned expense and an increase of $645,000 in compensation and employee benefits expense.

       Although the Bank intends to increase its asset size by leveraging its capital through deposit growth and borrowings, and investing in additional interest earning assets, there can be no assurances that the Bank will be able to increase its source of funds significantly through deposits and borrowings at favorable rates, or to increase its interest earning assets through loan originations, purchases of securities or otherwise at a yield which represents a positive spread over its cost of funds. Furthermore, there can be no assurance that the Bank's operating expenses will not increase at a rate corresponding to the Bank's growth in interest earning assets. In addition to customary annual costs such as compensation and benefits, we anticipate additional expenses related to our status as a public stock company. See "-- Potential Increased Compensation Expense After the Conversion," "Management's Discussion and Analysis of Financial Condition and Results of

Operations," beginning on page __, and the Bank's Consolidated Financial Statements beginning on page F-1.

POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION; UNCERTAINTY AS TO FUTURE GROWTH OPPORTUNITIES

       At September 30, 1998, the Bank's ratio of equity to assets was 9.91%. Our equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of September 30, 1998, assuming the net proceeds from the sale of Common Stock at the maximum, and maximum plus 15%, of the Estimated Price Range, our ratio of equity to assets would be 13.85% and 14.42%, respectively. Our ability to leverage this capital will be significantly affected by industry competition for loans and deposits. We currently anticipate that it will take time to deploy such capital prudently. As a result, our return on equity is expected to be below the industry average after the Conversion and until we can so deploy our capital.

POTENTIAL INCREASED COMPENSATION EXPENSE AFTER THE CONVERSION

       All employers are required to record compensation expense in an amount equal to the average fair value of shares committed to be released to employees from an employee stock ownership plan. Therefore, if the shares of Common Stock appreciate in value over time, then our compensation expense with respect to the ESOP will increase over the cost of shares of Common Stock acquired by the ESOP. At this time, it is impossible to determine the extent of such impact on future earnings. See "Pro Forma Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Accounting Pronouncements." In addition, after consummation of the Conversion, we intend to implement, subject to stockholder approval (which approval cannot be obtained earlier than six months subsequent to the Conversion), the MRP. Upon implementation of the MRP, the award of shares of Common Stock from the MRP will result in significant additional compensation expense. See "Pro Forma Data" and "Management -- Benefits -- Management Recognition Plan."

INTEREST RATE SENSITIVITY

       In the future, our earnings will depend, to a large extent, on the level of our net interest income, which is the difference between interest income from interest earning assets (such as loans, securities available for sale and securities held to maturity) and interest expense on interest bearing liabilities (such as deposits and borrowings). If interest rate changes cause the Bank's cost of funds to increase faster than the yield of the Bank's interest earning assets, then our net interest income would be reduced. Generally, during extended periods when short term and long term interest rates are relatively close (i.e. a flat yield curve), net interest margins could become smaller, thereby reducing net interest income. At September 30, 1998, the Bank's one-year interest rate sensitivity "gap" (the amount by which its interest sensitive assets in a given period exceed its interest sensitive liabilities for the same period, stated as a percentage of total assets) was 5.26%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."

       The Bank's interest rate risk management program (i) evaluates the interest rate risk of balance sheet accounts, (ii) determines the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives and (iii) seeks to manage the risk consistent with the Bank's guidelines which have been approved by its Board of Directors. In recent years, the Bank has primarily utilized the following strategies to manage interest rate risk: (i) emphasizing the origination of adjustable rate loans, primarily commercial real estate loans, as well as commercial business loans and consumer loans; (ii) selling substantially all of its fixed rate residential mortgage loans in the secondary market; (iii) utilizing Federal Home Loan Bank ("FHLB") advances to better structure the maturities of its interest rate sensitive liabilities; and (iv) investing in short-term securities which generally bear lower yields, compared to longer-term investments, but which better position the Bank for increases in interest rates. The Bank's Asset/Liability Management Committee ("ALCO") is responsible for reviewing the

Bank's asset/liability policies and interest rate risk position. The Bank's ALCO, which is chaired by the Bank's chief financial officer, and includes the Bank's President, Trust and Investment Officer and other members of the Bank's senior management team, meets at least monthly and reports trends and interest rate risk position to the Bank's Board of Directors on a quarterly basis. The Bank, of course, cannot predict the future movement of interest rates, and such movement could have an adverse impact on the Bank's consolidated financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk" beginning on page ____.

LENDING RISKS

       The Bank's loan originations include primarily residential and commercial real estate, commercial business and consumer loans. All loans involve some risk that the borrower will fail to repay the balance or that the value of the collateral securing the loan will not be sufficient to cover the loan balance and related collection expenses. Moreover, each loan type involves certain risks inherent in the nature of the specific loan type. For example, residential real estate and consumer loans involve risk because changes in borrowers' incomes and employment status' after funding of the loans may impact their abilities to repay the loans. Likewise, commercial real estate loans involve risk because repayment of such loans is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Commercial business loans involve risk because repayment of such loans is dependent in substantial part on the success of the commercial business.

       General economic conditions, monetary policies of the federal government, legislative tax policies, governmental budget matters and other events, including environmental factors, beyond the Bank's or borrowers' control may affect interest rates and market conditions which in turn may affect prepayment and default rates, the demand for new loans and the underlying values and cash flows of any collateral, especially real estate, securing the Bank's loans. In addition, our net interest income may be affected by our increased interest rate sensitivity that is caused by the Bank's loans being tied to the prime rate. Furthermore, an economic recession over a prolonged period of time in the Bank's market area would likely cause significant increases in non-performing assets, thereby causing operating losses, impairing liquidity and eroding capital. See "Business of The Troy Savings Bank --Lending Activities" beginning on page ___.

YEAR 2000 READINESS DISCLOSURE STATEMENT

       The "Year 2000" issue is the result of computer programs and equipment which depend on "embedded chip" technology and software using two digits rather than four digits to define the applicable year. For dates on or after January 1, 2000, software and hardware, including embedded processors may not be able to recognize or process dates correctly. This could result in system failures or miscalculations causing disruption of operations, including, among other things, system or equipment shutdowns, malfunctions or a temporary inability to process transactions or engage in normal business activities. In order to address the Bank's particular Year 2000 issues, the Bank commenced a Year 2000 remediation and compliance program (the "Y2K Project") which is managed by a project group consisting of representatives from all business units and functional departments within the Bank.

       The Bank's Y2K Project is focused on testing and certifying Year 2000 compliant systems, and on obtaining Year 2000 readiness assurances from key servicers, vendors, and significant credit customers. In the event that either the Bank or its key servicers, vendors or significant credit customers are not Year 2000 ready, then the Bank is prepared to utilize its contingency plans which will include, among other things, operating certain core banking systems off-site, all of which have already been tested and certified to be Year 2000 compliant. Failure of any of the Bank's critical systems, significant credit customers, key servicers, or the public infrastructure may cause the Bank to suffer serious consequences including, but not limited to, the inability of the Bank to do normal business and service its customers. Despite the Bank's efforts with respect to Year 2000 readiness, including its Y2K Project, there can be no assurance that partial or total systems or business interruptions or the associated costs would not have a material adverse effect upon the Bank's business, consolidated financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance," beginning on page ____.

CONTRIBUTION TO THE COMMUNITY FOUNDATION

       An important feature of the Conversion involves the contribution of newly issued shares of Common Stock to the Community Foundation. In connection with the Conversion, we intend to incorporate the Community Foundation under Delaware law as a non-stock corporation. The Community Foundation will be operated by the Bank's directors and will be dedicated to charitable purposes within our local communities. The contribution of Common Stock to the Community Foundation as part of the Conversion is intended to allow our local communities to share in our potential growth and any profitability over the long-term. The contribution, which is expected to occur immediately following the Conversion, will be newly issued shares of Common Stock in an amount equal to 8% of the number of shares of Common Stock sold in the Conversion (539,240, 634,400, 729,560 or 838,994 shares at the minimum, midpoint, maximum and maximum plus 15%, respectively, of the Estimated Price Range). Such contribution, once made, will not be recoverable by us or the Bank.

       DILUTION OF STOCKHOLDERS' INTERESTS. Assuming the sale of shares at the midpoint of the Estimated Price Range and the contribution of 634,400 shares to the Community Foundation, we will have 8,564,400 shares issued and outstanding, of which the Community Foundation will own 634,400 shares, or 7.4% of our Common Stock. Due to the issuance of shares of Common Stock to the Community Foundation immediately following the Conversion, purchasers of Common Stock in the Conversion will have their ownership and voting interests diluted by 7.4%.

       COMPARISON OF VALUATION ASSUMING THE COMMUNITY FOUNDATION IS NOT ESTABLISHED. Based on the estimated pro forma market value of our Common Stock (including the establishment of, and contribution of Common Stock to, the Community Foundation) provided by FinPro, Inc., the amount of Common Stock we are offering for sale in the Conversion, at the maximum plus 15% of the Estimated Price Range, is approximately $17.5 million less than the estimated amount of Common Stock that we would have offered in the Conversion without the Community Foundation. Accordingly, in the event of an oversubscription, certain account holders of the Bank who subscribe for Common Stock in the Subscription Offering will receive fewer shares depending on the size of the account holder's order, the amount of the account holder's qualifying deposits at the Bank and the overall level of subscriptions than they would have received had the Company not established and contributed Common Stock to the Community Foundation. FinPro, Inc.'s estimate was prepared solely for purposes of providing Eligible Account Holders, Supplemental Eligible Account Holders and other subscribers with information with which to make an informed decision on the Conversion. The decrease in the amount of Common Stock that we are offering as a result of the contribution of Common Stock to the Community Foundation will not have a significant effect on the Bank's or our capital position.

       POTENTIAL ANTI-TAKEOVER EFFECT. Upon completion of the Conversion, the Community Foundation will own 7.4% of the total number of shares of our outstanding Common Stock. In connection with our intended establishment of the Community Foundation in fiscal 1999, the FDIC and the New York Superintendent have imposed the condition, which will be agreed to by the Community Foundation, that the shares of Common Stock held by the Community Foundation must be voted in the same proportion as all other shares of Common Stock on all proposals considered by our stockholders. This voting requirement will be waived if it would jeopardize the Community Foundation's tax-exempt status or result in a prohibited transaction. If this condition is waived in the future, the Community Foundation's Board of Directors, which is comprised of individuals who are directors of the Bank, would exercise sole voting power over such shares. As a result, if the Community Foundation's Board of Directors determines to vote the shares of Common Stock held by the Community Foundation in favor of proposals supported by our Board of Directors, it may increase the control of management. However, if the Community Foundation sells its shares of Common Stock in the future, its ownership interest and voting power in us may decrease.

       IMPACT ON EARNINGS AND TAX CONSIDERATIONS. Our contribution of Common Stock to the Community Foundation will also adversely impact our reported earnings in the quarter and fiscal year in which the contribution is made, which we expect to be the second quarter of fiscal 1999. This contribution expense is expected to be partially reduced by a tax benefit related to the contribution. Under the IRC, there is an annual charitable deduction limitation of 10% of our annual (pre-contribution) taxable income. The non-deductible part of our contribution expense, however, may be carried forward for five years, subject to the annual 10% limitation. To the extent that our charitable deductions exceed this 10% deduction limitation, based on estimated future taxable income, we would not be able to recognize the full tax benefit associated with our contributions. Given the levels of past and anticipated contributions (including the contribution of Music Hall to the Music Hall Foundation) and estimates of our future taxable income, we do not expect to recognize the entire tax benefit associated with our contribution of Common Stock to the Community Foundation.

       In fiscal 1998, the Bank established and contributed to the Charitable Foundation $1.0 million in cash and entered into a binding, irrevocable commitment to make a total of $4.0 million in scheduled payments to the Charitable Foundation. The scheduled payments will occur in each of fiscal years 1999, 2000 and 2001. In connection with the Bank's cash contribution and future binding commitment, the Bank recorded a contribution expense of $4.5 million, which represents the $1.0 million cash contributed and the present value of the $4.0 million in future scheduled contributions. In fiscal 1998, the Bank recognized the entire tax benefit associated with this contribution expense. Notwithstanding the tax benefit, the contribution expense contributed significantly to the Bank's fiscal 1998 net loss of $878,000. If this contribution expense had not been incurred in fiscal 1998, the Bank's net income would have been approximately $1.8 million.

       At this time, we estimate the tax benefit of the contributions of Common Stock to the Community Foundation and the Music Hall to the Music Hall Foundation to be between approximately $1.2 million (assuming contribution of 634,400 shares at the midpoint of the Estimate Price Range, a $10.00 per share price and a combined tax rate of 35%) and $1.3 million (assuming contribution of 838,994 shares at the maximum plus 15% of the Estimated Price Range, a $10.00 per share price and a combined tax rate of 35%). If we were able to realize the entire tax benefit on these contributions, then, under the same assumptions, such tax benefit would range between $2.2 million and $2.5 million. In addition, there can be no assurance that the Internal Revenue Service ("IRS") will determine that the Charitable Foundation, the Community Foundation and the Music Hall Foundation are tax-exempt charities under Section 501(c)(3) of the IRC. If one or more of the foundations fails to qualify, we may not be able to deduct some or all of our contributions, and our results of operations will be adversely impacted.

COMPETITION

       We face significant competition in the Bank's primary market area both in attracting deposits and in originating loans. The Bank's six county market area is a highly competitive market. The Bank's deposits represent 3.74% of the total deposits in its market area. We also face direct competition from a significant number of financial institutions operating in the market area, many of which have a state-wide or regional presence, and, in some cases, a national presence. This competition arises from commercial banks, savings banks, mortgage banking companies, credit unions and other financial services providers, many of which are significantly larger than us and, therefore, have greater financial and marketing resources than we have. See "Business of The Troy Savings Bank -- Market Area."

ANTI-TAKEOVER PROVISIONS RESTRICTING THE ACQUISITION OF TROY FINANCIAL
CORPORATION

       Provisions in Delaware and federal law and in our certificate of incorporation may make it difficult and expensive for someone to pursue an unwanted tender offer, change of control or takeover attempt. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. Such provisions will also make it difficult to remove our current board of directors or management team or to appoint new directors. Additional restrictions include: restrictions on the acquisition of our equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to stockholder meetings; denial of cumulative voting in the election of directors; the lack of preemptive rights; the issuance of serial preferred stock without stockholder approval; and supermajority provisions for the approval of certain business combinations. These provisions may reduce the trading price of our stock.

       In addition, the expected purchase of 406,000 shares of Common Stock by the Bank's trustees and executive officers at the maximum of the Estimated Price Range, and the potential acquisition of Common Stock through the Long-Term Equity Compensation Plan could result in the Bank's current trustees and executive officers having voting control of approximately 16.4% of our Common Stock on a fully diluted basis, including the shares of Common Stock contributed to the Community Foundation (or 23.1% if the FDIC and New York Superintendent were to waive the Community Foundation's voting restrictions). Such control could enable the trustees and executive officers to prevent or impede the approval of certain transactions, including takeover attempts, that certain stockholders may deem to be in their best interest.

       The foregoing does not take into consideration additional shares of Common Stock held by the ESOP. To the extent such shares are allocated to employees, they may be voted by the employees. The ESOP trustee will vote unallocated shares, and allocated shares as to which no instructions are received in the same manner, on a proportionate basis, as the allocated shares for which it receives instructions, subject to the requirements of its fiduciary duties under ERISA.

       Certain provisions in the proposed employment and employment protection agreements and certain benefit programs that provide for cash payments or the vesting of benefits upon a change of control may have an anti-takeover effect and could result in stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of an acquisition of us. See "Restrictions on Acquisition of Troy Financial Corporation --Restrictions in the Company's Certificate of Incorporation and Bylaws -- Stockholder Vote Required to Approve Business Combination with Interested Stockholders" and "Management of the Bank -- Benefit Plans."

ABSENCE OF MARKET FOR COMMON STOCK

       We are a new company, and therefore have never issued capital stock. Consequently, there is not an existing market for our Common Stock. Although we expect to have our Common Stock quoted on the Nasdaq Stock Market National Market under the symbol "TROY" upon completion of the Conversion and compliance with certain other criteria, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, will continue, nor can there be any assurance that stockholders will be able to sell their shares at or above the price they paid for their shares. See "Market for Common Stock" on page ___.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

       FinPro, Inc. has issued an opinion to us that subscription rights granted to eligible depositors have no value. This opinion, however, is not binding on the IRS. If the subscription rights are later deemed to have an ascertainable value, then such recipients could be taxed upon receipt or exercise of such subscription rights. Additionally, we may have to recognize a gain for tax purposes on the distribution of the subscription rights. See "The Conversion -- Effects of Conversion" and "-- Tax Aspects."

POSSIBLE INCREASE IN NUMBER OF SHARES ISSUED

       Prior to completion of the Conversion, if the appraised market value of the Common Stock changes due to market or financial conditions, then, without notice to you, we may be required to offer up to an additional 15% above the maximum number of shares or 10,487,425 shares. If the number of shares is increased, then a subscriber's pro forma net income per share and stockholders' equity per share will decrease and our pro forma consolidated stockholders' equity and net income will increase.

                           TROY FINANCIAL CORPORATION

       Troy Financial Corporation is a newly formed Delaware corporation that will register with the Board of Governors of the Federal Reserve System ("Federal Reserve") as a bank holding company for the Bank. We have not engaged in any significant business to date, and, in the future, our primary business will be the business of the Bank. We are subject to regulation by the Federal Reserve. Our executive offices are located at 32 Second Street, Troy, New York 12180, and our telephone number is (518) 270-3313.

                              THE TROY SAVINGS BANK

       The Bank is a community oriented mutual savings bank headquartered in Troy, New York. Originally chartered in 1823, the Bank offers full service business and retail banking, and trust and investment services throughout the six New York State Counties of Albany, Rensselaer (Troy), Saratoga, Schenectady, Warren and Washington. The Bank's goal is to be the primary source of financial products and services for its business and retail customers. The Bank's business strategy is to serve as a community based, full service financial services firm by offering a wide variety of business and retail banking products, as well as trust, insurance, investment management and brokerage services to its potential and existing customers throughout its market area. At September 30, 1998, the Bank had total assets of $716.6 million, including $465.6 million of total loans, total deposits of $578.2 million and equity of $71.0 million. The Bank is subject to regulation, examination and supervision by the FDIC and the New York Superintendent, and is a member of the Federal Home Loan Bank System. The Bank's deposits are insured by the FDIC to the maximum extent provided by law. The Bank's executive offices are located at 32 Second Street, Troy, New York 12180, and its telephone number is (518) 270-3313.

                                 USE OF PROCEEDS

       Troy Financial Corporation estimates the net proceeds (after deduction of expenses) from the sale of Common Stock in the Conversion to be between $65.6 million and $89.2 million depending upon the number of shares sold. If the Estimated Price Range is increased by 15%, then the Company estimates the net proceeds (after deduction of expenses) to be $102.7 million. The Company will not be able to utilize any of the net proceeds until consummation of the Conversion. The Company will use approximately 50% of the net proceeds to purchase all of the capital stock of the Bank as part of the Conversion, and based on anticipated net proceeds of $65.6 million to $89.2 million, the Company expects to utilize between $32.8 million and $44.6 million for that purpose.

       The Company intends to use a portion of the remainder of those net proceeds to fund a loan directly to the ESOP to enable the ESOP to purchase in the Conversion, or in the open market to the extent Common Stock is not available to fill the ESOP's subscription, 8% of the Common Stock issued in connection with the Conversion, including shares contributed to the Community Foundation. Based upon the sale of 6,740,500 or 9,119,500 shares at the minimum and maximum of the Estimated Price Range, respectively, and the contribution of shares to the Community Foundation, the amount of the loan to the ESOP would be $5.8 million or $7.9 million, respectively (or $9.1 million if the Estimated Price Range is increased by 15%), with a term of 10-15 years at an interest rate of ___%. If the MRP is established, the Company also may choose to fund the MRP with cash to purchase shares of stock, although no determination has been made in that regard. The Company will invest the remaining net proceeds in short-term securities and deposit accounts, and otherwise use the net proceeds for general corporate purposes. In that regard, the Company plans to establish or acquire a commercial bank and trust company that can accept municipal deposits to complement the Bank's municipal investment activities. The Company may also consider acquisitions of other financial services firms and/or branch offices, although at this time, the Company does not have any current arrangements, understandings or agreements regarding any such transactions.

       The Bank will use the funds it receives from the Company in exchange for all of its capital stock for the operation of its business, such as making loans and purchasing securities. The additional funds in the Bank will also count as regulatory capital and therefore will support future growth of the Bank's total assets.

                                 DIVIDEND POLICY

       Upon completion of the Conversion, the Company's Board of Directors will have the authority to declare dividends on the Common Stock, subject to certain statutory and regulatory requirements. Following consummation of the Conversion, the Board of Directors may consider a policy of paying cash dividends on the Common Stock. However, no decision has been made as to the amount or timing of such dividends. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of net proceeds from the Conversion retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

       Dividends from the Company will depend, in part, upon receipt of dividends from the Bank because, initially, the Company will have no source of funds other than dividends from the Bank and the net proceeds of the Conversion retained by the Company and earnings thereon. Any payment of dividends by the Bank to the Company, which would be deemed to be a distribution from the Bank's bad debt reserves for federal income tax purposes, would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank has no current intention of making any distribution that would create such a federal tax liability either before or after the Conversion. See "Taxation."

       Under the New York Banking Law, dividends may be declared and paid only out of the net profits of the Bank. Under New York Banking Law, the term "net profits" includes the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes. The approval of the New York Superintendent is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, no dividends may be declared, credited or paid if the effect thereof would cause the Bank's capital to be reduced below the amount required by the New York Superintendent or the FDIC. For the two years ended September 30, 1998, the Bank had net profits, less required transfers to surplus, of $2.8 million. Subsequent to the Conversion, the availability of the Bank's funds for the payment of dividends also may be limited by the liquidation account. See "The Conversion -- Liquidation Rights."

       Unlike the Bank, the Company is not subject to the New York Banking Law restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Delaware law which generally limit dividends to an amount equal to the excess of net assets (the amount by which total assets exceed total liabilities) over statutory capital, or if there is no such excess, to net profits for the current and/or immediately preceding fiscal year. Likewise, the Company's ability to pay dividends may also be restricted by minimum capital requirements imposed by the Federal Reserve Capital guidelines. See "Regulation and Supervision."

                           MARKET FOR THE COMMON STOCK

       Troy Financial Corporation is a new company, having been formed in December 1998, and therefore has never issued capital stock. Consequently, there is not an existing market for the Common Stock. The Company, however, anticipates having its Common Stock quoted on the Nasdaq Stock Market National Market under the symbol "TROY" upon completion of the Conversion and compliance with certain other criteria, including, among other things, the presence of at least three registered market makers for the Common Stock. Sandler O'Neill has agreed to act as a market maker for the Company's Common Stock following the Conversion, and to assist in securing additional market makers to do the same.
A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the purchase price. See "The Conversion -- Number of Shares to be Issued."

                         REGULATORY CAPITAL COMPLIANCE

            At September 30, 1998, the Bank exceeded all regulatory capital requirements. See "Regulation and Supervision -- Federal Regulation of the Bank -- Capital Requirements." Set forth below is a summary of the Bank's compliance with regulatory capital standards as of September 30, 1998, on a historical and pro forma basis, assuming that the indicated number of shares were sold as of such date at $10.00 per share, and using the assumptions contained under the caption "Pro Forma Data," including receipt by the Bank of 50% of the net proceeds from the Conversion.

                                                                            PRO FORMA AT SEPTEMBER 30, 1998
                                                                       ---------------------------------------

                                                                             MINIMUM             MIDPOINT
                                                      HISTORICAL        6,740,500 SHARES     7,930,000 SHARES
                                                 -------------------   ------------------   ------------------
                                                  AMOUNT     PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                                 --------    -------   --------   -------   --------   -------
GAAP capital (1)...............................  $  71,029    9.91%    $  95,098   12.84%   $  99,444    13.35%

Leverage (Tier I) capital (2):
  Leverage capital (3).........................     70,114     9.89       94,183    12.85      98,529    13.36
  Leverage capital requirement (4).............     28,357     4.00       29,320     4.00      29,494     4.00
                                                 ---------   ------    ---------   ------   ---------   ------
  Excess.......................................     41,757     5.89       64,863     8.85      69,035     9.36

  Tier I risk-based capital (3)................     70,114    14.02       94,183    18.38      98,529    19.15
  Tier I risk-based capital requirement (4)....     20,011     4.00       20,492     4.00      20,579     4.00
                                                 ---------   ------    ---------   ------   ---------   ------
  Excess.......................................     50,103    10.02       73,691    14.38      77,950    15.15

Risk-based capital (2):
  Total risk-based capital (3)(5)..............     76,368    15.27      100,437    19.60     104,783   20.37
  Total risk-based capital requirement.........     40,022     8.00       40,985     8.00      41,159     8.00
                                                 ---------   ------    ---------   ------   ---------   ------
  Excess.......................................     36,346     7.27       59,452    11.60      63,624    12.37

Total assets...................................    716,649               740,718              745,064

Adjusted assets (6)............................    708,935               733,004              737,350

Risk-weighted assets...........................    500,274               512,309              514,482

                                                     PRO FORMA AT SEPTEMBER 30, 1998
                                                 ----------------------------------------
                                                                           ADJUSTED
                                                       MAXIMUM              MAXIMUM
                                                   9,119,500 SHARES    10,487,425 SHARES
                                                 -------------------  -------------------
                                                  AMOUNT     PERCENT     AMOUNT   PERCENT
                                                 ---------   -------  ---------   -------
GAAP capital (1)...............................  $  103,791   13.85%  $  108,789   14.42%

Leverage (Tier I) capital (2):
  Leverage capital (3).........................     102,876    13.87     107,874    14.45
  Leverage capital requirement (4).............      29,668     4.00      29,868     4.00
                                                 ----------   ------  ----------   ------
  Excess.......................................      73,208     9.87      78,006    10.45

  Tier I risk-based capital (3)................     102,876    19.91     107,874    20.78
  Tier I risk-based capital requirement (4)....      20,666     4.00      20,766     4.00
                                                 ----------   ------  ----------   ------
  Excess.......................................      82,210    15.91      87,108    16.78

Risk-based capital (2):
  Total risk-based capital (3)(5)..............     109,130    21.12     114,128    21.98
  Total risk-based capital requirement.........      41,332     8.00      41,532     8.00
                                                 ----------   ------  ----------   ------
  Excess.......................................      67,798    13.12      72,596    13.98

Total assets...................................     749,411              754,409

Adjusted assets (6)............................     741,697              746,695

Risk-weighted assets...........................     516,655              519,154

-------------------
(1) Total equity as calculated under generally accepted accounting principles ("GAAP"), expressed as a percent of total assets.

(2) Leverage (Tier I) capital levels are shown as a percentage of total adjusted quarterly average assets, and risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets, each as defined in the FDIC regulations. See "Regulation and Supervision -- Federal Regulation of the Bank -- Capital Requirements."

(3) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the shares of Common Stock sold at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range. These levels assume funding by the Bank of the MRP equal to 4% of the Common Stock issued, including shares contributed to the Community Foundation, and funding of the ESOP to enable the ESOP to purchase 8% of the Common Stock issued, including the shares contributed to the Community Foundation, valued at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range.

(4) The current leverage capital requirement is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings bank is 4% to 5%. See "Regulation and Supervision -- Federal Regulation of the Bank -- Capital Requirements."

(5) Assumes the net proceeds are invested in assets that carry a risk-weighting of 50%.

(6) Adjusted assets is the Bank's fourth quarter of fiscal 1998 average assets less its goodwill at September 30, 1998.

                                CAPITALIZATION

            The following table presents the historical capitalization of the Bank at September 30, 1998, and the pro forma consolidated capitalization of the Company at the minimum, the midpoint, the maximum and the maximum plus 15% of the Estimated Price Range, after giving effect to the Conversion, including the shares contributed to the Community Foundation, based upon the sale of the number of shares indicated in the table at $10.00 per share and the other assumptions set forth under "Pro Forma Data."

                                                                                                          10,487,425
                                                                6,740,500      7,930,000     9,119,500      SHARES
                                                   BANK          SHARES         SHARES        SHARES       (MAXIMUM,
                                                HISTORICAL      (MINIMUM)     (MIDPOINT)     (MAXIMUM)     PLUS 15%)
                                                ----------      ---------     ----------     ---------     ---------
                                                                            (In thousands)
Deposits (1)................................... $   578,202    $   578,202    $   578,202   $   578,202    $  578,202
                                                ===========    ===========    ===========   ===========    ==========

Total deposits and borrowed funds.............. $   625,666    $   625,666    $   625,666   $   625,666    $  625,666
                                                ===========    ===========    ===========   ===========    ==========

Stockholders' equity:
      Preferred Stock ($.0001 par value)
         15,000,000 shares authorized;
         none to be issued..................... $      --      $        --    $        --   $        --    $       --
      Common Stock ($.0001 par value)
         60,000,000 shares authorized;
         shares to be issued as reflected(2)...        --                1              1             1             1
      Additional paid-in-capital...............        --           71,001         83,729        96,456       111,092
      Retained earnings (3)....................    70,622           70,622         70,622        70,622        70,622
      Net unrealized gain on securities
         available for sale, net of taxes......       407              407            407           407           407
Less:
      Expense of contribution
         to Community Foundation (4)...........        --           (5,392)        (6,344)       (7,296)       (8,390)
Plus:
      Estimated tax benefit of contribution
         to Community Foundation (5)...........        --            1,000          1,100         1,150         1,225
Less:
      Common Stock acquired by
         the ESOP (6)..........................        --           (5,824)        (6,852)       (7,879)       (9,061)
      Common Stock acquired
         by the MRP (6)........................        --           (2,912)        (3,426)       (3,940)       (4,531)
                                                ---------      ------------   ------------  ------------   -----------
Total Stockholders' Equity..................... $  71,029      $   128,903    $   139,237   $   149,521    $  161,365
                                                =========      ============   ============  ============   ===========

---------------
(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Equity Compensation Plan and includes shares contributed to the Community Foundation.

(3) See "Dividend Policy" and "Regulation and Supervision -- Federal Regulation of the Bank -- Dividend Restrictions" regarding restrictions on future dividend payments and "The Conversion -- Liquidation Rights" regarding the liquidation account to be established upon Conversion.

(4) The amount of the contribution of Common Stock to the Community Foundation will be recognized as an expense in the fiscal quarter in which the contribution is made, which is expected to be the second quarter of fiscal 1999. No effect has been given to the Company's intended contribution of the Music Hall to the Music Hall Foundation (the cost of such contribution is estimated at $300,000) in fiscal 1999. See "The Conversion -- The Troy Savings Bank Community Foundation."

(5) Represents the estimated tax benefit of the contribution of Common Stock to the Community Foundation based on an assumed 35% tax rate and a $10.00 per share price. The recognition of the tax benefit is limited to 10% of the Company's estimated taxable income in fiscal 1999 and during the five-year carry forward period. See "Summary -- The Troy Savings Bank Community Foundation" and "Risk Factors -- Contribution to the Community Foundation -- Impact on Earnings and Tax Consideration."

(6) Assumes that 8% of the number of shares of Common Stock sold in the Conversion, including the shares contributed to the Community Foundation, will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt over a 10-15 year period. Also assumes that an amount of shares equal to 4% of the number of shares of Common Stock sold in the Conversion, including the shares contributed to the Community Foundation, will be acquired by the MRP following stockholder ratification of such plan after completion of the Conversion. In the event that the MRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the number of shares sold in the Conversion, the interest of existing stockholders would be diluted by approximately 3.85%. At this time, no decision has been made concerning the ultimate funding of the MRP. The amount to be borrowed by the ESOP and the Common Stock acquired by the MRP is reflected as a reduction of stockholders' equity. See "Management of the Bank."

                                 PRO FORMA DATA

            The actual net proceeds available for reinvestment from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds available for investment are currently estimated to be between $56.9 million and $77.3 million (or $89.1 million if the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold at the beginning of the period in the Subscription Offering to Eligible Account Holders, Supplemental Eligible Account Holders and the ESOP; (ii) Sandler O'Neill will receive a fee equal to 1.10% of the aggregate purchase price of the shares sold in the Subscription Offering, except that no fee will be paid with respect to an estimated 750,000 shares purchased by the trustees, officers and other employees of the Bank and Company and members of their immediate families, as well as the shares purchased by the ESOP; (iii) Conversion expenses, excluding the marketing fees paid to Sandler O'Neill, will be approximately $1.2 million; (iv) the Company will contribute to the Community Foundation an amount of Common Stock equal to 8% of the number of shares of Common Stock sold in the Conversion from authorized but unissued shares; and (v) 50% of such net proceeds will be used by the Company to purchase all of the capital stock of the Bank, and the remaining net proceeds were retained by the Company. Pro forma consolidated net income of the Company for the year ended September 30, 1998 has been calculated as if the Common Stock has been sold at the beginning of the period and the net proceeds, less the proceeds used to fund the ESOP loan and purchase the MRP shares, were invested by the Bank and the Company at the beginning of the period. The assumed return is based upon the market yield rate of one-year U.S. Government Treasury Securities as of the end of the period indicated. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP and the MRP and the effect of the contribution of shares to the Community Foundation. Pro forma stockholders' equity amounts have been calculated as if the Common Stock had been sold at the beginning of the period, and no effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. The pro forma data does not reflect the anticipated contribution of the Music Hall to the Music Hall Foundation in fiscal 1999. The pro forma data also do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock by the Bank's depositors.

            The assumptions of net proceeds represent management's estimate as to the distribution of stock orders in the Conversion. Although fixed expenses are estimated to be $1.2 million, actual Conversion expenses may be more or less than those estimated, and the total fees paid to Sandler O'Neill and other brokers will vary depending upon the categories of purchasers, market conditions and other factors.

            The following pro forma data summarize historical data of the Bank and pro forma data of the Company at or for the year ended September 30, 1998, based on the assumptions set forth above and in the pro forma data and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The pro forma data below give effect to the MRP under the Equity Compensation Plan, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held no earlier than six months after completion of the Conversion. See Footnote 6 to the tables and "Management of the Bank -- Benefit Plans." No effect has been given in the tables to the possible issuance of additional shares under options pursuant to the Equity Compensation Plan, nor does stockholders' equity as presented give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Bank, to the possible recapture of the base year tax bad debt reserve and other factors. See Footnote 9 to the tables below and "The Conversion -- Liquidation Rights" and "Management of the Bank -- Benefit Plans." The total number of shares to be issued in the Conversion may be increased or decreased significantly, or the price per share decreased, to reflect changes in market or financial conditions prior to completion of the Conversion. However, if the gross proceeds of the Common Stock sold in the Conversion is below $67.4 million (the minimum of the Estimated Price Range) or more than $104.9 million (the maximum plus 15% of the Estimated Price Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion -- Number of Shares to be Issued."

                                                                          At and For the Year Ended September 30, 1998
                                                               -------------------------------------------------------------------
                                                                                                                    Maximum
                                                               Minimum          Midpoint         Maximum              Plus 15%
                                                               6,740,500        7,930,000        9,119,500          10,487,425
                                                               Shares Sold at   Shares Sold at   Shares Sold at     Shares Sold at
                                                               $10.00 per       $10.00 per       $10.00 per         $10.00 per
                                                                  Share          Share              Share              Share
                                                               -------------------------------------------------------------------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Gross proceeds...............................................  $     67,405     $     79,300     $        91,195    $     104,874
   Plus: Shares contributed to Community Foundation (1)......         5,392            6,344               7,296            8,390
                                                               ------------      -----------     ---------------    -------------
Pro forma market capitalization..............................  $     72,797     $     85,644     $        98,491    $     113,264
                                                               ============     ============     ===============    =============

Gross proceeds...............................................  $     67,405     $     79,300     $        91,195    $     104,874
   Less: Estimated expenses..................................       (1,795)          (1,914)             (2,034)          (2,171)
                                                               ------------     ------------     ---------------    -------------
Estimated net conversion proceeds............................        65,610           77,386              89,161          102,703
   Less: ESOP shares (5).....................................       (5,824)          (6,852)             (7,879)          (9,061)
   Less: MRP shares (6)......................................       (2,912)          (3,426)             (3,940)          (4,531)
                                                               ------------     ------------     ---------------    -------------
Estimated proceeds available for investment (2)..............  $     56,874     $     67,108     $        77,342    $      89,111
                                                               ============     ============     ===============    =============

Net income:
  Historical.................................................  $      (878)     $      (878)     $         (878)    $       (878)
  Historical, as adjusted (3)................................         1,822            1,822               1,822            1,822
Pro forma adjustments:
  Net earnings from proceeds (4).............................         1,587            1,872               2,158            2,486
  ESOP, after taxes (5)......................................         (379)            (445)               (512)            (589)
  MRP, after taxes (6).......................................         (379)            (445)               (512)            (589)
                                                               ------------     ------------     ---------------    -------------
    Pro forma net income (1)(6)..............................  $       (49)     $        104     $           256    $         430
                                                               ============     ============     ===============    =============
    Pro forma net income, as adjusted (3)....................  $      2,651     $      2,804     $         2,956    $       3,130
                                                               ============     ============     ===============    =============

Per share net income (7):
  Historical ................................................  $     (0.13)     $     (0.11)     $        (0.10)    $      (0.08)
  Historical, as adjusted (3)................................          0.27             0.23                0.20             0.17
Pro forma adjustments:
  Net earnings from proceeds(4)..............................          0.24             0.24                0.24            0.24
  ESOP, after taxes (5)......................................        (0.06)           (0.06)              (0.06)           (0.06)
  MRP, after taxes (6).......................................        (0.06)           (0.06)              (0.06)           (0.06)
                                                               ------------     ------------     ---------------    -------------
    Pro forma net income per share (5)(6)(8).................  $     (0.01)     $       0.01     $          0.02    $        0.04
                                                               ============     ============     ===============    =============
    Pro forma net income per share, as adjusted (3)(5)(6)(8).  $       0.39     $       0.35     $          0.32    $        0.29
                                                               ============     ============     ===============    =============

Stockholders' equity (9):
      Historical.............................................  $     71,029     $     71,029     $        71,029    $      71,029
Pro forma adjustments:
      Estimated net conversion proceeds......................        65,610           77,386              89,161          102,703
      Plus: Shares issued to Community Foundation............         5,392            6,344               7,296            8,390
      Less: Cost of contribution to Community
         Foundation, net of estimated tax benefit (10).......       (4,392)          (5,244)             (6,146)          (7,165)
   Less common stock acquired by:
      ESOP (5)...............................................       (5,824)          (6,852)             (7,879)          (9,061)
      MRP (6)................................................       (2,912)          (3,426)             (3,940)          (4,531)
                                                               ------------     ------------     ---------------    -------------
   Pro forma stockholders' equity (8)........................  $    128,903     $    139,237     $       149,521    $     161,365
                                                               ============     ============     ===============    =============

Per share stockholders' equity (7)(9):

      Historical.............................................  $       9.76     $       8.29     $          7.21    $        6.27
      Pro forma adjustments:
         Estimated net conversion proceeds...................          9.01             9.04                9.05             9.07
         Plus: Shares issued to Community Foundation.........          0.74             0.74                0.74             0.74
         Less: Cost of contribution to Community
            Foundation, net of estimated tax benefit (10)....        (0.60)           (0.61)              (0.62)           (0.63)
         ESOP (5)............................................        (0.80)           (0.80)              (0.80)           (0.80)
         MRP (6).............................................        (0.40)           (0.40)              (0.40)           (0.40)
                                                               ------------     ------------     ---------------    -------------
  Pro forma stockholders' equity per share (6)(8)............  $      17.71     $      16.26     $         15.18    $       14.25
                                                               ===========      ===========      ==============     ============

Offering price to pro forma net income per share
   (historical base).........................................            NM              NM                   NM               NM

Offering price to pro forma net income per share,
   as adjusted...............................................         25.64           28.63                31.31            34.09

Pro forma offering price per share
   to stockholders' equity per share (6)(8)..................          56.47%          61.50%               65.88%           70.18%

--------------------
NM -- Not meaningful                                (See footnotes on next page)

(1) The Company intends to contribute an additional 8% of the number of shares of Common Stock sold in the Conversion to the Community Foundation following completion of the Conversion. See "The Conversion --Establishment of the Community Foundation." The contributed shares will not add to gross proceeds because nominal consideration will be received by the Company for those shares. However, since such shares are issued and outstanding, they are included in the Company's market capitalization. The amount of the contribution will be recognized as an expense in the quarter in which the contribution is made to the Community Foundation, which is expected to be the second quarter of fiscal 1999. The pro forma net income data does not reflect such non-recurring expense.

(2) Reflects a reduction to net proceeds for the cost of the ESOP and the MRP (assuming stockholder ratification of the MRP is received) which it is assumed will be funded from the net proceeds retained by the Company.

(3) Historical net income, as adjusted, historical net income per share, as adjusted, pro forma net income, as adjusted, and pro forma net income per share, as adjusted, eliminate the impact of the Company's one-time recognition of the $2.7 million contribution expense, net of taxes, in fiscal 1998. See "Summary -- The Troy Savings Bank Community Foundation." After adjustment to eliminate this $2.7 million contribution expense, the Bank had adjusted historical net income of $1.8 million. The per share amounts vary according to the amount of Common Stock sold by the Company in the Conversion.

(4) The pro forma after-tax yield on the net proceeds for the Company and the Bank is assumed to be 2.789%, assuming a combined federal and state income tax rate of 35%.

(5) It is assumed that: (i) 8% of the number of shares of Common Stock sold in Conversion, including shares contributed to the Community Foundation, will be purchased by the ESOP; (ii) the funds used to acquire such shares will be borrowed by the ESOP from the net Conversion proceeds retained by the Company; (iii) the Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt; and (iv) payment of the ESOP debt is based upon equal installments of principal and interest over a 10 year period. Assuming the Company makes the ESOP loan, however, interest income earned by the Company on the ESOP debt will offset the interest expense for ESOP contributions paid by the Bank. Accordingly, the compensation expense to the Company on a consolidated basis will be related to the allocations of earned ESOP shares which will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year, net of the related tax effects. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the net Conversion proceeds retained by the Company would be expected to increase. The ESOP expense has been calculated assuming no appreciation in the fair market value of the stock.

(6) Adjustments to both stockholders' equity and net income have been made to give effect to an open market purchase (based upon an assumed purchase price of $10.00 per share) following Conversion by the trust under the MRP (assuming stockholders ratify the Equity Compensation Plan and the MRP is funded with cash to purchase shares of Common Stock) of an amount of shares equal to 4% of the number of shares of Common Stock sold in the Conversion, including the shares contributed to the Community Foundation, for the benefit of certain directors, officers and employees. It is assumed that the sale of the shares to the trust under the MRP occurred at the beginning of the period. If funds are used by the trust under the MRP to purchase the shares, such funds will be contributed by the Company if stockholders ratify the Equity Compensation Plan following the Conversion. Therefore, this funding is assumed to reduce the proceeds available for reinvestment. For financial accounting purposes, the fair value of the MRP shares at the grant date will be recorded as a compensation expense over the period of the vesting. Grants of shares under the MRP are assumed to vest in equal annual installments over the five years following stockholder ratification. However, recipients who fail to maintain continuous service with the Company or its subsidiaries will forfeit unvested shares. Alternatively, the MRP may issue authorized but unissued shares of Common Stock from the Company. No determination has been made at this time concerning how the Company will fund the MRP. Such funding may be from unauthorized, but unissued shares of Common Stock. In the event that MRP grants are made from authorized but unissued shares in an amount equal to 4% of the number of shares of Common Stock sold in the Conversion, including the shares contributed to the Community Foundation, the interests of existing stockholders would be diluted by approximately 3.85%. In that case and assuming all MRP shares are outstanding, for the year ended September 30, 1998, pro forma net income per share would be $0.00, $0.02, $0.04 and $0.05 and pro forma stockholders' equity per share would be $17.03, $15.63, $14.60 and $13.70 in each case at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range, respectively.

(7) Per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the period shown. All per share data also assumes that the shares of Common Stock contributed to the Community Foundation and the MRP shares are outstanding. Pursuant to SOP 93-6, only the ESOP shares committed to be released are considered outstanding for the purposes of the net income per share calculations. However, all ESOP shares have been considered outstanding for purposes of computing stockholders' equity per share.

(8) No effect has been given to the shares to be reserved for issuance pursuant to options under the proposed Equity Compensation Plan which is expected to be adopted by the Company following the Conversion, subject to stockholder approval. In the event authorized but unissued shares in an amount equal to 10% of the number of shares of Common Stock sold in the Conversion, including the shares contributed to the Community Foundation, are covered by options granted under the Equity Compensation Plan, at $10.00 per share, the interests of existing stockholders would be diluted as follows: pro forma net income per share for the year ended September 30, 1998, would be ($0.01), $0.01, $0.03 and $0.04, and pro forma stockholders' equity per share would be $17.01, $15.69, $14.71 and $13.86 in each case at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range, respectively. The Company may purchase shares in the open market for the Equity Compensation Plan following stockholder approval of such plan. To the extent the entire 10% of the shares to be reserved for issuance under the Equity Compensation Plan are obtained through open market purchases at a price of $10.00 per share, proceeds available for reinvestment in the above calculations would be reduced by $7.3 million, $8.6 million, $9.8 million and $11.3 million at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range, respectively. No determination has been made at this time concerning how the Company will supply shares for issuance under the Equity Compensation Plan. See "Management of the Bank -- Benefit Plans."

(9) Stockholders equity represents the difference between the stated amounts of the Bank's assets (generally based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the recapture of the Bank's bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion -- Liquidation Rights" and "Regulation and Supervision" and "Taxation." The amounts shown for stockholders' equity do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

(10) The Company will recognize as an expense the amount of its contribution of Common Stock to the Community Foundation in the fiscal quarter in which such contribution is made, which is expected to be the second quarter of fiscal 1999. To the extent that the value of such contribution exceeds 10% of the Company's estimated taxable income in fiscal 1999 and during the five-year carry forward period, the Company would not be entitled to recognize a tax benefit. The figures shown reflect the estimated tax benefit that is anticipated to be realized by the Company because of such contribution, based upon anticipated future taxable income, and assuming a 35% tax rate and a $10.00 per share price.

               COMPARISON OF VALUATION AND PRO FORMA INFORMATION
               WITH NO CONTRIBUTION TO THE COMMUNITY FOUNDATION

            If the Company does not contribute Common Stock to the Community Foundation, FinPro, Inc. has estimated that the amount of Common Stock offered for sale in the Conversion would increase by approximately 1.32 million shares at the midpoint of the Estimated Price Range. Under such circumstances, pro forma stockholders' equity of the Company would be approximately $150.4 million, at the midpoint, which is approximately $11.1 million greater than what the pro forma stockholders' equity of the Company would be if the contribution to the Community Foundation is made. In preparing this estimate, it has been assumed that the pro forma offering price to pro forma stockholders' equity ratio and pro forma offering price to pro forma net income per share ratio, as adjusted, would be approximately the same under both the current appraisal and the estimate of the value of the Company without the contribution at the midpoint of the Estimated Price Range. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity and pro forma net income per share, as adjusted, at and for the period ended September 30, 1998, would be $16.26 and $0.36, respectively, at the midpoint of the Estimated Price Range, assuming no contribution to the Community Foundation, and $16.26 and $0.35, respectively, with the contribution to the Community Foundation. The pro forma offering price to pro forma stockholders' equity ratio and the pro forma offering price to pro forma net income per share ratio, as adjusted, at and for the period ended September 30, 1998 are 62% and 28x, respectively, at the midpoint of the Estimated Price Range, assuming no contribution and are 62% and 29x, respectively, with the contribution. The adjusted figures eliminate the impact of the Company's one-time recognition of the $2.7 million contribution expense, net of taxes, in fiscal 1998. There is no assurance that in the event the contribution to the Community Foundation is not made that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein.

            For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range, respectively, based on the assumptions set forth in "Pro Forma Data".

                                                            At the Minimum                 At the Midpoint
                                                     ---------------------------      --------------------------
                                                      With the       Without the      With the      Without the
                                                      Community       Community       Community      Community
                                                     Foundation      Foundation      Foundation     Foundation
                                                     (6,740,500      (7,862,500      (7,930,000     (9,250,000
                                                       Shares)         Shares)         Shares)        Shares)
                                                     -----------     -----------     -----------    -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Estimated offering amount.........................   $   67,405      $    78,625     $    79,300    $    92,500
Pro forma market capitalization...................       72,797           78,625          85,644         92,500
Total assets......................................      774,523          783,926         784,857        795,995
Total liabilities.................................      645,620          645,620         645,620        645,620
Pro forma stockholders' equity....................      128,903          138,306         139,237        150,375
Pro forma consolidated net income.................          (49)             181             104            374
Pro forma consolidated net income, as adjusted....        2,651            2,881           2,804          3,074
Pro forma stockholders' equity per share..........        17.71            17.59           16.26          16.26
Pro forma consolidated net income per share.......        (0.01)            0.02            0.01           0.04
Pro forma consolidated net income per share,
   as adjusted....................................         0.39             0.39            0.35           0.36

Pro Forma Pricing Ratios:
  Offering price as a percent of pro forma
    stockholders' equity per share................        56.47%           56.85%          61.50%         61.50%
  Offering price to pro forma
    net income per share..........................           NM               NM              NM             NM
  Offering price to pro forma
    net income per share, as adjusted.............        26.34            25.33           28.63          27.92
  Pro forma market capitalization to assets.......         9.40%           10.03%          10.91%         11.62%

Pro Forma Financial Ratios:
  Return (loss) on assets.........................        (0.01)%           0.02%           0.01%          0.05%
  Return (loss) on assets, as adjusted............         0.34%            0.37%           0.36%          0.39%
  Return (loss) on stockholders' equity...........        (0.04)%           0.13%           0.07%          0.25%
  Return on stockholders' equity, as adjusted.....         2.06%            2.08%           2.01%          2.04%
  Stockholders' equity to assets..................        16.64%           17.64%          17.74%         18.89%

                                                           At the Maximum             At the Maximum Plus 15%
                                                     ---------------------------    ---------------------------
                                                      With the       Without the     With the       Without the
                                                      Community       Community      Community       Community
                                                     Foundation      Foundation     Foundation      Foundation
                                                     (9,119,500      (10,637,500    (10,487,425     (12,233,125
                                                       Shares)         Shares)        Shares)         Shares)
                                                     ----------      -----------    -----------     -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Estimated offering amount.........................   $    91,195     $   106,375    $   104,874     $   122,331
Pro forma market capitalization...................        98,491         106,375        113,264         122,331
Total assets......................................       795,141         808,065        806,985         821,946
Total liabilities.................................       645,620         645,620        645,620         645,620
Pro forma stockholders' equity....................       149,521         162,445        161,365         176,326
Pro forma consolidated net income.................           256             567            430             788
Pro forma consolidated net income, as adjusted....         2,956           3,267          3,130           3,488
Pro forma stockholders' equity per share..........         15.18           15.27          14.25           14.42
Pro forma consolidated net income per share.......          0.02            0.05           0.04            0.06
Pro forma consolidated net income per share
   as adjusted....................................          0.32            0.33           0.29            0.31

Pro Forma Pricing Ratios:
  Offering price as a percent of pro forma
    stockholders' equity per share................         65.88%          65.49%         70.18%          69.35%
  Offering price to pro forma
    net income per share..........................            NM              NM             NM              NM
  Offering price to pro forma
    net income per share, as adjusted.............         31.31x          30.22x         34.09x          32.55x
  Pro forma market capitalization to assets.......         12.39%          13.16%         14.04%          14.88%

Pro Forma Financial Ratios:
  Return on assets................................          0.03%           0.07%          0.05%           0.10%
  Return on assets, as adjusted...................          0.37%           0.40%          0.39%           0.42%
  Return on stockholders' equity..................          0.17%           0.35%          0.27%           0.45%
  Return on stockholders' equity, as adjusted.....          1.98%           2.01%          1.94%           1.98%
  Stockholders' equity to assets..................         18.80%          20.10%         20.00%          21.45%

--------------
NM -- Not Meaningful

                    THE TROY SAVINGS BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

            The following Consolidated Statements of Income of the Bank for each of the years in the three-year period ended September 30, 1998 have been audited by KPMG Peat Marwick LLP, independent public accountants, whose report thereon appears on page F-2 of this Prospectus. These statements should be read in conjunction with the other financial statements and notes thereto beginning on page F-1 of this Prospectus.

                                                                         1998                   1997                  1996
                                                                         ----                   ----                  ----
                                                                                          (in thousands)
Interest and dividend income:
      Interest and fees on loans                                   $       38,842                  39,050               36,413
      Securities available for sale:
            Taxable                                                         4,121                   7,262                8,521
            Tax exempt                                                      2,214                     119                   -
                                                                     ------------         ---------------         -----------
                                                                            6,335                   7,381                8,521
      Investment securities                                                   300                     353                  410
      Federal funds sold                                                    2,553                   1,503                1,518
                                                                     ------------         ---------------         ------------
            Total interest and dividend income                             48,030                  48,287               46,862
                                                                     ------------         ---------------         ------------

Interest expense:
      Deposits and escrows                                                 23,339                  22,812               22,557
      Short-term borrowings                                                    33                     271                  230
      Long-term debt                                                          821                     268                  230
                                                                     ------------         ---------------         ------------
            Total interest expense                                         24,193                  23,351               23,017
                                                                     ------------         ---------------         ------------
            Net interest income                                            23,837                  24,936               23,845
Provision for loan losses                                                   4,050                   3,900                  928
                                                                     ------------         ---------------         ------------
            Net interest income after provision for loan losses            19,787                  21,036               22,917
                                                                     ------------         ---------------         ------------

Non-interest income:
      Service charges on deposits                                             858                     822                  802
      Loan servicing fees                                                     432                     460                  443
      Trust income                                                            459                     362                  293
      Net gains from securities sales or calls                                  8                       4                    1
      Net gains (losses) from mortgage loan sales                              76                      14                  (14)
      Other income                                                            719                   1,075                1,340
                                                                     ------------         ---------------         ------------
            Total non-interest income                                       2,552                   2,737                2,865
                                                                     ------------         ---------------         ------------

Non-interest expense:
      Compensation and employee benefits                                   10,218                   9,573                9,009
      Occupancy                                                             2,101                   2,089                1,956
      Furniture, fixtures and equipment                                     1,080                     901                  961
      Computer charges                                                      1,424                   1,322                1,248
      Professional, legal and other fees                                      924                     726                  658
      Printing, postage and telephone                                         614                     559                  543
      Other real estate owned                                               1,087                     380                  499
      Contribution expense                                                  4,759                     102                  479
      Other                                                                 2,884                   2,887                2,845
                                                                     ------------         ---------------         ------------
            Total non-interest expense                                     25,091                  18,539               18,198
                                                                     ------------         ---------------         ------------

Income (loss) before income tax expense (benefit)                          (2,752)                  5,234                7,584
Income tax expense (benefit)                                               (1,874)                  1,576                2,506
                                                                     ------------         ---------------         ------------
Net income (loss)                                                  $         (878)                  3,658                5,078
                                                                     ============         ===============         ============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

            Troy Financial Corporation has not engaged in any significant business to date. The Company was established in December 1998 as a Delaware corporation to be the bank holding company for The Troy Savings Bank upon the Conversion. In the future, the Company's primary business will be the business of the Bank. The following discussion focuses on the factors affecting the consolidated financial condition and results of operations of the Bank as of September 30, 1998 and for the years ended September 30, 1998 and 1997. Net interest income and net interest margin are presented on a fully taxable equivalent basis. The consolidated financial statements and related notes should be read in conjunction with this discussion.

MANAGEMENT STRATEGY

            The Bank's business strategy is to serve as a community based, full service financial services firm by offering a wide variety of business and retail banking products, and trust, insurance and investment services to its potential and existing customers throughout its six county market area. In the future, the Company intends to establish or acquire a commercial bank and trust company that can accept municipal deposits to complement the Bank's municipal investment activities. In addition, the Bank may also open new branches to better serve its existing customers and to increase its market share, especially in those areas in which the Bank originates residential mortgage loans. The Bank believes that its relationships to its communities and its operation as a full service community bank distinguish it from its competitors and provide it with a competitive advantage.

            Historically, the Bank has operated as a traditional thrift by making residential mortgage loans and taking customers' deposits. In recent years, the Bank has emphasized more commercial banking strategies including the origination of commercial real estate loans and, to a lesser but increasing extent, commercial business and consumer loans in its market area. In addition to its lending program, the Bank also purchases securities, including U.S. government securities and agency obligations. The Bank's primary sources of funds are deposits and borrowings. The Bank seeks to continue to manage its growth strategy, emphasizing asset quality and maintenance of favorable interest rate margins. See "Business of The Troy Savings Bank."

MANAGEMENT OF INTEREST RATE RISK

            Interest rate risk is the most significant market risk affecting the Bank. Other types of market risk, such as movements in foreign currency exchange rates and commodity prices, do not arise in the normal course of the Bank's business operations. Interest rate risk can be defined as an exposure to a movement in interest rates that could have an adverse effect on the Bank's net interest income. Interest rate risk arises naturally from the imbalance in the repricing, maturity and/or cash flow characteristics of assets and liabilities.

            A significant portion of the Bank's loans are adjustable or variable rate which could result in reduced levels of interest income during periods of falling rates. For example, in periods of falling interest rates, prepayments of loans typically increase, which would lead to reduced net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short term and long term interest rates are relatively close (i.e. a flat yield curve), net interest margins could become smaller, thereby reducing net interest income. The net effect of these circumstances is reduced interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

            The principal objectives of the Bank's interest rate risk management program are to (i) measure, monitor, evaluate and develop strategies in response to the interest rate risk profile inherent in the Bank's consolidated balance sheet accounts, (ii) determine the appropriate level of risk given the Bank's business strategy, operating environment, capital and liquidity requirements, and performance objectives and (iii) manage the risk consistent with the Bank's guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates by matching the maturities of the Bank's assets with those of the Bank's liabilities and off-balance sheet financial instruments.

            The responsibility for balance sheet risk management oversight is the function of the Bank's ALCO. The Bank's ALCO reviews the Bank's asset/liability policies and interest rate risk position. The Bank's ALCO is chaired by the Bank's chief financial officer, and includes the Bank's President, Trust and Investment Officer and other members of the Bank's senior management team. The ALCO meets at least monthly to review consolidated balance sheet structure, formulate strategy in light of expected economic conditions and review performance against guidelines established to control exposure to the various types of inherent risk, and reports the Bank's interest rate risk position to the Bank's Board of Directors on a quarterly basis. The Bank's Asset Liability Management Policy, which is approved annually by the Bank's Board of Directors, establishes interest rate risk limits in terms of variability of net interest income under rising, flat and decreasing rate scenarios. The ALCO evaluates the overall risk profile and determines actions to maintain and achieve a posture consistent with policy guidelines. The Bank, of course, cannot predict the future movement of interest rates, and such movement could have an adverse impact on the Bank's consolidated financial condition and results of operations.

            In recent years, the Bank has primarily utilized the following strategies to manage interest rate risk: (i) emphasizing the origination of adjustable rate residential mortgage loans, and to a lesser extent commercial real estate, commercial business and consumer loans; (ii) selling substantially all of its fixed rate residential mortgage loans in the secondary market; (iii) utilizing FHLB advances to better structure the maturities of its interest rate sensitive liabilities; and (iv) investing in short-term securities which generally bear lower yields, compared to longer-term investments, but which better position the Bank for increases in interest rates. In addition, although the Bank has generally sold all of its 15- and 30-year conforming fixed rate mortgage loans into the secondary mortgage market, beginning in late fiscal 1998, the Bank determined to hold in its loan portfolio substantially all of its 15-year fixed rate mortgage loans.

            GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, a negative gap would tend to affect net interest income adversely. Conversely, during a period of falling interest rates, a negative gap position would tend to result in an increase in net interest income.

            The following table ("Gap table") sets forth the amounts of interest earning assets and interest bearing liabilities, which are outstanding as of September 30, 1998, and which are anticipated by the Bank, based on certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The Gap table is intended to provide an approximation of the projected repricing of assets and liabilities at September 30, 1998 on the basis of contractual maturities, anticipated prepayments of loans and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the Gap table reflect principal balances expected to be reinvested and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable rate loans and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans. For residential mortgage loans, projected prepayment rates were assumed to range from 6% to 15% annually. NOW and Super NOW accounts are assumed to decay 60% in the three months or less category and 40% in the more than one year to three years category. Money market accounts are all included in the three months or less category. Savings accounts are assumed to decay at 6.25%, 6.25%, 12.5%, 50% and 25% for the periods of three months or less, three months to six months, six to twelve months, one to three years, and three to five years, respectively. Prepayment and deposit decay rates can have a significant impact on the Bank's estimated gap. While management believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan repayment and deposit withdrawal activity. See "Business of The
Troy Savings Bank -- Lending Activities," "Business of The Troy Savings Bank -- Securities" and "Business of The Troy Savings Bank -- Sources of Funds."


                                                                         AT SEPTEMBER 30, 1998
                                   ------------------------------------------------------------------------------------------------
                                                                           MORE       MORE        MORE
                                                 MORE         MORE         THAN       THAN        THAN
                                               THAN THREE   THAN SIX        ONE       THREE       FIVE
                                    THREE       MONTHS       MONTHS        YEAR       YEARS       YEARS       MORE
                                   MONTHS       TO SIX       TO ONE      TO THREE    TO FIVE      TO 10      THAN 10
                                   OR LESS      MONTHS        YEAR         YEARS      YEARS       YEARS       YEARS        TOTAL
                                   -------      ------        ----         -----      -----       -----       -----        -----
                                                           (DOLLARS IN THOUSANDS)
Interest earning assets:
  Real estate loans:
   Residential mortgage.......... $   23,372   $   15,999   $   35,151   $   16,778   $ 15,111   $  24,902   $  71,198   $  202,511
   Commercial mortgage...........     16,545       14,932       11,862       33,572     41,608      39,618       8,049      166,186
   Construction..................     10,052           --           --           --         --          --          --       10,052
     Total real estate loans.....     49,969       30,931       47,013       50,350     56,719      64,520      79,247      378,749
  Commercial business............     22,348        1,618        2,917       13,134      5,139          --          --       45,156
  Home equity lines of credit....      8,575           --           --           --         --          --          --        8,575
  Other consumer loans...........      2,686        1,737        5,685       14,203      9,134          --          --       33,445
                                  ----------   ----------   ----------   ----------   --------   ---------   ---------   ----------
     Total loans.................     83,578       34,286       55,615       77,687     70,992      64,520      79,247      465,928
  Loans held for sale............     11,096           --           --           --         --          --          --       11,096
  Federal funds sold.............      5,585           --           --           --         --          --          --        5,585
  Debt and equity securities
   (at amortized cost)...........     60,574       78,190       18,825       22,032     12,939         318       2,087      194,965
  Mortgage-backed securities.....        153          153          306        1,183        840       1,561       1,400        5,596
                                  ----------   ----------   ----------   ----------   --------   ---------   ---------   ----------
   Total interest earning assets. $  160,985   $  112,629   $   74,746   $  100,902   $ 84,771   $  66,399   $  82,734   $  683,167
                                  ==========   ==========   ==========   ==========   ========   =========   =========   ==========
Interest bearing Liabilities:
  Deposits:
   NOW and Super NOW
     accounts....................     45,717           --           --       30,478         --          --          --       76,195
   Money market accounts.........     15,708           --           --           --         --          --          --       15,708
   Savings accounts..............     12,407       12,407       24,814       99,255     49,626          --          --      198,509
   Time deposit accounts.........     56,241       71,777       66,737       55,527      3,637       2,755          --      256,674
  Escrow accounts................      1,900           --           --           --         --          --          --        1,900
  FHLB advances..................        108          110          225        3,497     10,000      31,000          --       44,940
  Securities sold under agree-
   ments to repurchase...........      2,524           --           --           --         --          --          --        2,524
                                  ----------   ----------   ----------   ----------   --------   ---------   ---------   ----------
     Total interest bearing
      liabilities................ $  134,605   $   84,294   $   91,776   $  188,757   $ 63,263   $  33,755   $      --   $  596,450
                                  ==========   ==========   ==========   ==========   ========   =========   =========   ==========
Interest rate sensitivity gap.... $   26,380   $   28,335   $  (17,030)  $  (87,855)  $ 21,508   $  32,644   $  82,734   $   86,716
                                  ==========   ==========   ===========  ==========  =========   =========   =========   ==========
Cumulative interest rate
  sensitivity gap................ $   26,380   $   54,715   $   37,685   $  (50,170)  $(28,662)  $   3,982   $  86,716   $   86,716
                                  ==========   ==========   ==========   ===========  =========  =========   =========   ==========
Cumulative interest rate
  sensitivity gap as a
  percentage of total assets.....       3.68%        7.63%        5.26%       (7.00)%    (4.00)%      0.56%      12.10%       12.10%
Cumulative interest rate
  sensitivity gap as a
  percentage of total interest
  earning assets.................       3.86%        8.01%        5.52%       (7.34)%    (4.20)%      0.58%      12.69%       12.69%
Cumulative interest earning
  assets as a percentage of
  cumulative interest bearing
  liabilities....................     119.60%      125.00%      112.13%       89.95%     94.91%     100.67%     114.54%      114.54%

            Certain shortcomings are inherent in the method of analysis presented in the Gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets such as adjustable rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

            Total assets at September 30, 1998 were $716.6 million, up $54.2 million, or 8.2%, from $662.4 million at September 30, 1997. This increase was primarily in the securities available for sale portfolio which increased by $80.2 million, or 68.2%, from $117.6 million at September 30, 1997 to $197.8 million at September 30, 1998. This increase was partially offset by a $10.8 million reduction in loans receivable, net. The growth in securities available for sale was primarily funded by a $40.6 million increase in borrowings, and proceeds from the redemption and maturity of federal funds sold and other short-term securities.

            The Bank's cash and cash equivalents, which consists of federal funds sold and cash and due from banks, decreased $24.6 million from $42.5 million at September 30, 1997 to $17.9 million at September 30, 1998. This decrease was due to the Bank's investment of these funds into higher yielding securities available for sale.

            The Bank's $10.8 million decrease in loans receivable, net, was primarily due to a 5.6%, or $12.1 million, decrease in residential real estate loans and a 10.0%, or $18.4 million, decrease in commercial real estate loans. The reduction in the Bank's residential real estate portfolio was primarily caused by a change in market demand for the Bank's mortgage loan products. In recent years until fiscal 1998, the Bank's mortgage customers generally sought adjustable rate loans because such loans tended to offer lower interest rates relative to fixed rate loans. The Bank generally retains adjustable rate mortgage loans in its portfolio. In fiscal 1998, however, as long-term interest rates declined to levels approaching short-term rates, the Bank's mortgage customers generally sought fixed rate loans. Because it had been the Bank's policy generally to sell all of its 15- and 30-year conforming fixed rate mortgage loans in the secondary market, the Bank's residential loan portfolio decreased during fiscal 1998. The Bank's origination of commercial real estate loans remained relatively stable in fiscal 1998 as compared to fiscal 1997 ($27.4 million in fiscal 1998, compared to $30.6 million in fiscal 1997), and the decline in the portfolio can be attributed primarily to the payoff of five loans, totaling $17.4 million. In contrast to the decline in real estate loans, from fiscal year end 1997 to fiscal year end 1998, the Bank's commercial business loan portfolio increased 50.7%, or $15.2 million, and the Bank's consumer loan portfolio increased 38.1%, or $11.6 million. The increase in commercial business loans, which generally are secured by non-real estate business assets, was a result of the Bank's effort to increase the origination of such loans as part of the Bank's emphasis on commercial banking activities, and because such loans generally have higher interest rates than the Bank's other loan products. The increase in consumer loans was primarily the result of a direct marketing loan campaign initiated during the latter half of fiscal 1998, as well as an increased demand for consumer loans due to aggressive marketing by the Bank and an overall decrease in the interest rates for such loans resulting from a general decline in market interest rates. In the future, the Bank expects to continue emphasizing the origination of commercial real estate loans, commercial business loans and consumer loans, although there can be no assurance that the Bank will succeed in increasing the level of such loan originations.

            The allowance for loan losses is established through a provision for loan losses charged to earnings based on the Bank's evaluation of risks inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect borrowers' abilities to repay, prevailing economic conditions and trends and other factors that warrant recognition in providing for an adequate allowance for loan losses. See "Business of The Troy Savings Bank -- Lending Activities -- Allowance for Loan Losses."

            While the Bank believes it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Management believes its allowance for loan losses is adequate at September 30, 1998, however, future adjustments could be necessary and the Bank's results of operations could be adversely affected if circumstances differ substantially from the assumptions used in the determination of the allowance for loan losses. The allowance for loan losses increased from $6.4 million at September 30, 1997 to $8.3 million at September 30, 1998. This increase is the result of a $4.1 million provision for loan losses in fiscal 1998, offset by $2.2 million in net charge-offs for the same period. At September 30, 1998 the allowance for loan losses equaled 70.9% of total non-performing loans, down slightly from 73.8% at September 30, 1997. The balance of the allowance is maintained at a level which is, in management's judgment, representative of the amount of risk inherent in the Bank's loan portfolio. See "Business of The Troy Savings Bank -- Lending Activity -- Allowance for Loan Losses."

            The Bank's securities available for sale portfolio increased from $117.6 million at September 30, 1997 to $197.8 million at September 30, 1998. This increase was primarily attributable to a $59.6 million increase in U.S. government securities and agency obligations and a $30.8 million increase in obligations of state and political subdivisions. The Bank used its FHLB borrowings to fund approximately half of the increase in its securities available for sale portfolio in order to leverage itself and take advantage of higher yielding securities, while maintaining liquidity as part of its asset/liability management program.

            The Bank's total liabilities increased 9.3% from $590.9 million at September 30, 1997 to $645.6 million at September 30, 1998. Most of this increase was attributable to a $40.6 million increase in FHLB borrowings. Deposits remained relatively stable at $578.2 million at September 30, 1998, compared to $572.4 million at September 30, 1997. During fiscal 1998, the Bank entered into a binding, irrevocable commitment to make a total of $4.0 million in scheduled payments to the Charitable Foundation. The scheduled payments will occur in each of fiscal years 1999, 2000 and 2001. The present value of the $4.0 million commitment results in a $3.5 million contribution payable liability. In addition, the Bank's securities sold under agreement to repurchase increased by $2.2 million, and the Bank's other liabilities and accrued expenses increased by $1.6 million during fiscal 1998, primarily due to increases in accruals for post-retirement benefits, trade accounts payable, deferred compensation and mortgage servicing related liabilities.

ANALYSIS OF NET INTEREST INCOME

            The Bank's earnings are dependent largely on its net interest income, which is the difference between the amount that the Bank receives from its interest earning assets and the amount that the Bank pays out on its interest bearing liabilities.

            AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Bank's interest earning assets and interest bearing liabilities for the periods indicated. The yields and rates were derived by dividing tax effected interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances were computed based on average monthly balances. Management believes that the use of average monthly balances instead of daily balances does not have a material effect on the information presented. The yields on loans include deferred fees and discounts which are considered yield adjustments. Non-accruing loans have been included in loan balances.


                                                                FOR THE YEAR ENDED SEPTEMBER 30,
                                      -----------------------------------------------------------------------
                                                        1998                                  1997
                                      ---------------------------------------      --------------------------
                                                                   AVERAGE
                                        AVERAGE                     YIELD/          AVERAGE
                                        BALANCE      INTEREST        RATE           BALANCE        INTEREST
                                        -------      --------        ----           -------        --------
                                                                                   (Dollars in thousands)
INTEREST EARNING ASSETS:
   Real estate loans:
     Residential mortgage.......        $208,520      $16,240        7.79%            $210,501     $16,389
     Commercial mortgage.........        177,144       15,480        8.74              189,953      16,695
     Construction................         14,823          898        6.06               16,869       1,172
                                        --------      -------                         --------     -------
        Total real estate loans..        400,487       32,618        8.14              417,323      34,256
     Commercial business.........         37,234        3,211        8.62               25,964       2,287
     Consumer loans:
        Home equity
          lines of credit........          9,160          792        8.65                9,572         824
        Other consumer...........         20,525        1,694        8.25               18,920       1,484
                                          ------      -------                           ------       -----
           Total consumer loans           29,685        2,486        8.37               28,492       2,308
                                          ------      -------                           ------       -----
            Total loans..........        467,406       38,315        8.20              471,779      38,851
   Loans held for sale...........          6,829          527        7.72                2,743         199
   Securities held to
     maturity....................          3,753          300        7.99                4,266         353
   Securities available for sale
     (amortized cost)
        Taxable..................         69,171        4,121        5.96              121,483       7,262
        Tax-exempt...............         55,996        3,286        5.87                3,195         184
                                          ------        -----        ----                -----         ---
   Total securities available for
     sale (amortized cost).......        125,167        7,407        5.92              124,678       7,446
   Federal funds sold and
     other short-term
     investments.................         45,631        2,553        5.59               27,560       1,503
                                          ------        -----                           ------       -----
     Total interest earning
         assets..................        648,786       49,102        7.57              631,026      48,352
                                         -------       ------                          -------      ------

INTEREST BEARING LIABILITIES:
   Deposits:
     NOW and Super NOW
        accounts.................        $77,010       $1,696        2.20%            $ 71,581      $1,590
     Money market accounts.......         13,995          431        3.08               14,168         433
     Savings accounts............        195,177        6,451        3.31              201,612       6,647
     Time deposit accounts.......        264,538       14,701        5.56              261,032      14,087
   Escrow accounts...............          3,704           60        1.62                3,941          55
                                         -------       ------                         --------      ------
     Total interest bearing
        deposits.................        554,424       23,339        4.21              552,334      22,812
                                         -------       ------                          -------      ------
   Borrowings:
     Securities sold under
        agreement to repurchase            1,222           33        2.70                  704          29
     Short-term borrowings.......             --           --          --                4,403         242
     Long-term debt..............         13,681          821        6.00                4,540         268
                                         -------       ------                          -------         ---
      Total borrowings...........         14,903          854        5.73                9,647         539
                                         -------       ------                          -------         ---
        Total interest bearing
         liabilities.............        569,327       24,193        4.25              561,981      23,351
                                         -------       ------                          -------      ------

Net interest spread..............                                    3.32%
Net interest income/net interest
   margin........................                      24,909        3.84%                          25,001
Ratio of interest earning
   assets to interest bearing
   liabilities                                                     113.96%
Tax equivalent adjustment........                       1,072                                           65
                                                        -----                                           --
Net interest income as per
   consolidated financial
   statements....................                     $23,837                                      $24,936
                                                      =======                                      =======


                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                  -----------------------------------------------------
                                                     1997                          1996
                                                  ----------      -------------------------------------
                                                    AVERAGE                                    AVERAGE
                                                     YIELD/         AVERAGE                     YIELD/
                                                     RATE           BALANCE       INTEREST       RATE
                                                     ----           -------       --------       ----

INTEREST EARNING ASSETS:
   Real estate loans:
     Residential mortgage.......                    7.79%            $199,367     $15,455      7.75%
     Commercial mortgage.........                   8.79              180,202      15,938      8.84
     Construction................                   6.95               12,234       1,047      8.56
                                                                     --------     -------
        Total real estate loans..                   8.21              391,803      32,440      8.28
     Commercial business.........                   8.81               21,242       1,932      9.10
     Consumer loans:
        Home equity
          lines of credit........                   8.61                9,014         798      8.85
        Other consumer...........                   7.84               10,510         983      9.35
                                                                     --------      ------
           Total consumer loans                     8.10               19,524       1,781      9.12
                                                                     --------      ------
            Total loans..........                   8.23              432,569      36,153      8.36
   Loans held for sale...........                   7.25                3,509         260      7.41
   Securities held to
     maturity....................                   8.27                4,988         410      8.22
   Securities available for sale
     (amortized cost)
        Taxable..................                   5.98              142,758       8,521      5.97
        Tax-exempt...............                   5.76                   --          --        --
                                                    ----                   --          --        --
   Total securities available for
     sale (amortized cost).......                   5.97              142,758       8,521      5.97
   Federal funds sold and
     other short-term
     investments.................                   5.45               27,984       1,518      5.42
                                                                       ------       -----
     Total interest earning
         assets..................                   7.66              611,808      46,862      7.66
                                                                      -------      ------

INTEREST BEARING LIABILITIES:
   Deposits:
     NOW and Super NOW
        accounts.................                   2.22%            $ 69,908     $ 1,547      2.21%
     Money market accounts.......                   3.06               12,600         379      3.01
     Savings accounts............                   3.30              206,719       6,798      3.29
     Time deposit accounts.......                   5.40              251,005      13,758      5.48
   Escrow accounts...............                   1.40                3,602          75      2.08
                                                                     --------     -------
     Total interest bearing
        deposits.................                   4.13              543,834      22,557      4.15
                                                                      -------      ------
   Borrowings:
     Securities sold under
        agreement to repurchase                     4.12                  386          13      3.37
     Short-term borrowings.......                   5.50                4,220         217      5.14
     Long-term debt..............                   5.90                3,711         230      6.20
                                                                      -------         ---
      Total borrowings...........                   5.59                8,317         460      5.53
                                                                      -------         ---
        Total interest bearing
         liabilities.............                   4.16              552,151      23,017      4.17
                                                                      -------      ------

Net interest spread..............                   3.50%                                      3.49%
Net interest income/net interest
   margin                                           3.96%                          23,845      3.90%
Ratio of interest earning
   assets to interest bearing liabilities         112.29%                                    110.80%
Tax equivalent adjustment........                                                      --
                                                                                  -------
Net interest income as per
   consolidated financial
   statements....................                                                 $23,845
                                                                                  =======

            RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior year rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate times the change in volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate. Interest yields on loans include deferred fees and discounts, and all yields are tax effected.


                                                             Year Ended September 30, 1998          Year Ended September 30, 1997
                                                                      Compared to                            Compared to
                                                             Year Ended September 30, 1997          Year Ended September 30, 1996
                                                           -----------------------------------  -----------------------------------
                                                              Increase (Decrease)                  Increase (Decrease)
                                                                    Due To                               Due To
                                                           -----------------------              -------------------------
                                                            Volume          Rate        Net        Volume          Rate       Net
                                                           ---------    ----------  ----------  ----------      ---------   -------
                                                                                        (In thousands)
Interest earning assets:
  Loans:
   Residential mortgage................................... $  (149)     $     --    $   (149)   $     854       $    80     $  934
   Commercial mortgage....................................  (1,120)          (95)     (1,215)         847           (90)       757
   Construction  .........................................    (142)         (132)       (274)         247          (122)       125
                                                           ---------    ----------  ----------  ----------      ---------   -------
     Total real estate loans..............................  (1,411)         (227)     (1,638)       1,948          (132)     1,816
   Commercial business....................................     973           (49)        924          417           (62)       355
   Consumer loans:
     Home equity lines of credit..........................     (36)            4         (32)          47           (21)        26
     Other consumer.......................................     132            78         210          660          (159)       501
                                                           ---------    ----------  ----------  ----------      ---------   -------
      Total consumer loans................................      96            82         178          707          (180)       527
                                                           ---------    ----------  ----------  ----------      ---------   -------
   Total loans............................................    (342)         (194)       (536)       3,072          (374)     2,698
  Loans held for sale.....................................     315            13         328          (55)           (6)       (61)
  Securities held to maturity.............................     (41)          (12)        (53)         (59)            2        (57)
  Securities available for sale (amortized cost)
   Taxable  ..............................................  (3,117)          (24)     (3,141)      (1,273)           14     (1,259)
   Tax exempt.............................................   3,098             4       3,102           92            92        184
                                                           ---------    ----------  ----------  ----------      ---------   -------
     Total securities available for sale (amortized cost).      19           (20)        (39)      (1,181)          106     (1,075)
  Federal funds sold and other
   short-term investments.................................   1,011            39       1,050          (23)            8        (15)
                                                           ---------    ----------  ----------  ----------      ---------   -------
      Interest earning assets.............................     924          (174)        750        1,754          (264)     1,490

Interest bearing liabilities:
  Deposits:
   NOW and Super NOW accounts.............................     120           (14)        106           36             7         43
   Money market accounts..................................      (5)            3          (2)          48             6         54
   Savings accounts.......................................    (216)           20        (196)        (172)           21       (151)
   Time deposit accounts..................................     189           425         614          511          (182)       329
  Escrow accounts.........................................      (2)            7           5            7           (27)       (20)
                                                           ---------    ----------  ----------  ----------      ---------   -------
     Total interest bearing deposits......................      86           441         527          430          (175)       255
  Borrowings:
   Securities sold under
     agreement to repurchase..............................       7            (3)          4           13             3         16
   Short-term borrowings..................................    (121)         (121)       (242)           9            16         25
   Long-term debt.........................................     548             5         553           49           (11)        38
                                                           ---------    ----------  ----------  ----------      ---------   -------
     Total borrowings.....................................     434          (119)        315           71             8         79
                                                           ---------    ----------  ----------  ----------      ---------   -------
            Total interest bearing liabilities............     520           322         842          501          (167)       334
                                                           ---------    ----------  ----------  ----------      ---------   -------
   Net Interest Income.................................... $   404      $   (496)   $    (92)   $   1,253        $  (97)    $ 1,156
                                                           =========    ==========  ==========  ==========      =========   =======

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

            GENERAL. The Bank had a net loss of $878,000 for the year ended September 30, 1998, compared to net income of $3.7 million for the year ended September 30, 1997. The 1998 net loss was primarily the result of a $4.8 million contribution expense, $4.5 million of which was related to the Bank's cash contribution and commitment to the Charitable Foundation. Also contributing to the loss were increases in the Bank's other real estate owned expense and compensation and employee benefits expense of $707,000 and $645,000, respectively, for the year ended September 30, 1998. These increased expenses were partially offset by a $3.5 million decrease in income tax expense in fiscal 1998 as compared to fiscal 1997 primarily associated with the tax benefit recorded in connection with the Bank's contribution and binding, irrevocable commitment to the Charitable Foundation and otherwise reduced income before taxes.

            NET INTEREST INCOME. The Bank's tax equivalent net interest income for the year ended September 30, 1998 was $24.9 million, down $92,000, compared to the year ended September 30, 1997. This decrease was primarily the result of a nine basis point decrease in yield on average interest earning assets and a nine basis point increase in the rate paid on average interest bearing liabilities. A $17.8 million increase in average interest earning assets, which exceeded the $7.3 million increase in average interest bearing liabilities by $10.5 million, partially offset the impact of the decline in yields on the Bank's interest earning assets. The Bank's net interest margin for the year ended September 30, 1998 was 3.84%, down 12 basis points from 3.96% for the year ended September 30, 1997. The yield on average interest earning assets decreased from 7.66% to 7.57%, while the rate paid on average interest bearing liabilities increased from 4.16% to 4.25%.

            INTEREST INCOME. The Bank's interest income for the year ended September 30, 1998 was $49.1 million, down from $48.4 million for the year ended September 30, 1997. Interest on loans decreased $536,000 from $38.9 million for the year ended September 30, 1997 to $38.3 million for the year ended September 30, 1998. The average balance of loans decreased $4.4 million to $467.4 million, and the average yield on loans also decreased three basis points from 8.23% to 8.20% for the year ended September 30, 1998. Tax equivalent interest income on securities available for sale decreased by $39,000 and interest income on investment securities held to maturity declined by $53,000 for the year ended September 30, 1998. The average balance of securities available for sale increased only slightly from $124.7 million for the year ended September 30, 1997 to $125.2 million for the year ended September 30, 1998. At the same time, the tax effected average yield on securities available for sale decreased five basis points from 5.97% to 5.92%. The interest income on federal funds sold increased $1.0 million to $2.5 million, and the average balance of federal funds sold and other short-term investments increased from $27.6 million to $45.6 million. The Bank continued to invest in short term federal funds due to the favorable short term interest rates offered by these instruments compared to other comparable investment alternatives. The average yield on federal funds sold and other short-term investments increased from 5.45% to 5.59%.

            INTEREST EXPENSE. The Bank's interest expense increased by $842,000 to $24.2 million for the year ended September 30, 1998. The increase is attributable to increased average balances and rates paid on deposits and borrowings. The two largest categories of interest bearing deposits are savings accounts and time deposits. Interest expense on savings accounts decreased by $196,000 to $6.5 million for the year ended September 30, 1998, primarily due to a $6.4 million decrease in the average balance of savings accounts. Interest on time deposits for the year ended September 30, 1998 was $14.7 million, up $614,000 from the year ended September 30, 1997. This increase was the result primarily of a 16 basis point increase in the rates paid on these deposits and a $3.5 million increase in the average balance of time deposits for the year ended September 30, 1998. Interest expense on the Bank's NOW and money market accounts was relatively flat, increasing only $104,000 from fiscal year end 1997 to fiscal year end 1998. The slight increase was attributable to a $5.3 million increase in the average balances of these deposits accounts. Interest expense on the Bank's borrowings increased $315,000 in fiscal 1998 compared to fiscal 1997. The increase is attributable to a $5.3 million increase in the average balance of borrowings, coupled with a 14 basis point increase in the average rate paid on borrowings. The increase in borrowings reflects the Bank's use of alternative funding sources in lieu of relatively higher cost time deposit accounts.

            PROVISION FOR LOAN LOSSES. The provision for loan losses was $4.1 million for fiscal 1998, compared to $3.9 million for fiscal 1997. Many of the adverse credit quality trends noted in fiscal 1997 have continued into fiscal 1998, and it is expected that these trends may continue through at least fiscal 1999. During fiscal 1998, net loan charge-offs were $2.2 million, representing a 25.0% increase from fiscal 1997, when net loan charge-offs were $1.8 million. In addition, nonperforming loans increased from $8.7 million at September 30, 1997 to $11.6 million at September 30, 1998. This increase is consistent with the trends noted at September 30, 1997 when significant increases in classified loans and loans 60 to 89 days delinquent were noted. In determining the appropriate provision for loan losses, management also considers general economic conditions and real estate trends in the Bank's market area, both of which can impact the inherent risk of loss in the Bank's current loan portfolio. Management believes that there has been a general decline in the real estate values in the Bank's market area, resulting in a decrease in the values of the collateral securing much of the Bank's loan portfolio. Management believes that this trend is reflected in the increased level of net loan charge-offs experienced in fiscal years 1998 and 1997 compared to fiscal years 1996, 1995 and 1994. In fiscal years 1998 and 1997, net loan charge-offs as a percentage of average loans were .48% and .38%, respectively, as compared to .21%, .22%, and .15% in fiscal years 1996, 1995, and 1994, respectively. Accordingly, management anticipates that the current net charge-off levels may continue through fiscal 1999. Based upon the reduction in classified and special mention loans from $25.2 million at September 30, 1997 to $18.7 million at September
30, 1998, and the reduction in loans 60-89 days past due, the Bank has set its provision for loan losses in anticipation that this rate of increase in nonperforming loans will not continue at its current pace. The increased provision in recent years also reflects the change in the mix of assets in the Bank's loan portfolio as commercial business loans and consumer loans have increased as a percentage of total loans from 6.31% and 6.41%, respectively, at September 30, 1997 to 9.70% and 9.02%, respectively, at September 30, 1998.

            NON-INTEREST INCOME. The Bank's non-interest income decreased by $185,000 to $2.6 million for the year ended September 30, 1998. A $356,000 decrease in the Bank's other income and a $28,000 decrease in the Bank's loan servicing fees contributed to the Bank's decline in non-interest income, although such declines were partially offset by the Bank's trust income, gains on the sale of mortgage loans and deposit service charges, which increased by $97,000, $62,000 and $36,000, respectively, from fiscal 1997 to fiscal 1998. The Bank's non-interest income in 1997 also includes a one-time $389,000 federal affordable housing award.

            NON-INTEREST EXPENSE. The Bank's non-interest expense increased 35.3% from $18.5 million for the year ended September 30, 1997 to $25.1 million for the year ended September 30, 1998. The primary cause of this increase was a $4.8 million contribution expense, all but $306,000 of which was related to the Bank's cash contribution and binding, irrevocable commitment to the Charitable Foundation. Immediately after completion of the Conversion, in fiscal 1999, the Company intends to establish and contribute to the Community Foundation newly issued shares of Common Stock in an amount equal to 8% of the Common Stock sold in the Conversion. In addition, the Company intends to contribute the Music Hall located in the Bank's headquarters to the Music Hall Foundation. These contributions will result in a significant contribution expense in fiscal 1999, and because the value of the contributions will exceed the IRC's annual 10% deduction limitation in fiscal 1999 and during the five-year carry forward period, the Company does not anticipate being able to recognize the full tax benefit associated with those contributions. See "Summary -- The Troy Savings Bank Community Foundation" and "Risk Factors -- Contribution to the Community Foundation." The Company's future contribution expense, subject to the funding of these foundations, will decline as a result of these foundations. Beginning in fiscal 1999, expenses associated with the Music Hall will be paid by the Music Hall Foundation and not by the Company or the Bank. In fiscal years 1998 and 1997, the direct costs paid by the Bank, excluding any allocated cost, associated with operating the Music Hall were $78,000 and $88,000, respectively.

            Also contributing to the Bank's increased non-interest expense for the year ended September 30, 1998 was a $707,000 increase in other real estate owned expense, a $645,000 increase in compensation and employee benefits expense, and a $198,000 increase in professional, legal and other fees expense. The increase in other real estate owned expense is attributable to losses on the disposals of, and additional writedowns taken on, the Bank's foreclosed assets (other real estate owned). The increase compensation expense was primarily related to general merit increases for the Bank's employees during the year ended September 30, 1998, and, to a lesser extent, increased staffing levels and health insurance costs. The increase in professional, legal and other fees is a result of additional services relating to establishment of the Charitable Foundation, general business counseling and consulting costs, and costs associated with Year 2000 issues and system conversions.

            INCOME TAXES. For fiscal 1998, the Bank received a $1.9 million income tax benefit, as compared to a $1.6 million income expense for the year ended September 30, 1997. The reduction in income tax expense is primarily the result of the fiscal 1998 pre-tax loss of $2.8 million as compared to the fiscal 1997 pre-tax income of $5.2 million. Also contributing to the change in income tax expense was an increase in the level of investments in tax exempt securities from an average investment of $3.2 million during fiscal 1997 to an average investment of $56.0 million during fiscal 1998, the result of which was a significant increase in tax exempt income.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

            GENERAL. The Bank's net income for the year ended September 30, 1997 was $3.7 million, a 28.0% decrease from net income of $5.1 million in fiscal 1996. The reduction in the Bank's net income was primarily the result of a $3.0 million increase in the provision for loan losses in fiscal 1997, although this increase was partially offset by a $1.1 million increase in the Bank's net interest income.

            NET INTEREST INCOME. The Bank's net interest income increased by $1.1 million from $23.8 million to $25.0 million for fiscal years 1996 and 1997, respectively. The increase was primarily the result of a $19.2 million increase in average interest earning assets from $611.8 million for the year ended September 30, 1996 to $631.0 million for the year ended September 30, 1997. Average interest bearing liabilities also increased by $9.8 million during this same period. The Bank's net interest margin for the year ended September 30, 1997 was 3.96%, compared to 3.90% for the year ended September 30, 1996. During fiscal 1997, the yield on average interest earning assets and the rate paid on average interest bearing liabilities remained relatively constant.

            INTEREST INCOME. The Bank's interest income for fiscal 1997 was $48.4 million, as compared to $46.9 million for fiscal 1996. The primary cause of this increase was a $2.7 million increase on interest and fees from the Bank's loans. During fiscal 1997, the average balance of loans increased $39.2 million to $471.8 million, while the average yield on loans decreased from 8.36% to 8.23%. The Bank's interest income on securities available for sale decreased by $1.1 million to $7.4 million for the year ended September 30, 1997. The majority of the decrease in interest income on securities available for sale was attributed to a $18.1 million decrease in the average balance of securities available for sale, which decreased from $142.8 million for the year ended September 30, 1996 to $124.7 million for the year ended September 30, 1997. The Bank used proceeds from its maturing securities available for sale to fund its loan growth.

            INTEREST EXPENSE. The Bank's interest expense increased slightly by $334,000 during the year ended September 30, 1997 to $23.4 million. Most of this increase was related to interest paid on the Bank's interest bearing depository accounts. The two largest categories of interest bearing deposits are savings accounts and time deposits. Although the Bank's interest expense on savings accounts decreased by $151,000 for the year ended September 30, 1997, primarily due to a decrease in the average balance of the Bank's savings accounts, the Bank's interest expense on its time deposits for the year ended September 30, 1997 increased by $329,000 to $14.1 million. This increase is the result of an increase in the average balance of time deposits from $251.0 million in fiscal 1996 to $261.0 million in fiscal 1997, offset by an eight basis point reduction in the rates paid on these deposits from 5.48% in fiscal 1996 to 5.40% in fiscal 1997.

            PROVISION FOR LOAN LOSSES. In fiscal 1997, there was evidence of increases in the level of inherent risk in the Bank's loan portfolio. As a result of this increased inherent risk, management increased the Bank's provision for loan losses from $928,000 in fiscal 1996 to $3.9 million in fiscal 1997. The increased inherent risk was manifested in a number of developments, ratios and trends considered by management. Net loan charge-offs increased from $921,000 in fiscal 1996, or .21% of average loans, to $1.8 million, or .38% of average loans, in fiscal 1997. This increase in the level of net loan charge-offs also represented a significant increase from the Bank's historical net loan charge-off experience which was .22% and .15% of average loans in fiscal years 1995 and 1994, respectively. Similarly, loans 60 to 89 days past due increased from $1.2 million at September 30, 1996 to $3.5 million at September 30, 1997, and the Bank's classified and special mention loans increased from $18.9 million at September 30, 1996 to $25.2 million at September 30, 1997. The Bank also began to change the mix of assets in the Bank's loan portfolio, the result of which was an overall increase in the amount of loans with greater credit risk. For example, commercial business loans increased from $24.8 million at September
30, 1996 to $30.0 million at September 30, 1997, and consumer loans increased from $22.5 million at September 30, 1996 to $30.4 million at September 30,
1997.

            NON-INTEREST INCOME. The Bank's non-interest income decreased by $128,000 to $2.7 million for the year ended September 30, 1997. This decrease was primarily caused by a $265,000 decrease in the Bank's other income, although this decrease was partially offset by a $69,000 increase in the Bank's trust income resulting from an increase in trust assets under the Bank's management. In fiscal 1996, the Bank received $435,000 in nonrecurring recoveries of previously charged-off investments. The Bank did not have a similar recovery in fiscal 1997.

            NON-INTEREST EXPENSE. The Bank's non-interest expense increased $341,000 to $18.5 million for the year ended September 30, 1997. A $564,000 increase in compensation and employee benefits expense, primarily related to general merit increases for the Bank's employees, and, to a lesser extent, increases in pension, 401(k) and post-retirement benefits, was the primary cause for the increase in non-interest expense, although this increase was offset by $377,000 and $119,000 decreases in the Bank's contribution expense and other real estate owned expense, respectively. Additional increases in non-interest expense are attributable to increases in occupancy and computer charges.

            INCOME TAXES. For fiscal 1997, the Bank incurred a $1.6 million income tax expense, as compared to a $2.5 million income tax expense for fiscal 1996. The reduction in income tax expense is primarily the result of a decrease in pre-tax income from $7.6 million to $5.2 million for fiscal years 1996 and 1997, respectively, as well as the recognition of a tax benefit associated with certain changes in the tax laws of New York State.

LIQUIDITY AND CAPITAL RESOURCES

            Liquidity is defined as the ability to generate cash flow to meet present and future financial obligations and commitments. The Bank's liquid assets include cash and cash equivalents, securities held to maturity, securities that mature within one year and securities available for sale. At September 30, 1998, the Bank's liquid assets as a percentage of deposits which have no withdrawal restrictions, time deposits which mature within one year, and short-term borrowings was 42%.

            The Bank's primary sources of funds are borrowings and proceeds from the redemption and maturity of federal funds sold and other short-term securities. The Bank's primary cash outflows are new loan originations, purchases of securities, and deposit withdrawals. Management monitors its liquidity position on a daily basis. Although maturities and scheduled amortization of loans are a predictable source of funds, deposit outflows, mortgage prepayments and mortgage loan sales are greatly influenced by changes in interest rates, economic conditions, and competitors.

            The Bank attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network as well as FHLB advances. Management believes that the level of the Bank's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of the Bank's depositors, and meet all other daily obligations of the Bank.

            Consistent with its goals to operate a sound and profitable financial organization, the Bank actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. As of September 30, 1998 and 1997, total equity was $71.0 million and $71.5 million, respectively, or

9.9% and 10.8% of total assets at those respective dates. As of September 30, 1998, the Bank exceeded all of the capital requirements of the FDIC. The Bank's regulatory capital ratios at September 30, 1998 were as follows: Tier I (leverage) capital: 9.89%; Tier I risk-based capital: 14.02%; and total risk based capital: 15.27%. The regulatory capital minimum requirements to be considered "well capitalized" are 5.0%, 6.0%, and 10.0%, respectively.

YEAR 2000 READINESS DISCLOSURE STATEMENT

            The "Year 2000" issue is the result of computer programs and equipment which depend on "embedded chip" technology and software using two digits rather than four digits to define the applicable year. For dates on or after January 1, 2000, software and hardware as well as embedded processors may not be able to recognize or process dates correctly. This could result in system failures or miscalculations causing disruption of operations, including, among other things, system or equipment shutdowns, malfunctions or a temporary inability to process transactions or engage in normal business activities.

            Companies have been advised to determine whether and to what extent their information technology and/or physical resources may be affected by Year 2000; to replace, repair or retire the affected systems or assets; and to test the new systems or assets to assure that they will not be adversely affected by Year 2000 (otherwise referred to as "Year 2000 compliant"), Further, any changes, revisions or new components of systems or equipment configurations may prove to be incompatible with those existing or upgraded. As a result, the testing of changed components and of systems and subsystems as a whole, is critical, but also time and resource consuming.

            In order to protect the integrity of the banking system, the federal banking regulatory authorities (collectively known as the Federal Financial Institutions Examination Council, or "FFIEC") have (i) issued guidelines to financial institutions for addressing the Year 2000 issues; (ii) set milestones that financial institutions are expected to meet in becoming Year 2000 compliant; and (iii) established testing recommendations to assure timely compliance. The Bank started its Year 2000 compliance plans in 1996, and has followed the guidelines and recommendations of the FFIEC throughout its planning and implementation process.

            In order to address the Bank's particular Year 2000 issues, the Bank commenced the Y2K Project, which is a Year 2000 remediation and compliance program managed by a project group consisting of representatives from all business units and functional departments within the Bank. The Y2K Project is directed by a vice president who directly reports on the Y2K Project to the President/Chief Executive Officer of the Bank. The Y2K Project is overseen by the Board of Directors which receives quarterly reports from the project group.

            The Bank's inventory and assessment of all technologies, equipment and third party providers began in 1996. Substantially all of the Bank's core banking systems are outsourced or are purchased software packages. As a result, much of the remediation and testing process is dependent upon the accuracy of the work performed by vendors in certifying their systems. Further assessments were performed to evaluate other systems, equipment, databases and third-party interfaces which could be affected by Year 2000, or which could be incompatible with Year 2000 upgrades of the Bank's core banking systems. Finally, the Bank assessed its machinery, vaults, security systems, elevators, HVAC systems, telephone, communications and any vendor supplied goods or services in order to complete plans for remediation, repair or replacement where necessary, and has monitored vendors' compliance programs against required standards.

            In 1996, the Bank negotiated the renewal of its data processing contract for core banking systems with its third party service provider. In October 1998, the Bank converted to that service provider's new platform of software, hardware and operating systems which have been certified by the vendor as Year 2000 compliant. Where other subsidiary systems are concerned, the Bank has attempted to obtain all applicable warranties from the vendors or service providers, and where appropriate, the Bank is arranging alternate service or software providers in the way of contingency planning should the primary vendor not provide timely and adequate solutions. The Bank, however, does not have any control over the effectiveness of a vendor's systems, and there can be no assurances that significant third party interfaces upon which the Bank's systems rely will be Year 2000 compliant.

            The Bank began testing certain in-house systems in October 1998, and expects to perform all necessary testing of critical core banking systems by the end of the first quarter of fiscal 1999. The economic cost of the Y2K Project includes not only direct incremental amounts expended by the Bank for upgrading or replacing software, systems and equipment, but also the use of internal resources devoted to the Y2K Project that would have otherwise been devoted to other business opportunities. It is difficult to quantify the economic costs of internal resources so re-directed.

            The Bank estimates that it will make direct expenditures for the Y2K Project of approximately $2.5 million over the five year period 1996 to 2000. Although many of the hardware and equipment expenditures would have been made as part of normal operations even without Year 2000, they are included in the above estimate as the timing of those purchases and upgrades was accelerated due to the Y2K Project. A substantial portion of the upgrades relate to a new branch automation system which, although not considered by the Bank as mission critical, has been accelerated. While these are estimates, the Bank does not expect the costs of the Y2K Project to have a significant impact on its consolidated financial condition and results of operations. As of September 30, 1998, the Bank has spent approximately $173,000 on Year 2000-related matters.

            The potential impact of Year 2000 on the Bank's customers (borrowers and depositors) has been examined. The Bank is aware that if significant commercial borrowers suffer losses or illiquidity because of their own Year 2000 problems (including those of others with whom they do business or on whom they are dependent) the Bank may suffer losses from or experience illiquidity. The Bank's standard loan documentation programs were revised to take into account customers' Year 2000 compliance in evaluating and rating credit risk. Loan documentation generally includes representations from borrowers about Year 2000 readiness and provides the right to examine the borrowers' systems and procedures in order to determine Year 2000 compliance.

            The Bank believes that its Y2K Project will result in its core banking systems' hardware, software, and firmware being tested and certified as Year 2000 compliant by the end of the second quarter of fiscal 1999 so as to ensure continuation of all aspects of its core business processes. For non-mission critical systems, the Bank and its subsidiaries have developed contingency plans for non-compliant systems. The contingency plans vary with the affected systems. The Bank is obtaining assurances that its primary vendors, key service providers, and, as noted above, significant credit customers will also be Year 2000 compliant. Contingency plans and alternative arrangements have been made, or will be made in advance, wherever possible.

            Failure of the Bank's mission critical systems could impair the ability of the Bank to do business and service its customers; failure of large or numerous borrowers to repay their loans could impair the Bank's capital; failure of utilities and the public infrastructure could adversely affect the Bank's operations. Despite the Bank's efforts with respect to Year 2000 readiness, including its Y2K Project, there can be no assurance that partial or total systems interruptions or business interruptions or the associated costs would not have an adverse effect upon the Bank's business, consolidated financial condition, results of operations and business prospects.

IMPACT ON INFLATION AND CHANGING PRICES

            The Bank's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Bank's operations. Unlike those of most industrial companies, the Bank's assets and liabilities are nearly all monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent, as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

            In November 1993, the AICPA issued Statement of Position 93-6 ("SOP 93-6"), "Employers' Accounting for Employee Stock Ownership Plans," which is effective for years beginning after December 15, 1993. SOP 93-6 requires the measure of compensation expense recorded by employers for leveraged ESOPs to be the average fair value of the ESOP shares. In connection with the Conversion, the Bank has established an ESOP which is expected to purchase 8% of the number of shares of Common Stock sold in the Conversion, including shares contributed to the Charitable Foundation. Under SOP 93-6, the Company will recognize a compensation cost equal to the average fair value of the ESOP shares during the periods in which they become committed to be released. Employers with internally leveraged ESOPs, such as the Company, will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. The effects of SOP 93-6 on the Company's future results of operations and financial condition cannot be determined at this time.

            In November 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Company to choose either a new fair value based method or the Accounting Principles Board ("APB") Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied in financial statements of companies that follow accounting for such arrangements under APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS No. 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock (e.g., stock option plans, stock purchase plans, restricted stock plans and stock appreciation rights). This statement also specifies the accounting for transactions in which a company issues stock options or other equity for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The Company expects to utilize the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this statement will not be material to the Company's consolidated financial statements.

            In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). This statement supersedes APB Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Unvested restricted stock awards are considered outstanding common shares and included in the computation of basic EPS as of the date that they are fully vested. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company will adopt this statement for all financial statements after the Conversion.

            In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosure about an entity's capital structure. In accordance with SFAS No. 129, companies will be required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put features, redemption requirements and conversion options. The disclosures required by SFAS No. 129 are for financial statements for periods ending after December 15, 1997.

            In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of an enterprise adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. The Company anticipates developing the required information in accordance with this new statement.

            In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. At this time, the Company does not anticipate that the adoption of this statement will significantly impact its financial reporting.

            In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Post Retirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosure requirements of SFAS No. 87 and SFAS No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other post retirement benefits. SFAS No. 132 is applicable to all entities and addresses disclosure only. The statement does not change any of the measurement or recognition provisions provided for in SFAS No. 87, SFAS No. 88 or SFAS No. 106. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company anticipates providing the required disclosures in its September 30, 1999 consolidated financial statements.

            In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

            In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Enterprise." This statement establishes criteria for classification of securitized and retained mortgage-backed securities. The Company is currently evaluating the impact of this statement, which is effective for fiscal quarters beginning after December 15, 1998, on its consolidated financial statements.

                    BUSINESS OF TROY FINANCIAL CORPORATION

            Troy Financial Corporation is a newly formed Delaware corporation that will register with the Federal Reserve as the bank holding company for the Bank. The Company has not engaged in any significant business to date, and, in the future, its primary business will be the business of the Bank.

            Presently, the Company has no plans to own or lease any property, but will instead use the premises and equipment of the Bank. The Company does not intend to employ any persons other than certain officers of the Bank who will not be separately compensated by the Company. The Company may utilize the support staff of the Bank from time to time, if needed, and additional employees will be hired as appropriate to the extent the Company expands its business in the future.

            The Company will be subject to regulation and supervision by the Federal Reserve. See "Business of Troy Financial Corporation" and "Regulation and Supervision-- Regulation of the Company."

                       BUSINESS OF THE TROY SAVINGS BANK

GENERAL

            The Troy Savings Bank is a community oriented savings bank headquartered in Troy, New York and was originally chartered in 1823. As a full service financial institution, the Bank places a particular emphasis on residential and commercial real estate loan products, as well as retail and business banking products and services. The Bank and its subsidiaries also offer a complete range of trust, insurance and investments services, including securities brokerage, annuity and mutual funds sales, money management and retirement plan services, and other traditional investment/brokerage activities to individuals, families and businesses throughout the six New York State Counties of Albany, Rensselaer (Troy), Saratoga, Schenectady, Warren and Washington.

            The Bank's goal is to be the primary source of financial products and services for its business and retail customers. The Bank's business strategy is to serve as a community based, full-service financial services firm by offering a wide variety of business and retail banking products, and trust, insurance, investment management and brokerage services to its potential and existing customers throughout its market area. In addition, the Company intends to establish or acquire a commercial bank and trust company that can accept municipal deposits to complement the Bank's municipal investment activities. In the future, the Bank may open new branches to better serve its existing customers and to increase its market share, especially in those areas in which the Bank, through Family Mortgage Banking Co., Inc. ("FMB"), its wholly owned subsidiary, originates residential mortgage loans. Whereas the Bank's strategy since the mid-1980s has been to provide a wide variety of financial products and services to attract an equally wide variety of customers, the Bank also is now focusing on expanding each customer's relationship by cross-selling multiple products and services.

            The Bank delivers its products and services and interacts with its customers primarily through its 14 branches and 15 proprietary automated teller machines ("ATMs") and its 24-hour telephone banking service ("Time$aver"). The Bank's branches are staffed by managers, branch operations supervisors and customer sales and service representatives ("CSSRs") who are trained and encouraged to market and service the Bank's products and services, including those of the Bank's subsidiaries. See "-- Subsidiaries." Currently, the Bank is processing, on average, approximately 25,000 transactions per month at its ATMs and is handling approximately 2,500 calls monthly through Time$aver. The typical retail banking customer of the Bank is 54 years of age, lives within the Bank's six county market area, and has 1.7 accounts with an aggregate deposit balance of approximately $13,800.

            The Bank believes that its relationships to the communities it serves distinguishes it from competitors, many of which are out-of-market financial institutions with branches in the Bank's market area or local institutions that have recently been acquired by larger out-of-market institutions. The Bank has served individuals, families and businesses in its six county market area for over 175 years, and the Bank maintains a highly visible role in its communities by participating in and sponsoring charities and charitable events. Many of the Bank's employees, including its senior officers and department managers, serve on civic and community boards. The Troy Savings Bank Music Hall, located in the Bank's headquarters building, hosts many concerts and other events each year. The Bank's four most senior officers, including the President and Chief Executive Officer, have been with the Bank for a combined 55 years, and have worked in the Bank's market area for over 90 years. Many of the Bank's officers have come to work for the Bank after working for its competitors which were acquired by or merged with out-of-market financial institutions.

            The Bank is subject to regulation, examination and supervision by the FDIC and the New York Superintendent, and is a member of the FHLB System. The Bank's deposits are insured by the FDIC to the maximum extent provided by law.

MARKET AREA

            The Bank currently operates 14 full service banking offices, including one branch in a local supermarket, in a six county market. The Bank's market area has a combined population of approximately 900,000 and a median income of approximately $32,000 according to the 1990 United States Census. Since 1990, the population has increased by 2.05% and new home construction has increased at an average annual rate of 14%, although prices of existing homes have generally been declining in recent years. Albany, the state capital of New York, and Saratoga, a major tourist area, are located within the Bank's market area. The New York state government employs approximately 53,000 people in the Bank's market area, and the 10 largest employers in Albany and Rensselaer Counties employ almost 37,000 workers. The Bank's market area is located on many major highway networks offering easy access to the east coast, New England, the midwest and Canada, and is home to 19 colleges and universities. Since 1994, the unemployment rate in the Bank's market area has decreased from 6.95% to a current rate of 3.65%.

LENDING ACTIVITIES

            The Bank focuses its lending activities primarily on the origination of residential and commercial real estate loans, commercial business loans and consumer loans. The types of loans that the Bank may originate are subject to federal and state law and regulations. Interest rates charged by the Bank on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Federal Reserve, legislative tax policies and governmental budget matters. All loan approval decisions are made locally, by individual loan officers or loan committees, depending upon the size of the loan, and the Bank responds to all loan requests in a prompt and timely manner.

            LOAN PORTFOLIO COMPOSITION. At September 30, 1998, the Bank's loan portfolio, totaled $465.6 million, or 65.0% of total assets, and consisted primarily of single family residential mortgage loans and commercial real estate loans, as well as construction loans, commercial business loans and consumer loans.

            The Bank's portfolio of single family residential mortgage loans totaled $202.5 million, or 43.5% of loans, and 28.3% of total assets, at September 30, 1998, and consisted primarily of fixed rate and adjustable rate loans secured by detached, single family homes located in the Bank's market area, as well as secured home equity and home improvement loans. As of September 30, 1998, the Bank's largest single family residential mortgage loan had an outstanding balance of $796,000. The typical residential mortgage loan held by the Bank in its portfolio has an average principal balance of approximately $80,000 and a loan-to-value ("LTV") ratio of 80%, secured by a detached, single family home.

            The Bank's commercial real estate loan portfolio totaled $166.2 million, or 35.7% and 23.2% of the Bank's loans, and total assets, respectively, at September 30, 1998. Approximately 72.3% of the loans are secured by properties located in the Bank's six county market area, and an additional 15.9% are secured by properties located in the New York City area. Approximately 35.7% of the properties securing the loans are apartment buildings and cooperatives, 32.9% are office buildings and warehouses and 16.0% are retail buildings. The Bank's commercial real estate loans range in size from $1,000 to $4.5 million, and the median outstanding principal balance at September 30, 1998 was $207,374. The 20 largest commercial real estate loans range in size from $2.3 million to $4.5 million, and the Bank had 47 loans with outstanding balances of more than $1.0 million at September 30, 1998. The Bank's largest commercial real estate exposure at September 30, 1998 involving a single entity was $15.1 million (excluding a $2.5 million personal line of credit) to a local real estate developer and related real estate interests with whom the Bank has had a seven year relationship.

            The Bank's commercial business loan portfolio totaled $45.2 million, or 9.7% of the Bank's loans, and 6.3% of total assets, at September 30, 1998, and includes fixed rate loans and adjustable rate lines of credit to a diverse customer base which includes manufacturers, wholesalers, retailers, service providers, educational institutions and government funded entities. The Bank's commercial business loans range in size from $1,000 to $2.5 million, with a median principal balance outstanding of $25,000 as of September 30, 1998. The Bank's 20 largest commercial business loans at that date range in terms of total exposure (outstanding balances and unfunded commitments) from $1.2 million to $8.0 million.

            The Bank's consumer loan portfolio totaled $42.0 million, or 9.0% of the Bank's loans, and 5.9% of total assets, at September 30, 1998. The Bank's consumer loan portfolio includes home equity lines of credit, fixed rate consumer loans, overdraft protection and Creative Loans, which start with a modest below market interest rate that increases each year. The Bank's home equity lines of credit and Creative Loans represented 20.4% and 31% of the Bank's consumer loan portfolio, respectively, at September 30, 1998.

            The following table sets forth the composition of the Bank's loan portfolio, excluding loans held for sale, in dollar amounts and percentages of the respective portfolios at the dates indicated.

                                                                                  AT SEPTEMBER 30,
                                                 ----------------------------------------------------------------------------------
                                                             1998                          1997                       1996
                                                 ---------------------------   ---------------------------   ----------------------
                                                                   PERCENT                       PERCENT                   PERCENT
                                                    AMOUNT        OF TOTAL        AMOUNT        OF TOTAL       AMOUNT      OF TOTAL
                                                    ------        --------        ------        --------       ------      --------
                                                                                   (DOLLARS IN THOUSANDS)
Real estate loans:
   Residential mortgage.......................   $    202,511     43.50%       $    214,638     45.23%       $    204,879     44.92%
   Commercial.................................        166,186     35.69             184,561     38.89             191,624     42.01
   Construction...............................         10,052      2.16              15,508      3.27              12,999      2.85
                                                 ------------    ------        ------------    ------        ------------    ------
      Total real estate loans.................        378,749     81.35             414,707     87.39             409,502     89.78

Commercial business loans.....................         45,156      9.70              29,961      6.31              24,762      5.43

Consumer loans:
   Home equity lines of credit................          8,575      1.84               9,883      2.08               9,387      2.06
   Other consumer.............................         33,445      7.18              20,539      4.33              13,159      2.88
                                                 ------------    ------        ------------    ------        ------------    ------
      Total consumer loans....................         42,020      9.02              30,422      6.41              22,546      4.94

Net deferred loan fees and unearned discount..           (344)    (0.07)               (501)    (0.11)               (684)    (0.15)
                                                 ------------    ------        ------------    ------        ------------    ------

Total loans...................................        465,581    100.00%            474,589    100.00%            456,126    100.00%
                                                                 ======                        ======                        ======

Less:
   Allowance for loan losses..................         (8,260)                       (6,429)                       (4,304)
                                                 ------------                  ------------                  ------------

Total loans receivable, net...................   $    457,321                  $    468,160                  $    451,822
                                                 ============                  ============                  ============

                                                                                          AT SEPTEMBER 30,
                                                                     -----------------------------------------------------
                                                                                 1995                        1994
                                                                     ---------------------------   -----------------------
                                                                                       PERCENT                    PERCENT
                                                                        AMOUNT        OF TOTAL        AMOUNT     OF TOTAL
                                                                        ------        --------        ------     --------
                                                                                       (DOLLARS IN THOUSANDS)
Real estate loans:
   Residential mortgage...........................................   $    193,720     46.92%       $    175,769     45.53%
   Commercial.....................................................        171,830     41.61             170,744     44.23
   Construction...................................................          9,354      2.27               5,949      1.54
                                                                     ------------    ------        ------------    ------
      Total real estate loans.....................................        374,904     90.80             352,462     91.30

Commercial business loans.........................................         19,038      4.61              16,046      4.16

Consumer loans:
   Home equity lines of credit....................................          8,620      2.09              10,144      2.63
   Other consumer.................................................         11,140      2.69               8,133      2.11
                                                                     ------------    ------        ------------    ------
      Total consumer loans........................................         19,760      4.78              18,277      4.74

Net deferred loan fees and unearned discount......................           (790)    (0.19)               (767)    (0.20)
                                                                     ------------    ------        ------------    ------

     Total loans..................................................        412,912    100.00%            386,018    100.00%
                                                                                     ======                        ======

Less:
   Allowance for loan losses......................................         (4,297)                       (4,190)
                                                                     ------------                  ------------

Total loans receivable, net.......................................   $    408,615                  $    381,828
                                                                     ============                  ============


            The following table sets forth, at September 30, 1998, the dollar amount of all loans in the Bank's portfolio (excluding loans held for sale) and contractually due after September 30, 1999, and whether such loans have fixed or adjustable interest rates.

                                                                                                   DUE AFTER
                                                                                              SEPTEMBER 30, 1999
                                                                                        --------------------------------
                                                                                        AMOUNT                   PERCENT
                                                                                        ------                   -------
                                                                                            (DOLLARS IN THOUSANDS)
Fixed:
   Residential mortgage.............................................................      $   126,805             31.57%
   Commercial mortgage..............................................................           82,320             20.50
   Construction.....................................................................            3,643               .91
                                                                                          -----------            ------
      Total real estate loans.......................................................          212,768             52.98

   Commercial business..............................................................           15,804              3.94

   Consumer:
      Home equity lines of credit...................................................               --                --
      Other consumer................................................................           20,009              4.98
                                                                                          -----------            ------
         Total consumer.............................................................           20,009              4.98
                                                                                          -----------            ------

Total fixed rate loans..............................................................          248,581             61.90

Adjustable:
   Residential mortgage.............................................................           74,949             18.67
   Commercial mortgage..............................................................           44,613             11.11
   Construction.....................................................................               --                --
                                                                                          -----------            ------
      Total real estate loans.......................................................          119,562             29.78

   Commercial business..............................................................           12,452              3.10

   Consumer:
      Home equity lines of credit...................................................            8,575              2.14
      Other consumer................................................................           12,376              3.08
                                                                                          -----------            ------
         Total consumer.............................................................           20,951              5.22

Total adjustable rate loans.........................................................          152,965             38.10
                                                                                          -----------            ------

Total loans.........................................................................      $   401,546            100.00%
                                                                                          ===========            ======

            LOAN MATURITY AND REPRICING. The following table shows the contractual maturities of the Bank's loan portfolio at September 30, 1998. The table does not include loans held for sale, prepayments or scheduled principal amortization.

                                                                       AT SEPTEMBER 30, 1998
                                          ------------------------------------------------------------------------------------
                                                   REAL ESTATE LOANS
                                          ------------------------------------
                                                                                           HOME EQUITY
                                          RESIDENTIAL                          COMMERCIAL     LINES       OTHER
                                           MORTGAGE   COMMERCIAL  CONSTRUCTION  BUSINESS    OF CREDIT   CONSUMER      TOTAL
                                           --------   ----------  ------------  --------    ---------   --------      -----
                                                                            (IN THOUSANDS)
Amounts due:
  Within one year.......................  $      757  $   39,253   $    6,409  $   16,900   $       --  $    1,060  $  64,379

After one year:
  More than one year to five years......       4,221      59,451        3,463      15,092        8,575      31,988    122,790
  More than five years to ten years.....      18,403      42,697          180       8,587           --         347     70,214
  More than ten years to twenty years...      52,035      24,592           --       4,527           --          50     81,204
  More than twenty years................     127,095         193           --          50           --          --    127,338
                                          ----------  ----------   ----------  ----------   ----------  ----------  ---------
   Total due after September 30, 1999...     201,754     126,933        3,643      28,256        8,575      32,385    401,546
                                          ----------  ----------   ----------  ----------   ----------  ----------  ---------
      Total amount due..................     202,511     166,186       10,052      45,156        8,575      33,445    465,925
                                          ==========  ==========   ==========  ==========   ==========  ==========  ---------

Less:
   Net deferred loan fees and unearned
      discount..........................                                                                                 (344)
   Allowance for loans losses...........                                                                               (8,260)
                                                                                                                    ----------
      Loans receivable, net.............                                                                            $ 457,321
                                                                                                                    =========

            LOAN ORIGINATIONS AND SALES. The following table sets forth the Bank's loan originations, sales and principal repayments for the periods indicated.


                                                        REAL ESTATE
                                          --------------------------------------              HOME EQUITY
                                                                                  COMMERCIAL    LINE OF
                                          RESIDENTIAL   COMMERCIAL  CONSTRUCTION   BUSINESS     CREDIT
                                          -----------   ----------  ------------   --------     ------
                                                                              (IN THOUSANDS)
Balance as of September 30, 1995......    $   199,557   $ 171,830     $  9,354     $ 19,038     $ 8,620

  Add:  Loan originations, other
     advances, and purchases..........         47,928      25,443       18,692       51,975       1,291

  Less:  Principal repayments, sales,
     charge-offs, transfers to OREO
     and other reductions.............        (41,135)     (5,649)     (15,047)     (46,251)       (524)
                                              --------     -------     --------     --------       -----

Balance as of September 30, 1996......        206,350     191,624       12,999       24,762       9,387

  Add:  Loan originations, other
     advances, and purchases..........         36,080      30,566       24,407       51,206         997

  Less:  Principal repayments, sales,
     charge-offs, transfers to OREO
     and other reductions.............        (24,089)    (37,629)     (21,898)     (46,007)       (501)
                                              --------    --------     --------     --------       -----

Balance at September 30, 1997.........        218,341     184,561       15,508       29,961       9,883

  Add:  Loan originations, other
     advances, and purchases..........         79,360      27,432       24,662       78,619         507

  Less:  Principal repayments, sales,
     charge-offs, transfers to OREO
     and other reductions.............        (84,094)    (45,807)     (30,118)     (63,424)     (1,815)
                                              --------    --------     --------     --------     -------

Balance at September 30, 1998.........    $   213,607   $ 166,186     $ 10,052     $ 45,156     $ 8,575
                                          ===========   =========     ========     ========     =======


                                                                         NET
                                                                    DEFERRED FEES
                                              OTHER                 AND UNEARNED       TOTAL
                                            CONSUMER     SUBTOTAL     DISCOUNTS      LOANS (1)
                                            --------     --------     ---------      ---------

Balance as of September 30, 1995......      $ 11,140    $ 419,539     $   (790)     $ 418,749

  Add:  Loan originations, other
     advances, and purchases..........         6,435      151,764           --        151,764

  Less:  Principal repayments, sales,
     charge-offs, transfers to OREO
     and other reductions.............        (4,416)    (113,022)          --       (113,022)
                                              -------    ---------        -----      ---------

Balance as of September 30, 1996......        13,159      458,281         (684)       457,597

  Add:  Loan originations, other
     advances, and purchases..........        17,613      160,869           --        160,869

  Less:  Principal repayments, sales,
     charge-offs, transfers to OREO
     and other reductions.............       (10,233)    (140,357)          --       (140,357)
                                              -------    ---------        -----      ---------

Balance at September 30, 1997.........        20,539      478,793         (501)       478,292

  Add:  Loan originations, other
     advances, and purchases..........        19,987      230,567           --        230,567

  Less:  Principal repayments, sales,
     charge-offs, transfers to OREO
     and other reductions.............        (7,081)    (232,339)          --       (232,339)
                                              -------    ---------        -----      ---------

Balance at September 30, 1998.........      $ 33,445    $ 477,021     $   (344)     $ 476,677
                                            ========    =========     =========     =========


(1) Total loans include loans held for sale of $11.1 million, $3.7 million, $1.5 million and $5.8 million for fiscal years 1998, 1997, 1996 and 1995, respectively.

            The Bank generally does not purchase loans from other financial institutions. The Bank does, however, sell or enter into commitments to sell certain of its fixed rate mortgage loans to FreddieMac, as well as to other parties. Historically the Bank has generally sold substantially all of its 15- and 30-year conforming fixed rate mortgage loans into the secondary mortgage market. During 1998 and 1997 the Bank sold $44.5 million and $13.4 million of mortgage loans into the secondary mortgage market. In late fiscal 1998, the Bank began to hold in its loan portfolio certain 15-year fixed rate mortgage loans. In order to reduce the interest rate risk associated with mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Bank enters into formal commitments to sell loans in the secondary market, and may also enter into option and delivery agreements. The Bank typically retains servicing rights on loans sold in order to generate fee income. As of September 30, 1998, the Bank was servicing mortgage loans for others, with an aggregate outstanding principal balance of $195.7 million.

            The following is a more detailed discussion of the Bank's current lending practices.

            SINGLE FAMILY RESIDENTIAL LENDING. During the year ending September 30, 1998, the Bank originated $79.4 million of single family residential real estate loans. Substantially all of the Bank's residential mortgage loans were originated through FMB, the Bank's mortgage banking subsidiary. FMB currently employs six loan counselors who are responsible for developing the Bank's mortgage business by meeting with referrals, networking with representatives of the local real estate industry and sponsoring home buying seminars. In addition, the Bank's CSSRs are trained to refer potential mortgage customers to FMB. Although FMB meets with applicants and assists with the application process, the Bank handles the processing, underwriting, funding and closing of all residential mortgage loans. The single family residential mortgage loans not originated through FMB generally are originated through independent mortgage brokers or by the Bank.

            The Bank currently offers a variety of fixed rate and adjustable rate ("ARMs") mortgage loans secured by one- to four-family residences located in the Bank's six county market area. The Bank offers mortgage loans that conform to FreddieMac guidelines, as well as jumbo loans (presently loans in amounts over $227,150) and loans with other non-conforming features. The Bank will underwrite a single family residential mortgage loan with an LTV ratio of up to 95% with private mortgage insurance, and the Bank's fixed rate mortgages generally have maturities of 10 to 30 years.

            The Bank offers a variety of ARM programs based on market demand. The Bank generally amortizes an ARM over 30 years. On select ARMs, the Bank offers a conversion option, whereby the borrower, at his or her option, can convert the loan to a fixed interest rate after a predetermined period of time, generally 10 to 57 months. Interest rates are generally adjusted based on a specified margin over the Constant Treasury Maturity Index. Interest rate adjustments on such loans are limited to both annual adjustment caps and a maximum adjustment over the life of the loan. The origination of ARMs, as opposed to fixed rate loans, helps to reduce the Bank's exposure to increases in interest rates. During periods of rising interest rates, however, ARMs may increase credit risks not inherent in fixed rate loans, primarily because, as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. The annual and lifetime adjustable caps do however help to reduce such risks. The volume and type of ARMs originated through FMB are affected by numerous market factors, including the level of interest rates, competition, consumer preferences and the availability of funds. At September 30, 1998, the Bank held $78.6 million of ARMs in its loan portfolio, most of which were one-year ARMs.

            Single family residential loans are generally underwritten according to FreddieMac guidelines. The Bank requires borrower's who obtain mortgage loans with an LTV ratio greater than 80% to obtain private mortgage insurance in an amount sufficient to reduce the Bank's exposure to not more than 80% of the lower of the purchase price or appraised value. In addition, the Bank requires escrow accounts for the payment of taxes and insurance if the LTV ratio exceeds 80%, but will permit borrowers to request an escrow account waiver if the LTV ratio is less than 80%. Substantially all mortgage loans originated by the Bank include due-on-transfer clauses which provide the Bank with the contractual right to deem the loan immediately due and payable, in most instances, if the borrower transfers ownership of the property without the Bank's consent. The Bank's staff underwriters have authority to approve loans in amounts up to $227,150. Loans between $227,150 and $1.0 million require the approval of the Bank's Commercial Mortgage Credit Committee, and loans in excess of $1.0 million require the approval of the Board of Trustee's Loan Committee.

            In an effort to help low and moderate income home buyers in the Bank's communities, the Bank participates in residential mortgage programs and products sponsored by the State of New York Mortgage Agency ("SONYMA") and the Federal Housing Authority ("FHA"). SONYMA and FHA mortgage programs provide low and moderate income households with smaller down payment and below-market loans. The Bank typically sells the SONYMA loans back to SONYMA for sale in the secondary market. The Bank is also a charter member of the Capital District Affordable Housing Partnership, a local lending consortium which makes mortgage funds available to home buyers who are unable to obtain conventional financing. The Bank participates in the Capital District Community Loan and the FHLB Home Buyer's Club. In the past five years, the Bank has also made available to low-to-moderate income first-time home buyers over $15 million of conventional no down payment mortgages for its loan portfolio.

            To complement the Bank's portfolio of residential mortgage loan products, the Bank also originates fixed rate home equity mortgage loans, ranging in size from $7,000 to $100,000. These loans are secured by a first or second mortgage on the owner-occupied property. During fiscal 1998, the Bank originated $2.8 million of home equity mortgage loans. As of September 30, 1998, the average size of the Bank's outstanding home equity mortgage loans in its residential mortgage loan portfolio was $20,000.

            CONSTRUCTION LENDING. The Bank offers residential construction loans to individuals who are constructing their own homes in the Bank's market area. Generally, the builders utilized by the Bank's construction loan borrowers are ones with whom the Bank is familiar and has a long-standing relationship. The Bank's loan administration group monitors the periodic disbursements of all construction loans, and before advances are made the Bank's independent appraisers provide reports comparing the progress of the construction to the preconstruction schedule. In many cases, the Bank converts construction loans to traditional residential or commercial mortgage loans, as the case may be, following completion of construction. As a result, the Bank would report such loans as residential or commercial mortgage loans, respectively. During the year ended September 30, 1998, the Bank originated $24.7 million of construction loans. As of September 30, 1998, the Bank had $10.1 million of commercial construction loans outstanding, or 2.16% of the Bank's loans, and 1.4% of total assets.

            The Bank's construction loans generally have terms of up to six months, and require payments of interest only. If construction is not completed on schedule, the Bank charges the borrower additional fees in connection with an extension of the loan. The Bank's staff underwriters have approval authority of up to $227,150. Loans in excess of $227,150 require approval of the Commercial Mortgage Credit Committee, and loans in excess of $1.5 million require approval of the Loan Committee of the Board of Trustees. The Bank will not make construction loans in excess of $1.5 million, or greater than 95% of the estimated cost of construction.

            Construction lending generally involves greater credit risk than permanent financing on owner-occupied real estate. The risk of loss is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction, compared to the estimated cost (including interest) of construction, and the ability of the builder to complete the project. If the estimate of the value proves to be inaccurate, then the Bank may be confronted with a project that, when completed, has a value which is insufficient to assure full repayment of the loan.

            The Bank also makes construction loans on commercial real estate projects where the borrowers are well known to the Bank, have the necessary liquidity and financial capacity to support the projects through to completion, and where the source of permanent financing (either the Bank or another institution) can be verified. All commercial real estate construction lending is done on a recourse basis. At September 30, 1998, the Bank had $10.1 million in outstanding commercial real estate construction loans.

            COMMERCIAL REAL ESTATE LENDING. The Bank originates commercial real estate loans primarily in its six county market area, as well as New York City and upstate New York, and to a lesser extent in other states. Approximately 15.9%, 2.8% and 9.0% of the Bank's commercial real estate loans are secured by real estate located in New York City (primarily Manhattan, Brooklyn and the Bronx), upstate New York and states other than New York, respectively. At September 30, 1998, the Bank's commercial real estate loan portfolio by sector is as follows: 35.7% in apartment buildings and cooperatives; 32.9% in office and warehouse buildings; 16.0% in retail buildings; 2.8% in not for profits; 4.7% in the hospitality industry (hotels and motels); and 7.9% in other property types.

            The volume of the Bank's commercial real estate lending has been relatively consistent over the last three years. The Bank has originated $27.4 million, $30.5 million, and $25.4 million of new loans in fiscal years 1998, 1997 and 1996, respectively. As part of the Bank's commercial real estate lending marketing effort, the Bank's commercial real estate loan officers call on prospective borrowers, follow-up on branch walk-ins and referrals and interact with representatives of the local real estate industry.

            In addition to developing business, the Bank's commercial real estate loan officers are responsible for the underwriting of commercial real estate loans. The Bank's underwriting standards focus on a review of the potential borrower's cash flow, LTV ratios and rent-rolls, as well as the borrower's leverage and working capital ratios, the real estate securing the loan, personal guarantees and the borrowers' other on-going projects. In general, the Bank seeks to underwrite loans with an LTV ratio of 75% or less, although under certain circumstances it will accept an LTV ratio of up to 90%.

            The Bank assigns each commercial real estate loan a risk rating which focuses on the loan's risk of loss. Following the loan officer's initial underwriting and preparation of a credit memorandum, the loan file is reviewed by the Vice President and Director of Commercial Real Estate Lending who then has authority to approve the loan if the loan amount is less than $100,000, in the case of unsecured loans, and less than $227,150, in the case of loans secured by commercial real estate. Unsecured loans between $100,000 and $1.5 million and secured loans between $227,000 and $1.5 million require approval of the Bank's Commercial Mortgage Credit Committee. All loans in excess of $1.5 million require approval of the Loan Committee of the Board of Trustees.

            The commercial real estate loan officers are also responsible for monitoring the Bank's portfolio of commercial real estate loans on an on-going basis, which includes reviewing annual financial statements, verification that loan covenants have not been violated and property inspections. In addition, the Bank employs an annual review process in which an outside consultant, who was previously the director of commercial lending for a large New York commercial bank, reviews 75% to 80% of the Bank's commercial real estate portfolio to confirm the Bank's assigned risk rating and to review the Bank's overall monitoring of the loan portfolio.

            COMMERCIAL BUSINESS LENDING. Since 1993, the Bank has actively sought to originate commercial business loans in its market area. During the year-ended September 30, 1998, the Bank originated $50.9 million commercial business loans. The Bank's commercial loans generally range in size up to $2.5 million, and all of the borrowers are located within the Bank's market area. The Bank offers both fixed rate loans, with terms ranging from three to seven years, and adjustable rate lines of credit. As of September 30, 1998, 44% of the Bank's outstanding commercial loan portfolio consisted of variable rate loan products. As a general rule, the Bank sets the interest rates on its loans based on the Bank's prime rate or other index rates, plus a premium, and its variable-rate loans reprice at least every 90 days. The Bank's commercial loans includes loans used for equipment financing, working capital and accounts receivable, and some of the Bank's outstanding loans are to a diverse customer base which includes manufacturers, wholesalers, retailers, service providers, educational institutions and government funded entities.

            The Bank solicits commercial loan business through its commercial loan officers who call on potential borrowers and follow-up on referrals from other Bank employees. The commercial loan officers market the Bank's commercial loan products by focusing on the Bank's competitive pricing, the Bank's reputation for service and the Bank's ties to the local business communities. In many cases, the Bank's senior management, including the President, will meet with prospective borrowers.

            The Bank also has a small business lending program whereby the Bank lends money to small, locally owned and operated businesses. During the year-ending September 30, 1998, the Bank originated 146 new small business loans of up to $50,000, and as of September 30, 1998, the Bank had over $2.3 million of such loans outstanding. Many of the Bank's small business loans are secured by cash collateral or marketable securities or are guaranteed by the Small Business Administration.

            In addition to developing business, the Bank's commercial loan officers are responsible for the underwriting of the commercial loans and the monitoring of the ongoing relationship between the borrower and the Bank. Following the loan officer's initial underwriting and preparation of a credit memorandum, the potential loan is reviewed by the Vice President and Director of Commercial Lending who then has authority to approve the loan if the loan amount is less than $100,000. Loans between $100,000 and $1.0 million require approval of the Bank's Commercial Loan Credit Committee, and loans in excess of $1.0 million require approval of the Loan Committee of the Board of Trustees. The Bank's underwriting standards focus on a review of the potential borrower's cash flow, as well as the borrower's leverage and working capital ratios. To a lesser extent, the Bank will consider the collateral securing the loan and whether there is a personal guarantee on the loan.

            To assist with the initial underwriting and ongoing maintenance of the Bank's commercial loans, the Bank employs the same risk rating system as is used by the Bank's commercial real estate loan department. See "-- Commercial Real Estate Lending." At the time a loan is initially underwritten, as well as every time a loan is reviewed, the Bank assigns a risk rating.

            The Bank monitors its commercial loan portfolio by closely watching all loans with a risk rating which indicates certain adverse factors, such as debt ratios or cash flow issues. In addition, the Bank receives delinquency reports beginning on the 10th of every month. If a loan payment is more than 20 days late, then the commercial loan officer begins active loan management, which initially will include calling the borrower or sending a written notice. Moreover, because the Bank's lines of credit expire every 12 months (five months after the borrower's end of fiscal year) and the borrower is required to renew the line of credit at such time, the Bank, in effect, re-underwrites the loan annually. Because a term loan often includes a line of credit, the status of the borrower and loan is reviewed annually because of the line of credit review. In all reviews, the Bank analyzes the borrower's most current financial statements, and in some cases will visit the borrower or inspect the borrower's business and properties.

            OTHER CONSUMER LENDING. In addition to the Bank's residential mortgage and construction loans, the Bank offers a variety of other consumer credit products, including home equity lines of credit, variable rate or Creative Loans, fixed rate consumer loans and overdraft protection. The objective of the Bank's consumer lending program is to maintain a profitable loan portfolio and to serve the credit needs of the Bank's customers and the communities in which it does business, while providing for adequate liquidity, diversification and safe and sound banking practices.

            The Bank offers home equity lines of credit in amounts up to $100,000. The home equity lines of credit have fixed interest rates and are available only if the LTV ratio is less than 80%. The Bank's Creative Loans begin with a modest below market interest rate which increases each year, and are generally secured by personal property and do not carry prepayment penalties. The average balance on the Bank's Creative Loans for fiscal 1998 was $13.8 million.

            The Bank's fixed rate consumer loans are typically made to finance the purchase of new or used automobiles. In such cases, the Bank offers 100% financing on new automobiles with terms available up to 60 months and 80% financing on used automobiles with loan terms dependent upon the year of vehicles. The Bank also offers unsecured lines of credit (overdraft protection) to credit qualified depositors who maintain checking accounts with the Bank. In addition to covering overdrafts on checking accounts, these unsecured lines of credit are accessible to borrowers from ATMs throughout the world.

            The Bank markets its consumer credit products through its branches, local advertisements and direct mailings. Applications can be completed at any branch of the Bank, and in most cases, the Bank will respond to a customer's completed credit application within 24 hours, including the funding of the loan if the borrower is approved. Individual authority to approve consumer loans varies by the amount of the loan and whether it is real estate related. Consumer loans are underwritten according to the Bank's Consumer Loans Underwriting practices, and loan approval is based primarily on review of the borrower's employment status, credit report and credit score.

            LOAN REVIEW. As part of the portfolio monitoring process, all commercial business loans, regardless of size, and all commercial real estate loans over $750,000 are subjected to an annual detailed loan review process. All classified loans (see below) in both portfolios are subjected to this process quarterly. Current financial information is analyzed and the loan rating is evaluated to determine if it still accurately represents the level of risk posed by the credit. These reviews are then reviewed by an outside consultant who opines on the reasonability of the loan officers' conclusions with respect to the loan's risk rating and the related allowance for loan loss, if any. For the classified loans, these quarterly reviews and review by the consultant are complemented by a quarterly loan officers' meeting with the consultant and the Bank's Chief Credit Officer. The conclusions reached at these meetings become an integral part of the quarterly analysis of loan loss reserve adequacy.

            DELINQUENT LOANS. It is the policy of the management of the Bank to monitor the Bank's loan portfolio to anticipate and address potential and actual delinquencies. The procedures taken by the Bank vary depending on the type of loan.

            With respect to single family residential mortgage loans and consumer loans, when a borrower fails to make a payment on the loan, the Bank takes immediate steps to have the delinquency cured and the loan restored to current status. On the 15th of every month, the Credit Administration Department runs delinquency reports. The Bank's collection manager and her staff then contact the borrower by telephone to ascertain the reason for the delinquency and the prospects of repayment. Written notices are also sent at that time. The borrower is again contacted by telephone on the 20th and 26th of the month if payment has not been received. After 30 days another notice is sent and the borrower is reported as delinquent. The Credit Administration Department continues to call the borrower, and if payment has not been received by the 60th day, then another notice is sent informing the borrower that the loan must be brought current within the next 30 days or foreclosure proceedings will be commenced. Generally, the Bank does not accrue interest on loans more than 90 days past due. The Bank's procedures for single family residential loans which have previously been sold by the Bank but which the Bank currently services are identical during the first 60 days. After 60 days, the Bank follows the FreddieMac or applicable investor guidelines and timeframes regarding delinquent loan accounts.

            With respect to commercial real estate and commercial business loans, the Credit Administration Department delivers delinquency reports to the respective departments beginning on the 10th of every month. If a loan payment is more than 20 days late, then the loan officer begins active loan management.

            The following table sets forth the Bank's delinquent loans at the dates indicated.

                                                        SEPTEMBER 30, 1998
                                     ---------------------------------------------------------
                                               60-89                       90 DAYS OR MORE
                                     -------------------------       -------------------------
                                      NUMBER         PRINCIPAL        NUMBER         PRINCIPAL
                                     OF LOANS         BALANCE        OF LOANS         BALANCE
                                     --------         -------        --------         -------
                                                       (DOLLARS IN THOUSANDS)
Real estate loans:
   Residential mortgage ........           10        $    710              42        $  2,811
   Commercial mortgage .........            2             342               8           6,194
   Construction ................           --              --              --              --
                                     --------        --------        --------        --------
      Total real estate loans...           12           1,052              50           9,005
                                     --------        --------        --------        --------
Commercial business ............            3              11               5             215
Consumer loans:

   Home equity lines of credit..           --              --               7             245
   Other consumer ..............            3               9              14              50
                                     --------        --------        --------        --------
      Total consumer loans .....            3               9              21             295
                                     --------        --------        --------        --------
         Total loans ...........           18           1,072              76           9,515
                                     ========        ========        ========        ========
Total delinquent loans to
      total loans ..............                                                         2.27%
                                                                                     ========

Total loans ....................                                                     $465,581
                                                                                     ========


                                                       SEPTEMBER 30, 1997
                                    ----------------------------------------------------------
                                             60-89                        90 DAYS OR MORE
                                    ------------------------       ---------------------------
                                     NUMBER        PRINCIPAL           NUMBER        PRINCIPAL
                                    OF LOANS        BALANCE           OF LOANS        BALANCE
                                    --------        -------           --------        -------
                                                      (DOLLARS IN THOUSANDS)
Real estate loans:

   Residential mortgage ........          20       $  1,500                 36       $  1,850
   Commercial mortgage .........           2          2,027                  9          4,004
   Construction ................          --             --                 --             --
                                    --------       --------           --------       --------
      Total real estate loans...          22          3,527                 45          5,854
                                    --------       --------           --------       --------
Commercial business ............          --             --                  7          1,017
Consumer loans:

   Home equity lines of credit..          --             --                  4            180
   Other consumer ..............          --             --                  9             41
                                    --------       --------           --------       --------
      Total consumer loans .....          --             --                 13            221
                                    --------       --------           --------       --------
         Total loans ...........          22          3,527                 65          7,092
                                    ========       ========           ========       ========
Total delinquent loans to
      total loans...............                                                         2.24%
                                                                                     ========

Total loans ....................                                                     $474,589
                                                                                     ========



                                                       SEPTEMBER 30, 1996
                                    ----------------------------------------------------------
                                             60-89                       90 DAYS OR MORE
                                    ------------------------          ------------------------
                                     NUMBER        PRINCIPAL           NUMBER        PRINCIPAL
                                    OF LOANS        BALANCE           OF LOANS        BALANCE
                                    --------        -------           --------        -------
                                                      (DOLLARS IN THOUSANDS)
Real estate loans:

   Residential mortgage ........          12       $    657                 41       $  2,544
   Commercial mortgage .........           3            448                 19          7,627
   Construction ................          --             --                 --             --
                                    --------       --------           --------       --------
      Total real estate loans...          15          1,105                 60         10,171
                                    --------       --------           --------       --------
Commercial business ............           1             20                 10            287
Consumer loans:

   Home equity lines of credit..           3             58                  2             98
   Other consumer ..............           2              5.                 3             14
                                    --------       --------           --------       --------
      Total consumer loans .....           5             63                  5            112
                                    --------       --------           --------       --------
         Total loans ...........          21          1,188                 75         10,570
                                    ========       ========           ========       ========
Total delinquent loans to
      total loans...............                                                         2.58%
                                                                                     ========

Total loans ....................                                                     $456,126
                                                                                     ========



                                                         SEPTEMBER 30, 1995
                                     ---------------------------------------------------------
                                             60-89                       90 DAYS OR MORE
                                     ------------------------         ------------------------
                                      NUMBER        PRINCIPAL          NUMBER        PRINCIPAL
                                     OF LOANS        BALANCE          OF LOANS        BALANCE
                                     --------        -------          --------        -------
                                                      (DOLLARS IN THOUSANDS)
Real estate loans:

   Residential mortgage ........           22        $  1,316              35       $  2,699
   Commercial mortgage .........            1              37              14          4,854
   Construction ................            1           1,200               1            116
                                     --------        --------        --------       --------
      Total real estate loans...           24           2,553              50          7,669
                                     --------        --------        --------       --------
Commercial business ............            3              80              10            548
Consumer loans:

   Home equity lines of credit..            2             106              --             --
   Other consumer ..............            5              26               3             35
                                     --------        --------        --------       --------
      Total consumer loans .....            7             132               3             35
                                     --------        --------        --------       --------
         Total loans ...........           34           2,765              63          8,252
                                     ========        ========        ========       ========
Total delinquent loans to
      total loans...............                                                        2.67%
                                                                                    ========

Total loans ....................                                                    $412,912
                                                                                    ========


                                                         SEPTEMBER 30, 1994
                                     --------------------------------------------------------
                                             60-89                       90 DAYS OR MORE
                                     ---------------------------      -----------------------
                                      NUMBER         PRINCIPAL        NUMBER        PRINCIPAL
                                     OF LOANS         BALANCE        OF LOANS        BALANCE
                                     --------         -------        --------        -------
                                                        (DOLLARS IN THOUSANDS)
Real estate loans:

   Residential mortgage ........           18        $    780              27       $  2,125
   Commercial mortgage .........            7           2,454              12          5,097
   Construction ................            1           1,200              --             --
                                     --------        --------        --------       --------
      Total real estate loans...           26           4,434              39          7,222
                                     --------        --------        --------       --------
Commercial business ............            2             424              17          1,240
Consumer loans:

   Home equity lines of credit..            3             191              --             --
   Other consumer ..............            2               2               1             --
                                     --------        --------        --------       --------
      Total consumer loans .....            5             193               1             --
                                     --------        --------        --------       --------
         Total loans ...........           33           5,051              57          8,462
                                     ========        ========        ========       ========
Total delinquent loans to
      total loans...............                                                        3.50%
                                                                                    ========
Total loans ....................
                                                                                    $386,018
                                                                                    ========

            CLASSIFIED ASSETS. The Bank's classification policies require the classification of loans and other assets such as debt and equity securities, considered to be of lesser quality, as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as "loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. At September 30, 1998, the Bank had classified $15.5 million and $811,000 of assets as "substandard" and "doubtful," respectively. At such date, the Bank did not have any assets classified as "loss."

            At September 30, 1998, the Bank had five lending relationships each with an outstanding principal balance in excess of $1.0 million which had an internal adverse classification. Each of the classified loans was a commercial real estate loan and classified as "substandard." A brief description of the loans follows:

            -           Two commercial real estate loans to related borrowers.
                        The outstanding principal balance of these loans is $3.2 million, and the loans are secured by warehouse industrial property and vacant land located outside of New York State. The loans are also personally guaranteed.

            - A $1.9 million commercial real estate loan secured by a multi-family residential property located outside of New York State. The property which secures the loan, prior to the borrower's purchase, was the subject of the Bank's foreclosure proceedings. As of the date of this prospectus, the loan is current and the borrower is seeking to refinance with other financial institutions.

            - A $2.0 million commercial real estate loan secured by a multi-building warehouse park in the Bank's market area. Monthly payments on this loan are received late. As of the date of this prospectus, the borrower is seeking to renegotiate the loan.

            - A $1.3 million commercial real estate loan secured by improved land located in the Bank's market area and subdivided into lots intended for office use. The loan is also personally guaranteed.

            - A $1.4 million commercial real estate loan secured by a multi-family residential apartment project located in upstate New York outside of the Bank's market area. The loan has been delinquent at various times.

            In addition to classified assets, the Bank also has certain "special mention" or watch list assets which have characteristics, features or other potential weaknesses that warrant special attention. At September 30, 1998, special mention assets totaled $2.4 million, or .33% of total assets.

            NON-PERFORMING ASSETS. It is the policy of the Bank to place a loan on non-accrual status when the loan is contractually past due 90 days or more, or when, in the opinion of management, the collection of principal and/or interest is in doubt. At such time, all accrued but unpaid interest is reversed against current period income and, as long as the loan remains on non-accrual status, interest is recognized only when received, if considered appropriate by management. In certain cases, the Bank will not classify a loan which is contractually past due 90 days or more as non-accruing if management determines that the particular loan is well secured and in the process of collection. In such cases, the loan is simply reported as "past due." Loans are removed from non-accrual status when such loans become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest. The Bank did not have any loans classified as 90 days past due and still accruing interest at September 30, 1998. In certain cases, the Bank will classify non-performing loans, which do not fall into the categories of non-accrual or past-due, as troubled debt restructuring ("TDRs"). TDRs are loans whose repayment criteria have been renegotiated to below market terms due to the borrowers' inability to repay the loans in accordance with the loans' original terms. At September 30, 1998, the Bank classified $2.1 million, or .29% of total assets, as TDRs.

            The Bank classifies property that it acquires as a result of foreclosure on a loan or settlement in lieu thereof as other real estate owned ("OREO"). The Bank records OREO at the lower of the unpaid principal balance or fair value at the date of acquisition and subsequently carries it at the lower of cost or net realizable value. At September 30, 1998, the Bank had $345,000 of OREO resulting from single family residential mortgage loans, and $1.5 million of OREO resulting from commercial real estate loans.

            The following table sets forth the amounts and categories of non-performing assets at the dates indicated.

                                                                            AT SEPTEMBER 30,
                                                 ----------------------------------------------------------------------
                                                    1998           1997           1996          1995             1994
                                                 --------        ---------      -------       --------         --------
                                                                        (DOLLARS IN THOUSANDS)

           Non-accrual loans:
             Real estate loans:
              Residential mortgage ..........     $ 2,900        $ 2,598        $ 3,418        $ 3,676        $ 2,664
              Commercial mortgage ...........       6,327          3,438          6,613          4,241          4,430
              Construction ..................          --            350            516             --             --
                                                  -------        -------        -------        -------        -------
                Total real estate loans .....       9,227          6,386         10,547          7,917          7,094
             Commercial business loans ......          31             33            105            236            810
             Home equity lines of credit ....         259             --             --             --            136
             Other consumer loans ...........          50             40             17              2             --
                                                  -------        -------        -------        -------        -------
                Total non-accrual loans .....       9,567          6,459         10,669          8,155          8,040

           Loans contractually past due
             90 days or more other than
             non-accruing ...................          --             --             --              4             89
             Troubled debt restructurings....       2,081          2,256          1,810          3,602          4,136
                                                  -------        -------        -------        -------        -------
                Total non-performing loans...      11,648          8,715         12,479         11,761         12,265

           Other real estate owned assets:
             Residential real estate ........         345            589            622             67             84
             Commercial real estate .........       1,527          2,101          1,903          2,122          4,649
                                                  -------        -------        -------        -------        -------
              Total other real estate owned..       1,872          2,690          2,525          2,189          4,733

                Total non-performing assets..     $13,520        $11,405        $15,004        $13,950        $16,998
                                                  =======        =======        =======        =======        =======

           Allowance for loan losses ........     $ 8,260        $ 6,429        $ 4,304        $ 4,297        $ 4,190
                                                  =======        =======        =======        =======        =======
           Allowance for loan losses as a
             percentage of non-performing
             loans ..........................       70.91%         73.77%         34.49%         36.54%         34.16%
                                                  =======        =======        =======        =======        =======
           Non-performing loans as a
             percentage of total loans ......        2.50%          1.84%          2.74%          2.85%          3.18%
                                                  =======        =======        =======        =======        =======
           Non-performing assets as a
             percentage of total assets .....        1.89%          1.72%          2.28%          2.22%          2.80%
                                                  =======        =======        =======        =======        =======


            ALLOWANCE FOR LOAN LOSSES. In originating loans, there is a substantial likelihood that loan losses will be experienced. The risk of loss varies with, among other things, general economic conditions, the type of loan, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral securing the loan. In an effort to minimize loan losses, the Bank monitors its loan portfolio by reviewing delinquent loans and taking appropriate measures. In addition, with respect to the Bank's commercial real estate and commercial business loans, the Bank closely watches all loans with a risk rating that indicates potential adverse factors. Moreover, on an annual basis, the Bank reviews borrowers' financial statements, including rent-rolls if appropriate, and in some cases inspects borrowers' properties, in connection with the annual renewal of lines of credit. The Bank's outside consultant periodically reviews the credit quality of the loans in the Bank's commercial real estate and commercial business loan portfolios, and, together with the Bank's Commercial Loan Credit Committee, reviews on a quarterly basis all loans over $100,000 with a risk rating that indicates the loan has certain weaknesses.

            Based on management's on-going review of the Bank's loan portfolio, including the risks inherent in the portfolio, historical loan loss experience, general economic conditions and trends and other factors, the Bank maintains an allowance for loan losses to cover potential loan losses. The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based on evaluation of the collectibility of loans and prior loan loss experience. Based on information currently known to management, management considers the current level of reserves adequate to cover potential loan losses, although there can be no assurance that such reserves will in fact be sufficient to cover actual losses. At September 30, 1998, the Bank's allowance for loan losses was $8.3 million, or 1.77% of total loans, and 70.91% of non-performing loans at that date. Net charge-offs during the year ending September 30, 1998 were $2.2 million. As a result of the current level of nonperforming loans and net charge-offs, as well as consideration of the general economic trends in the Bank's market area, the Bank anticipates that the provision for loan losses will continue in the current range through at least fiscal 1999. There can be no assurance, however, that such loan losses will not exceed estimated amounts or that the provision for loan losses will not increase in future periods. The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate.

            The following table is a summary of the activity in the Bank's allowance for loan losses for the last five years:

                                                                       FOR THE YEARS ENDED SEPTEMBER 30,
                                                ---------------------------------------------------------------------------------
                                                  1998              1997              1996              1995              1994
                                                ---------         ---------         ---------         ---------         ---------
                                                                             (DOLLARS IN THOUSANDS)

Total loans outstanding
   (at end of period) ...................       $ 465,581         $ 474,589         $ 456,126         $ 412,912         $ 386,018
                                                =========         =========         =========         =========         =========

Average total loans outstanding
   (period to date) .....................       $ 467,406         $ 471,779         $ 432,569         $ 398,793         $ 369,669
                                                =========         =========         =========         =========         =========

Allowance for loan losses at
   beginning of period ..................       $   6,429         $   4,304         $   4,297         $   4,190         $   2,826

Loan charge-offs:
   Residential real estate ..............            (521)             (320)             (578)             (199)              (99)
   Commercial real estate ...............          (1,612)           (1,286)             (165)             (392)             (197)
   Construction real estate .............            (130)             (140)             (401)              (82)               --
   Commercial business ..................             (51)             (110)              (17)             (286)             (382)
   Home equity lines of credit ..........              --                --                --                (3)               --
   Other consumer loans .................            (132)              (34)               (8)              (72)              (41)
                                                ---------         ---------         ---------         ---------         ---------
         Total charge-offs ..............          (2,446)           (1,890)           (1,169)           (1,034)             (719)

Loan recoveries:
   Residential real estate ..............             147                80                92                34                55
   Commercial real estate ...............              57                13                83                94                59
   Construction real estate .............              --                --                58                --                --
   Commercial business ..................               4                12                 9                 9                12
   Home equity lines of credit ..........              --                --                 1                 4                --
   Other consumer loans .................              19                10                 5                35                27
                                                ---------         ---------         ---------         ---------         ---------
   Total recoveries .....................             227               115               248               176               153

Loan charge-offs
   (net of recoveries) ..................          (2,219)           (1,775)             (921)             (858)             (566)
Provision charged to
   operations ...........................           4,050             3,900               928               965             1,930
                                                ---------         ---------         ---------         ---------         ---------
Allowance for loan losses
   (at end of period) ...................       $   8,260         $   6,429         $   4,304         $   4,297         $   4,190
                                                =========         =========         =========         =========         =========

Ratio of net charge-offs
   during the period to
   average loans outstanding
   during the period ....................             .48%              .38%              .21%              .22%              .15%
                                                =========         =========         =========         =========         =========
Allowance as a percentage
   of non-performing loans ..............           70.91%            73.77%            34.49%            36.54%            34.16%
                                                =========         =========         =========         =========         =========
Allowance as a percentage
   of total loans (end of period) .......            1.77%             1.35%              .94%             1.04%             1.09%
                                                =========         =========         =========         =========         =========

            The following table sets forth the Bank's percent of allowance for loan losses to total allowance and the percent of loans to total loans in each of the categories listed at the dates indicated. This allocation is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

                                                                              SEPTEMBER 30,
                                                -----------------------------------------------------------------------
                                                             1998                                   1997
                                                ---------------------------------     ---------------------------------

                                                                          Percent                                Percent
                                                                         of Loans                               of Loans
                                                          Percent of      in Each                Percent of      in Each
                                                           Allowance     Category                 Allowance     Category
                                                           to Total      to Total                 to Total      to Total
                                                Amount     Allowance       Loans      Amount      Allowance      Loans
                                                ------     ---------      --------    --------    ---------      --------
                                                                          (DOLLARS IN THOUSANDS)
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES:
Real estate loans:
   Residential mortgage......................   $  1,316       15.93%      43.50%    $    878        13.66%      45.23%
   Commercial mortgage.......................      3,964       47.99       35.69        3,240        50.39       38.89
   Construction..............................        131        1.59        2.16          127         1.98        3.27
Commercial business loans....................      1,503       18.20        9.70        1,275        19.84        6.31
Home equity lines of credit..................         31         .37        1.84           31          .48        2.08
Other consumer loans.........................        488        5.91        7.18          278         4.32        4.33
Net deferred loan costs and
   unearned discount.........................         --          --        (.07)          --           --        (.11)
Unallocated..................................        827       10.01          --          600         9.33          --
                                                --------   ---------    ---------   ---------     ---------    -------
   Total ....................................   $  8,260        100%         100%   $   6,429          100%        100%
                                                ========   =========    =========   =========     =========    =======



                                                        SEPTEMBER 30,
                                                --------------------------------
                                                             1996
                                                --------------------------------
                                                                        Percent
                                                                        of Loans
                                                           Percent of   in each
                                                           Allowance    Category
                                                            to Total    to Total
                                                 Amount     Allowance     Loans
                                                --------    ---------   ---------
                                                     (DOLLARS IN THOUSANDS)

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES:
Real estate loans:
   Residential mortgage......................   $    372      8.64%        44.92%
   Commercial mortgage.......................      2,624     60.97         42.01
   Construction..............................        149      3.46          2.85
Commercial business loans....................        801     18.61          5.43
Home equity lines of credit..................         31       .72          2.06
Other consumer loans.........................         96      2.23          2.88
Net deferred loan costs and
   unearned discount.........................         --        --          (.15)
Unallocated..................................        231      5.37            --
                                                --------    -------    ---------
   Total ....................................   $  4,304       100%         100%
                                                =========   =======   ==========



                                                                           SEPTEMBER 30,
                                                -------------------------------------------------------------------
                                                             1995                                1994
                                                --------------------------------    -------------------------------
                                                                        Percent                             Percent
                                                                        of Loans                            of Loans
                                                           Percent of   in Each                 Percent of  in Each
                                                           Allowance    Category                Allowance   Category
                                                           to Total     to Total                  to Total  to Total
                                                Amount     Allowance     Loans      Amount      Allowance    Loans
                                                ------     ---------    --------    ------      ----------   -------
                                                                        (DOLLARS IN THOUSANDS)
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES:
Real estate loans:
   Residential mortgage......................   $    308      7.17%      46.92%      $    147        3.50%   45.53%
   Commercial mortgage.......................      2,549     59.32       41.60          2,720       64.92    44.23
   Construction..............................        458     10.66        2.27            682       16.28     1.54
Commercial business loans....................        814     18.94        4.61            530       12.65     4.16
Home equity lines of credit..................         27       .63        2.09              7         .17     2.63
Consumer and other loans.....................         83      1.93        2.69             67        1.60     2.11
Net deferred loan costs and
   unearned discount.........................         --        --        (.19)            --          --     (.20)
Unallocated..................................         58      1.35          --             37         .88       --
                                                --------   --------      ------      --------    ---------   ------
   Total ....................................   $  4,297       100%        100%      $  4,190         100%     100%
                                                ========   ========      ======      ========    =========   ======


SECURITIES

            The Bank separates its securities portfolio into securities available for sale and investment securities held to maturity. At September 30, 1998, the Bank had $197.8 million, or 27.6% of total assets in securities available for sale and $3.5 million, or .5% of total assets, in investment securities held to maturity. These portfolios consist primarily of U.S. government securities and agency obligations, corporate debt securities, municipal securities, mortgage-backed securities, mutual funds and equity securities. The Company's management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, then they are classified as investment securities held to maturity and are carried at amortized cost. Securities that are identified as trading account assets for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. At September 30, 1998, the Bank did not hold any securities considered to be trading securities. As a member of the FHLB of New York, the Bank is required to hold FHLB stock which is carried at cost because the FHLB stock is not marketable and may only be resold to the FHLB of New York.

            The Bank's investment policy focuses investment decisions on maintaining a balance of high quality, diversified investments. In making its investments, the Bank also considers liquidity, the potential need for collateral to be used for pledging purposes, and earnings. Investment decisions are made by the Bank's Trust and Investment Officer who has authority to purchase, sell or trade securities qualifying as eligible investments under applicable law and in conformance with the Bank's investment policy. In addition, the Bank's director of municipal finance is authorized to purchase municipal securities for the Bank's portfolio.

            Under the Bank's investment policy, securities eligible for the Bank to purchase include: U.S. Treasury Obligations, securitized loans from the Bank's loan portfolio, municipal securities, certain corporate obligations, equity mutual funds, common stock, preferred stock, convertible preferred, convertible notes and bonds, U.S. governmental agency or agency sponsored obligations, collateralized mortgage obligations and REMICs, banker's acceptances and commercial paper, certificates of deposit and federal funds.

            The following table sets forth the composition of the Bank's securities available for sale and investment securities held to maturity in dollar amounts and percentages at the dates indicated.

                                                                                         AT SEPTEMBER 30,
                                                                    ---------------------------------------------------------
                                                                                 1998                          1997
                                                                    ----------------------------   ---------------------------
                                                                    CARRYING           PERCENT       CARRYING          PERCENT
                                                                      VALUE            OF TOTAL        VALUE           OF TOTAL

                                                                                                      (DOLLARS IN THOUSANDS)

Securities available for sale (fair value):
  U.S. Government securities and agency obligations ........       $117,220             59.27%       $ 57,620             49.02%
  Obligations of states and political subdivisions .........         51,681             26.13          20,833             17.72
  Mortgage-backed securities ...............................          3,744              1.89           4,653              3.96
  Corporate debt securities ................................         16,984              8.59          27,168             23.11
  Mutual funds and marketable equity securities ............          4,822              2.44           3,971              3.38
  Non-marketable equity securities .........................          3,307              1.68           3,307              2.81
                                                                   --------          --------        --------         ---------
     Total securities available for sale ...................        197,758            100.00%        117,552            100.00%
                                                                   --------          --------        --------         ---------

Investment securities held to maturity (amortized cost):
  U.S. Government securities and agency obligations ........             --                --              --                --
  Mortgage-backed securities ...............................          1,980             56.85%          2,497             62.42%
  Corporate and other debt securities ......................          1,503             43.15           1,503             37.58
                                                                   --------          --------        --------         ---------
     Total investment securities held to maturity ..........          3,483            100.00%          4,000            100.00%
                                                                   --------          --------        --------         ---------

Total securities portfolio .................................       $201,241                          $121,552
                                                                   ========                          ========

                                                                        AT SEPTEMBER 30,
                                                                   --------------------------
                                                                               1996
                                                                   ---------------------------
                                                                   CARRYING            PERCENT
                                                                     VALUE            OF TOTAL


Securities available for sale (fair value):
  U.S. Government securities and agency obligations ........       $ 81,053             54.43%
  Obligations of states and political subdivisions .........          1,548              1.04
  Mortgage-backed securities ...............................          5,374              3.61
  Corporate debt securities ................................         53,959             36.23
  Mutual funds and marketable equity securities ............          3,704              2.49
  Non-marketable equity securities .........................          3,279              2.20
                                                                   --------         ---------
     Total securities available for sale ...................        148,917            100.00%
                                                                   --------         ---------

Investment securities held to maturity (amortized cost):
  U.S. Government securities and agency obligations ........             --                --
  Mortgage-backed securities ...............................          3,012             66.71%
  Corporate and other debt securities ......................          1,503             33.29
                                                                   --------         ---------
     Total investment securities held to maturity ..........          4,515            100.00%
                                                                   --------         ---------

Total securities portfolio .................................       $153,432
                                                                   ========

            The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Bank's debt securities available for sale and investment securities held to maturity portfolios as of September 30, 1998.



                                                                                             AT SEPTEMBER 30, 1998

                                                                              MORE THAN ONE YEAR           MORE THAN FIVE
                                                 ONE YEAR OR LESS                TO FIVE YEARS           YEARS TO TEN YEARS
                                            ------------------------      ---------------------------   --------------------
                                                            WEIGHTED                      WEIGHTED
                                            CARRYING        AVERAGE       CARRYING        AVERAGE       CARRYING
                                             VALUE          YIELD          VALUE          YIELD          VALUE
                                             -----          -----          -----          -----          -----
                                                                   (DOLLARS IN THOUSANDS)

Securities available for sale (fair value):
  U.S. Government securities
     and agency obligations ..........       $115,172       5.05%        $  2,000          5.90%    $     48
  Obligations of states and
     political subdivisions (1) ......         27,656       5.79           23,160          6.22          273
  Mortgage-backed securities .........             --         --              365          6.67        1,410
  Corporate debt securities ..........          3,024       5.61           13,960          5.55           --
                                             --------                    --------                   --------
        Total due ....................       $145,852       5.21%        $ 39,485          5.92%    $  1,731
                                             ========                    ========                   ========

Investment securities held to maturity (amortized cost):
  Mortgage-backed securities .........             --         --               --            --          560
  Corporate debt securities ..........             --         --               --            --           --
                                             --------                    --------                   --------
        Total due ....................             --         --               --            --     $    560
                                             ========                    ========                   ========




                                    MORE THAN FIVE                   MORE THAN
                                  YEARS TO TEN YEARS                TEN YEARS                    TOTAL
                                  ---------------------     ------------------------     ----------------------
                                              WEIGHTED                      WEIGHTED                   WEIGHTED
                                              AVERAGE       CARRYING        AVERAGE       CARRYING     AVERAGE
                                              YIELD          VALUE          YIELD          VALUE        YIELD
                                              -----          -----          -----          -----        -----
Securities available for sale
(fair value):
  U.S. Government securities
     and agency obligations ..........          7.95%       $     --          --%        $117,220       5.07%
  Obligations of states and
     political subdivisions (1) ......          6.34             592        6.39           51,681       5.99
  Mortgage-backed securities .........          7.10           1,969        7.37            3,744       7.19
  Corporate debt securities ..........            --              --          --           16,984       5.56
                                                            --------                     --------
        Total due ....................          7.01%       $  2,561        7.24%        $189,629       5.40%
                                                            ========                     ========

Investment securities held to maturity
(amortized cost):
  Mortgage-backed securities .........          8.20           1,420        8.60            1,980        8.49
  Corporate debt securities ..........            --           1,503        7.14            1,503        7.19
                                                            --------                     --------
        Total due ....................          8.20%       $  2,923        7.82%        $  3,483        7.92%
                                                            ========                     ========

-----------

(1) Weighted average yields are presented on a tax equivalent basis, using an assumed tax rate of 35%.

            The following is a more detailed discussion of the Bank's available for sale and investment securities held to maturity portfolios.

            U.S. GOVERNMENT SECURITIES AND AGENCY OBLIGATIONS. The Bank invests in U.S. Treasury securities and debt securities issued by government agencies and government-sponsored agencies such as FannieMae, the FHLBs, GinnieMae and FreddieMac. At September 30, 1998, the Bank's investment in U.S. Treasury securities totaled $45.2 million, comprised of $10.2 million of U.S. Treasury Bills with an average yield of 4.59% and $35.0 million of U.S. Treasury Notes with an average coupon rate of 5.56% and an average yield of 4.84%. At September 30, 1998, all such securities were classified as available for sale. At the same date, the Bank also held, as available for sale, $71.9 million of non-government guaranteed bonds issued by the FHLB, FreddieMac and FannieMae. These securities had an average coupon rate and an average yield of 5.55% and 5.24%, respectively, and of these securities which were rated, all had ratings of `AAA' or higher. The Bank's investment policy limits the amount of U.S. government and agency obligations to 17% of the Bank's total assets or approximately $121.8 million.

            CORPORATE DEBT SECURITIES. The Bank's corporate debt securities portfolio, which at September 30, 1998, totaled $18.5 million, and consisted of general corporate obligations, public utility and telephone bonds. All of the Bank's corporate debt securities were rated `BBB' or higher, and $17.0 million and $1.5 million were classified as available for sale and held to maturity, respectively. The Bank's investment policy limits the amount of corporate debt securities to 25% of the Bank's Investment Securities portfolio or approximately $179.2 million.

            MUNICIPAL SECURITIES. At September 30, 1998, $51.7 million, carrying value, of the Bank's securities consisted of tax exempt municipal bonds and notes, all of which were classified as available for sale. Of that $51.7 million, $33.2 million were invested in general obligation securities of jurisdictions in the State of New York, of which $27.8 million represented relationship investments in 54 separate municipalities, including counties, cities, school districts, towns, villages and fire districts. In addition, the Bank held $18.5 million in bonds of various municipalities throughout the United States. The Bank's municipal securities have an average maturity of 17 months and a taxable equivalent yield of 5.99% at September 30, 1998. Interest earned on municipal bonds is exempt from federal and state income taxes, and the average yield on municipal securities is 50 to 90 basis points higher than that of U.S. Treasury securities. The Bank's investment policy limits the amount of municipal securities to 15% of the Bank's total assets or approximately $107.5 million. Following the Conversion, the Bank expects to invest in additional municipal securities.

            EQUITY SECURITIES. At September 30, 1998, the Bank's equity securities portfolio totaled $8.1 million, all of which was classified as available for sale. The single largest investment in one issuer was $3.2 million of FHLB of New York common stock (which the Bank is required to hold as a member institution). At September 30, 1998, the Bank also had a $4.7 million investment in Federated mutual funds, consisting of $3.8 million in a Federated ARMs Fund, which invests primarily in adjustable and floating rate mortgage securities, and $885,000 in various other Federated mutual funds, which invest primarily in the common stock of nationally recognized corporations. The Bank's investment policy limits the Bank's investments in common and preferred stock and mutual funds to 3% of the Bank's total assets, or $21.5 million. The investment policy presently limits the Bank's investment in the securities of any single issuer to $500,000 and limits an investment in any stock mutual fund to .75% of total assets ($5.4 million at September 30, 1998).

SOURCES OF FUNDS

            The Bank's lending and investment activities are primarily funded by deposits, repayments and prepayments of loans and securities, proceeds from the sale of loans and securities, proceeds from maturing securities and cash flows from operations. In addition, the Bank borrows from the FHLB of New York to fund its operations.

            DEPOSITS. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposit accounts consist of interest bearing checking, non-interest bearing checking, business checking, regular savings, money market savings and time deposit accounts. The Bank's time deposit accounts range from three months to five years. In addition, the Bank offers IRAs and Keogh accounts. To enhance its deposit products and increase its market share, the Bank offers overdraft protection and direct deposit for its retail banking customers and cash management services for its business customers. In addition, the Bank offers a low-cost interest bearing checking account service to its customers over 55 years of age. Rates on deposit products are set by the Bank's ALCO Committee.

            At September 30, 1998, the Bank's deposits totaled $578.2 million or 92.1% of interest bearing liabilities. For the year ended September 30, 1998, the average balance of core deposits (defined to include NOW accounts, money market accounts, savings accounts and non-interest bearing checking accounts) totaled $321.4 million, or 54.5% of total average deposits. At September 30, 1998, the Bank had a total of $256.7 million in time deposit accounts, or 44.4% of total deposits, and $194.8 million had maturities of one year or less. See "Risk Factors -- Interest Rate Sensitivity."

            The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The Bank's deposits are obtained primarily from the six counties in which the Bank's branches are located. The Bank relies primarily on the competitive pricing of its deposit products and customer service and long-standing relationships to attract and retain these deposits, although market interest rates and rates offered by competing financial institutions affect the Bank's ability to attract and retain deposits. The Bank uses traditional means of advertising its deposit products, including local radio and print media, and does not solicit deposits from outside its market area. In addition, the Bank does not use brokers to obtain deposits, and at September 30, 1998, the Bank had no brokered deposits.

            The following table sets forth the Bank's deposit flow schedule for the periods indicated.

                                                               Money          NOW/           Time
                                             Savings           Markets     Super NOW        Deposits
                                          ------------      ------------   ---------     -------------
                                                                              (In thousands)
BALANCE AS OF SEPTEMBER 30, 1995 .......     $ 209,920      $  11,280      $  66,498      $ 249,491

            Net deposits (withdrawals)          (8,647)         2,078          1,967        (10,130)

            Interest credited ..........         6,798            379          1,547         13,833
                                             ---------      ---------      ---------      ---------

BALANCE AS OF SEPTEMBER 30, 1996 .......       208,071         13,737         70,012        253,194

            Net deposits (withdrawals) .       (15,790)        (1,049)          (161)           (48)

            Interest credited ..........         6,648            433          1,591         14,199
                                             ---------      ---------      ---------      ---------

BALANCE AS OF SEPTEMBER 30, 1997 .......       198,929         13,121         71,442        267,345

            Net deposits (withdrawals) .        (6,871)        (2,156)         3,057        (25,432)

            Interest credited ..........         6,451            431          1,696         14,761
                                             ---------      ---------      ---------      ---------

BALANCE AS OF SEPTEMBER 30, 1998 .......     $ 198,509      $  15,708      $  76,195      $ 256,674
                                             =========      =========      =========      =========


                                                                          Total No.
                                               Demand         Total      of Accounts
                                             -----------   ----------   -----------

BALANCE AS OF SEPTEMBER 30, 1995 .......     $  15,273     $ 552,462         72,531

            Net deposits (withdrawals)           4,319       (10,413)

            Interest credited ..........            --        22,557
                                             ---------     ---------

BALANCE AS OF SEPTEMBER 30, 1996 .......        19,592       564,606         71,458

            Net deposits (withdrawals) .         1,968        15,080

            Interest credited ..........            --        22,871
                                             ---------     ---------

BALANCE AS OF SEPTEMBER 30, 1997 .......        21,560       572,397         70,185

            Net deposits (withdrawals) .         9,556       (17,534)

            Interest credited ..........            --        23,339
                                             ---------     ---------      ---------

BALANCE AS OF SEPTEMBER 30, 1998 .......     $  31,116     $ 578,202         70,057
                                             =========     =========      =========

            The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Bank as of the dates indicated.

                                                                         BALANCE AS OF SEPTEMBER 30,
                                         --------------------------------------------------------------------------------------
                                                1998                               1997                           1996
                                         ---------------------            ----------------------         ----------------------
                                                                          (DOLLARS IN THOUSANDS)

                                                     PERCENT                            PERCENT                        PERCENT
                                         AMOUNT      OF TOTAL             AMOUNT        OF TOTAL         AMOUNT        OF TOTAL
                                        --------     --------            --------       --------         ------        --------
Savings accounts......................  $198,509       34.33%            $198,929         34.75%         $208,071        36.85%
Time deposit accounts:
   2.00 - 2.99%.......................       624         .11                  257          0.04               252         0.05
   3.00 - 3.99%.......................        58         .01                    9            --             3,736         0.66
   4.00 - 4.99%.......................    10,174        1.76                5,893          1.03            57,153        10.12
   5.00 - 5.99%.......................   236,312       40.87              246,686         43.10           171,279        30.34
   6.00 - 6.99%.......................     6,679        1.15               11,762          2.06            18,118         3.21
   7.00 - 7.99%.......................     2,698         .47                2,578          0.45             2,500         0.44
   8.00 - 8.99%.......................        12          --                   53          0.01                65         0.01
   Over 9.00% ........................       117         .02                  107          0.02                91         0.02
                                        --------      ------             --------       -------          --------       ------
   Total .............................   256,674       44.39              267,345         46.71           253,194        44.85
Money market accounts.................    15,708        2.72               13,121          2.29            13,737         2.43
NOW and Super NOW accounts ...........    76,195       13.18               71,442         12.48            70,012        12.40
                                        --------      ------             --------       -------          --------       ------
   Total interest bearing accounts....   547,086       94.62              550,838         96.23           545,014        96.53
Demand accounts.......................    31,116        5.38               21,560          3.77            19,592         3.47
                                        --------     -------             --------       -------          --------       ------
     Total deposits...................  $578,202        100%             $572,397          100%          $564,606         100%
                                        ========     =======             ========       =======          ========       ======

            The following table sets forth, by various rate categories, the amount of the Bank's certificate of deposit accounts outstanding at the dates indicated.

                                                              AMOUNT DUE AT SEPTEMBER 30, 1998
                                          -----------------------------------------------------------------------
                                          ONE YEAR       ONE TO          TWO TO           THREE TO     FIVE YEARS
                                           OR LESS      TWO YEARS      THREE YEARS       FIVE YEARS      OR MORE       TOTAL
                                           -------      ---------      -----------       ----------      -------       -----
                                                                             (IN THOUSANDS)
Time deposits accounts:

   2.00 - 2.99%.....................      $     624      $     --        $     --         $    --         $  --     $     624
   3.00 - 3.99%.....................             49             9              --              --            --            58
   4.00 - 4.99%.....................          8,376         1,699              99              --            --        10,174
   5.00 - 5.99%.....................        183,730        31,437          14,753           6,281           111       236,312
   6.00 - 6.99%.....................          1,847         4,832              --              --            --         6,679
   7.00 - 7.99%.....................             --         2,698              --              --            --         2,698
   8.00 - 8.99%.....................             12            --              --              --            --            12
   Over 9.00%.......................            117            --              --              --            --           117
                                          ---------      --------        --------         -------         -----     ---------
      Total.........................      $ 194,755      $ 40,675        $ 14,852         $ 6,281         $ 111     $ 256,674
                                          =========      ========        ========         =======         =====     =========

            At September 30, 1998, the Bank had outstanding $256.7 million in certificates of deposit accounts, maturing as follows:

                                                                            WEIGHTED
                 MATURITY PERIOD                           AMOUNT         AVERAGE RATE
                 ---------------                        -----------       ------------
                                                            (DOLLARS IN THOUSANDS)
NON-JUMBO CDS (LESS THAN $100,000):

  Three months or less..............................    $    46,731           5.33%
  Over three months through six months..............         59,597           5.22
  Over six months through 12 months.................         59,357           5.39
  Over 12 months....................................         57,540           5.71
                                                        -----------
     Total non-jumbo certificates of deposit........    $   223,225           5.41%
                                                        ===========

JUMBO CDS ($100,000 OR MORE):

  Three months or less..............................         $9,510           5.19%
  Over three months through six months..............         12,136           5.30
  Over six months through 12 months.................          7,424           5.45
  Over 12 months....................................          4,379           5.97
                                                        -----------
     Total jumbo certificates of deposit............    $    33,449           5.39%
                                                        ===========

            BORROWINGS. The principal source of the Bank's borrowing is through FHLB advances and repurchase agreements. The FHLB system functions in a reserve credit capacity for member savings associations and certain other home financing institutions. Members of a FHLB are required to own capital stock in the FHLB, and, at September 30, 1998, the Bank owned approximately $3.2 million of FHLB capital stock. The Bank uses FHLB advances as an alternative funding source to fund its lending activities when it determines that it can profitably invest the borrowed funds over their term. As of September 30, 1998, the Bank had outstanding FHLB advances of approximately $44.9 million. Such borrowings had a weighted average interest rate of 5.8% and a weighted average term of eight years.

            At September 30, 1998, the Bank also had $2.5 million of borrowed funds in the form of securities sold under agreements to repurchase at an agreed upon price and date. The Bank generally enters into these agreements only as an accommodation to its business customers but may utilize this funding source more often in the future.

TRUST SERVICES

            The Trust Department of the Bank offers a full range of services, including living trusts, executor services, testamentary trusts, employee benefit plan management, custody services and investment management, primarily to corporations, unions and other institutions. The Trust Department has retained the services of two independent financial services firms to provide investment advice and to ratify the decisions of the Trust Department. Operation of the Trust Department is overseen by a Trust Committee which consists of two trust officers and four members of the Bank's board of trustees who rotate on a semi-annual basis. The Trust Department markets its services through its trust officers who call on the Bank's existing customers, the Bank's CSSRs and branch managers who cross-sell the Trust Department's services, and free seminars open to the public. As of September 30, 1998, the Trust Department managed over $294.4 million of assets, which includes $78.3 million over which the Trust Department has discretionary investment authority. The Trust Department's fee income, which totaled $459,000 for the year ended September 30, 1998, supplements the Bank's rate-sensitive interest income.

SAVINGS BANK LIFE INSURANCE

            Since 1939, the Bank, through its Savings Bank Life Insurance Department ("SBLI"), has been offering a wide variety of low-cost insurance policies, including whole life, single premium life, senior life and children's term, to its customers who live or work in the State of New York. New York law mandates that SBLI activities be segregated from those of the Bank and, while the SBLI does not directly affect the Bank's earnings, management believes that offering SBLI is beneficial to the Bank's relationship with its customers. The SBLI pays its own expenses and reimburses the Bank for expenses incurred on its behalf.

SUBSIDIARY ACTIVITIES

            The following are descriptions of the Bank's wholly owned subsidiaries, which, following the Conversion, will be indirectly owned by the Company.

            THE FAMILY INVESTMENT SERVICES CO., INC. The Family Investment Services Co. ("FISC"), which was incorporated in May 1980, is the Bank's wholly owed full-service brokerage firm, offering a complete range of investment products, including mutual funds and debt, equity and government securities, on a fee-per-transaction basis. FISC's goal is to market its products and services to the Bank's existing customers who seek alternatives to traditional financial institution savings products. As a complement to the Bank's municipal investment activities, FISC intends to begin underwriting general obligation securities of state and political subdivisions. FISC has two full time employees who interface with the Bank's branches to facilitate referrals from the CSSRs and branch managers, as well as one officer who assist customers with investment decisions and trading. As of September 1, 1998, FISC held approximately $61.3 million of customer assets. FISC is a member of the National Association of Securities Dealers and is insured by the Securities Insurance Protection Corporation.

            FAMILY MORTGAGE BANKING CO. FMB, which was incorporated in April 1987, is the Bank's wholly owned mortgage banking subsidiary. The Bank originates the majority of its residential real estate and residential construction loans through FMB.

            OTHER SUBSIDIARIES. The Bank has nine other wholly owned subsidiaries: The Family Advertising Co. is an advertising agency; T.S. Capital has applied to the Small Business Administration to become a licensed Small Business Investment Corporation in order to offer small business loans and make investments in small businesses; The Family Insurance Agency, Inc. is an insurance agency that offers a full range of life and health insurance products, as well as taxed-deferred annuities; and T.S. Real Property Inc., Troy SB Real Estate Co., 32 Second Street, Camel Hill Corporation, 507 Heights Corp. and Realty Umbrella, Ltd.are all related to the management of, or investment in, the Bank's foreclosed or purchased real estate.

COMPETITION

            The Bank faces significant competition for both deposits and loans. The deregulation of the financial services industry and the commoditization of savings and lending products has led to increased competition among savings banks and other financial institutions for a significant portion of the deposit and lending activity that had traditionally been the arena of savings banks and savings and loan associations. The Bank competes for deposits with other savings banks, savings and loan associations, commercial banks, credit unions, money market mutual funds, insurance companies, brokerage firms and other financial institutions, many of which are substantially larger in size and have greater financial resources than the Bank.

            The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banks, credit unions, finance companies and other institutional lenders, many of whom maintain offices in the Bank's market area. The Bank's principal methods of competition include providing competitive loan and deposit pricing, personalized customer service, access to senior management of the Bank and continuity of banking relationships.

            Although the Bank is subject to competition from other financial institutions, some of which have much greater financial and marketing resources, the Bank believes it benefits by its position as a community oriented savings bank with a long history of serving its market area. See "Risk Factors -- Competition." Management believes that the variety, depth and stability of the communities which the Bank services support the service and lending activities conducted by the Bank.

PROPERTIES

          The Bank currently conducts its business through 14 full-service banking offices. The following table sets forth the Bank's offices as of September 30, 1998.


                                                                                                           NET BOOK VALUE
                                                               ORIGINAL                                    OF PROPERTY OR
                                                                 YEAR               DATE OF                  LEASEHOLD
                                                LEASED OR      LEASED OR             LEASE                IMPROVEMENTS AT
LOCATION                                        OWNED          ACQUIRED            EXPIRATION            SEPTEMBER 30, 1998
--------                                        -----          ---------           ----------            ------------------
HEADQUARTERS:
   Troy Office................................  Owned             1871               N/A                    $  4,505,971(1)
   32 Second Street
   Troy, NY  12180

BRANCH OFFICES:
   Hudson Valley Plaza Office.................  Leased            1983               12/31/05                       26,150
   75 Vandenburgh Avenue
   Troy, NY  12180

   East Greenbush Office......................  Owned             1969               N/A                           113,004
   615 Columbia Pike
   East Greenbush, NY  12061

   Albany Office..............................  Owned             1995               N/A                         1,743,465
   120 State Street
   Albany, NY  12207

   Watervliet Office..........................  Leased            1983               3/1/03                         31,856
   1601 Broadway
   Watervliet, NY  12189

   Latham Office..............................  Leased            1989               6/30/99                       407,433
   545 Troy-Schenectady Rd.
   Schenectady, NY  12309

   Colonie Office.............................  Leased            1994               3/31/07                        32,943
   103 Wolf Road
   Colonie, NY  12205

   Guilderland Office.........................  Leased            1997               6/9/07                        324,790
   1704 Western Avenue
   Guilderland, NY  12203

   Schenectady Office.........................  Owned             1987               N/A                           233,496
   1626 Union Street
   Schenectady, NY  12309

   Clifton Park Office........................  Owned             1972               N/A                           199,842
   Routes 9 and 146
   Clifton Park, NY  12065

   Clifton Park-Hannaford Office..............  Leased            1995               8/14/00                       115,537
   9 Clifton Country Road
   Clifton Park, NY  12065

   Quaker Road Office.........................  Owned             1995               N/A                         1,713,275
   44 Quaker Road
   Queensbury, NY  12804

   Queensbury Office..........................  Leased            1979               9/30/04                       171,449
   739 Upper Glen Street
   Queensbury, NY  12804

   Whitehall Office..........................   Owned             1971               N/A                           246,247
   184 Broadway
   Whitehall, NY  12887

------------------------------
(1) The net book value of the headquarters will be reduced by an estimated $300,000 upon contribution of the Music Hall to the Music Hall Foundation.


LEGAL PROCEEDINGS

          The Bank is not a party to, nor is its property the subject of, any material pending legal proceeding, other than ordinary routine litigation incidental to the business of the Bank.

PERSONNEL

          As of September 30, 1998, the Bank had 215 full-time employees and 36 part-time employees. The employees are not represented by a collective bargaining unit, and the Bank believes that its relations with its employees is satisfactory. The Bank offers various employee benefits, including medical, dental and life insurance, and a pension and 401(k) savings plan.

                          REGULATION AND SUPERVISION

GENERAL

          The Bank is a New York-chartered mutual savings bank, and its deposit accounts are insured up to applicable limits by the FDIC under the Bank Insurance Fund ("BIF"). The Bank is subject to extensive regulation by the New York State Banking Department ("NYSBD") as its chartering agency, and by the FDIC as the deposit insurer. After the Conversion, the Bank will be a New York-chartered stock savings bank with deposits insured under the BIF, and will continue to be subject to extensive regulation by the New York Banking Department and the FDIC. Except as otherwise indicated below, the discussion that follows of the regulations that currently apply to the Bank will apply to the same extent to the Bank after the Conversion.

          The Bank must file reports with the NYSBD and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The NYSBD and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision is intended primarily for the protection of the deposit insurance funds and depositors. The regulatory authorities have extensive discretion in connection with the exercise of their supervisory and enforcement activities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The Company, as a bank holding company, also is required to file certain reports with, and otherwise comply with, the rules and regulations of the Federal Reserve and the NYSBD and with the rules and regulations of the Securities and Exchange Commission ("SEC") under the federal securities laws. Any change in the regulations governing the Bank or the Company, whether by a bank regulatory agency or through legislation, could have a material adverse impact on the Bank and the Company and their operations and shareholders.

          The following is a summary of the laws and regulations that are applicable to the Bank and the Company. This summary does not purport to be a complete description of such laws and regulations or of all such laws and regulations. The operations of the Bank and the Company may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities.

NEW YORK REGULATION OF THE BANK

          POWERS. The Bank derives its lending, investment and other powers primarily from the applicable provisions of the New York Banking Law and the regulations adopted thereunder. Under these laws and regulations, savings banks, including the Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. A savings bank may also exercise trust powers upon approval of the NYSBD. The exercise of these lending, investment and other powers are limited by federal law and the regulations thereunder. See "-- Federal Regulation of the Bank" and "-- Activity Restrictions on State-Chartered Banks."

          LOANS-TO-ONE-BORROWER LIMITATIONS. With certain limited exceptions, a New York-chartered savings bank may not make loans or extend credit for commercial, corporate or business purposes (including lease financing) to a single borrower and to certain entities related to the borrower, in an aggregate amount which would exceed 15% of a bank's net worth, plus an additional 10% of a bank's net worth if secured by the requisite collateral. The Bank currently complies with all applicable loans-to-one-borrower limitations.

          LOANS TO INSIDERS. The Bank currently is prohibited from extending credit to trustees or officers of the Bank except for certain mortgage loans. After the Conversion, the Bank will be subject to New York law that imposes conditions and limitations on a stock savings bank's loans to its directors and executive officers that are comparable in most respects to the conditions and limitations imposed under federal law, as discussed below. The New York Banking Law does not, however, limit loans to shareholders owning 10% or more of the savings bank's stock. In addition, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (a) $100,000 or (b) the greater of $25,000 or 2.5% of a bank's capital stock, surplus fund and undivided profits. Furthermore, a stock savings bank may not make a loan secured by real property to a director or executive officer if the amount of the loan, aggregated with all such other loans to the director or executive officer, exceeds fifteen percent of a bank's net worth.

          COMMUNITY REINVESTMENT ACT. The Bank is also subject to provisions of the New York Banking Law that, like the provisions of the federal Community Reinvestment Act ("CRA") discussed below, impose continuing and affirmative obligations upon a banking institution organized in the State of New York to serve the credit needs of its local community ("NY CRA"). Pursuant to the NY CRA, a bank must file with the NYSBD an annual NY CRA report and copies of all federal CRA reports. The New York regulations on community reinvestment parallel the regulations issued under the federal CRA discussed below. Under the regulations, the NYSBD is required to make biennial community reinvestment evaluations of each banking institution and assess each institution's compliance with the NY CRA utilizing a 4-tiered rating system. The Bank's latest NY CRA rating, received by letter dated January 27, 1998 from the NYSBD, was "Outstanding."

          The NY CRA also requires the New York Superintendent to consider a bank's NY CRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application.

          DIVIDENDS. Under the New York Banking Law, the Bank, as a stock savings bank, will not be able to declare, credit or pay any dividends if capital stock is impaired or would be impaired as a result of the dividend. In addition, the New York Banking Law provides that the Bank cannot declare and pay dividends in any calendar year in excess of its "net profits" for such year combined with its "retained net profits" of the two preceding years, less any required transfer to surplus or a fund for the retirement of preferred stock, without prior regulatory approval.

          ENFORCEMENT. Under the New York Banking Law, the New York Superintendent may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Banking Board of New York State ("NYBB") that any director, trustee or officer of any banking organization has violated any law or regulation, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the New York Superintendent to discontinue such practices, the NYBB may remove such director, trustee or officer from office after notice and an opportunity to be heard. The New York Superintendent also has authority to take possession of a New York banking organization under certain circumstances, including when it appears that the banking organization is conducting its business in an unauthorized or unsafe manner, is in an unsound or unsafe condition to transact its business or has an impairment of its capital. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the New York Superintendent or the NYSBD against the Bank or any of its trustees or officers.

FEDERAL REGULATION OF THE BANK

          CAPITAL REQUIREMENTS. The FDIC has adopted risk-based minimum capital regulations for insured state nonmember banks, such as the Bank. The regulations establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among insured depository institutions. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital required for the categories perceived as representing greater risk. State nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, and a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%. Tier 1 capital includes common equity, certain noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Total capital consists of Tier 1 capital plus supplementary (Tier
2) capital which includes, among other items, cumulative perpetual and long-term, limited-life, preferred stock, mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. In addition, under the minimum leverage-based capital requirement adopted by the FDIC, insured state nonmember banks must maintain a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 3% to 5%, depending on the Bank's CAMELS rating.

          Capital requirements higher than the generally applicable minimum requirements may be established for a particular bank if the FDIC determines that a bank's capital is, or may become, inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate if a bank is receiving special supervisory attention, has a high degree of exposure to interest rate risk or poses other safety and soundness concerns. The Bank currently is not subject to any individually imposed minimum capital requirements.

          Failure to meet capital guidelines could subject a bank to a variety of enforcement actions, including issuance of a capital directive, the termination of deposit insurance, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon banks that fail to meet applicable capital requirements under the FDIC's prompt corrective action regulations.

          The federal banking agencies, including the FDIC, are required to assess an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing a bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Applicable considerations include the quality of a bank's interest rate risk management process, the overall financial condition of a bank and the level of other risks at a bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

          The following table shows the Bank's leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at September 30, 1998, on a historical basis and a pro forma basis assuming the sale of shares at the maximum of the Estimated Price Range.

                                  ACTUAL                            PRO FORMA                           REQUIRED
                          ----------------------          ------------------------------        ------------------------

                                                               (DOLLARS IN THOUSANDS)

REGULATORY TIER 1
   LEVERAGE CAPITAL       $ 70,114        9.89%           $ 102,876               13.87%        $ 29,668            4.0%

TIER 1 RISK-BASED
   CAPITAL                  70,114        14.02             102,876               19.91           20,666            4.0

TOTAL RISK-BASE CAPITAL     76,368        15.27             109,130               21.12           41,332            8.0


          As the preceding table shows, the Bank exceeded the minimum capital adequacy requirements at the date indicated.

          ACTIVITY RESTRICTIONS ON STATE-CHARTERED BANKS. Section 24 of the Federal Deposit Insurance Act, as amended, which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or the FDIC determines that such activity or investment would pose no significant risk to the BIF. Any bank that held, at the time of passage of FDICIA, an impermissible investment or engaged in an impermissible activity and that did not receive FDIC approval to retain such investment or to continue such activity was required to submit to the FDIC a plan for divesting of such investment or activity as quickly and prudently as possible. In connection with the passage of FDICIA, the Bank received approval from the FDIC to retain certain real estate investments until December 31, 1999.

          Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 or the FDIC regulations thereunder, an insured bank must file a notice or application with the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless such bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. The FDIC has by regulation determined that certain real estate investment and securities underwriting activities do not present a significant risk to the FDIC insurance fund provided they are conducted in accordance with the regulations. The FDIC recently adopted a streamlined notice process for use by well run, well capitalized institutions seeking permission to engage in such activities, and simplified existing limitations applicable to the activities.

          ENFORCEMENT. The FDIC has extensive enforcement authority over insured savings banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

          The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible equity to total assets that is equal to or less than 2%. See "-- Prompt Corrective Action." The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of a bank are less than its liabilities to depositors and others); (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business;

(iv) likelihood that a bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete all or substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

          DEPOSIT INSURANCE. The Bank is subject to quarterly payments on semiannual insurance premium assessments for its FDIC deposit insurance. The FDIC implements a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. The FDIC places each institution into one of nine assessment risk classifications based on an institution's capital and supervisory classification. Assessment rates are periodically reviewed by the FDIC and set at a level sufficient to maintain the BIF's and Savings Association Insurance Fund's ("SAIF") reserve ratio of 1.25% of insured deposits. The FDIC considers BIF and SAIF fund revenue and expense levels and each fund's reserve ratios and borrowings in establishing assessment rates. Under current FDIC assessment guidelines, the Bank expects that it will not incur any FDIC deposit insurance assessments for 1998. However, the deposit insurance assessments imposed by the FDIC are subject to change.

          Under the Deposit Insurance Funds Act of 1996 ("Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the former Federal Savings and Loan Insurance Corporation was expanded to include, beginning on January 1, 1997, the deposits of BIF-insured institutions, such as the Bank. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on deposits insured by the SAIF. The annual rate of assessments for the payments on the FICO bonds for the semi-annual period beginning on July 1, 1998 was 1.22 basis points for BIF-assessable deposits and 6.1 basis points for SAIF-assessable deposits.

          The Funds Act specifies that the SAIF and BIF will be merged on January 1, 1999, provided no insured depository institution is a savings association on that date. See "-- Recent Developments." The Bank expects a FICO assessment expense of approximately $72,000 for 1998, based on the FICO assessment rates in effect for 1998.

          FDIC insurance on deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the insured bank has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations as an insured bank, or has violated any applicable law, regulation, rule or order of, or condition imposed by or written agreement entered into with the FDIC. Additionally, if insurance termination proceedings are initiated against a bank, the FDIC may temporarily suspend insurance on new deposits received by the institution under certain circumstances. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, continue to be insured for a period of six months to two years, as determined by the FDIC.

          TRANSACTIONS WITH AFFILIATES OF THE BANK. Transactions between the Bank and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of a bank for purposes of Sections 23A and 23B, but the Federal Reserve has proposed treating any subsidiary of a bank that is engaged in activities not permissible for the Bank itself as an affiliate for purposes of Sections 23A and 23B. Generally, Sections 23A and 23B (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of or investment in securities issued by the affiliate, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending on the nature of the collateral. In addition, any covered transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those prevailing at the time for comparable transactions with nonaffiliated companies.

          LOANS TO INSIDERS. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an "insider") and to certain entities affiliated with any such person (an "insider's related interests") are subject to the conditions and limitations imposed by Sections 22(g) and 22(h) of the Federal Reserve Act and the Federal Reserve's Regulation O promulgated thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to the Bank's loans for commercial, corporate or business purposes under New York law. See "-- New York Regulation of Troy -- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insider's related interests in the aggregate may not exceed a bank's unimpaired capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or an insider's related interest be approved in advance by a majority of the board of directors of a bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (a) $500,000 or (b) the greater of $25,000 or 5% of a bank's unimpaired capital and surplus. Such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons, except to the extent that the extension of credit is made pursuant to a benefit or compensation program that is widely available to employees of the Bank and does not give preference to insiders. In addition, loans to an executive officer, other than loans for the education of the officer's children, certain loans secured by the officer's residence, and other loans secured by certain types of collateral, may not exceed the lesser of (a) $100,000 or (b) the greater of $25,000 or 2.5% of a bank's unimpaired capital and surplus.

          In addition, Regulation O prohibits extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

          UNIFORM REAL ESTATE LENDING STANDARDS. Pursuant to FDICIA, the federal banking agencies require that all financial institutions adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens on or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies ("Interagency Guidelines") that have been adopted by the federal bank regulators.

          The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) 65% for loans secured by raw land; (ii) 75% for land development loans; (iii) 80% for loans for the construction of commercial, multi-family or other non-residential property; (iv) 85% for loans for the construction of one- to four-family properties; and (v) 85% for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property). Although no supervisory loan-to-value limit has been established for owner-occupied, one- to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

          COMMUNITY REINVESTMENT ACT. Under the CRA, as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution.

          In April 1995, the FDIC and the other federal banking agencies amended their CRA regulations to replace the prior process-based assessment factors for CRA evaluations with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the proposed system focuses on three tests: (a) a lending test, to evaluate the institution's record of making loans in its service areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. Small banks (less than $250 million in assets) are assessed under a streamlined approach focusing on specific limited information and performance standards.

          The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance and assign one of four ratings, with the performance evaluation and rating made available to the public. In its most recent examination for CRA performance, the Bank received an "Outstanding" rating from the FDIC as of November 25, 1996.

          SAFETY AND SOUNDNESS STANDARDS. The Bank is subject to certain FDIC standards designed to maintain the safety and soundness of individual banks and the banking system. The FDIC has prescribed safety and soundness guidelines relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth and quality; (vi) earnings; and (vii) compensation and benefit standards for officers, directors, employees and principal stockholders. The guidelines are intended to set out standards that the FDIC will use to identify and address problems at institutions before capital becomes impaired. Institutions are required to, among other things, establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with their size and the nature and scope of their operations. Furthermore, institutions must establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves in a manner commensurate with their size and the nature and scope of their operation.

          A state nonmember bank not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the FDIC. In the event that an institution, such as the Bank, were to fail to submit an acceptable compliance plan or fail in any material respect to implement an accepted compliance plan within the time allowed by the FDIC, the institution would be required to correct the deficiency and the FDIC would also be authorized to: (i) restrict asset growth; (ii) require the institution to increase its ratio of tangible equity to assets; (iii) restrict the rates of interest that the institution may pay; or (iv) take any other action that would better carry out the purpose of the corrective action. The Bank believes it was in compliance with all such safety and soundness guidelines as of the date of this prospectus.

          The FDIC periodically conducts examinations of insured institutions and, based upon evaluations, may require a revaluation of assets of an insured institution and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

          PROMPT CORRECTIVE ACTION. Under the FDIC's prompt corrective action regulations, insured institutions will be considered (i) "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater (provided that the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specified capital level for any capital measure), (ii) "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a Tier 1 risk based capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% or greater if the institution is rated composite CAMELS 1 in its most recent report of examination and is not experiencing or anticipating significant growth), (iii) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, or a Tier 1 risk-based ratio of less than 4% and a leverage ratio that is less than 4% (3% if the institution is rated composite CAMELS 1 in its most recent report of examination and is not experiencing or anticipating significant growth), (iv) "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%, and (v) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%. Under certain circumstances, the FDIC can reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). At September 30, 1998, the Bank was classified as a "well capitalized" institution.

          An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency, which would be the FDIC for the Bank. An undercapitalized institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives. Furthermore, the FDIC could appoint a conservator or receiver for the insured institution, if, among other things, (i) the insured institution's assets are less than its obligations to its creditors and others, (ii) the insured institution is likely to be unable to pay its obligations or meet its depositor's demands in the normal course of business, (iii) the insured institution is deemed in an unsafe or unsound condition to transact business, including having insufficient capital, (iv) the insured institution has incurred or is likely to incur losses that will deplete all or substantially all of its capital, with no reasonable prospect for becoming adequately capitalized without federal assistance, or (v) the insured institution becomes undercapitalized and either has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so under federal law, fails to submit a capital restoration plan acceptable to the FDIC within the time prescribed by law, or materially fails to implement a capital restoration plan submitted and accepted by the FDIC. In the event of any such appointment, it is likely that stockholders of the institution would not receive anything for their interests in the institution and such interest ultimately would be extinguished.

          DIVIDEND RESTRICTIONS. The Bank is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, as defined in the prompt corrective action regulations of the FDIC. In addition, if the Bank becomes "undercapitalized" under the "prompt corrective action" initiatives of the FDIC, payment of dividends would be prohibited without the prior approval of the FDIC. The Bank also could be subject to these dividend restrictions if the FDIC determines that the Bank is in an unsafe or unsound condition or engaging in an unsafe or unsound practice.

          REQUIRED RESERVES. Under Federal Reserve regulations, the Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment by the Federal Reserve) and an initial reserve of $1,395,000 plus 10% (subject to adjustment by the

Federal Reserve between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

          Various proposals were before Congress in 1998 to permit the payment of interest on required reserve balances. While this legislation appears to have strong support from many constituencies, the Bank is unable to predict whether such legislation will be enacted by the next Congress.

RECENT DEVELOPMENTS

          The Funds Act contemplates the merger of the BIF with the SAIF. The combined deposit insurance fund, which will be formed no earlier than January 1, 1999, will insure deposits at all FDIC-insured depository institutions. As a condition to the combined insurance fund, however, no insured depository institution can be chartered as a savings association. Several proposals for combining the BIF and the SAIF were introduced in Congress during 1997 in bills addressing financial services modernization, including a proposal from the Treasury Department developed pursuant to requirements of the Funds Act. Although no legislation was passed in 1997, a financial services modernization bill was passed by the House of Representatives on May 13, 1998. The bill passed by the House of Representatives preserves the savings association charter, but would require the FDIC to review and study issues relating to the planned merger of the BIF and the SAIF, including the cost of merging the funds and the manner in which the costs would be distributed among the members of the respective funds. Within nine months of the bill being enacted into law, the FDIC would be required to prepare a report on the study, which would include a description of the plan developed by the FDIC for the merger of the funds. The bill was not passed by the Senate before the Congress adjourned, but a financial services modernization bill is likely to be reintroduced and considered by the next Congress.

REGULATION OF COMPANY

          NEW YORK REGULATION. Under the New York Banking Law, certain companies owning or controlling banks are regulated as a bank holding company. For the purposes of the New York Banking Law, the term "bank holding company," is defined generally to include any "company" that, directly or indirectly, either controls the election of a majority of the directors of, or owns, controls or holds with power to vote more than 10% of the voting stock of (i) a bank holding company or, (ii) if the company is a banking institution, another banking institution, or (iii) each of two or more banking institutions. The term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing business in New York, and the term "banking institution" is defined to include commercial banks, stock savings banks and stock savings and loan associations with a principal office in New York. An entity like the Company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the New York Banking Law. If the Company, however, establishes or acquires a New York-chartered commercial bank and trust company, the Company will be a "bank holding company" for purposes of New York Banking Law.

          Under the New York Banking Law, the prior approval of the NYBB is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to bank holding companies regarding the acquisition of banking institutions that have been chartered for five years or less and are located in smaller communities in New York. Directors, officers and employees of a New York State bank holding company are subject to limitations regarding their affiliation with firms engaged in securities underwriting and public sale or distribution activities and with other bank holding companies, and directors and executive officers are subject to limitations on loans obtained from the holding company's banking subsidiaries. See "-- New York Regulation of the Bank" and "-- Loans to Insiders."

          Although the Company initially will not be a bank holding company for purposes of the New York Banking Law upon the effective date of the Conversion, any future acquisition of ownership, control, or the power to vote 10% or more of the voting stock of another banking institution or bank holding company would cause it to become a bank holding company under New York law.

          FEDERAL REGULATION. Following the consummation of the Conversion, the Company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended ("BHC Act"), as administered by the Federal Reserve.

          The Federal Reserve has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for the Bank. See "-- Federal Regulation of the Bank -- Capital Requirements." On a pro forma basis after the Conversion, the Company's risk-based and leverage ratios will exceed these minimum capital requirements. A bank holding company's ability to pay dividends to its shareholders and expand its line of business through the acquisition of new banking subsidiaries can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

          Prior Federal Reserve approval will be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. The Company also will be required to obtain the prior approval of the Federal Reserve to acquire all, or substantially all, of the assets of any bank or bank holding company.

          In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities unless such activities have been found by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve has determined by regulation to be so closely related to banking as to be a proper incident thereto are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount and full service brokerage services; (iv) acting as fiduciary, investment or financial advisor, (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and
(vii) acquiring a savings and loan association. The financial services modernization bill passed by the House of Representatives would expand the permissible activities of bank holding companies by allowing full affiliation among banks, securities firms, insurance companies and other financial service providers. Although the bill did not get passed by the Senate before the last Congress adjourned, it is anticipated that a similar bill will be reintroduced and considered in the next Congress. The Company and the Bank, however, are unable to predict whether any such bill will be passed or what form any final legislation will take.

          The Company will be required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the Company's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve, and that is not the subject of any unresolved supervisory issues.

          The Federal Reserve is empowered to initiate cease and desist proceedings and other supervisory actions for violations of the BHC Act, or the Federal Reserve regulations, orders or notices issued thereunder.

          The status of the Company as a registered bank holding company under the BHC Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

ACQUISITION OF THE COMPANY

          NEW YORK CHANGE IN BANK CONTROL RESTRICTIONS. The New York Banking Law generally requires prior approval of the NYBB before any action is taken that causes any company to acquire direct or indirect control of a banking institution that is organized in the State of New York. For this purpose, the term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing-business in New York, and an individual or combination of individuals acting in concert and residing or doing business in New York, and the term "control" is defined generally to mean the power to direct or cause the direction of the management and policies of the banking institution and is presumed to exist if the company owns, controls or holds with power to vote 10% or more of the voting stock of the banking institution.

          FEDERAL RESTRICTIONS. Under the federal Change in Bank Control Act ("CBCA"), a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the Company's shares of Common Stock. Under the CBCA, the Federal Reserve has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by the Company and the Bank, and the competitive effects of the acquisition.

          Under the BHC Act, any company would be required to obtain prior approval from the Federal Reserve before it could acquire "control" of the Company within the meaning of the BHC Act. Control generally is defined for these purposes to mean the ownership, control or power to vote 25% or more of any class of voting securities of the Company, the ability to control in any manner the election of a majority of the Company's directors, or to otherwise have the power to exercise a controlling influence over the management or policies of the Company.

INTERSTATE BANKING AND BRANCHING

          Bank holding companies such as the Company are permitted to acquire banking subsidiaries in any state irrespective of any state law restrictions on such acquisitions other than minimum age laws and deposit concentration limits. The Federal Reserve, however, may not approve an acquisition of a bank by a bank holding company that would result in the acquiring holding company controlling more than 10% of the deposits in the United States, or more than 30% of the deposits in any particular state unless the applicable state allows a higher or lower deposit concentration limit.

          In the past, branching across state lines was not generally available to a state bank such as the Bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), however, permitted the responsible federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under the law of either state (however state minimum age laws and deposit concentration limits must be complied with), unless a state has elected to "opt out" of the provisions of the

Interstate Banking Act. Accordingly, a bank, such as the Bank, may acquire branches in a state other than New York through merger with another bank unless the other state has opted out of the Interstate Banking Act. Only Texas and Montana have elected to "opt out" of interstate banking. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

FEDERAL HOME LOAN BANK SYSTEM

          The Company is a member of the FHLB System. The FHLB System consists of 12 regional Federal Home Loan Banks, with each subject to supervision and regulation by the Federal Home Loan Financing Board. The FHLB provides a central credit facility primarily for member institutions. The Company, as a member of FHLB of New York, is required to acquire and hold shares of capital stock in that FHLB in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its FHLB advances outstanding, or one per cent of thirty per cent of total assets. At September 30, 1998, the Company owned $3.2 million of FHLB common stock.

          Advances from the FHLB of New York are secured by a member's shares of stock in the FHLB of New York, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the FHLB of New York. As of September 30, 1998, the Company had $44.9 million of outstanding advances from the FHLB of New York.

                                    TAXATION

FEDERAL TAXATION

          General. The Company and the Bank will report their income on a consolidated basis, using a fiscal year ending September 30 and the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with certain exceptions, including recapture of portions of the Bank's tax reserve for bad debts, discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. Based on the IRS and New York State statutes of limitations for tax examinations, the Bank cannot be examined for fiscal 1994 or earlier. No IRS or New York State tax examinations have been completed for any years subsequent to fiscal 1994.

          Bad Debt Reserves. The Small Business Job Protection Act of 1996 (the "1996 Act") made significant changes to the federal income tax rules concerning a savings institution's deduction for additions to its bad debt reserves and the recapture (i.e., inclusion in taxable income) of certain portions of the reserve. The effect of the 1996 Act on the Bank is discussed below. Before enactment of the 1996 Act on August 20, 1996, the Bank could take a federal income tax deduction for annual additions to its reserve for bad debts, within specified formula limits. The Bank's deduction with respect to "qualifying loans," which generally were loans secured by certain interests in real property, could be computed using an amount based on a six-year moving average of the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction, with certain additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. The Bank's deduction with respect to non-qualifying loans was required to be computed under the Experience Method. Each year, the Bank adopted the most favorable method to calculate the deduction.

          The 1996 Act. Under the 1996 Act, for its taxable year beginning October 1, 1996 and thereafter, the Bank is not permitted to make additions to its bad debt reserves for tax purposes. Instead, the Bank is required to utilize the specific charge-off method for bad debts. In addition, the Bank is required to recapture (i.e., take into income) over a six-year period the excess of the balance of its tax bad debt reserves as of September 30, 1996 over the balance of such reserves as of September 30, 1988. As of September 30, 1996, the Bank's tax bad debt reserve exceeded the balance of the reserve as of September 30, 1988 by $1.4 million and the Bank will be required to include such excess in its taxable income, ratably over the six taxable year period beginning October 1, 1998.

          Distributions. Under the 1996 Act, if the Bank makes "non-dividend distributions" to the Company, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of September 30, 1988) to the extent thereof, and an amount based on the amount distributed (but not in excess of such reserves) will be included in the Bank's taxable income. Non-dividend distributions is defined as distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in the Bank's taxable income. The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. See "Regulation and Supervision" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

          Corporate Alternative Minimum Tax. The IRC imposes a tax on a corporation's alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryforwards. The adjustment to AMTI based on book income will be an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2 million, was imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT.

          Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank do not file a consolidated tax return, except that if the Company and the Bank own more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be excluded.

                            MANAGEMENT OF THE COMPANY

DIRECTORS OF THE COMPANY

          The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible, and consists of nine directors. Each director serves until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal. The following table sets forth certain information regarding the directors of the Company, each of whom will be an initial director upon completion of the Conversion.

                                                            POSITIONS HELD            TERM
      NAME                                    AGE(1)       WITH THE COMPANY          EXPIRES
      ----                                    ------       ----------------          -------
Daniel J. Hogarty, Jr........................   59         Chairman of the Board;      2000
                                                              President; Chief
                                                             Executive Officer
George H. Arakelian..........................   64                Director             2001
Richard B. Devane............................   64                Director             2001
Michael E. Fleming...........................   68                Director             2002
Willie Anderson Hammett......................   54                Director             2000
Thomas B. Healy..............................   52                Director             2000
Keith D. Millsop.............................   72                Director             2002
Edward G. O'Haire............................   67                Director             2001
Marvin L. Wulf...............................   73                Director             2002

-----------
(1) As of December 31, 1998.

          The biographical information of each director is set forth below under "-- Biographical Information." Initially the directors of the Company will not receive additional fees for their services as directors of the Company. See "-- Compensation of Trustees" for a discussion of fees paid to trustees of the Bank.

EXECUTIVE OFFICERS OF THE COMPANY

          The executive officers of the Company are the same as the executive officers of the Bank. They are appointed annually and hold office until their respective successors are chosen and qualified or until their death, earlier resignation or removal from office. The following table sets forth certain information regarding the executive officers of the Company and Bank.

                                                                      POSITION(S) HELD
      NAME                                     AGE(1)             WITH THE COMPANY AND BANK
      ----                                     ------             -------------------------
Daniel J. Hogarty, Jr..........................   59        Chairman of the Board of the Company; Trustee of the Bank; President
                                                            and Chief Executive Officer of the Company and the Bank
Kevin M. O'Bryan...............................   49        Senior Vice President; Secretary
Michael C. Mahar...............................   51        Senior Vice President
Edward M. Maziejka, Jr.........................   39        Vice President and Chief Financial Officer

-----------
(1) As of December 31, 1998.

          The biographical information for each executive officer is set forth below under "-- Biographical Information."

          Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Executive officers of the Company will be compensated as described below under "Management of the Bank."

                            MANAGEMENT OF THE BANK

TRUSTEES OF THE TROY SAVINGS BANK

            The direction and control of the Bank has been vested in its Board of Trustees. Upon consummation of the Conversion, each of the current trustees of the Bank will become directors of the stock-chartered Bank for terms that expire in the same year as their respective terms on the Board of the Company. The directors will be divided into three classes, as nearly in number as possible, with the terms of office of one class expiring each year. Members of each class shall be elected for the term of three years and until their successors are elected and qualified. The following table sets forth certain information regarding the Board of Trustees of the Bank.

                                                               POSITIONS HELD                        TRUSTEE
      NAME                                                     WITH THE BANK                          SINCE
      ----                                                     -------------                          -----
Daniel J. Hogarty, Jr....................................   President; Chief Executive                  1985
                                                              Officer; Trustee

George H. Arakelian......................................              Trustee                          1988
Richard B. Devane........................................              Trustee                          1970
Michael E. Fleming.......................................              Trustee                          1981
Willie Anderson Hammett..................................              Trustee                          1990
Thomas B. Healy..........................................              Trustee                          1995
Keith D. Millsop.........................................              Trustee                          1979
Edward G. O'Haire........................................              Trustee                          1979
Marvin L. Wulf...........................................              Trustee                          1973

-----------
(1) As of December 31, 1998.

BIOGRAPHICAL INFORMATION

            TRUSTEES OF THE BANK

            Daniel J. Hogarty, Jr. joined the Bank in 1985 and has been the Bank's President, Chief Executive Officer and trustee since that time. Mr. Hogarty also serves as President and/or Director of nine of the Bank's subsidiaries.

            George H. Arakelian has served as a trustee of the Bank since 1988. Mr. Arakelian is President and Chairman of the Board of Standard Manufacturer Co., Inc., a manufacturer of outerwear and sportswear located in Troy, New York.

            Richard B. Devane has served as a trustee of the Bank since 1970. Mr. Devane is President of Devane, Inc., a floor contractor, and is a real estate broker with Devane Realty, both of which are located in Troy, New York.

            Michael E. Fleming, DDS has served as a trustee of the Bank since 1980. Dr. Fleming is an orthodontist practicing in Troy, New York.

            Willie A. Hammett has served as a trustee of the Bank since 1990. Mr. Hammett is Vice President of Student Services at Hudson Valley Community College located in Troy, New York.

            Thomas B. Healy has served as a trustee of the Bank since 1995. Mr. Healy is Senior Vice President of Investments at Prudential Securities, Inc. located in Albany, New York.

            Keith D. Millsop has served as a trustee of the Bank since 1979. Mr. Millsop is a retired Manager of Industrial Relations at Ford Motor Company's Plant in Green Island, New York.

            Edward G. O'Haire has served as a trustee of the Bank since 1979. Mr. O'Haire is President of Ryan & O'Haire Insurance Agency located in Troy, New York.

            Marvin L. Wulf has served as a trustee of the Bank since 1973. Mr. Wulf is an Economic Development Specialist for the City of Troy, New York.

            EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT TRUSTEES

            Kevin M. O'Bryan joined the Bank in 1976 and is a Senior Vice President and the Bank's Chief Credit Officer and Secretary. Mr. O'Bryan's primary responsibilities include oversight of all of the Bank's lending departments. Prior to his appointment as Senior Vice President and Chief Credit Officer in 1992, Mr. O'Bryan has held numerous positions in the Bank's commercial mortgage department. Mr. O'Bryan is also Secretary and Director of FMB, Troy S.B. Real Estate Co., Inc., The Family Advertising Co., T.S. Real Property, Inc., Realty Umbrella, Ltd., and 32 Second Street, Inc., all of which are subsidiaries of the Bank. Mr. O'Bryan is also President and Director of Camel Hill Corporation, 507 Height, and T.S. Capital Corp., which are also subsidiaries of the Bank.

            Michael C. Mahar joined the Bank in 1988 and is a Senior Vice President of the Bank. Mr. Mahar's primary responsibilities include oversight of the Bank's retail banking, deposit services, sales and marketing, and operations. Prior to that appointment in 1992, Mr. Mahar was the director of the Bank's commercial lending program.

            Edward M. Maziejka, Jr. joined the Bank in 1988 and is the Bank's Chief Financial Officer. Prior to that appointment in 1993, Mr. Maziejka was Vice President of Financial Administration of the Bank. Mr. Maziejka is also Treasurer and Director of FMB, Troy S.B. Real Estate Co., Inc., The Family Advertising Co., T.S. Real Property, Inc., Realty Umbrella, Ltd., and 32 Second Street, Inc., all of which are subsidiaries of the Bank. Mr. Maziejka also serves as Assistant Treasurer of The Family Insurance Agency, Inc., as Treasurer and Secretary of T.S. Capital Corp., and as Secretary, Treasurer and Director of Camel Hill Corporation, which are also subsidiaries of the Bank.

MEETINGS AND COMMITTEES OF THE BOARDS OF THE BANK AND THE COMPANY

            The Board of Trustees of the Bank meets at least monthly and may have additional special meetings as may be called by the President or one-third of the trustees. During the fiscal year ended September 30, 1998, the Board of Trustees held 16 meetings. No trustee attended fewer than 98% in the aggregate of the total number of meetings of the Board or committees on which such trustee served for the year ended September 30, 1998. There are currently five committees of the Board of Trustees consisting of the Audit and Examining Committee, the Compensation Committee, the Loan Committee, the Executive Committee and the Trust Committee. Subsequent to the Conversion, the Board of Trustees may consider and make revisions to the current structure of its committees.

COMPENSATION OF TRUSTEES

            Trustees of the Bank receive fees of $1,375 per board meeting attended and fees ranging from $250 to $850 per committee meeting attended, depending on the type of committee. Subsequent to the Conversion, the Company and the Bank intend to engage a compensation consultant to study the level and structure of compensation paid to the directors and trustees, as compared to similarly situated publicly traded financial institutions and, upon review of such study, may revise the amount of fees paid to such director and trustees.

TRUSTEES EMERITUS

            The Bank's Bylaws require that a trustee retire at the end of the calendar year in which the trustee reaches the age of 75. The Bank's Bylaws also permit the Board of Trustees, upon a majority vote, to elect as a Trustee Emeritus a trustee, who so requests, and who has served the Bank for at least 20 years and who is at least 70 years old. Trustees Emeritus may attend all regular meetings of the Board and may take part in the Board's discussions, but shall not be eligible to vote. In addition, Trustees Emeritus are not counted for the purpose of determining a quorum, and Trustees Emeritus may be removed by a majority vote of the Board of Trustees. Upon Conversion, Trustees Emeritus will receive the same meeting fees as trustees of the Bank.

HONORARY TRUSTEES

            The Bank's Bylaws also permit the Board of Trustees to elect Honorary Trustees by a majority vote. Honorary Trustees are elected for three year terms, and may attend all regular meetings of the Board and may take part in the Board's discussions. Honorary Trustees may not vote, receive any compensation or be counted for the purpose of determining any quorum.

EXECUTIVE COMPENSATION

            The following table sets forth the cash and certain other compensation paid by the Bank for services rendered in all capacities during the year ended September 30, 1998, to the President and Chief Executive Officer and all executive officers who received compensation in excess of $100,000.

                                   ANNUAL COMPENSATION (2)                    LONG TERM COMPENSATION AWARDS
                             ---------------------------------------          -----------------------------
                                                                               RESTRICTED
   NAME AND                                                                      STOCK                               ALL OTHER
   PRINCIPAL POSITIONS       YEAR(1)        SALARY($)       BONUS($)          AWARDS($)(4)    OPTIONS(#)(4)       COMPENSATION(5)
----------------------       -------      ------------      --------          -------------   -------------       ---------------
Daniel J. Hogarty, Jr.       1998         $ 577,967(3)         --                   --             --                 $ 10,000
   President and Chief
   Executive Officer

Kevin M. O'Bryan             1998         $ 154,048            --                   --             --                 $  8,789
   Senior Vice President,
   Chief Credit Officer
   and Secretary

-----------
(1) All data for fiscal years ended September 30, 1998.
(2) For fiscal year ended September 30, 1998, there were no perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the individual's salary and bonus or other annual compensation not categorized as salary or bonus. (3) Includes deferred compensation of $98,000.
(4) As a mutual institution, the Bank does not have any stock based plans. The Company does, however, intend to adopt such plans following the Conversion.
(5) Reflects matching contributions made by the Bank under a 401(k) plan.



REPORT OF INDEPENDENT COMPENSATION CONSULTANT

            Pursuant to the NYBD regulations governing the Conversion, the Bank must obtain the opinion of an independent compensation consultant as to whether or not the total compensation for the executive officers, directors or trustees of the Bank, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to executive officers, directors or trustees of similar publicly traded financial institutions. The Bank has obtained an opinion from ________________________, which provides that, based upon published professional survey data of similarly situated publicly traded financial institutions operating in the relevant markets as of _________________, with respect to the total cash compensation (base salary and annual incentive) for executive officers and total compensation for trustees of the Bank, such compensation, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to similarly situated publicly-traded financial institutions, and that, with respect to the amount of shares of Common Stock to be reserved under the ESOP and Equity Compensation Plan that such amounts reserved for granting are reasonable in comparison to similar publicly traded financial institutions.

BENEFIT PLANS

            EMPLOYMENT AND EMPLOYMENT PROTECTION AGREEMENTS

            Upon the Conversion, the Company and the Bank intend to enter into employment agreements with three executive officers, including Messrs. Hogarty and O'Bryan (the "Employment Agreements") and employment protection agreements with four other officers (the "Employment Protection Agreements").

            The Employment Agreements will provide for initial terms of three years from the date of the Conversion. The Employment Agreements will automatically renew for one additional year on the first and each subsequent anniversary of the Conversion, unless at least three months before any renewal date the Company and the Bank give written notice to the executive officer or the executive officer gives written notice to the Company and the Bank that the Employment Agreement will not be renewed. Upon a change of control (as defined below) the term of each Employment Agreement will be extended so that the Employment Agreement will not expire before three years after the change of control. Under the Employment Agreements, each executive officer is entitled to receive an annual salary and may receive annual cost of living and merit increases as determined by the Company and the Bank. The Company and the Bank will review the base salary at least annually, but cannot reduce it from the amount previously in effect.

            Each executive officer is eligible to receive discretionary bonuses from the Company and the Bank and will be eligible to participate in any incentive, bonus, equity compensation, retirement, deferred compensation or welfare benefit plan that the Company or the Bank maintains, including any plan that the Company or the Bank has that provides for stock options, employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation and medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance or benefits. In addition, under the Employment Agreements, the Company and the Bank provide each executive officer with an automobile or an automobile allowance for business use. As of September 30, 1998, the base salaries for Messrs. Hogarty and O'Bryan are $600,000 and $160,000, respectively.

            The Company and the Bank may terminate an executive officer's employment at any time during the term of an Employment Agreement. Unless the termination is for "cause" (as defined in the Employment Agreement), the Company and the Bank will be required to pay to the executive officer a lump sum cash payment equal to three times the sum of the executive officer's annual base salary in effect before the termination, plus the amount of any bonuses payable to the executive officer during the preceding 12 months, including bonuses that were earned but deferred until a later year. The Company and the Bank will also be required to pay the executive officer an amount that is equal to the value of the additional retirement benefits that the executive officer would have been entitled to receive under the Bank's qualified defined benefit pension plan, 401(k) Plan, ESOP and Supplemental Plan if the executive officer had continued to be employed for three years after the termination and had been paid the same annual base salary and bonus amounts that are used to compute the lump sum cash payment. The Company and the Bank will also continue to provide employee welfare benefits (such as medical, disability and life insurance) to the executive officer (and, if applicable, his dependents) for three years, except that, if the executive officer becomes entitled to comparable employee benefits, the benefits will be secondary to those provided by the new employer. The Company and the Bank will provide the executive officer with outplacement services and will continue to cover the affected officer under the Company's and the Bank's existing indemnification provisions and insurance relating to director and officer liability.

            In addition, following a termination without cause, the executive officer will be fully vested (except to the extent limited by applicable regulations) in stock options, Restricted Stock and other equity compensation arrangements, the Supplemental Plan and any other deferred compensation plan and all other employee benefits that would otherwise be forfeited upon termination of employment. If the executive officer's options and Restricted Stock cannot be vested because of regulatory constraints, the Company and the Bank will pay the executive officer an amount of cash equal to the value of the unvested options and Restricted Stock. The Company and the Bank will pay or reimburse the executive officer for any expenses (including attorneys fees) reasonably incurred by the executive officer in connection with any dispute, including litigation, concerning the interpretation or enforcement of the officer's Employment Agreement.

            If an executive officer terminates his employment with "good reason" (as defined in the Employment Agreements), the above provisions will also apply (as if the Company and the Bank had terminated his employment without cause).

            If the executive officer would be subject to the excise tax imposed by Section 4999 of the IRC (relating to excess parachute payments) on any payment or distribution the Company or the Bank makes to or for the benefit of the executive officer under the Employment Agreement, the Company and the Bank will pay to the executive officer a gross-up amount sufficient (after all taxes) to pay the excise tax (including interest and penalties with respect to any such taxes). However, if the gross-up payment would not produce a net after-tax benefit to the executive officer of at least $50,000 more than the net after-tax amount the executive officer could receive without incurring any excise tax, the amounts payable to the executive officer will be reduced to the maximum amount that can be paid without triggering the excise tax.

            During the term of the Employment Agreement, if the executive officer terminates his employment without the consent of the Company and the Bank and without good reason or if the Company and the Bank terminate the officer's employment for cause, then the Employment Agreement, among other things, would restrict the executive officer from having any other employment for one year or the remaining term of the agreement plus six months, whichever is less, with a commercial bank, savings bank, savings and loan association, or mortgage banking company, or a holding company affiliate of any of the foregoing, which has an office out of which the executive officer would be primarily based, located within 35 miles of the Bank's home office.

            The executive officer will agree not to make any unauthorized disclosure of confidential information belonging to the Company and the Bank, either during or after employment. The executive officer will also agree to return written materials to the Company and the Bank when upon termination of employment.

            The Employment Protection Agreements provide for initial terms of three years ending on the third anniversary of the Conversion, with renewals for one additional year annually, unless, before any renewal date, the Company and the Bank give written notice to the officer or the officer gives written notice to the Company and the Bank that the Employment Protection Agreement will not renew. An officer is not entitled to severance or other compensation following termination of employment under an Employment Protection Agreement except in the context of a "change of control" (as defined below). Upon a change of control, the term of each Employment Protection Agreement will be extended so that such Agreement will not expire before two years after the change of control.

            If a change of control occurs during the term of an Employment Protection Agreement and, either before and in connection with the change of control, or within two years after the change of control, the Company and the Bank terminate the officer's employment without cause (as defined in the Employment Protection Agreement) or the officer terminates employment with "good reason" (as defined in the Employment Protection Agreement), the Company will be required to make a severance payment to the officer. The amount of the payment will be two times the officer's current annual salary in effect before the change of control or at the time of termination, whichever is more. The Company will also continue the officer's employee welfare benefits for a period of two years after the termination and the officer will be fully vested (except to the extent limited by applicable regulations) in stock options, Restricted Stock and other equity compensation arrangements, deferred compensation and other employee benefits that would otherwise be forfeited upon termination of employment. If the officer's options and Restricted Stock cannot be vested because of regulatory constraints, the Company and the Bank will pay the officer an amount of cash equal to the value of the unvested options and Restricted

Stock. However, severance and other benefits, including accelerated vesting and any cash payment with respect to unvested options and Restricted Stock, payable under an Employment Protection Agreement will be limited to the maximum amount that can be paid to the officer without constituting an "excess parachute payment" under the IRC. The Company will pay or reimburse the officer for any expenses including attorneys fees reasonably incurred in connection with any dispute, including litigation, concerning the interpretation or enforcement of his Employment Protection Agreement.

            For purposes of the Employment and Employment Protection Agreements, a "change of control" means any of the following:

            (1) the acquisition by any individual, entity or group (a "Person") of beneficial ownership of 20% or more of either (i) the outstanding shares of the Company's Common Stock or (ii) the combined voting power of the Company's outstanding voting securities that are entitled to vote generally in the election of directors ("Voting Securities"), except that any acquisition (a) directly from the Company, (b) by the Company, (c) by any employee benefit plan or trust of the Company or the Bank, or (d) pursuant to a transaction that complies with clauses (3)(i), (ii) and (iii) below will not constitute a change of control;

            (2) individuals who, as of the Conversion, constituted the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, except that any individual who becomes a director after the Conversion whose election, or nomination for election by the shareholders, was approved by a vote of at least a majority of the directors who comprise the Incumbent Board at that time shall be considered a member of the Incumbent Board, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors;

            (3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets or the Company's acquisition of the stock or assets of another entity (a "Business Combination"), unless, immediately after the Business Combination (i) the beneficial owners of the Company's outstanding Common Stock and Voting Securities, respectively, beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (the "Resulting Common Stock") and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (the "Resulting Voting Securities"), as the case may be, of the corporation resulting from the Business Combination (including a corporation that as a result of the Business Combination owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (the "Resulting Corporation") in substantially the same proportions as their ownership, immediately before the Business Combination, of the outstanding Common Stock and Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan or trust of the Company or the Bank or of the Resulting Corporation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding Resulting Common Stock or the combined voting power of the Resulting Voting Securities, except to the extent that such ownership existed before the Business Combination and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

            (4) approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

            EMPLOYEE SEVERANCE COMPENSATION PLAN

            Upon Conversion, the Bank intends to establish an Employee Severance Compensation Plan (the "Severance Plan") which will provide eligible employees with severance pay benefits in the event of termination of employment after a change of control (as defined above). Management personnel with Employment Agreements or Employment Protection Agreements will not eligible to participate in the Severance Plan. Generally, full-time employees will be covered under the Severance Plan if they have completed at least one year of service with the Company, the Bank or both. During the first year after a change of control, each eligible employee whose employment is terminated without cause (as defined in the Severance Plan) or who terminates his employment for good reason (as specified in the Severance Plan), will be entitled to receive a severance payment. The amount of the severance payment will be equal to 1/26th of such employee's annual base compensation for each year of service up to a maximum of 26 years. Severance payments may tend to discourage takeover attempts by increasing costs to be incurred by the Company and the Bank in the event of a takeover.

            OTHER BENEFIT PLANS

            General. The Bank currently provides health care benefits to its employees, including hospitalization, major medical and prescription drug benefits, on a self-funded basis (up to applicable stop loss insurance amounts), subject to certain deductibles and co-payments by employees. The Bank also provides life and disability insurance to employees and certain health care and life insurance benefits to retired employees.

            Defined Benefit Pension Plan. The Bank maintains a non-contributory defined benefit pension plan covering substantially all of its full-time salaried employees (the "Pension Plan"). Employees are eligible to participate in the Pension Plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must complete five years of service before attaining a vested interest in his retirement benefits, after which such participant is 100% vested. A participant will also be fully vested upon attaining normal retirement age or upon a change of control (as defined above).

            The benefit provided to a participant at normal retirement age (generally age 65) is based on the participant's highest three-year average annual base earnings during the participant's final 10-years of participation ("average annual earnings") subject to a limitation on the amount of compensation that can be taken into account under the IRC. The annual benefit provided to a participant at normal retirement age is equal to 2% of his average annual earnings for each year of credited service up to 32.5 years, plus .4% of his average annual earnings that exceed 50% of the Social Security wage base for each year of credited services up to 30 years.

            An unreduced annual retirement benefit, calculated in the same manner as described above, will be provided to a participant who:

            - is eligible for an early retirement benefit (generally age 60 with five years of service or age 55 with 10 years of service) and elects to defer the payment of the benefit to normal retirement age;

            - has attained age 60 and completed 30 years of service, or attained age 62 and completed 25 years of service, and elects to receive payment of the benefit before normal retirement age; or

            -           postpones annual benefits beyond normal retirement age.

If a participant who is eligible for early retirement benefits elects to begin receiving benefits before satisfying the foregoing age and service requirements, such participant's benefits will be reduced in accordance with actuarial factors set out in the Pension Plan.

            The Pension Plan also provides a preretirement surviving spouse benefit if the participant dies before retirement or other termination of employment and after having satisfied the requirements for a vested retirement benefit.

            The following table sets forth, as of September 30, 1998, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The figures in this table are based upon the assumption that the Pension Plan continues in its present form and do not reflect Social Security benefits and benefits payable under the ESOP. At September 30, 1998, the estimated years of credited service of Messrs. Hogarty and O'Bryan were 13 and 22 years, respectively.

                          [INSERT PENSION PLAN TABLE]

            401(k) Savings Plan. The Bank has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the IRC (the "401(k) Plan"). All salaried or commissioned employees who have attained age 21 and completed one year of employment are eligible to participate. Participants may contribute from 2% to 15% of their base compensation to the 401(k) Plan on a pre-tax basis. At present, the Bank makes a matching contribution equal to 50% of the participant's pre-tax contributions (up to a maximum of 3% of the participant's compensation).

            All participants' pre-tax contributions (and earnings on the pre-tax contributions) are fully and immediately vested. Matching contributions become vested at a rate of 20% per year of service, beginning when the employee has completed two years of service. However, upon the normal retirement age of 65, disability (as defined for purposes of the Bank's long-term disability plan), death or a change of control (as defined below above), a participant will automatically be 100% vested.

            Participants may direct the investment of amounts contributed to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a quarterly basis pursuant to procedures established by the Plan Administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. In connection with the Conversion, the Bank intends to amend the 401(k) Plan to permit participants to invest in the Company's Common Stock as one of the investment options. The 401(k) Plan will be able to purchase Common Stock from the Company or in open market transactions. The trustee of the 401(k) Plan will follow the voting directions of 401(k) Plan participants with respect to Common Stock held by the 401(k) Plan, so long as those directions are consistent with the terms of the 401(k) Plan and applicable law. The trustee will vote shares of Common Stock as to which no instructions are received from participants in accordance with its fiduciary duties. The trustee will also follow the instructions of participants in determining whether to tender shares of Common Stock in response to any tender offer and will not tender shares for which no instructions are received. Participants are permitted to borrow against their account balances in the 401(k) Plan and are eligible to receive hardship distributions from their pre-tax contributions. For the year ended September 30, 1998, the Bank's contributions to the 401(k) Plan on behalf of Messrs. Hogarty and O'Bryan were $10,000 and $8,789, respectively.

            Employee Stock Ownership Plan. In connection with the Conversion, the Bank intends to implement the ESOP. The ESOP will be a noncontributory, tax-qualified stock purchase plan that invests primarily in Common Stock of the Company. The ESOP will be designed to meet the applicable requirements of a leveraged employee stock ownership plan as described in the IRC and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP will be permitted to borrow in order to finance purchases of Common Stock.

            The Company anticipates that it will loan money to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares contributed to the Community Foundation. The loan will be secured by the Common Stock purchased by the ESOP.

Under a pledge agreement between the ESOP and the Company, the Common Stock will be held in a suspense account under the ESOP and will be released for allocation to participants' accounts as payments of principal and interest are made on the loan. The term of the loan will be 10-15 years. After shares of Common Stock are released from the pledge and suspense account, the ESOP trustee will allocate those shares to participants' accounts on an annual basis, generally in proportion to their compensation for the year. The ESOP will repay the loan from contributions the Bank will make to the ESOP (and dividends paid on the purchased shares that have not been allocated to participants' accounts, if any). The interest rate for the loan will be based on prevailing market rates. Subject to limitations imposed by the IRC, the Bank will be entitled to a federal income tax deduction for the amounts it contributes to the ESOP.

            All employees of the Bank will be eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Employees will receive credit for years of service with the Bank before the adoption of the ESOP for participation and vesting purposes. Each participant's account will be credited with shares of Common Stock based upon his or her compensation (up to a specified dollar limitation in effect under the IRC) for each plan year in which the Bank makes a contribution to the ESOP. A participant will become vested in his ESOP account at a rate of 20% per year commencing upon completion of two years of service and, after completing six years of service, a participant will be 100% vested in his or her ESOP account. ESOP participants will be fully vested in the event of disability, death, attainment of the normal retirement age of 65, disability or a change of control (as defined above).

            ESOP participants generally will be entitled to receive distributions from their ESOP accounts only upon termination of service, except for certain diversification distributions provided for under the IRC. Distributions may be made in cash or in whole shares of the Common Stock, but fractional shares of Common Stock will not be distributed. Participants will not incur federal income taxes until a distribution is made.

            Participating employees will be entitled to instruct the trustee of the ESOP as to how to vote the shares held in their accounts. The ESOP trustee will vote unallocated shares, and allocated shares as to which no instructions are received in the same manner, on a proportionate basis, as the allocated shares for which it receives instructions, subject to the requirements of its fiduciary duties under ERISA. The trustee will similarly follow the instructions of participants with respect to allocated shares in determining how to respond to a tender offer with respect to the Company's Common Stock and will not tender allocated shares for which it does not receive instructions. The trustee will decide whether to tender unallocated shares consistently with its fiduciary duties under ERISA. The trustee will not be affiliated with the Company.

            The ESOP may be amended by the Board of Directors of the Bank, except that no amendment may be made which would reduce the vested interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the exclusive benefit of participants or their beneficiaries.

            From time to time, the ESOP may purchase additional shares of Common Stock from the Company or in the market. Future purchases by the ESOP, which are not currently contemplated, would be subject to applicable laws, regulations and market conditions.

            Long-Term Equity Compensation Plan. The Company and the Bank believe that the Conversion will enhance their ability to attract and retain directors and key personnel because it will be able to offer stock options and other stock-related incentive programs after the Conversion. The Company intends to adopt a Long-Term Equity Compensation Plan (the "Equity Compensation Plan") and to submit it to its stockholders for their approval (at a meeting to be held no earlier than six months following the Conversion). The objective of the Equity Compensation Plan will be to provide directors, officers, employees and independent contractors with a proprietary interest in the Company as an incentive to contribute to its success.

            The Equity Compensation Plan will consist of a stock option plan and the MRP. The Company anticipates that the Equity Compensation Plan will permit the Company to grant:

            - stock options intended to qualify as incentive options under Section 422 of the IRC ("Incentive Options") to officers and other employees,

            - stock options that do not qualify as Incentive Options ("Non-Statutory Options") to directors, officers, employees and independent contractors; and

            - shares of Common Stock, which may be made subject to vesting restrictions ("Restricted Stock"), to directors, officers, employees and independent contractors (including Trustees Emeritus).

            The Company plans to reserve a number of shares equal to 10% of the shares of Common Stock issued in the Conversion, including shares contributed to the Community Foundation (or 984,906 shares based upon the issuance of 9,119,500 shares), for options issued under the Equity Compensation Plan. The Company plans to establish and contribute cash to a trust to enable the trust to purchase 4.0% of the shares of Common Stock issued in the Conversion, including shares contributed to the Community Foundation (or 393,962 shares based upon the issuance of 9,119,500 shares), that will be used for grants of Restricted Stock under the MRP. Alternatively, the Company may reserve an equivalent number of its authorized but unissued shares for grants of Restricted Stock. Unless sooner terminated, the Company expects that the Equity Compensation Plan will remain in effect for 10 years after approval by the Company's stockholders.

            If the Company implements the Equity Compensation Plan within one year following the Conversion, applicable regulations provide that no individual officer or employee of the Bank may receive more than 25% of the options or shares of Restricted Stock granted under the plan. Non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the options or shares of Restricted Stock granted under the plan. The regulations also provide that the exercise price of any options granted under any option plan implemented within one year after the Conversion must equal or exceed the market price of the Common Stock as of the date of grant. Additionally, with respect to any equity compensation plan adopted within one year after conversion, the vesting of Restricted Stock or the vesting or exercisability of any options granted under such a plan may not be accelerated except upon death or disability.

            A committee of not less than two of the Company's directors (the "Compensation Committee") will administer the Equity Compensation Plan. Each member of the Compensation Committee will be a "non-employee director," as defined in regulations issued by the SEC, and an "outside director," as defined under Section 162(m) of the IRC. The Compensation Committee will have the authority to grant options and Restricted Stock to eligible individuals and to determine which options will be Incentive Options. When the Compensation Committee grants an option, it will specify the number of shares subject to the option, the exercise price, the manner of exercise and any vesting or other restrictions on the recipient's ability to exercise the option.

            The option exercise price of an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the date of grant (or 110% in the case of an Incentive Option granted to anyone who beneficially owns more than 10% of the outstanding Common Stock). The maximum option term is 10 years (or five years in the case of an Incentive Option granted to anyone who beneficially owns more than 10% of the outstanding Common Stock). The Equity Compensation Plan will specify the maximum number of shares that may be covered by options granted to any employee in any calendar year, in accordance with regulations issued under Section 162(m) of the IRC. There is a $100,000 limit on the value of stock (determined at the time of grant) covered by Incentive Options that first become exercisable by an employee in any calendar year. The Compensation Committee will have the authority to specify the number of shares of Restricted Stock that will be granted to an eligible individual and the nature of the vesting and other restrictions that apply to each grant.

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

            The Company expects that options granted pursuant to the Equity Compensation Plan generally will be exercisable for at least three months after a participant ceases to perform services for the Company, unless the Compensation Committee determines otherwise. The Company anticipates that Restricted Stock will vest ratably over five years and that unvested shares will be forfeited upon a voluntary termination of employment without "good reason" or involuntary termination of employment for "cause." However, in the event of death, disability or a change of control, options and Restricted Stock will be vested and exercisable for up to one year, or such other period as determined by the Compensation Committee, subject to applicable regulatory requirements and, unless otherwise determined by the Company, to limitations to prevent such accelerated vesting from constituting an excess parachute payment under the IRC. Under the IRC, any Incentive Option exercised more than three months after termination of an employee's employment, other than because of death or disability, will be treated as a Nonqualified Option for tax purposes. Incentive Options and Restricted Stock awards will be non-transferable and non-assignable (except at death). In its discretion, the Compensation Committee may allow an optionee to transfer nonqualified options for estate planning purposes.

            If the amount of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of securities, by reason of merger, consolidation, reorganization, recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in the Company's Common Stock without receipt of consideration by the Company, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the Equity Compensation Plan, and in the number, kinds and per share exercise price of shares subject to the unexercised portion of options granted before the change. Any adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the per share option price.

            Upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of all or substantially all of the Company's assets to another corporation, or upon a transaction that results in the Company becoming a subsidiary, appropriate adjustments will be made to outstanding options. Upon a dissolution or liquidation of the Company, all options will terminate.

            The Equity Compensation Plan will provide that the Company's Board of Directors may amend it prospectively. However, approval of the Company's stockholders will be required if the amendment would (i) change the requirements as to eligibility to receive Incentive Options; (ii) increase the maximum number of shares in the aggregate for which Incentive Options may be granted (except for adjustments upon changes in capitalization); or (iii) otherwise cause options granted under the Plan to fail to satisfy the requirements of Section 162(m) of IRC.

            The grant of an option under the Equity Compensation Plan will not be a taxable event. When a participant in the Equity Compensation Plan exercises a Non-Statutory Option, he generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise and the Company generally will be entitled to a business expense deduction in the same amount. Different rules may apply if the Common Stock is subject to restrictions. If a participant surrenders shares of Common Stock in payment of the exercise price for Non-Statutory Options, generally the participant will not recognize gain or loss on the exchange of shares.

            An employee will not recognize taxable income upon exercise of an Incentive Option, except that alternative minimum tax may apply. Gain realized upon a sale of shares received pursuant to the exercise of an Incentive Option will be taxed as long-term capital gain if the employee has held the shares for at least two years after the date of grant and for one year after the date of exercise of the option. The Company will not be entitled to any business expense deduction with respect to the grant or exercise of an Incentive Option, except as discussed below.

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

            If all of the requirements for Incentive Option treatment are met except for the special one- or two-year holding period set forth above, the employee will recognize ordinary income upon the disposition of the shares generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the option exercise price (or, if less, the amount of gain recognized on the disposition). Any remaining gain will be taxed as long- or short-term capital gain, depending upon how long the shares were held. If the Company complies with applicable reporting requirements, then it will be allowed a business expense deduction to the extent the employee recognizes ordinary income. If an employee exercises an incentive option by tendering shares of Common Stock, the exchange of shares generally will be treated as a nontaxable exchange (unless the employee had acquired the shares pursuant to the exercise of an Incentive Option and had not satisfied the special holding period requirements).

            The grant of shares of Restricted Stock will not be a taxable event if the shares are subject to a substantial risk of forfeiture, unless the recipient makes a special tax election under Section 83(b) of the IRC within 30 days after the grant (a "Section 83(b) Election"). Upon the vesting of shares of Restricted Stock (assuming that no Section 83(b) Election was made), the grantee will realize ordinary income equal to the value of the shares that become vested and the Company will generally be entitled to a deduction for tax purposes in the same amount (except as limited by Section 162(m) of the IRC, with respect to annual compensation in excess of $1 million). If the grantee makes a Section 83(b) Election, he will realize ordinary income as of the grant date in an amount equal to the value of the shares at that time (without regard to any restriction, other than a restriction that will never lapse) and the Company generally will be entitled to a deduction in a like amount. If the grantee subsequently forfeits shares as to which a Section 83(b) Election was made, he will not be entitled to any tax deduction.

            If an employee becomes vested in an option or in shares of Restricted Stock because of a change of control, the employee may be subject to an additional 20% excise tax if the amounts received by the employee (including accelerated vesting) constitute an "excess parachute payment" under the IRC. In that case, the Company would not be allowed to claim a deduction for the amount that constituted an excess parachute payment.

            SUPPLEMENTAL RETIREMENT AND BENEFIT RESTORATION PLAN

            The Bank intends to implement a non-tax qualified Supplemental Retirement and Benefit Restoration Plan (the "Supplemental Plan") to provide additional benefits to a select group of management or highly compensated employees after the Conversion. The Bank anticipates that three executive officers, including Messrs. Hogarty and O'Bryan, will participate in the Supplemental Plan. The Supplemental Plan will provide participants with additional retirement benefits that cannot be provided under the Bank's qualified retirement plans because of limitations in effect under the IRC. In addition, the Supplemental Plan will make up for benefits lost under the ESOP allocation procedures if participants retire or otherwise terminate employment before the ESOP has repaid the funds it will borrow to purchase Common Stock.

            Each participant in the Supplemental Plan will be entitled to an annual defined benefit pension amount at age 65 or retirement (if later) equal to 65% of his average annual earnings (as defined above), without regard to any limitations imposed by the IRC (the "Pension Amount"), reduced by any amounts actually payable under the Pension Plan and, in Mr. Hogarty's case, by $26,000 per year. The benefit will be fully vested upon completion of five years of service (including service before adoption) and will be reduced in proportion to years of service if the participant retires or terminates employment before age 65. In Mr. Hogarty's case, the maximum amount of annual compensation that will be taken into account for this purpose will be $500,000. In the event of the participant's death, the Pension Amount (reduced by the death benefit payable under the Pension Plan) will be payable to his surviving spouse for life, beginning when the participant would have reached the age of 65. The Pension Amount will be actuarially reduced (based on the same factors as are applied under the Pension Plan) if the participant or surviving spouse elects to commence receiving benefits before age 65 (except in cases where the participant has met the age and service

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

requirements for an unreduced current early retirement benefit under the Pension Plan) and will be reduced by the benefit payable at that time under the Pension Plan.

            Each participant in the Supplemental Plan will also be entitled to an annual defined contribution amount, based on the amount of the matching contribution that would have been made to the 401(k) Plan (assuming the participant had made the maximum allowable pre-tax contribution and determined as if the IRC did not impose nondiscrimination limitations on employer matching contributions), reduced by the maximum matching contribution that could actually be made for the participant under the 401(k) Plan applying existing IRC provisions and assuming that the participant makes the maximum contribution that he can make in accordance with the IRC rules . The defined contribution amounts will be reflected in a bookkeeping account on the Bank's books and will be credited with earnings based on the performance of investments selected by the participant. The defined contribution amounts will be fully vested and will be paid in a lump sum upon the participant's retirement or other termination of employment.

            Each participant in the Supplemental Plan will also be entitled, at retirement or other termination of employment, or upon a change of control (as defined above) to an additional benefit if shares have not been allocated under the ESOP because the ESOP has not repaid its loan (the "ESOP Replacement Benefit"). The ESOP Replacement Benefit will be based on (i) the number of shares of Common Stock that were allocated to the participant under the ESOP during the last plan year before the retirement, termination of employment or change of control multiplied by (ii) the number of years remaining in the term of the ESOP loan. The benefit will be paid in cash, based on the average fair market value of a share of the Common Stock as of the participant's retirement or other termination of employment or the change of control, if applicable. The vesting provisions of the ESOP will apply to the ESOP Replacement Benefit.

            Participants' rights to benefits under the Supplemental Plan will be limited to those of general unsecured creditors of the Bank. The Bank may establish a trust to provide funds to pay benefits under the Supplemental Plan, but the assets of the trust will be subject to claims of the Bank's creditors in the event of insolvency and, if the trust invests in the Company's Common Stock, the Bank will have the right to substitute other assets for the Common Stock.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

            Certain executive officers of the Bank were customers of, and had other transactions with, the Bank in the ordinary course of business. Loans to these parties were made on the Bank's normal credit terms, including interest rates and collateralization. The aggregate of such loans totaled less than 5% of the Bank's total equity at September 30, 1998. The Company intends that all transactions between the Company and its executive officers, directors, holders of 10% or more of the Company's Common Stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of the Company's independent directors who do not have any interest in the transaction.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND TRUSTEES

            The following table sets forth the number of shares of Common Stock the Bank's executive officers and trustees and their associates, propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all trustees and executive officers as a group.

                                                                  AT THE MINIMUM                          AT THE MAXIMUM
                                                              OF THE ESTIMATED PRICE                  OF THE ESTIMATED PRICE
                                                                      RANGE(1)                                RANGE(1)
                                                           --------------------------              --------------------------
                                                                              AS A %                                  AS A %
                                                           NUMBER             OF SHARES            NUMBER             OF SHARES
NAME                                            AMOUNT     OF SHARES          OFFERED              OF SHARES          OFFERED
----                                            ------     ---------          -------              ---------          -------
Daniel J. Hogarty, Jr..................       $1,000,000   100,000              1.48%              100,000             1.10%
George H. Arakelian....................        1,000,000   100,000              1.48               100,000             1.10
Richard B. Devane......................           20,000     2,000                --                 2,000               --
Michael E. Fleming.....................          260,000    26,000               .39                26,000              .29
Willie Anderson Hammett................          200,000    20,000               .30                20,000              .22
Thomas B. Healy      ..................          500,000    50,000               .74                50,000              .55
Keith D. Millsop     ..................          250,000    25,000               .37                25,000              .27
Edward G. O'Haire    ..................          400,000    40,000               .60                40,000              .44
Marvin L. Wulf       ..................          200,000    20,000               .30                20,000              .22
Michael C. Mahar     ..................           60,000     6,000               .09                 6,000              .07
Edward M. Maziejka, Jr.................           70,000     7,000               .10                 7,000              .08
Kevin M. O'Bryan     ..................          100,000    10,000               .15                10,000              .11

All Trustees and Executive
Officers as a group (12 persons)              $4,108,742   406,000              6.02%              406,000             4.45%

--------------------------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares contributed to the Community Foundation. Also does not include shares to be contributed to the Community Foundation equal to 8% of the Common Stock sold, Common Stock which may be awarded under the MRP to be adopted equal to 4% of the Common Stock issued in the Conversion, including shares contributed to the Community Foundation and Common Stock which may be purchased pursuant to options which may be granted under the Equity Compensation Plan equal to 10% of the number of shares of Common Stock issued in the Conversion, including shares contributed to the Community Foundation.

                                 THE CONVERSION

            THE BOARD OF TRUSTEES OF THE BANK AND THE NEW YORK SUPERINTENDENT HAVE APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE BANK'S DEPOSITORS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL BY THE NEW YORK SUPERINTENDENT, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE NEW YORK SUPERINTENDENT.

GENERAL

            On July 15, 1998, the Board of Trustees of the Bank adopted a plan of conversion, as amended on December 10, 1998 (the "Plan of Conversion"), pursuant to which the Bank will convert from a New York State-chartered mutual savings bank to a New York State-chartered capital stock savings bank under the same name. The Plan of Conversion also contemplates that, upon the conversion of the Bank to the stock form of organization, all of the stock of the Bank will be owned by a bank holding company organized as a Delaware corporation that will issue its own common stock to certain depositors and members of the general public. The Plan of Conversion has been approved by the New York Superintendent and the Bank has received a notice of intent not to object to the Plan of Conversion from the FDIC, subject to, among other things, approval of the Plan of Conversion by the Bank's eligible depositors. A special meeting of eligible depositors has been called for this purpose to be held on ____, 1999.

            In the Conversion, the Company will acquire all of the issued and outstanding shares of the Bank's capital stock. The Company will offer the Common Stock to Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders in the respective priorities and upon the terms and conditions set forth in the Plan of Conversion. Any shares of Common Stock not subscribed for by the foregoing classes of persons will then be offered for sale to certain members of the public directly through a Community Offering and/or a Syndicated Community Offering, through an underwritten firm commitment public offering or through a combination thereof. If a holding company is not utilized and thus the Company is not utilized, then the Common Stock of the Bank will be sold in the manner described above pursuant to the priorities set forth in the Plan of Conversion.

            The Plan of Conversion also provides that, immediately following the Conversion, the Company intends to contribute to the Community Foundation a number of shares of its authorized but unissued Common Stock in an amount equal to 8% of the Common Stock issued in the Conversion (approximately 7.4% of the Common Stock outstanding after such issuance). The Community Foundation, along with the established Charitable Foundation, will provide for charitable activities in the Bank's community. The Community Foundation will allow the Bank's local communities to share in the potential growth and any profitability of the Company and the Bank over the long-term.

            Although the Plan of Conversion has been unanimously approved by the Board of Trustees of the Bank present at a meeting duly called under the Bank's Bylaws, and pursuant to the notice requirements of the New York Banking Law, the Plan of Conversion must also be approved by eligible depositors of the Bank by the affirmative vote of at least a majority of the amount of votes eligible to be cast at the Special Meeting. The Board of Trustees will appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan of Conversion.

            The aggregate price of the shares of Common Stock to be sold in the Conversion will be determined based upon an independent appraisal prepared by FinPro, Inc. of the estimated pro forma market value of the Common Stock giving effect to the Conversion. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. FinPro, Inc.'s independent appraisal will be updated and the final price of the shares of Common Stock will be determined at the completion of the Subscription Offering, if all shares are subscribed for, or at the completion of the Community and/or Syndicated Offering. FinPro, Inc. is a consulting firm experienced in the valuation and appraisal of savings institutions. See "-- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

            The following is a brief summary of pertinent aspects of the Plan of Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available from the Bank upon written request directed to ______ and is available for inspection at the offices of the Bank and at the office of the New York Superintendent. The Plan of Conversion is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

ESTABLISHMENT OF THE COMMUNITY FOUNDATION

            As part of the Conversion, the Company intends to establish and transfer to the Community Foundation, for a nominal consideration, from its authorized, but unissued, Common Stock an amount up to 8% of the number of shares of Common Stock sold in the Conversion. The funding of the Community Foundation with Common Stock of the Company furthers the stated goals of the Community Foundation, and enables the community to share in the potential growth and any profitability of the Company and the Bank over the long-term.

            The Community Foundation will be dedicated to the promotion of charitable purposes within the Bank's communities, including, but not limited to, providing grants to the Music Hall Foundation and other qualifying charitable organizations. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Community Foundation may sell the Common Stock contributed to it by the Company.

            The Bank will be the sole voting member of the Community Foundation and will have the power to elects its board of directors. The board of directors of the Community Foundation will be selected from the individuals who, from time to time, are serving as directors of the Bank. The board of directors of the Community Foundation will be responsible for establishing the polices of the Community Foundation with respect to grants or donations, consistent with the stated purposes of the Community Foundation.

            The funding of the Community Foundation as part of the Conversion is subject to the approval of the New York Superintendent and, if applicable, the FDIC.

            STRUCTURE OF THE COMMUNITY FOUNDATION. The Community Foundation will be incorporated under Delaware law as a non-stock corporation. The certificate of incorporation of the Community Foundation will provide that the Community Foundation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the IRC. The Community Foundation's certificate of incorporation will further provide that no part of the net earnings of the Community Foundation will inure to the benefit of, or be distributable to its directors, officers or members of the Company or Bank.

            The board of directors of the Community Foundation will have authority over the affairs of the Community Foundation. The directors of the Community Foundation will establish the policies with respect to grants or donations by the Community Foundation, consistent with the purposes for which the Community Foundation was established. The directors of the Community Foundation will at all times be bound by their fiduciary duties to advance the Community Foundation's charitable goals, to protect the assets of the Community Foundation and to act in a manner consistent with its charitable purposes. The directors of the Community Foundation will also be responsible for directing the activities of the Community Foundation, including the management of the Common Stock of the Company held by the Community Foundation. However, as a condition to receiving the nonobjection of the FDIC to the Bank's Conversion, the Community Foundation has agreed that all shares of Common Stock held by the Community Foundation will be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the FDIC shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware; (ii) would cause the Community Foundation to lose its tax-exempt status, or cause the IRS to deny the Community Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Community Foundation; or (iii) would cause the Community Foundation to be subject to an excise tax under
Section 4941 of the IRC. In order for the FDIC to waive such voting restriction, the Company's or the Community Foundation's legal counsel must render an opinion satisfactory to the FDIC that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the FDIC will grant a waiver of the voting requirement upon submission of such legal opinion(s) by the Company or the Community Foundation that are satisfactory to the FDIC. In the event that the FDIC were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Community Foundation.

            The Company intends to contribute to the Community Foundation Common Stock of the Company in an amount equal to 8.0% of the number of shares of Common Stock sold in the Conversion. At the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range, the contribution to the Community Foundation would equal 539,240, 634,400, 729,560 and 838,994 shares, which would have a market value of $5,392,400, $6,344,000, $7,295,600 and
$8,349,940, respectively, assuming a $10.00 per share price. The Company and the Bank determined to fund the Community Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in any potential growth and success of the Company and the Bank over the long-term.

            The Community Foundation would receive working capital from any dividends that may be paid on the Company's Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Community Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the IRC, the Community Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Community Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Community Foundation, except where the board of directors of the Community Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a long-term reduction of the value of the Community Foundation's assets and as such would jeopardize the Community Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Community Foundation immediately following the Conversion, the Company would have 7.3 million, 8.6 million, 9.9 million and 11.3 million shares issued and outstanding at the minimum, midpoint, maximum and maximum plus 15% of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of stockholders in the Company's Common Stock would be diluted by 7.4%, as compared to their interests in the Company if the Community Foundation was not funded with Common Stock. For additional discussion of the dilutive effect, see "Risk Factors -- Contribution to the Community Foundation" and "Pro Forma Data."

            TAX CONSIDERATIONS. The Company and the Bank have been advised by Hogan & Hartson L.L.P., their tax advisor, that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the IRC, and would likely be classified as a private foundation. The Community Foundation will submit a request to the IRS to be recognized as an exempt organization. As long as the Community Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Community Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Company's tax advisors, however, have not rendered any advice on the condition to the contribution to be agreed to by the Community Foundation which requires that all shares of Common Stock of the Company held by the Community Foundation be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by stockholders of the Company. The FDIC would waive this voting restriction if it would cause the Community Foundation to lose its tax-exempt status or subject the Community Foundation to an excise tax, upon submission of a legal opinion satisfactory to the FDIC. See "-- Regulatory Conditions Imposed on the Community Foundation."

            Under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. The Company and the Bank believe that the Conversion presents a unique opportunity to fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Community Foundation on the amount of Common Stock available to be offered for sale in the Conversion. Based on such consideration, the Company and Bank believe that the contribution to the Community Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Community Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the maximum plus 15% of the Estimated Price Range, the Company would have pro forma consolidated stockholders' equity of $161.4 million or 20.0% of pro forma consolidated assets and the Bank's pro forma leverage and Tier I risk-based capital ratios would be 14.45% and 20.78% respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No contribution to the Community Foundation." Thus, the amount of the contribution will not adversely impact the consolidated financial condition of the Company and the Bank, and the Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Company's and the Bank's pro forma capital positions. As such, the Company and the Bank believe that the contribution does not raise safety and soundness concerns.

           The Company and the Bank have received an opinion of Hogan & Hartson L.L.P., their tax advisor, that the Company's transfer of its own stock to the Community Foundation for a nominal consideration would not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the limitation based on 10% of the Company's annual taxable income.

            In fiscal 1998, the Bank established and contributed to the Charitable Foundation $1.0 million in cash and entered into a binding, irrevocable commitment to make a total of $4.0 million in scheduled payments to the Charitable Foundation. The scheduled payments will occur in each of fiscal years 1999, 2000 and 2001. In connection with the Bank's cash contribution and future binding commitment, the Bank recorded a contribution expense of $4.5 million, which represents the $1.0 million cash contributed and the present value of the $4.0 million in future scheduled contributions. In fiscal 1998, the Bank recognized the entire tax benefit associated with this contribution expense. In fiscal 1999, the Company also intends to contribute the Music Hall to the Music Hall Foundation (the pre-tax cost of this contribution is estimated at $300,000). The combined value of these contributions is expected to exceed the 10% deduction limitation on the Company's estimated taxable income in fiscal 1999 and during the five-year carry forward period, and accordingly, the Company will not be able to recognize the full tax benefit of these contributions.

            At this time, the Company estimates the tax benefit of the contribution of Common Stock to the Community Foundation to be between approximately $1.1 million (assuming contribution of 634,400 shares at the midpoint of the Estimate Price Range, a $10.00 per share price and a combined tax rate of 35%) and $1.2 million (assuming contribution of 838,994 shares at the maximum plus 15% of the Estimated Price Range, a $10.00 per share price and a combined tax rate of 35%). If the Company were able to realize the entire tax benefit on this contribution, then, under the same

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assumptions, such tax benefit would range between $2.2 million and $2.5 million. There can be no assurances that the IRS will determine that the Charitable Foundation, the Community Foundation and the Music Hall Foundation are not tax-exempt charities under Section 501(c)(3) of the IRC. If one or more of the foundations do not qualify, the IRS may disallow the Company's deductions for its contributions, in whole or in part. If the Company is not permitted to deduct part or all of the contribution expense, its results of operations will be adversely impacted. See "Risk Factors -- Contribution to the Community Foundation."

            As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The foundations will each be required to make an annual filing with the IRS within four and one-half months after the close of their fiscal year to maintain their tax-exempt status. The foundations will each be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. The foundations will also be required to file annual reports with the Charities Bureau of the Office of the Attorney General of the State of New York

            REGULATORY CONDITIONS IMPOSED ON THE COMMUNITY FOUNDATION. Establishment of the Community Foundation is subject to the following conditions to be agreed to by the Community Foundation in writing as a condition to receiving the FDIC's non-objection of the Bank's Conversion: (i) the Community Foundation will be subject to examination by the FDIC; (ii) the Community Foundation must comply with supervisory directives imposed by the FDIC; (iii) the Community Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; and (iv) any shares of Common Stock of the Company held by the Community Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by stockholders of the Company; provided, however, that, consistent with the condition, the FDIC shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware; (b) would cause the Community Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Community Foundation; or (c) would cause the Community Foundation to be subject to an excise tax under Section 4941 of the IRC. In order for the FDIC to waive such voting restriction. the Company's or the Community Foundation's legal counsel must render an opinion satisfactory to FDIC that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the FDIC will grant an unconditional waiver of the voting restriction. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Community Foundation.

PURPOSES OF THE CONVERSION

            The Board of Trustees has carefully considered the corporate structures and charter alternatives available to the Bank, including maintaining the Bank's current form. Based on this evaluation, the Board of Trustees has determined that the mutual to stock conversion, and concurrent holding company formation, is in the best interests of the Bank, its depositors and the communities served by the Bank. If the concurrent holding company formation cannot be accomplished, the Board of Trustees still believes that the mutual to stock conversion is in the best interests of the Bank, its depositors and the communities served by the Bank.

            The Bank, as a New York State-chartered mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by most financial service providers, including savings banks, and therefore will enable the Company and Bank to compete more effectively with such

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institutions. The Conversion will also allow the Company to access the capital markets in order to raise additional capital as needed, and will facilitate the Company's establishment or acquisition of a commercial bank and trust company that can accept municipal deposits to complement the Bank's municipal investment activities. The newly raised capital may also be used to increase the Bank's presence in its communities and to attract new customers through expanded operations, acquisitions of other financial institutions or branches and diversification of operations. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. While there are benefits associated with the holding company form of organization, such form of organization may involve additional costs associated with its maintenance and regulation as a bank holding company to be registered with the Federal Reserve, such as additional administrative expenses, taxes and regulatory filings or examination fees.

            The potential impact of the Conversion upon the Bank's capital base is significant. At September 30, 1998, the Bank had Tier I Leverage capital of $70.1 million, or 9.89% of total adjusted quarterly average assets. Assuming that $102.7 million (using the maximum plus 15% of the Estimated Price Range) of net proceeds are realized from the sale of Common Stock (see "Pro Forma Data" for the basis of this assumption) and assuming that 50% of the net proceeds are used by the Company to purchase the capital stock of the Bank, the Bank's Tier I Leverage capital would increase to $107.9 million, resulting in a pro forma leverage capital ratio of 14.45% giving effect to the Conversion.

            After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's certificate of incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares to the Community Foundation and issuance of shares upon exercise of stock options under the Equity Compensation Plan, ESOP and MRPs. Following the Conversion, the Company will also be able to use stock-based benefit plans to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank -- Executive Compensation."

EFFECTS OF CONVERSION

            GENERAL. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

            Consequently, mutual savings bank depositors normally have no way to realize the value of their ownership interest, which may have realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would have a claim to share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

            When a mutual savings bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except to the extent depositors have rights to claim a pro rata share of funds representing the liquidation account established in connection with the Conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution's net worth, subject to certain claims of Eligible Account

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Holders and Supplemental Eligible Account Holders with respect to amounts representing the liquidation account. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

            CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the New York Superintendent and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

            The trustees of the Bank at the time of Conversion will serve as directors of the Bank after the Conversion. The directors of the Company will consist of the same individuals who will serve on the Board of Directors of the Bank. All officers of the Bank at the time of Conversion will retain their positions after the Conversion.

            EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing passbooks and other evidences of their accounts.

            EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the Conversion.

            EFFECT ON VOTING RIGHTS OF DEPOSITORS. In its current mutual form, voting rights and control of the Bank are vested exclusively in the Board of Trustees. After the Conversion, direction of the Bank will be under the control of the Board of Directors of the Bank. The Company, as the holder of all of the outstanding common stock of the Bank, will have exclusive voting rights with respect to any matters concerning the Bank requiring stockholder approval, including the election of directors of the Bank.

            After the Conversion, subject to the rights of the holders of preferred stock that may be issued in the future, the holders of the Common Stock will have exclusive voting rights with respect to any matters concerning the Company. Each holder of Common Stock will, subject to the restrictions and limitations set forth in the Company's Certificate Incorporation discussed below, be entitled to vote on any matters to be considered by the Company's stockholders, including the election of directors of the Company.

            TAX EFFECTS. The Bank has received an opinion of counsel with regard to federal income taxation which indicates that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal income tax purposes. The Bank has also received an opinion from KPMG Peat Marwick LLP with respect to New York State franchise and income taxes that the Plan of Conversion will not be taxable for New York State tax purposes to the Bank or its Eligible Account Holders and Supplemental Eligible Account Holders or the Company, subject to the limitations and qualifications in such opinion. See "-- Tax Aspects."

            EFFECT ON LIQUIDATION RIGHTS. If a mutual savings bank were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would have a claim to receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also

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be paid first, followed by distribution of the "liquidation account," if any, to certain depositors (as described in "-- Liquidation Rights," below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock.

STOCK PRICING

            The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent appraisal. The Bank and the Company have retained FinPro, Inc. to make such appraisal. For its services in making such appraisal, FinPro, Inc. will receive a fee of $_____, including fees related to the preparation of a business plan for the Company and Bank, and will be reimbursed for certain of its expenses. The Bank and the Company have agreed to indemnify FinPro, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as the independent appraiser, except where FinPro, Inc.'s liability results from its negligence or willful misconduct.

            An appraisal has been made by FinPro, Inc. in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. FinPro, Inc. also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank, including liquidity, capitalization, asset composition, funding mix, amount of intangible assets owned, and level of interest rate risk; the economic, demographic and competitive aspects of the Bank's existing marketing area; the quality and depth of the Bank's management; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; the trading market for securities of comparable institutions and general conditions in the market for such securities; and recent regulatory matters. In particular, the appraisal considered the Bank's financial condition and projected and historical operating results, including income and expense trends, asset size, loan portfolio composition, non-performing loans and assets, interest rate sensitivity position, capital position, and yields on assets and costs of liabilities in comparison to other publicly-traded thrifts with assets greater than or equal to $650 million and less than or equal to $1.1. billion located in the Mid-Atlantic, New England and/or Midwest regions. The Board of Trustees of the Bank and Board of Directors of the Company have reviewed the appraisal of FinPro, Inc. in determining the reasonableness and adequacy of such appraisal consistent with NYBB and FDIC regulations and have reviewed the methodology and reasonableness of assumptions utilized by FinPro, Inc. in the preparation of such appraisal and established the Estimated Price Range in a manner consistent with this appraisal.

            On the basis of the foregoing, FinPro, Inc. has advised the Company and the Bank that, in its opinion dated as of December 10, 1998, the estimated pro forma market value of the Common Stock being sold in connection with the Conversion ranged from a minimum of $67,405,000 to a maximum of $91,195,000 (the "Estimated Price Range") with a midpoint of $79,300,000. This establishes the number of shares to be offered (6,740,500 to 9,119,500), based on an offering price of $10.00 per share. If the appraised market value of the Common Stock changes due to market or financial conditions, then, without notice, the Company may be required to offer up to an additional 15% above the maximum number of shares or 10,487,425 shares. The Estimated Price Range may be amended with the approval of' the New York Superintendent and FDIC, if required, if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally.

            SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES OF COMMON STOCK. FINPRO, INC. DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FINPRO, INC. VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE APPRAISAL CONSIDERS THE BANK AS A GOING CONCERN AND

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SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK.
MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM
TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR
ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

            No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro, Inc. confirms to the Bank, Company, New York Superintendent and FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription and Community Offerings.

            If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range ($104,874,250) or less than the minimum of the Estimated Price Range ($67,405,000), the Bank and the Company, after consulting with the New York Superintendent and FDIC, may terminate the Conversion and return all funds promptly with interest, extend or hold a new Subscription Offering, Community Offering and/or Syndicated Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the New York Superintendent and FDIC in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation following the conclusion of the Subscription Offering and Community Offering would not exceed 45 days or, if following the Syndicated Community Offering, would not exceed 60 days, unless such resolicitation period is further extended by the New York Superintendent or FDIC for periods of up to 60 days not to extend beyond ___, 1999.

            If all shares of Common Stock are not sold through the Subscription Offering and Community Offering, then the Bank and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription Offering and Community Offering but may commence the Syndicated Community Offering during the Subscription Offering and Community Offering subject to prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription Offering and Community Offering. See "-- Syndicated Community Offering."

            No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro, Inc. confirms to the Bank, Company, New York Superintendent and FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause FinPro, Inc. to conclude that the aggregate market value of the Common Stock is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to New York Superintendent and FDIC approval. If such confirmation is not received, the Bank may extend the Conversion, extend, reopen or commence a new Subscription Offering and Community Offering and/or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the New York Superintendent and FDIC or take such other actions as permitted by the New York Superintendent and FDIC in order to complete the Conversion, or terminate the Plan of Conversion and cancel the Subscription Offering and Community Offering and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range ($67,405,000) or more than 15% above the maximum of the Estimated Price Range ($104,874,250),

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and the Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders. in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the New York Superintendent and FDIC. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days, or if following the Syndicated Community Offering, 60 days, unless further extended by the New York Superintendent or FDIC for periods up to 60 days not to extend beyond _________, 1999. If such resolicitation is not effected, the Bank will return all funds promptly with interest.

            Copies of the appraisal report of FinPro, Inc. including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection by any Eligible Account Holder or Supplemental Eligible Account Holder at the Bank's main office located at 32 Second Street, Troy, New York 12180, during regular business hours of the Bank. Copies of the appraisal may also be requested by Eligible Account Holders or Supplemental Eligible Account Holders; provided, however, that such Eligible Account Holders or Supplemental Eligible Account Holders shall be responsible for all costs associated with the copying and transmittal of such appraisal. See "Additional Information."

NUMBER OF SHARES TO BE ISSUED

            Depending upon market or financial conditions following the commencement of the Subscription Offering and Community Offerings, the total number of shares to be sold in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and FinPro, Inc.'s estimate of the pro rata market value of the Common Stock ranging from a minimum of $67,405,000 to a maximum plus 15% of $104,874,250, the number of shares of Common Stock expected to be issued is between a minimum of 6,740,500 shares and a maximum plus 15% of 10,487,425 shares. The actual number of shares issued between this range will depend on a number of factors and shall be determined by the Bank and Company subject to New York Superintendent and FDIC approval, if necessary.

            In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Bank after consultation with the New York Superintendent and FDIC, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions. Any change in the Estimated Price Range must be approved by the New York Superintendent and FDIC. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares. See "-- Limitations on Common Stock Purchases."

            An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

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            The number of shares to be issued and outstanding as a result of the sale of Common Stock in the Conversion will be increased by a number of shares equal to 8.0% of the Common Stock sold in the Conversion to fund the Community Foundation. Assuming the sale of shares in the Offerings at the midpoint of the Estimated Price Range, the Company intends to contribute 634,400 shares of its Common Stock from authorized but unissued shares to the Community Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 8,564,400 shares. Of that amount, the Community Foundation will own 7.4%. Funding the Community Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 7.4% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Community Foundation were not funded. See "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

            In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority:

            1. ELIGIBLE ACCOUNT HOLDERS-- those persons who held deposit accounts (containing balances of at least $100) at the Bank on June 30, 1997.

            2. ESOP.

            3. SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS-- those persons (other than
               Eligible Account Holders) who held deposit accounts (containing balances of at least $100) with the Bank on [December 31, 1998].

All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Common Stock Purchases."

            PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment, as a first priority, nontransferable subscription rights to subscribe for shares of Common Stock in the Subscription Rights Offering up to the amount permitted to be purchased in the Community Offering, currently $500,000 of Common Stock, subject to the overall maximum purchase limitation. See "-- Limitations on Common Stock Purchases." Subscription rights as Eligible Account Holders received by trustees and Officers of the Bank and their associates based on increased deposits in the Bank during the one-year period preceding June 30, 1997 will be subordinated to all other subscription rights of Eligible Account Holders.

            In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock will be allocated be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Thereafter, any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each remaining Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied. If any shares remain after the above allocations, such shares shall then be allocated among those remaining Eligible Account Holders whose subscriptions remain unfilled, on the same principle until all available shares have been allocated or all subscriptions satisfied.


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

            To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

            PRIORITY 2: ESOP. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment, as a second priority, nontransferable subscription rights to purchase in the Subscription Rights Offering the number of shares of Common Stock requested by any such plan, up to 10% of the Common Stock issued in the Conversion. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares of Common Stock is not available to fill the subscriptions by any such plan, then subscription by such plan shall be filled to the maximum extent possible. The ESOP intends to purchase 8% of the shares to be issued in connection with the Conversion, including shares contributed to the Community Foundation, or 582,379 shares and 906,114 shares, based on the issuance of 6,740,500 shares (minimum) and 10,487,425 shares (maximum plus 15%), respectively.

            PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares of Common Stock remaining after the satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment, as a third priority, nontransferable subscription rights to subscribe for shares of Common Stock equal to the amount permitted to be subscribed for in the Community Offering which amount is currently $500,000, subject to the overall maximum purchase limitation. See "-- Limitations on Common Stock Purchases."

            In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each remaining Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If any shares remain after the above allocations, such shares shall then be allocated among those remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled on the same principle until all available shares have been allocated or all subscriptions satisfied.

            To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all accounts in which such Supplemental Eligible Account Holder has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. Subscription rights received by an Eligible Account Holder shall be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder.

            EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on ________, 1999 at 12:00 noon, New York time ("Expiration Date"), unless extended for up to ____ days by the Bank and Company or such additional periods with the approval of the New York Superintendent and FDIC, if required. Subscription rights which have not been exercised prior to the Expiration Date will become void. The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within ___ days after the Expiration Date, unless such period is extended with the consent of the New York Superintendent and FDIC, all funds delivered to the Bank pursuant to the


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Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the ____ day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Bank of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond __________, 1999.

COMMUNITY OFFERING

            If shares of Common Stock remain available following the Subscription Offering, then those remaining shares will be sold, as a fourth priority, in a Community Offering to certain members of the general public. Participants in the Community Offering may, together with any associate or group of persons acting in concert, subscribe for up to $500,000 of Common Stock subject to the minimum and maximum purchase limitations set forth in the Plan of Conversion See "--Limitations on Common Stock Purchases." The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm. In offering the unsubscribed for shares to the public in the Community Offering, the Company and the Bank may establish the relative preferences, priorities, purchase limitations and allocation of shares among persons, including Bank investors, subscribing for shares. The Bank may establish all other terms and conditions of such offer. The Bank shall make distribution of the Common Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Common Stock. The Bank reserves the right to reject any or all orders, in whole or in part, which are received in the Community Offering.

            It is expected that the Community Offering will commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended with the approval of the New York Superintendent and FDIC, if necessary.

            The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan of Conversion reside. The Plan of Conversion does not permit the issuance of subscription rights to, or the purchase of Common Stock in the Subscription Offering by, a person residing in a foreign country.

MARKETING AND UNDERWRITING ARRANGEMENTS

            The Bank and the Company have engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the Common Stock, and Sandler O'Neill has agreed to assist the Bank and the Company in its solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Sandler O'Neill will receive a fee equal to 1.1% of the aggregate purchase price of all shares sold in the Conversion, excluding shares purchased by trustees, directors, officers and employees of the Bank or Company and any immediate family member thereof and the ESOP for which Sandler O'Neill will not receive a fee. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Company and Bank will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees, and a management fee to Sandler O'Neill of 1.10% for shares sold by a NASD member firm pursuant to a selected dealers agreement; provided, however, that the aggregate fees payable to Sandler O'Neill for Common Stock sold by them pursuant to such a selected dealers agreement shall not exceed 1.10% of the aggregate purchase price and provided, further, however, that the aggregate fees payable to Sandler O'Neill and the selected dealers will not exceed 1.10% of the aggregate purchase price of the Common Stock sold by selected dealers. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such


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broker-dealers may be deemed to be underwriters. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees. Notwithstanding the foregoing, in the event the Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Sandler O'Neill will be entitled to a fee for its management advisory services in an amount to be agreed upon by the Bank and Sandler O'Neill, and based upon the amount of services performed by Sandler O'Neill and will also be reimbursed for its reasonable out-of-pocket expenses as described above. The Company and the Bank have agreed to indemnify Sandler O'Neill for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended ("Securities Act"). Sandler O'Neill has received advances towards its marketing and financial advisory service fees totaling $50,000. Total marketing fees to Sandler O'Neill are expected to be $595,000 and $834,000 at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

            Sandler O'Neill, in its role as conversion agent, will also perform proxy solicitation services, conversion agent services and records management services for the Bank in the Conversion and will receive a fee for these services of $30,000, plus reimbursement of reasonable out-of-pocket expenses.

            Directors, trustees and executive officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and sales of Common Stock will be conducted within the requirements of Rule 3a4-l, so as to permit officers, trustees, directors and employees to participate in the sale of Common Stock. No officer, trustee, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

            To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

            To purchase shares in the Subscription and Community Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at any of its offices by ___ p.m., New York time, on _______, 1999. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company and Bank shall have the right, each in their sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Bank unless the


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Conversion has not been completed within 45 days after the end of the
Subscription and Community Offerings, unless such period has been extended.

            In order to ensure that Eligible Account Holders and Supplemental Eligible Account Holders are properly identified as to their stock purchase priorities, depositors of the Bank as of the eligibility record date (June 30, 1997) and/or the supplemental eligibility record date ([December 31, 1998]) must list all accounts on the stock order form giving all names in each account and the account number.

            Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Bank, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

            If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate. If a certificate account or other time account matures prior to the Conversion's completion or termination, such funds will earn interest at the Bank's regular passbook rate from the time of maturity until completion or termination of the Conversion.

            If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the purchase price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided, that there is in force from the time of its subscription until such time, a loan commitment from the Company or an unrelated financial institution to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

            Owners of self-directed IRAs and other qualified plan accounts, such as Keogh and 401(k) Plan accounts, may use the assets of such IRAs and other qualified plan accounts to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs or other qualified plan accounts (other than the Bank's 401(k) Plan) are not maintained at the Bank or any subsidiary of the Bank and that the terms of the IRA or qualified plan permit the purchase. Persons with self-directed IRAs or qualified plan accounts maintained at the Bank or any subsidiary of the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA or qualified plan account funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs or qualified plan accounts.

            Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

            Prior to the completion of the Conversion, the NYBB regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

            THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

            As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company to assist the Company and the Bank in the sale of the Common Stock. THE COMPANY AND THE BANK HAVE THE RIGHT TO REJECT ORDERS IN WHOLE OR IN PART IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

            The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "-- Stock Pricing." Subject to the overall maximum purchase limitation, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $500,000 of Common Stock; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of $1.0 million (100,000 shares).

            Payments made in the form of a check, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

            In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase Those indicating an intent to purchase shall execute order forms and forward them to their selected


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

dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

            Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

            The Syndicated Community Offering will terminate no more than ___ days following the Subscription Expiration Date, unless extended by the Company with the approval of the New York Superintendent and FDIC. Such extensions may not be beyond ______, 1999. See "-- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON PURCHASES

            The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

(1)         No less than 25 shares;

(2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the amount permitted to be purchased in the Community Offering, currently $500,000 of Common Stock, subject to the overall maximum purchase limitation described in (7) below;

(3) The ESOP is permitted to purchase, in the aggregate, up to 10% of the shares of Common Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of 15%, and the ESOP intends to purchase 8% of the shares of Common Stock issued in connection with the Conversion, including shares contributed to the Community Foundation (787,925 shares using the maximum of the Estimated Price Range);

(4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the amount permitted to be purchased in the Community Offering, currently $500,000 of Common Stock, subject to the overall maximum purchase limitation described in (7) below;

(5) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $500,000 of Common Stock, subject to the overall maximum purchase limitation described in (7) below;

(6) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $500,000 of Common Stock subject to the overall maximum purchase limitation described in (7) below and, provided further, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $500,000 purchase limitation;

(7) Eligible Account Holders and Supplemental Eligible Account Holders may purchase stock in the Community Offering and Syndicated Community Offering, subject to the purchase limitations described in (5) and (6) above, provided that, except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 100,000; and

(8) No more than 25% of the total number of shares issued in the Conversion may be purchased by trustees, directors and officers of the Bank or Company and their associates in the aggregate, excluding purchases by the ESOP.

            Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of depositors of the Bank or subscribers for Common Stock, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the Common Stock to be issued at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit.

            The overall maximum purchase limitation may not be reduced to less than 100,000 shares or $1.0 million and the individual amount permitted to be subscribed for may not be reduced by the Bank to less than 0.10% without the further approval of eligible depositors or resolicitation of subscribers. An Eligible Account Holder or Supplemental Eligible Holder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 100,000 shares or $1.0 million, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limit for purchases in the Conversion.

            The term "associate" of a person is defined to mean: (i) any corporation or organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a trustee or officer of the Bank. Trustees are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Bank -- Subscriptions by Executive Officers, Directors and Trustees," "-- Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of Troy Financial Corporation."

LIQUIDATION RIGHTS

            In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would have a claim to receive their pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor would have a claim to receive a pro rata share of any such remaining assets in the same proportion as the value of such depositor's deposit accounts to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in their deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.


                                      104
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            The Plan provides for the establishment, at the time of the
Conversion, of a liquidation account' for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Bank's net worth (determined in accordance with generally accepted accounting principles) as set forth in the latest statement of financial condition contained in the Proxy Statement. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Bank in the event of a complete liquidation of the Bank following the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each deposit account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to each deposit account balance at June 30, 1997 or _____, 1999, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial liquidation account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with the Conversion Regulations.

            In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his deposit account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured savings bank, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

            The initial subaccount balance for a deposit account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of all qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

            If, at the close of business on the last day of any period for which the Bank or the Company, as the case may be, has prepared audited financial statements subsequent to the effective date of Conversion, the deposit balance in the deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the deposit account at the close of business on the last day of any period for which the Bank or the Company, as the case may be, has prepared audited financial statements subsequent to June 30, 1997 or _____, 1999, as the case may be, or (ii) the amount in such deposit account as of June 30, 1997 or ____, 1999, as the case may be, the subaccount balance for such deposit account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related deposit account. If any such deposit account is closed, the related subaccount shall be reduced to zero. A time account shall be deemed to be closed upon its maturity date regardless of any renewal. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Bank subsequent to the Conversion and only out of funds available for such purpose after payment of all creditors.

            The Bank is not required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account does not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the liquidation account.


                                      105
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TAX ASPECTS

            Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS or an opinion of counsel with respect to federal income taxation, and an opinion of KPMG Peat Marwick LLP with respect to certain New York state taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders, except as noted below. The federal and New York tax consequences will remain unchanged in the event that a holding company form of organization is not utilized.

            No private ruling has been requested from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Hogan & Hartson L.L.P., which has been filed with the SEC as an exhibit to the Company's Registration Statement to the effect that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the IRC and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Bank or the Company upon the purchase of the Bank's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. The Bank has also received an opinion from KPMG Peat Marwick LLP with respect to New York State franchise and income taxes that the Plan of Conversion will not be taxable for New York State tax purposes to the Bank or its Eligible Account Holders and Supplemental Eligible Account Holders or the Company, subject to the limitations and qualifications in such opinion.

            In the opinion of FinPro, Inc., which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, such recipients could be taxed either on the receipt or exercise of such subscription rights and the Bank may have taxable income when it distributes the subscription rights.

            Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

            All shares of Common stock purchased or acquired (either directly or indirectly) in connection with the Conversion by a director, trustee or an executive officer of the Bank or Company will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase or acquisition, except in the event of the death or judicial declaration of incompetency of


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such director, trustee or executive officer or any exchange of such shares in connection with a merger or acquisition involving the Bank or the Company, as the case may be, which has been approved by the New York Superintendent. Each certificate for such restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the stock transfer agent for the Company to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of such restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the restriction that they may not be sold until the restrictions respecting such originally restricted stock are terminated, and will bear a legend advising of such restrictions. The directors, trustees and executive officers of the Bank or Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

INTERPRETATION, AMENDMENT AND TERMINATION

            All interpretations of the Plan of Conversion and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Bank will be final, subject to the authority of the New York Superintendent and FDIC. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Trustees of the Bank, the Plan of Conversion may be substantively amended at any time prior to solicitation of proxies from Voting Depositors, and at any time thereafter, by a vote of the Board of Trustees with the concurrence of the New York Superintendent and FDIC. The Conversion must be completed within 24 months of the approval of the Plan of Conversion by the New York Superintendent, unless a longer time period is permitted by governing laws and regulations, or the Plan of Conversion will terminate. The Plan of Conversion may be terminated by majority vote of the Board of Trustees of the Bank at any time prior to the Special Meeting, and at any time thereafter, with the concurrence of the New York Superintendent and FDIC.

            RESTRICTIONS ON ACQUISITION OF TROY FINANCIAL CORPORATION

            The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and in connection therewith, adoption of a Restated Organization Certificate and Bylaws. The Plan of Conversion also provides for the concurrent formation of a bank holding company to be registered with the Federal Reserve. See "The Conversion -- General." Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration plan provided for in the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, the Bank's Restated Organization Certificate and Bylaws and management remuneration plan provided for in the Conversion may have anti-takeover effects as described below. Finally, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

            A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description is necessarily general and reference should be made the Company's Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.


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            Limitation on Voting Rights. The Certificate of Incorporation of the
Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 under the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in Rule 12b-2 under the Exchange Act), shares which such person or his affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares that are subject to a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his affiliates. No director or officer (or any affiliate thereof) of the Company shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the ESOP or any similar plan of the Company or the Bank or any trustee with respect thereto (solely by reason of such trustee's capacity) be deemed to beneficially own any shares held under any such plan. The Certificate of Incorporation of the Company further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

            Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by resolution of the Board of Directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled, for the remainder of the unexpired term, exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Directors may be removed by the stockholders only for cause by the affirmative vote, at a special meeting of stockholders called for such a purpose, of the holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

            In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders choice.

            Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Special meetings of stockholders of the Company may be called at any time by a majority of the Board of Directors of the Company or by the holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting unless such consent is unanimous.

            Authorized Shares. The Certificate of Incorporation authorizes the issuance of 60 million shares of Common Stock and 15 million shares of serial preferred stock. The shares of Common Stock and serial preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of the Company. The


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Board of Directors also has sole authority to determine the terms of any one or more series of serial preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of serial preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of serial preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

            Stockholder Vote Required to Approve Business Combinations with Interested Stockholders. In order to approve certain "Business Combinations" with "Interested Stockholders" (each as defined in the Company's Certificate of Incorporation) and related transactions, the Certificate of Incorporation requires the approval of (i) the holders of at least 80% of the total number of outstanding shares of voting stock and (ii) the holders of 66-2/3% of the voting power of the outstanding shares of voting stock, excluding for purposes of calculating the affirmative vote and the total number of outstanding shares of voting stock under this clause (ii) above, all shares of voting stock of which the beneficial owner is the Interested Stockholder involved in the Business Combination or any affiliate or associate of such Interested Stockholder. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of the company and any other affected class of stock.

            Under the Certificate of Incorporation, the 80% approval is not required if (i) the Business Combination has been approved by at least 66-2/3% of the Company's directors, who are not affiliated with the Interested Stockholder(s) and were members of the Board of Directors prior to the time that the Interested Stockholder (including any affiliate or associate of such Interested Stockholder) became an Interested Stockholder, then in office at a duly constituted meeting of the Board of Directors called for such purpose or
(ii) if the proposed transaction meets certain price and procedure conditions in the Certificate of Incorporation designed to afford stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. The term "Interested Stockholder" is defined to include, among others, any person (than the Company, its subsidiaries or their employee benefit plans that (a) is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the then outstanding voting stock, (b) is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or (c) which is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock that were at any time within the two-year period immediately prior to any such date beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not utilizing the facilities of a national securities exchange, occurring on The Nasdaq Stock Market, Inc., or involving a public distribution.

            The term "Business Combination" is defined to include: (i) any merger or consolidation of the Company or any subsidiary with any Interested Stockholder or any other corporation (whether or not itself an Interested Stockholder) which is, or after the merger or consolidation would be, an affiliate or associate of such Interested Stockholder prior to the transaction;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any 12-month period) to any Interested Stockholder or any affiliate or associate of such Interested Stockholder, other than the Company or any of its subsidiaries, of any assets of the Company or any subsidiary that have an aggregate book value as of the end of the Company's most recent fiscal quarter of 10% or more of the total market value of the outstanding shares of the Company or of its net worth as of the end of its most recent fiscal quarter, measured at the time the transaction(s) is approved by the Board of Directors of the Company; (iii) any issuance or transfer by the Company or any subsidiary of any equity securities of the Company


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or any subsidiary having an aggregate market value of five percent or more of the total market value of the outstanding shares of the Company or such subsidiary to any Interested Stockholder or any affiliate or associate of any Interested Stockholder, other than the Company or any of its subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe for or purchase securities offered, issued or granted pro rata to all holders of the voting stock of the Company or any other method affording substantially proportionate treatment to the holders of voting stock; (iv) any adoption of any plan or proposal for the liquidation or dissolution of the Company or any subsidiary proposed by or on behalf of an Interested Stockholder or any affiliate or associate of such Interested Stockholder, other than the Company or any of its subsidiaries; and (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate or associate of any Interested Stockholder, other than the Company or any of its subsidiaries.

            The trustees and executive officers of the Bank are purchasing in the aggregate approximately 4.45% of the shares of the Common Stock offered based on the maximum of the Estimated Price Range. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Equity Compensation Plan is received, the Company expects to provide funds to enable a trust to acquire 4.0% of the Common Stock issued in connection with the Conversion, including shares contributed to the Community Foundation, on behalf of the MRP under the Equity Compensation Plan and expects to grant options to issue an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares contributed to the Community Foundation, under the Equity Compensation Plan to directors and executive officers. As a result, assuming the Equity Compensation Plan is approved by stockholders, directors, and executive officers have the potential to control the voting of approximately 16.4% of the Company's Common Stock on a fully diluted basis at the maximum of the Estimated Price Range.

            The foregoing does not take into consideration additional shares of Common Stock held by the ESOP. To the extent such shares are allocated to employees, they may be voted by the employees. The ESOP trustee will vote unallocated shares, and allocated shares as to which no instructions are received in the same manner, on a proportionate basis, as the allocated shares for which it receives instructions, subject to the requirements of its fiduciary duties under ERISA.

            Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Company, (b) merge or consolidate the Company with another institution, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation, the economic effects of acceptance of such offer on depositors, borrowers and employees of the insured institution subsidiary or subsidiaries of the Company, and on the communities in which such subsidiary or subsidiaries operate or are located and the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable Federal and state statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board of Directors concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

            Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by 66-2/3% of the Board of Directors and by a majority


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of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation relating to the Board of Directors, actions by stockholders, special stockholder meetings, acquisition or control of the Company, evaluation of certain business transactions by the Board of Directors, indemnification and amendment of the Certificate of Incorporation. The affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal Article 11 of the Company's Certificate of Incorporation which governs Business Combinations. The Company's Bylaws may be amended or repealed by a majority vote of the Board of Directors of the Company then in office. The stockholders may also amend or repeal the Bylaws of the Company upon the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (after giving effect to the provision limiting voting rights), voting together as a single class.

            Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting to give at least 60 days' advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND BENEFIT PLANS ADOPTED IN CONVERSION

            The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. Certain provisions of the Equity Compensation Plan provide for accelerated benefits to participants in the event of a change of control of the Company or the Bank or a tender or exchange offer for their stock. See "Management of the Bank -- Benefit Plans." The Company and the Bank have entered or intend to enter into agreements with key officers and employees and the Bank intends to establish the [Severance Plan] which will provide such officers and eligible employees with additional payments and benefits on the officer's termination in connection with a change of control of the Company or the Bank. See "Management of the Bank -- Benefit Plans." The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of the Company and the Bank. Additionally, the provisions could deter offers to acquire the outstanding shares of the Company which might be viewed by stockholders to be in their best interests.

            The Company's Board of Directors believes that the provisions of the Certificate of Incorporation and Bylaws and the Company's benefit plans are in the best interest of the Company and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

DELAWARE CORPORATE LAW

            The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.


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            In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

            The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and certain employee stock plans;
(iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a 66-2/3% vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S RESTATED ORGANIZATION CERTIFICATE AND BYLAWS

            Although the Board of Trustees of the Bank is not aware of any effort that might be made to obtain control of the Bank after Conversion, the Board of Trustees believes that it is appropriate to adopt certain provisions permitted by the General Regulations of the Banking Board of the State of New York to protect the interests of the converted Bank and its sole stockholder from any hostile takeover. Such provisions may, indirectly, inhibit a change of control of the Company, as the Bank's sole stockholder. See "Risk Factors -- Certain Anti-Takeover Provisions."

            The Bank's Restated Organization Certificate contains a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or indirectly, without the prior written approval of the New York Superintendent, is prohibited for a period of three years following the both the consummation of the conversion of the Bank from a mutual to a stock savings bank and the concurrent acquisition by the Company of all of the outstanding capital stock of the Bank. Any stock in excess of 10% acquired in violation of the charter provision will not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, the Bank's Restated Organization Certificate prohibits the cumulation of votes for the election of directors, and provides for the election of three classes of directors to staggered terms. The staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors because only one-third of the Board of Directors is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

           DESCRIPTION OF CAPITAL STOCK OF TROY FINANCIAL CORPORATION

GENERAL

            The Company is authorized to issue 75,000,000 shares of capital stock, of which 60,000,000 shares will be Common Stock having a par value of $.0001 per share and 15,000,000 shares of serial


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preferred stock having a par value of $.0001 per share (the "Preferred Stock").
In connection with the Conversion, the Company currently expects to issue up to 9,119,500 shares of Common Stock (or up to 10,487,425 shares in the event of an increase of 15% in the Estimated Price Range). Giving effect to the contribution of Common Stock to the Community Foundation, the Company currently expects to issue up to 9,849,060 shares of Common Stock at the maximum of the Estimated Price Range (or 11,326,419 shares at the maximum plus 15% of the Estimated Price Range). The Company does not expect to issue any shares of Preferred Stock. The Board of Directors of the Company is expressly authorized to issue, without stockholder approval, any unissued shares of authorized Common Stock as nonvoting Common Stock. Except as discussed above in "Restrictions on Acquisition of Troy Financial Corporation," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects to, all the other shares of the Company's Common Stock. Upon receipt by the Company of the full specified purchase price therefor, the Common Stock will be fully paid and non-assessable.

            THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

            Dividends. The Board of Directors of the Company may declare and pay dividends upon the shares of the Company's Common Stock out of the Company's statutory surplus or out of certain net profits of the Company, and the holders of record of the Common Stock will be entitled to receive such dividends out of any assets legally available therefor. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation and Supervision."

            Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. Each holder of shares of Common Stock will be entitled to attend all special and annual meetings of the stockholders of the Company and to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided in the Company's Certificate of Incorporation or by applicable law. There will be no cumulative voting rights in the election of directors.

            As a New York-chartered mutual savings bank, the Bank's corporate powers and control are vested in its Board of Trustees, who elect the officers of the Bank and who fill any vacancies on the Board of Trustees as it exists upon Conversion. Subsequent to Conversion, voting rights of the Bank will vest exclusively with the Company which will be the owner of the Bank's outstanding capital stock. The Board of Directors of the Company will vote the Bank's capital stock, and, consequently, the holders of the Common Stock of the Company will not have direct control of the Bank.

            Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of the outstanding shares of any class or series of stock entitled to participate therewith, as to distribution of assets, will be entitled to participate in the distribution of any assets of the Company remaining after the Company has paid, or set aside for payment, to the holders of outstanding shares of any class of capital stock having preference over the Common Stock, with respect to dissolution, liquidation or winding up, the full preferential amounts (if any) to which such holders are entitled.

            Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares or other securities of the Company which may be issued.


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PREFERRED STOCK

            None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. The Board of Directors of the Company expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of the Company's Certificate of Incorporation, to provide for the issuance from time to time of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon.

              DESCRIPTION OF CAPITAL STOCK OF THE TROY SAVINGS BANK

GENERAL

            In the event that the holding company form of organization is not utilized in connection with the Conversion, the Bank may offer shares of its common stock in connection with the Conversion. The following is a discussion of the capital stock of the Bank.

            The Restated Organization Certificate of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 1,000 shares of common stock, par value $1.00 per share. Except as discussed above in "Restrictions on Acquisition of Troy Financial Corporation," each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Restated Organization Certificate without the approval of the Bank's shareholders, except to the extent that such approval is required by governing law. All of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole shareholder.

            THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

            Dividends. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Taxation -- Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

            Voting. The holders of the Bank's common stock will possess exclusive voting power. Each holder of shares of common stock will be entitled to one vote for each share held by such holder. Cumulation of votes for election of directors will not be permitted. See "Restrictions on Acquisition of Troy Financial Corporation -- Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Benefit Plans Adopted in Conversion."

            Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of its common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account, which is a memorandum account only, to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion -- Effects of Conversion -- Liquidation Rights"), all assets of the Bank available for distribution in cash or in kind.

            Preemptive Rights. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. Upon receipt by the Bank of the full specified purchase price therefor, the common stock of the Bank will be fully paid and non-assessable.

                          TRANSFER AGENT AND REGISTRAR

            The transfer agent and registrar for the Common Stock is _______.

                                     EXPERTS

            The consolidated financial statements of the Bank and its subsidiaries as of September 30, 1998 and 1997 and for each of the years in the three-year period ended September 30, 1998, included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

            FinPro, Inc. has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

            The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and Company by Hogan & Hartson L.L.P., Washington, D.C., special counsel to the Bank and Company. The New York State income tax consequences of the Conversion will be passed upon for the Bank and Company by KPMG Peat Marwick LLP. Certain legal matters will be passed upon for Sandler O'Neill by Muldoon, Murphy & Faucette, Washington, D.C.

                             ADDITIONAL INFORMATION

            The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the conversion valuation appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The conversion valuation appraisal report may also be inspected by Eligible Account Holders and Supplemental Eligible Account Holders at the offices of the Bank during normal business hours. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described herein. Such statements are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

            The Bank has filed an application for approval of conversion with the New York Superintendent and the FDIC. Pursuant to the rules and regulations of the New York Superintendent, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the New York Superintendent, Two Rector Street, New York, New York, 10006.

            The Company has filed with the Federal Reserve an application to become a bank holding company. This prospectus omits certain information contained in such application. Such application may be inspected at the offices of the Federal Reserve Bank of New York, 59 Maiden Lane, New York, New York 10045.

            In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan of Conversion to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the FDIC under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

            A copy of the Certificate of Incorporation and the Bylaws of the Company and the Restated Organization Certificate and Bylaws of the Bank are available without charge from the Bank. The Bank's principal office is located at 32 Second Street, Troy, New York 12180 and its telephone number is (518) 270-3313.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                                                               PAGE

Independent Auditors' Report.............................................................................................      F-2

Consolidated Statements of Condition at September 30, 1998 and 1997......................................................      F-3

Consolidated Statements of Income for the Years Ended September 30, 1998, 1997 and 1996..................................      F-4

Consolidated Statements of Changes in Equity for the Years Ended September 30, 1998,
      1997 and 1996......................................................................................................      F-5

Consolidated Statements of Cash Flows for Years Ended September 30, 1998,
      1997 and 1996......................................................................................................      F-6

Notes to Consolidated Financial Statements...............................................................................      F-8




All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

The financial statements of the Holding Company have been omitted because the Holding Company has not yet issued any stock, has no assets, no liabilities and has not conducted any business other than that of an organizational nature.

                          INDEPENDENT AUDITORS' REPORT


The Examining and Audit Committee
      of the Board of Trustees
The Troy Savings Bank:


We have audited the accompanying consolidated statements of condition of The Troy Savings Bank and subsidiaries (the Bank) as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Troy Savings Bank and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP

October 30, 1998

Albany, New York

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                      Consolidated Statements of Condition

                           September 30, 1998 and 1997
                                 (In thousands)

              ASSETS                                                           1998            1997
                                                                               ----            ----

Cash and due from banks                                                      $ 12,330         13,903
Federal funds sold                                                              5,585         28,548
                                                                             --------       --------
                  Total cash and cash equivalents                              17,915         42,451
Loans held for sale                                                            11,096          3,703
Securities available for sale, at fair value                                  197,758        117,552
Investment securities held to maturity (fair value of $3,621 and
     $4,162, at September 30, 1998 and 1997, respectively)                      3,483          4,000
Net loans receivable                                                          457,321        468,160
Accrued interest receivable                                                     4,287          4,334
Other real estate owned                                                         1,872          2,690
Premises and equipment, net                                                    14,096         13,734
Other assets                                                                    8,821          5,824
                                                                             --------       --------
                  Total assets                                               $716,649        662,448
                                                                             ========       ========

                     LIABILITIES AND EQUITY

Liabilities:
      Due to depositors:
            Savings accounts                                                  198,509        198,929
            Money Market accounts                                              15,708         13,121
            N.O.W. and demand accounts                                        107,311         93,002
            Time accounts                                                     256,674        267,345
                                                                             --------       --------
                  Total deposits                                              578,202        572,397

      Mortgagors' escrow accounts                                               1,900          1,916
      Securities sold under agreement to repurchase                             2,524            372
      Federal Home Loan Bank of New York long-term debt                        44,940          4,356
      Accrued interest payable                                                    360             60
      Official bank checks                                                      8,841          7,988
      Contribution payable                                                      3,453              -
      Other liabilities and accrued expenses                                    5,400          3,817
                                                                             --------       --------
                  Total liabilities                                           645,620        590,906
                                                                             --------       --------

Commitments and contingent liabilities (note 14)

Equity:
      Surplus                                                                  18,306         18,306
      Undivided profits                                                        52,316         53,194
      Net unrealized gain on securities available for sale, net of tax            407             42
                                                                             --------       --------
                  Total equity                                                 71,029         71,542
                                                                             --------       --------

                  Total liabilities and equity                               $716,649        662,448
                                                                             ========       ========

See accompanying notes to consolidated financial statements.


                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended September 30, 1998, 1997 and 1996
                                 (In thousands)

                                                                         1998            1997           1996
                                                                         ----            ----           ----
Interest and dividend income:
      Interest and fees on loans                                      $ 38,842          39,050         36,413
      Securities available for sale:
            Taxable                                                      4,121           7,262          8,521
            Tax exempt                                                   2,214             119              -
                                                                      --------        --------       --------
                                                                         6,335           7,381          8,521
      Investment securities                                                300             353            410
      Federal funds sold                                                 2,553           1,503          1,518
                                                                      --------        --------       --------
            Total interest and dividend income                          48,030          48,287         46,862
                                                                      --------        --------       --------

Interest expense:
      Deposits and escrows                                              23,339          22,812         22,557
      Short-term borrowings                                                 33             271            230
      Long-term debt                                                       821             268            230
                                                                      --------        --------       --------
            Total interest expense                                      24,193          23,351         23,017
                                                                      --------        --------       --------

            Net interest income                                         23,837          24,936         23,845
Provision for loan losses                                                4,050           3,900            928
                                                                      --------        --------       --------
            Net interest income after provision for loan losses         19,787          21,036         22,917
                                                                      --------        --------       --------
Non-interest income:
      Service charges on deposits                                          858             822            802
      Loan servicing fees                                                  432             460            443
      Trust income                                                         459             362            293
      Net gains from securities sales or calls                               8               4              1
      Net gains (losses) from mortgage loan sales                           76              14            (14)
      Other income                                                         719           1,075          1,340
                                                                      --------        --------       --------
            Total non-interest income                                    2,552           2,737          2,865
                                                                      --------        --------       --------

Non-interest expense:
      Compensation and employee benefits                                10,218           9,573          9,009
      Occupancy                                                          2,101           2,089          1,956
      Furniture, fixtures and equipment                                  1,080             901            961
      Computer charges                                                   1,424           1,322          1,248
      Professional, legal and other fees                                   924             726            658
      Printing, postage and telephone                                      614             559            543
      Other real estate owned                                            1,087             380            499
      Contribution expense                                               4,759             102            479
      Other                                                              2,884           2,887          2,845
                                                                      --------        --------       --------
            Total non-interest expense                                  25,091          18,539         18,198
                                                                      --------        --------       --------

Income (loss) before income tax expense (benefit)                       (2,752)          5,234          7,584
Income tax expense (benefit)                                            (1,874)          1,576          2,506
                                                                      --------        --------       --------
Net income (loss)                                                     $   (878)          3,658          5,078
                                                                      ========        ========       ========

See accompanying notes to consolidated financial statements.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                  Consolidated Statements of Changes in Equity

                  Years ended September 30, 1998, 1997 and 1996
                                 (in thousands)


                                                                                  Net
                                                                               unrealized
                                                                             gain (loss) on
                                                                              securities
                                                                               available
                                                                Undivided      for sale,       Total
                                                   Surplus       profits       net of tax      equity
                                                   -------       -------      -----------      -------

Balance, September 30, 1995                        $18,306        44,458             18         62,782

Net income for year ended September 30, 1996          -            5,078           -             5,078

Change in net unrealized gain/loss
      on securities available for sale,
      net of tax                                      -             -              (452)          (452)
                                                   -------       -------        -------        -------

Balance, September 30, 1996                         18,306        49,536           (434)        67,408

Net income for year ended
      September 30, 1997                              -            3,658           -             3,658

Change in net unrealized gain/loss
      on securities available for sale,
      net of tax                                      -             -               476            476
                                                   -------       -------        -------        -------

Balance, September 30, 1997                         18,306        53,194             42         71,542

Net loss for year ended September 30, 1998            -             (878)          -              (878)

Change in net unrealized gain/loss
      on securities available for sale,
      net of tax                                      -             -               365            365
                                                   -------       -------        -------        -------

Balance, September 30, 1998                        $18,306        52,316            407         71,029
                                                   =======       =======        =======        =======


See accompanying notes to consolidated financial statements.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended September 30, 1998, 1997 and 1996
                                 (in thousands)

                                                                                        1998            1997             1996
                                                                                        ----            ----             ----
Increase (decrease) in cash and cash equivalents:
   Net cash flows from operating activities:
      Net income (loss)                                                            $    (878)           3,658            5,078
      Adjustments to reconcile net income (loss) to net
        cash (used in) provided by operating activities:
               Depreciation                                                            1,615            1,426            1,442
               Net amortization (accretion) of premium/discount
                 on securities                                                            65               85             (358)
               Deferred tax benefit                                                   (3,027)          (1,442)            (333)
               Net gains from securities sales or calls                                   (8)              (4)              (1)
               Provision for loan losses                                               4,050            3,900              928
               Net (gains) losses from mortgage loan sales                               (76)             (14)              14
               Net loss on sale of other real estate owned                               106               12               54
               Net write-down of other real estate owned                                 326                -              359
               Proceeds from sale of loans held for sale                              44,496           13,443           30,025
               Net loans made to customers and held for sale                         (51,813)         (15,660)         (25,664)
               Decrease (increase) in accrued interest receivable                         47              439             (497)
               Decrease (increase) in other assets                                      (215)              93            1,774
               Increase (decrease) in accrued interest payable                           300              (59)             (52)
               Decrease in mortgagors' escrow accounts                                   (16)            (473)          (1,419)
               Increase (decrease) in other liabilities,
                 accrued expenses, and official bank checks                            5,889           (2,015)           3,515
                                                                                   ---------        ---------        ---------
                     Net cash provided by operating
                         activities                                                      861            3,389           14,865
                                                                                   ---------        ---------        ---------

Cash flows from investing activities:
   Proceeds from sale of securities available for sale                                54,782                -               61
   Proceeds from maturity and redemption of securities
      available for sale                                                             110,223           78,199           97,393
   Purchase of securities available for sale                                        (244,657)         (46,125)        (103,592)
   Proceeds from maturity and redemption of
      investment securities                                                              517              519           14,609
   Purchase of investment securities                                                       -                -          (15,479)
   Proceeds from sale of other real estate owned                                         963            2,629              353
   Net loans repaid from (made to) customers                                           6,212          (22,701)         (44,987)
   Capital expenditures                                                               (1,977)            (930)          (1,702)
                                                                                   ---------        ---------        ---------
                     Net cash (used in) provided by
                        investing activities                                         (73,937)          11,591          (53,344)
                                                                                   ---------        ---------        ---------

                                                                                                                    (Continued)

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, Continued

                  Years ended September 30, 1998, 1997 and 1996
                                 (in thousands)


                                                                                        1998             1997             1996
                                                                                        ----             ----             ----

Cash flows from financing activities:
   Net increase in deposits                                                        $   5,805            7,790           12,145
   Net increase (decrease) in securities sold under
     agreement to repurchase                                                           2,152              222             (693)
   Increase (decrease) in FHLB of New York
     short-term borrowings                                                                 -           (5,000)           5,000
   Issuance of long-term debt                                                         41,000                -            5,000
   Payments on long-term debt                                                           (417)            (393)            (250)
                                                                                   ---------        ---------        ---------
                        Net cash provided by financing
                          activities                                                  48,540            2,619           21,202
                                                                                   ---------        ---------        ---------

Net (decrease) increase in cash and cash
  equivalents                                                                        (24,536)          17,599          (17,277)
Cash and cash equivalents at beginning of year                                        42,451           24,852           42,129
                                                                                   ---------        ---------        ---------
Cash and cash equivalents at end of year                                           $  17,915           42,451           24,852
                                                                                   =========        =========        =========

Supplemental information:
      Cash paid for:
            Interest on deposits and borrowings                                    $  23,893           23,410           23,068

            Income taxes                                                           $   1,569            3,826            2,209

Supplemental schedule of noncash investing
  activities:
      Net reduction in loans resulting from the
        transfer to other real estate owned                                        $     577            2,462              853

Investment securities transferred to securities
  available for sale in accordance with the FASB
  "Special Report," fair value of securities
  transferred $98,700                                                              $       -                -           98,384

Increase (decrease) in equity from change in net
  unrealized gain/loss on securities available for
  sale, net of tax                                                                 $     365              476             (452)

Increase in deferred gain on sale of other real
  estate                                                                           $       -              344                -


See accompanying notes to consolidated financial statements.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 1998, 1997 and 1996


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    CONSOLIDATION POLICY

              The consolidated financial statements include the accounts of The Troy Savings Bank and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

       (b)    BASIS OF PRESENTATION

              The accompanying consolidated financial statements of The Troy Savings Bank and subsidiaries (the Bank) conform, in all material respects, to generally accepted accounting principles and to general practice within the savings bank industry. The Bank utilizes the accrual method of accounting for financial reporting purposes.

       (c)    USE OF ESTIMATES

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains appraisals for properties.

              Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimate of the costs to sell the properties. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance or write downs of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and other real estate owned. Such agencies may require the Bank to recognize additions to the allowance or write downs of other real estate owned based on their judgments about information available to them at the time of their examination which may not be currently available to management.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(1),   CONTINUED

              A substantial portion of the Bank's loans are secured by real estate located throughout the six New York State Counties of Albany, Rensselaer, Saratoga, Schenectady, Warren and Washington. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned is dependent upon market conditions in these market areas.

       (d)    CASH AND CASH EQUIVALENTS

              For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, and federal funds sold.

       (e)    LOANS HELD FOR SALE

              Loans held for sale are recorded at the lower of cost or fair value, determined on an aggregate basis. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. It is the intention of management to sell these loans in the near future.

              Loans held for sale, as well as commitments to originate fixed rate mortgage loans at a set interest rate, which will subsequently be sold in the secondary mortgage market, are regularly evaluated and, if necessary, a valuation reserve for changes in interest rates is recorded.

       (f)    MORTGAGE SERVICING RIGHTS

              As of October 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", (SFAS No. 122) as amended by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) which require entities to recognize as separate assets, the rights to service mortgage loans for others, regardless of how those servicing rights were acquired. Additionally, these Statements require that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that impairment, if any, be recognized through a valuation allowance. The adoption of SFAS No.'s 122 and 125, did not have a material effect on the Bank's consolidated financial statements.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(1),   CONTINUED

       (g) SECURITIES AVAILABLE FOR SALE, AND INVESTMENT SECURITIES HELD TO MATURITY

              Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are carried at amortized cost. Securities that are identified as trading account assets for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. At September 30, 1998 and 1997, the Bank did not hold any securities considered to be trading securities. As a member of the Federal Home Loan Bank of New York
              (FHLB), the Bank is required to hold stock which is carried at cost since there is no readily available market value.

              Unrealized losses on securities which reflect a decline in value which is other than temporary, if any, are charged to income. Gains or losses on disposition of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The amortized cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

              In November 1995, the staff of the Financial Accounting Standards Board released its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report contained, among other things, a provision that allowed entities to, concurrent with the initial adoption of the Special Report (November 15, 1995), but no later than December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In conjunction with the provisions of this Special Report, in December 1995, the Bank transferred certain securities with an amortized cost totaling $98.4 million and a fair value totaling $98.7 million from investment securities held to maturity to securities available for sale.

       (h)    NET LOANS RECEIVABLE

              Loans receivable are reported at the principal amount outstanding, net of unearned discount, net deferred loan fees, and the allowance for loan losses. Discounts and net loan fees on loans are accreted to income to provide a level-yield of interest on the underlying loans.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(1),   CONTINUED

              Loans considered doubtful of collection by management are placed on a nonaccrual status for the recording of interest. Generally loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for those loans which, in management's judgment, are adequately secured and in the process of collection and certain consumer and open-end credit loans which are usually charged off at 120 days past due. When a loan is placed on nonaccrual status, all previously accrued income that has not been collected is reversed from current year interest income, and subsequent cash receipts are generally applied to reduce the unpaid principal balance. Amortization of related unearned discount and net deferred fees is suspended when a loan is placed on nonaccrual status. Loans are removed from nonaccrual status when they become current as to principal and interest or when in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

       (i)    ALLOWANCE FOR LOAN LOSSES

              The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

              As of October 1, 1995 the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114) as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," (SFAS No. 118). These Statements prescribe recognition criteria for loan impairment and measurement methods for certain impaired loans and all loans whose terms are modified in troubled debt restructurings subsequent to the adoption of these Statements. Under these Statements, a loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring subsequent to October 1, 1995. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Bank's impaired loans are generally collateral dependent. These Statements are principally related to commercial type loans, however, certain provisions related to restructured loans are applicable to all loan types. The adoption of these Statements did not have a material effect on the Bank's consolidated financial statements.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(1),   CONTINUED

       (j)    OTHER REAL ESTATE OWNED

              Other real estate owned includes real estate acquired in settlement of loans. Other real estate owned is recorded on an individual asset basis at the lower of cost (defined as the fair value at initial investment), or the fair value of the asset acquired less an estimate of the costs to sell the property. At the time of foreclosure, the excess, if any, of the loan value over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of such property and net operating expenses of such properties are charged directly to other operating expenses. Properties are regularly reappraised and written down to the fair value less the estimated cost to sell the property, if necessary.

              The recognition of gains and losses from the sale of other real estate owned is dependent on a number of factors relating to the nature of the property sold, terms of the sale, and the future involvement of the Bank and subsidiaries in the property sold. If a real estate transaction does not meet certain down payment and loan amortization requirements, income recognition is deferred and recognized under an alternative method.

       (k)    PREMISES AND EQUIPMENT

              Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets.

       (l)    INCOME TAXES

              The Bank accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(1),   CONTINUED

       (m)    STATUTORY TRANSFER TO SURPLUS

              A quarterly transfer of 10% of net income (before dividends paid to depositors and losses on sale of assets) is generally required to be made to surplus under New York State Banking Law. No transfer is required, however, if the net worth of the bank exceeds 10% of deposits.

       (n)    FINANCIAL INSTRUMENTS

              In the normal course of business, the Bank is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Bank's policy is to record such instruments when funded.

       (o)    OFFICIAL BANK CHECKS

              The Bank's official checks (including tellers' checks, loan disbursement checks, interest checks, expense checks, money orders, and payroll checks) are drawn on deposit accounts at the Bank and are ultimately paid through the Bank's Federal Reserve correspondent account.

       (p)    RECLASSIFICATIONS

              Amounts in the prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

       (q)    TRUST ASSETS AND SERVICE FEES

              Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated statements of condition since these assets are not assets of the Bank. Trust service fees are reported on the accrual basis.

       (r)    RECENT ACCOUNTING PRONOUNCEMENTS

              In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130", "Reporting Comprehensive Income". SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Company's consolidated financial statements.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(1),   CONTINUED

              In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies of operating segments within the company, disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management does not believe that the adoption of SFAS No. 131 will have a material impact on the Company's consolidated financial statements.

              In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosures of SFAS No. 87 and No. 106 to the extent practical and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in SFAS No. 87, No. 88 or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the September 30, 1999 consolidated financial statements.

              In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.


(2)    LOANS HELD FOR SALE

              At September 30, 1998 and 1997, loans held for sale consisted of conventional mortgages originated for subsequent sale. At September 30, 1998 and 1997, there was no valuation reserve related to loans held for sale.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(3)    SECURITIES AVAILABLE FOR SALE

       The amortized cost and approximate fair value of securities available for sale at September 30, 1998 and 1997 are as follows:

                                                                                 1998
                                                       ----------------------------------------------------------
                                                                           Gross           Gross      Approximate
                                                         Amortized       unrealized      unrealized      fair
                                                          cost             gains           losses        value
                                                          ----             -----           ------        -----
                                                                              (in thousands)

U.S. Government securities and agencies obligations    $ 117,174             46              -         117,220
Obligations of states and political subdivisions          51,324            357              -          51,681
Mortgage-backed securities                                 3,616            128              -           3,744
Corporate debt securities                                 16,826            160             (2)         16,984
                                                       ---------       --------       --------        --------
       Total debt securities available for sale          188,940            691             (2)        189,629

Mutual funds and marketable equity securities              4,831             74            (83)          4,822
Non-marketable equity securities                           3,307              -              -           3,307
                                                       ---------       --------       --------        --------
       Total securities available for sale             $ 197,078            765            (85)        197,758
                                                       =========       ========       ========        ========


                                                                                  1997
                                                       ----------------------------------------------------------
                                                                           Gross          Gross       Approximate
                                                         Amortized       unrealized     unrealized       fair
                                                          cost             gains         losses          value
                                                          ----             -----         ------          -----
                                                                             (in thousands)

U.S. Government securities and agencies obligations     $ 57,658             52            (90)         57,620
Obligations of states and political subdivisions          20,829              6             (2)         20,833
Mortgage-backed securities                                 4,561             92              -           4,653
Corporate debt securities                                 27,145             87            (64)         27,168
                                                        --------       --------       --------        --------
            Total debt securities available for sale     110,193            237           (156)        110,274

Mutual funds and marketable equity securities              3,983             53            (65)          3,971
Non-marketable equity securities                           3,307              -              -           3,307
                                                        --------       --------       --------        --------
       Total securities available for sale              $117,483            290           (221)        117,552
                                                        ========       ========       ========        ========

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(3),   CONTINUED

       During 1998, proceeds from sales of securities available for sale totaled $54.8 million, with gross gains of $9 thousand and gross losses of $1 thousand. During 1997 there were no sales of securities available for sale. During 1996 proceeds from the sale of securities available for sale totaled $61 thousand with gross gains of $1 thousand.

       As of September 30, 1998, the contractual maturity schedule (mortgaged-backed securities are shown separately) of debt securities available for sale at amortized cost and approximate fair value is as follows.

                                                                                                    Approximate
                                                                          Amortized                    fair
                                Maturity ranges                             cost                       value
                                ---------------                           ---------                 ------------
                                                                                    (in thousands)

                           Within one year                         $          145,761                    145,852
                           From one year to five years                         38,661                     39,120
                           From five years to ten years                           318                        321
                           Over ten years                                         584                        592
                           Mortgage-backed securities                           3,616                      3,744
                                                                     ----------------            ---------------
                                                                   $          188,940                    189,629
                                                                     ================            ===============

       Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Mortgaged-backed securities consist entirely of direct pass through Government National Mortgage Association (GNMA) and Freddie Mac securities.

       Other than U.S. Government Securities there are no securities of a single issuer that exceed 10% of equity at September 30, 1998 and 1997.


(4)    INVESTMENT SECURITIES HELD TO MATURITY

       The amortized cost and approximate fair value of investment securities as of September 30, 1998 and 1997 are as follows:


                                                                                        1998
                                                         ------------------------------------------------------------------
                                                                              Gross             Gross          Approximate
                                                             Amortized      unrealized        unrealized          fair
                                                               cost           gains             losses            value
                                                               ----           -----             ------            -----
                                                                                    (in thousands)
              Mortgage-backed securities                  $      1,980             118            -                  2,098
              Corporate and other debt securities                1,503              20            -                  1,523
                                                            ----------       ---------        ---------       ------------
                  Total investment securities             $      3,483             138            -                  3,621
                                                            ==========       =========        =========       ============

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(4), CONTINUED


                                                                                               1997
                                                              ----------------------------------------------------------------
                                                                                 Gross             Gross           Approximate
                                                                 Amortized     unrealized        unrealized            fair
                                                                   cost          gains             losses             value
                                                                   ----          -----             ------             -----
                                                                                     (in thousands)

              Mortgage-backed securities                     $      2,497            160                (1)              2,656
              Corporate and other debt securities                   1,503              7                (4)              1,506
                                                               ----------      ---------         ---------        ------------
              Total investment securities                    $      4,000            167                (5)              4,162
                                                               ==========      =========         =========        ============

         The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1998, by contractual maturity (mortgage-backed securities are shown separately), are as follows:

                                                                Amortized                   Approximate
                    Maturity ranges                               cost                      fair value
                    ---------------                           ------------                  ----------
                                                                             (in thousands)
            Over ten years                                   $        1,503                        1,523
            Mortgage-backed securities                                1,980                        2,098
                                                               ------------                 ------------
                        Total                                $        3,483                        3,621
                                                               ============                 ============

       Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       No provision has been made for losses on investment securities held to maturity in which the current market prices are less than the carrying values since the Bank has the positive intent and ability to hold all investment securities to maturity, and the Bank does not anticipate that the unrealized loss, if any, is other than temporary.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(5)    NET LOANS RECEIVABLE

       A summary of loans receivable at September 30, 1998 and 1997 is as follows:

                                                                                                   1998             1997
                                                                                                   ----             ----
                                                                                                       (in thousands)
         Loans secured by real estate:
              Residential                                                                       $ 202,511          214,638
              Commercial                                                                          166,186          184,561
              Construction                                                                         10,052           15,508
                                                                                                ---------        ---------
                  Total real estate loans                                                         378,749          414,707

              Commercial business                                                                  45,156           29,961

              Home equity lines                                                                     8,575            9,883
              Other consumer loans                                                                 33,445           20,539
                                                                                                ---------        ---------
                  Total consumer loans                                                             42,020           30,422

         Less: Net unearned discount and deferred fees                                               (344)            (501)
                  Allowance for loan losses                                                        (8,260)          (6,429)
                                                                                                ---------        ---------
                  Loans receivable, net                                                         $ 457,321          468,160
                                                                                                =========        =========

         Non performing loans receivable at September 30, are as follows:

                                                                                  1998             1997             1996
                                                                               ---------        ---------        ---------
                                                                                              (in thousands)

                  Non-accrual loans                                            $   9,567            6,459           10,669
                  Restructured loans                                               2,081            2,256            1,810
                                                                               ---------        ---------        ---------
                        Total                                                  $  11,648            8,715           12,479
                                                                               =========        =========        =========

         All restructured loans are performing according to their modified terms at September 30, 1998 and 1997.


         Had the above non-accrual loans been on an accrual basis or had the interest rate not been reduced with respect to the loans restructured in trouble debt restructurings, the additional interest that would have been earned was $180 thousand, $429 thousand, and $489 thousand for 1998, 1997 and 1996, respectively. There are no commitments to extend further credit on the restructured loans.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(5),   CONTINUED

       Changes in the allowance for loan losses for the years ended September 30, 1998, 1997 and 1996 were as follows:

                                        1998           1997           1996
                                        ----           ----           ----
                                                  (in thousands)
Balance, beginning of year            $ 6,429          4,304          4,297
Provision charged to operations         4,050          3,900            928
Loans charged off                      (2,446)        (1,890)        (1,169)
Recoveries on loans charged-off           227            115            248
                                      -------        -------        -------
Balance, end of year                  $ 8,260          6,429          4,304
                                      =======        =======        =======

       At September 30, 1998 and 1997, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $8.4 million and $6.1 million, respectively, for which the related allowance for loan losses was approximately $1.2 million and $1.0 million, respectively. As of September 30, 1998 and 1997, there were no impaired loans which did not have an allowance for loan loss. The average recorded investment in impaired loans for the years ended September 30, 1998 and 1997 was approximately $5.9 million and $7.0 million, respectively. The total interest income recognized on impaired loans, during the period of impairment, was $0, $99 thousand, and $336 thousand for 1998, 1997 and 1996, respectively. The interest income recognized on impaired loans, during the period of impairment, using the cash basis of income recognition was $0, $98 thousand and $315 thousand for 1998, 1997, and 1996, respectively.

       Certain executive officers of the Bank were customers of and had other transactions with the Bank in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total equity at September 30, 1998 and 1997.

(6)    ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable consists of the following at September 30, 1998 and 1997:

                                             1998         1997
                                             ----         ----
                                              (in thousands)
Loans                                       $2,770        2,925
Securities available for sale                1,494        1,386
Investment securities                           23           23
                                            ------       ------
                                            $4,287        4,334
                                            ======       ======

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(7)    OTHER REAL ESTATE OWNED

       Other real estate owned at September 30, 1998 and 1997 consists of the following:

                                                                 1998         1997
                                                                 ----         ----
                                                                   (in thousands)
Other real estate owned:
      Residential (1-4 family)                                 $  345          589
      Commercial properties                                     1,527        2,101
                                                               ------       ------
                                                               $1,872        2,690
                                                               ======       ======


(8)    PREMISES AND EQUIPMENT, NET

       A summary of premises and equipment at September 30, 1998 and 1997 is as follows:

                                                                   1998            1997
                                                                   ----            ----
                                                                      (in thousands)

Land                                                           $  1,423           1,423
Buildings                                                        12,621          12,520
Furniture, fixtures and equipment                                 8,002           7,516
Leasehold improvements                                            3,450           3,075
Construction in progress                                          1,225             210
                                                               --------        --------
                                                                 26,721          24,744
Less accumulated depreciation                                   (12,625)        (11,010)
                                                               --------        --------
      Premises and equipment, net                              $ 14,096          13,734
                                                               ========        ========

       Depreciation expense was approximately $1.6 million for the year ended September 30, 1998 and $1.4 million in each of the years ended September 30, 1997 and 1996.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(9)    DEPOSITS

       A summary of depositors' balances at September 30, 1998 and 1997 is as follows:

                                                               1998           1997
                                                               ----           ----
                                                                  (in thousands)

Savings accounts (2.75% to 5.5%)                             $198,509        198,929
                                                             --------       --------
Time accounts:
        2.00%  to   2.99%                                         624            257
        3.00%  to   3.99%                                          58              9
        4.00%  to   4.99%                                      10,174          5,893
        5.00%  to   5.99%                                     236,312        246,686
        6.00%  to   6.99%                                       6,679         11,762
        7.00%  to   7.99%                                       2,698          2,578
        8.00%  to   8.99%                                          12             53
        9.00%  to   9.99%                                         117            107
                                                             --------       --------
            Total time accounts                               256,674        267,345
                                                             --------       --------

Money market accounts (2.00% to 3.00%)                         15,708         13,121
N.O.W. and Super N.O.W. accounts (2.00% to 2.35%)              76,195         71,442
Demand accounts (0%)                                           31,116         21,560
                                                             --------       --------
            Total money market, N.O.W. and demand deposit
               accounts                                       123,019        106,123
                                                             --------       --------
            Total deposits                                   $578,202        572,397
                                                             ========       ========

       The contractual maturities of time accounts for the years subsequent to September 30, 1998 is as follows:

              Years ending September 30,
                    (in thousands)
                        1999                           $  194,755
                        2000                               40,675
                        2001                               14,852
                        2002                                6,281
                        Thereafter                            111
                                                         --------
                                                         $256,674
                                                         ========


                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(9),   CONTINUED

       Interest expense on deposits and escrows for the years ended September 30, 1998, 1997 and 1996 consisted of the following:

                                                 1998          1997          1996
                                              -------       -------       -------
                                                         (in thousands)

Time accounts                                 $14,701        14,087        13,758
Savings accounts                                6,451         6,647         6,798
Money market accounts                             431           433           379
N.O.W. and Super N.O.W. accounts                1,696         1,590         1,547
Escrow accounts                                    60            55            75
                                              -------       -------       -------
                                              $23,339        22,812        22,557
                                              =======       =======       =======

       Individual time accounts in excess of $100 thousand totaled $33.4 million and $28.7 million at September 30, 1998 and 1997, respectively.


(10)   EMPLOYEE BENEFIT PLANS

       The Bank maintains a non-contributory pension plan with the Retirement System Group, Inc., covering substantially all its full-time employees. The benefits are generally computed as two percent of the highest three year "average annual earnings" multiplied by years of credited service, subject to various caps and adjustments as provided for in the plan. The amounts contributed to the plan are determined annually on the basis of
       (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Assets of the plan are primarily invested in pooled equity and fixed income funds.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(10),  CONTINUED

       The following table sets forth the plan's funded status and amounts recognized in the banks consolidated financial statements as of September 30, 1998 and 1997:

                                                                                            1998            1997
                                                                                          --------       --------
                                                                                                (in thousands)
Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits of
        $9.8 million and, $8.3 million at September 30, 1998 and
        1997, respectively                                                                $(10,182)         (8,467)
                                                                                          ========        ========

      Projected benefit obligation for service rendered to date                            (12,458)        (10,388)
      Plan assets at fair value                                                             12,805          13,160
                                                                                          --------        --------
      Plan assets in excess of projected benefit obligation                                    347           2,772
      Unrecognized net gain from past experience different from
       that assumed and effects and changes in assumptions                                    (241)         (2,513)

      Unrecognized net transition asset at January 1, 1987 being
        recognized over 11.2 years                                                              -              (14)
      Unrecognized past service asset                                                          339             387
                                                                                          --------        --------
      Prepaid pension cost included in other assets                                       $    445             632
                                                                                          ========        ========


                                                                             1998            1997            1996
                                                                          --------        --------        --------
                                                                                        (in thousands)
Net periodic pension cost included the following components:
      Service cost                                                        $    580             482             361
      Interest cost                                                            752             699             559
      Expected return on plan assets                                        (1,038)           (868)           (488)
      Net amortization                                                         (68)            (51)           (211)
                                                                          --------        --------        --------
      Net periodic pension cost                                           $    226             262             221
                                                                          ========        ========        ========

       The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of September 30, were as follows:

                                      1998           1997           1996
                                    -------        -------        -------

Discount Rate                        6.50%          7.25%          7.75%
Long-term rate of return             8.00%          8.00%          8.00%
Salary increase rate                 4.50%          5.00%          5.50%


                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(10),  CONTINUED

       The Bank maintains a 401(k) savings plan covering all salaried and commissioned employees who become eligible to participate upon attaining the age of twenty-one and completing a year of service. Participants may contribute from 2% to 15% of their compensation. The Bank made matching contributions equal to 50% of the participants' contributions (up to a limit of 3% of the participants' compensation) in fiscal 1998, 1997 and 1996. Employer matching contributions vest 20% per year beginning after one year of participation in the plan. Employer matching contributions were approximately $146 thousand, $125 thousand and $120 thousand for each of the years ended September 30, 1998, 1997 and 1996, respectively.

       The Bank has established a self-funded employee welfare benefit plan to provide health care coverage (hospital medical, major medical, and prescription drug) for eligible employees and their dependents who enroll in the plan. This self insurance program is administered by an unrelated company. Under the terms of the self insurance program, the Bank could incur costs up to a maximum of approximately $828 thousand for the cost of covered claims for the plan year ended December 31, 1998. The Bank has purchased a $1.0 million insurance policy to cover claims in excess of the maximum costs under the plan. In addition, there are lower maximum cost limitations for individual claims.

       The Bank provides certain health care and life insurance benefits for retired employees. Substantially all of the Bank's employees will become eligible for those benefits if they reach normal retirement age while working for the Bank. As of October 1, 1995, the Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106).

       The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements at September 30, 1998 and 1997:

                                                                                    1998           1997
                                                                                   -------        -------
                                                                                        (in thousands)
                     Accumulated postretirement benefit obligation:
                           Retired employees                                       $(1,769)        (2,072)
                           Active employees fully eligible  for benefits              (533)          (255)
                           Other active plan participants                           (1,135)        (1,126)
                                                                                   -------        -------
                     Unfunded postretirement benefit obligation                     (3,437)        (3,453)

                     Unrecognized net loss                                              15            253
                     Unrecognized transition obligation                              2,304          2,440
                                                                                   -------        -------
                     Accrued postretirement benefit cost included in
                        other liabilities                                          $(1,118)          (760)
                                                                                   =======        =======

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(10), CONTINUED

       Net periodic post retirement benefit cost recognized in the consolidated statements of income for the years ended September 30, 1998, 1997 and 1996 is as follows:

                                                     1998       1997       1996
                                                     ----       ----       ----
                                                            (in thousands)
Service cost                                         $170        124        115
Interest cost                                         204        237        217
Amortization of transition obligation at
  October 1, 1995 being amortized over
  20 years                                            136        136        136
                                                     ----       ----       ----
Net periodic postretirement benefit cost             $510        497        468
                                                     ====       ====       ====

       The weighted-average discount rate used in determining the accumulated post retirement benefit obligation was 6.5%, 7.25% and 8.0% as of September 30, 1998, 1997, and 1996 respectively.

       For measurement purposes, 5% and 3% annual rates of increase in the per capita cost of covered medical and dental costs, respectively, was assumed for fiscal 1998 and thereafter. The medical and dental cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed medical and dental cost trend rates one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1998 by approximately $332 thousand (10%) and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal 1998 by approximately $56 thousand (15%).


(11)   INCOME TAXES

       The components of income tax (benefit) expense for the years ended September 30, 1998, 1997 and 1996 are as follows:

                                            1998           1997           1996
                                           ------         ------         ------
                                                      (in thousands)
Current tax expense:
      Federal                             $   850          2,694          2,444
      State                                   303            324            395
Deferred tax benefit                       (3,027)        (1,442)          (333)
                                          -------        -------        -------
      Income tax (benefit) expense        $(1,874)         1,576          2,506
                                          =======        =======        =======

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(11),  CONTINUED

       The following is a reconciliation of the expected income tax (benefit) expense and the actual income tax (benefit) expense. The expected income tax (benefit) expense has been computed by applying the statutory federal tax rate to income before income tax (benefit) expense:

                                                                                                   Years ended September 30,
                                                                                         ---------------------------------------
                                                                                           1998            1997            1996
                                                                                          ------          ------          ------
                                                                                                 (dollars in thousands)

Income tax (benefit) expense at applicable federal statutory rate                        $  (936)          1,780           2,578
Increase (decrease) in income tax (benefit) expense resulting from:
         Tax exempt securities income                                                       (637)            (46)            (10)
         State income tax (benefit) expense, net of Federal impact                          (276)            214             261
         Reduction in the valuation allowance for deferred tax assets                          -               -            (245)
         Reduction in New York State bad debt reserve resulting from tax law changes
                                                                                               -            (349)              -
         Rehabilitation credits                                                                -               -             (42)
         Other                                                                               (25)            (23)            (36)
                                                                                         -------         -------         -------
         Income tax (benefit) expense                                                    $(1,874)          1,576           2,506
                                                                                         =======         =======         =======

Effective tax rate                                                                         (68.1)%          30.1%           33.0%
                                                                                         =======         =======         =======

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(11),  CONTINUED

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are presented below:

                                                                               1998         1997
                                                                              ------       ------
                                                                                  (in thousands)
Deferred tax assets:
      Differences in reporting the provision for loan losses                  $2,815        2,084
      Differences in reporting expenses related to other real estate owned       248          182
      Differences in reporting certain accrued expenses                        2,689          667
      Differences in reporting depreciation                                      603          397
      Deferred compensation                                                      386          335
                                                                              ------       ------
            Total gross deferred tax assets                                    6,741        3,665

Deferred tax liabilities:
      Differences in reporting pension costs                                     178          253
      Differences in reporting prepaid expenses                                  259          252
      Deferred net loan origination fees                                         157          133
      Mortgage servicing rights                                                  127           34
                                                                              ------       ------
            Total gross deferred tax liabilities                                 721          672
                                                                              ------       ------
            Net deferred tax asset at end of year                              6,020        2,993
            Net deferred tax asset at beginning of year                        2,993        1,551
                                                                              ------       ------
            Deferred tax benefit for the year                                 $3,027        1,442
                                                                              ======       ======


       In addition to the deferred tax assets and liabilities described above, the Bank also has a deferred tax liability of approximately $273 thousand and $28 thousand at September 30, 1998 and 1997, respectively, related to the net unrealized gain on securities available for sale.

       Deferred tax assets are recognized subject to management's judgement that realization is more likely than not. Based on the sufficiency of temporary taxable items, historical taxable income, as well as estimates of future taxable income, the Bank believes it is more likely than not that the entire net deferred tax asset at September 30, 1998 and 1997 will be realized. During the year ended September 30, 1996 the valuation allowance of $245 thousand was reduced to zero.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(11),  CONTINUED

       As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

       Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996, respectively. The Federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995, and imposition of a requirement to recapture into taxable income (over a period of approximately six years) the bad debt reserves in excess of the base-year amounts. The Bank previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Bank's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method. As a result of the redesignation of the New York State base-year reserve, the Bank reduced its deferred tax liabilities related to the previous excess New York State reserve resulting in a deferred tax benefit in fiscal 1997 of approximately $349 thousand.

       In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $7.9 million and "supplemental" reserve (as defined) of $1.0 million at September 30, 1998, and the state base-year reserve of $18.9 million at September 30, 1998, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under New York State tax law, as amended, events that would result in taxation of these reserves include the failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for tax purposes. The unrecognized deferred tax liability at September 30, 1998 with respect to the Federal base-year reserve and supplemental reserve was $2.7 million and $340 thousand, respectively. The unrecognized deferred tax liability at September 30, 1998 with respect to the state base-year reserve was approximately $1.7 million.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(12)     SHORT-TERM BORROWINGS

         A summary of short-term borrowings is presented below:

                                                                                 1998                  1997              1996
                                                                                 ----                  ----              ----
                                                                                             (dollars in thousands)
            Securities Sold Under Agreements to Repurchase:
                  Balance at September 30                                 $      2,524                  372                149
                  Maximum month-end balance                                      2,544                2,352                761
                  Average during the year                                        1,222                  704                386
                  Average rate during the year                                    2.70%                4.12%              3.37%
                  Rate at September 30                                            3.45%                5.10%              4.31%

            Federal Home Loan Bank of New York Short-Term Borrowings:
                  Balance at September 30                                          -                     -               5,000
                  Maximum month-end balance                                        -                 10,000             10,000
                  Average during the year                                          -                  4,403              4,220
                  Average rate during the year                                     -                   5.50%              5.14%
                  Rate at September 30                                             -                     -                5.45%

            Average aggregate borrowing rates                                       2.70%              5.30%              5.27%

         Securities sold under agreements to repurchase generally mature within ninety days. The Company maintains control over the securities underlying the agreements.

         The Company has established overnight and term lines of credit with the Federal Home Loan Bank of New York (FHLB). If advanced, such lines of credit will be collateralized by qualifying loans, securities, mortgage-backed securities, and FHLB stock loans. Total availability under these lines was approximately $67.1 million and $67.0 million at September 30, 1998 and 1997, respectively. Participation in the FHLB program requires an investment in FHLB stock. Investment in FHLB stock, included in securities available for sale on the consolidated balance sheets, amounted to $3.3 million at September 30, 1998 and 1997.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(13)     FEDERAL HOME LOAN BANK OF NEW YORK LONG-TERM DEBT

         At September 30, 1998, long term debt included a $3.9 million 5.89% fixed rate amortizing loan and other long term borrowings of $41.0 million bearing interest of 5.8%. The following table sets forth maturities of the long-term borrowings of September 30, 1998.

                  Years ended September 30,
                      (in thousands)
                          1999                                    $        443
                          2000                                             469
                          2001                                           3,028
                          2002                                           -
                          2003                                          10,000
                          2004 and thereafter                           31,000
                                                                    ----------
                                                                  $     44,940
                                                                    ==========

         Collateral for borrowings include a blanket lien on general assets of the Bank and approximately $11.0 million of pledged securities.


(14)     COMMITMENTS AND CONTINGENT LIABILITIES

         (a)      LEASE OBLIGATIONS

                  The Bank leases several banking office facilities under various noncancellable operating leases. These leases expire (excluding renewal options) in periods ranging from 1 to 10 years. Minimum rental commitments under lease contracts are as follows:


                  Years ending September 30,                                                    Office facilities
                                                                                                -----------------
                       (in thousands)
                           1999                                                                  $        448
                           2000                                                                           502
                           2001                                                                           540
                           2002                                                                           542
                           2003                                                                           547
                           2004 and thereafter                                                          1,065
                                                                                                   ----------
                                                                                                 $      3,644
                                                                                                   ==========


                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(14),    CONTINUED

         (b)      DATA PROCESSING

                  During the year ended September 30, 1997, the Bank renewed its data processing agreement for a five year period beginning February 1, 1997. At September 30, 1998, commitments under this agreement were approximately $3.8 million.

         (c)      OFF-BALANCE-SHEET FINANCING AND CONCENTRATIONS OF CREDIT

                  The Bank is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated financial statements. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                  The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                  Contract amounts of financial instruments that represent the future extension of credit as of September 30, 1998 and 1997 at fixed and variable interest rates are as follows:

                                                                             September 30, 1998
                                                             -------------------------------------------------
                                                                               (in thousands)

                                                                  Fixed           Variable          Total
                                                                  -----           --------          -----
                  Financial instruments whose contract
                        amounts represent credit risk:
                          Commitments outstanding:
                             Conventional mortgages          $       10,212           13,487        23,699
                             Construction loans                       -               14,575        14,575
                                                               ------------      -----------      --------
                                                                     10,212           28,062        38,274
                                                               ------------      -----------      --------

                          Unused lines of credit:
                             Home equity lines of credit              -                6,242         6,242
                             Commercial lines of credit              25,846           25,077        50,923
                             Overdraft lines of credit                -                1,572         1,572
                                                               ------------      -----------      --------
                                                                     25,846           32,891        58,737
                                                               ------------      -----------      --------

                          Standby letters of credit                   -                2,721         2,721
                                                               ------------      -----------      --------
                                                             $       36,058           63,674        99,732
                                                               ============      ===========      ========

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(14),    CONTINUED

                                                                                September 30, 1997
                                                                -------------------------------------------------
                                                                                  (in thousands)

                                                                     Fixed           Variable            Total
                                                                     -----           --------            -----
                  Financial instruments whose contract
                        amounts represent credit risk:
                          Commitments outstanding:
                             Conventional mortgages             $        5,801            2,019          7,820
                             Construction loans                          -                5,570          5,570
                                                                  ------------      -----------      ---------
                                                                         5,801            7,589         13,390
                                                                  ------------      -----------      ---------

                          Unused lines of credit:
                             Home equity lines of credit                 -                6,192          6,192
                             Commercial lines of credit                  3,124           24,460         27,584
                             Overdraft lines of credit                   -                1,446          1,446
                                                                  ------------      -----------      ---------
                                                                         3,124           32,098         35,222
                                                                  ------------      -----------      ---------

                          Standby letters of credit                      -                1,935          1,935
                                                                  ------------      -----------      ---------
                                                                $        8,925           39,687         48,612
                                                                  ============      ===========      =========

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since not all of the commitments are expected to be funded, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

                  Commitments to extend credit may be written on a fixed rate basis exposing the Bank to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

                  Standby letters of credit are conditional commitments issued by the Bank to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Bank policies governing loan collateral apply to standby letters of credit at the time of credit extension.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(14),             CONTINUED

                  Certain residential mortgage loans are written on an adjustable-rate basis and include interest rate caps which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable rate residential mortgages have an annual rate increase cap of 2% and a lifetime rate increase cap of 5% to 6%. These caps expose the Bank to interest rate risk should market rates increase above these limits. At September 30, 1998 and 1997 approximately $75.6 million and $104.6 million of adjustable rate residential loans had interest rate caps.

                  The Bank generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Bank makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Bank is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

                  At September 30, 1998 and 1997, the Bank had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale amounting to approximately $20.3 million and $8.6 million, respectively.

                  In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Bank enters into agreements to sell loans in the secondary market to unrelated investors on a loan by loan basis, and may also enter into option agreements. At September 30, 1998 and 1997, the Bank had mandatory commitments and cancelable options to sell conventional fixed rate mortgage loans at set prices amounting to approximately $25.0 million and $11.0 million, respectively. The Bank believes that it will be able to meet these commitments without incurring any material losses.

         (d)      SERVICED LOANS

                  The total loans serviced by the Bank for unrelated third parties were approximately $195.7 million at September 30, 1998 and $146.1 million at September 30, 1997.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(14),    CONTINUED

         (e)      CONTINGENT LIABILITIES

                  In the ordinary course of business there are various legal proceedings pending against the Bank. Based on consultation with outside counsel, management considers that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Bank's consolidated financial statements.

         (f)      CHARITABLE  FOUNDATION CONTRIBUTION COMMITMENT

                  In 1998, the Bank contributed $1.0 million to the Troy Savings Bank Charitable Foundation (the Foundation) and entered into a binding unconditional commitment to contribute an additional $4.0 million to the Foundation over the next 3 years as follows:

                     Years ending September 30,
                           (in thousands)
                                 1999                     $   1,000
                                 2000                         1,500
                                 2001                         1,500
                                                            -------
                                                          $   4,000
                                                            =======

                  The present value of the above commitment of $3.5 million has been recorded as a liability on the Bank's September 30, 1998 consolidated statement of condition. A related contribution expense of $3.5 million, in addition to the $1.0 million paid to the Foundation, has been recorded on the Bank's 1998 consolidated statement of income.

         (g)      CONCENTRATIONS OF CREDIT

                  The Bank grants commercial, consumer and residential loans to customers throughout the six New York State counties of Albany, Rensselaer, Saratoga, Schenectady, Warren and Washington. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate and construction related sectors of the economy.

         (h)      RESERVE REQUIREMENT

                  The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $46 thousand.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(15)     DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107) requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

         In addition there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of core deposits, the Bank's branch network, and other items generally referred to as goodwill.

         Short-Term Financial Instruments
         The fair values of certain financial instruments are estimated to approximate their carrying values because the remaining term to maturity of the financial instrument is less than 90 days or the financial instrument reprices in 90 days or less. Such financial instruments include cash and due from banks, Federal funds sold, accrued interest receivable, accrued interest payable, and securities sold under agreements to repurchase.

         Loans Held for Sale
         The estimated fair value of loans held for sale, is calculated by either using quoted market rates or in the case where a firm commitment has been made to sell the loan, the firm committed price.

         Securities Available for Sale and Investment Securities Held to
         Maturity
         Securities available for sale and investment securities held to maturity are financial instruments which are usually traded in broad markets. Fair values are based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(15),    CONTINUED

         Loans
         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type including, residential real estate, commercial real estate, construction other commercial loans and consumer loans.

         The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio. Estimated fair value for non-performing loans is based on recent external appraisals or estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

         Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no active market for many of these loans, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

         Deposit Liabilities
         The estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW and money market accounts and mortgagors' escrow deposits, is regarded to be the amount payable on demand as of September 30, 1998 and 1997. The estimated fair value of time accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

         Long-Term Debt
         The estimated fair value of long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for similar long-term debt issues.

         Commitments to Extend Credit, Unused Lines of Credit, and Standby Letters of Credit
         The fair value of commitments to extend credit, unused lines of credit and standby-letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit, unused lines of credit, and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(15),    CONTINUED

         Table of Financial Instruments
         The carrying values and estimated fair values of financial instruments as of September 30, 1998 and 1997 were as follows:

                                                                              1998                              1997
                                                                  ----------------------------      ---------------------------
                                                                                    Estimated                        Estimated
                                                                     Carrying         Fair            Carrying         Fair
                                                                       Value          Value             Value          Value
                                                                       -----          -----             -----          -----
                                                                                          (in thousands)
         Financial assets:
              Cash and cash equivalents                          $     17,915           17,915           42,451          42,451
              Loans held for sale                                      11,096           11,096            3,703           3,703
              Securities available for sale                           197,758          197,758          117,552         117,552
              Investment securities held to maturity                    3,483            3,621            4,000           4,162
              Loans                                                   465,581          469,713          474,589         473,253
                  Less:  Allowance for loan losses                      8,260            -                6,429           -
                                                                  -----------      -----------      -----------    ------------
                           Net loans                                  457,321          469,713          468,160         473,253
         Accrued interest receivable                                    4,287            4,287            4,334           4,334

         Financial liabilities:
              Deposits:
                  Demand, savings, money market,
                    and NOW accounts                                  321,528          321,528          305,052         305,052
                  Time accounts                                       256,674          258,254          267,345         267,712
              Securities sold under agreements to repurchase            2,524            2,524              372             372
              Accrued interest payable                                    360              360               60              60
              Mortgagors' escrow accounts                               1,900            1,900            1,916           1,916
              Contribution payable                                      3,453            3,453             -               -
              Long-term debt                                           44,940           44,940            4,356           4,356


         Note: Loans held for sale represent the only trading financial instruments; all other financial instruments are considered to be held for purposes other than trading.

]                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(16)     REGULATORY CAPITAL REQUIREMENTS

         Federal Deposit Insurance Corporation regulations require banks to maintain a minimum level of regulatory capital. Under the regulations in effect at September 30, 1998 and 1997, the Bank was required to maintain a minimum leverage ratio of Tier I (core) capital to average adjusted quarterly assets of 4.00%; and minimum ratios of Tier I (core) capital and total capital to risk weighted assets of 4.00% and 8.00%, respectively.

         Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. Generally an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

         The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weighting and other factors.

         Management believes that, as of September 30, 1998 and 1997, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

         The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1998 and 1997:

            September 30, 1998                        Amount               Ratio
            ------------------                        ------               -----
                                                       (dollars in thousands)
            Leverage (Tier I) Capital             $    70,114              9.89%
            Risk-based Capital:
                  Tier I                          $    70,114             14.02%
                  Total                           $    76,368             15.27%

            September 30, 1997                        Amount               Ratio
            ------------------                        ------               -----
            Leverage (Tier I) Capital             $    70,943             10.64%
            Risk-based Capital:
                  Tier I                          $    70,943             15.01%
                  Total                           $    77,372             16.37%

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(17)     ADOPTION OF PLAN OF CONVERSION

         On July 15, 1998 the Board of Trustees of the Bank, subject to regulatory approval and approval by members of the Bank, unanimously adopted a Plan of Conversion (as amended and restated, the Plan), to convert from a New York State-chartered mutual savings bank to a New York State-chartered stock savings bank with the concurrent formation of a holding company. The conversion is expected to be accomplished through amendment of the Bank's Organization Certificate and the sale of the holding company's common stock in an amount equal to the proforma market value of the Bank after giving effect to the conversion. A subscription offering of the sale of the holding company's common stock will be offered with priority rights to certain of the Bank's depositors, and the employee stock ownership plan expected to be set up as part of the Plan. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public.

         At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total equity as of the date of the latest consolidated balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

         Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of September 30, 1998, approximately $120.8 thousand of conversion costs had been deferred.

         Pursuant to the Plan, the holding company intends to contribute holding company common stock in an amount equal to 8.0% of the total amount of common stock to be sold in the conversion, to the Troy Savings Bank Community Foundation (the Community Foundation). The Community Foundation is being formed as a complement to the Bank's existing community activities and will be dedicated to community activities and the promotion of charitable causes.

                     THE TROY SAVINGS BANK AND SUBSIDIARIES

(17),    CONTINUED

         The Community Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization and will likely be classified as a private foundation. A contribution of common stock to the Community Foundation by the holding company may be tax deductible, subject to an annual limitation of all contributions based on 10% of the holding company's annual taxable income (before contributions). To the extent that the Bank determines that such annual taxable income will, more likely than not, be sufficient to allow for the deduction, the holding company would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Community Foundation, the holding company will recognize an expense in the full amount of the contribution, offset in part by any corresponding tax benefit, during the quarter in which the contribution is made.

                                    GLOSSARY

ALCO. The Asset/Liability Management Committee of The Troy Savings Bank.

ARMS. Adjustable rate mortgages.

ATMS. Automated teller machines.

BIF. The Bank Insurance Fund.

BANK. The Troy Savings Bank.

BHC ACT. The Bank Holding Company Act of 1956, as amended.

CHARITABLE FOUNDATION. The Troy Savings Bank Charitable Foundation.

COMMUNITY FOUNDATION. The Troy Savings Bank Community Foundation.

COMMUNITY OFFERING. The offering for sale to certain members of the general public of Common Stock not subscribed for in the Subscription Offering pursuant to the Plan of Conversion.

COMMON STOCK. The common stock, par value $.0001, of Troy Financial Corporation.

COMPANY. Troy Financial Corporation.

CONVERSION. The simultaneous conversion of The Troy Savings Bank from mutual to stock form of organization, the issuance of The Troy Savings Bank's capital stock to Troy Financial Corporation and the offer and sale of Troy Financial Corporation's common stock to certain depositors and members of the public in accordance with a plan of conversion.

CRA. The Community Reinvestment Act.

CSSRS. Customer sales and service representatives of The Troy Savings Bank.

ELIGIBLE ACCOUNT HOLDERS. Those persons who held deposit accounts (containing balances of at least $100) at The Troy Savings Bank on June 30, 1997.

EMPLOYMENT AGREEMENTS. Employment agreements that Troy Financial Corporation and The Troy Savings Bank intend to enter into after the Conversion with three executive officers.

EMPLOYMENT PROTECTION AGREEMENTS. Employment protection agreements that Troy Financial Corporation and The Troy Savings Bank intend to enter into after the Conversion with four officers.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ESOP. A tax-qualified employee stock ownership plan established by The Troy Savings Bank to purchase Common Stock in the Conversion.

ESTIMATED PRICE RANGE. The estimated pro forma market value of the Common Stock being sold in connection with the Conversion, based on FinPro, Inc.'s appraisal dated as of December 10, 1998. The range of the market value of the Common Stock is from a minimum of $67,405,000 to a maximum of $91,195,000, with a midpoint of $79,300,000. This establishes the number of shares to be offered (6,740,500 to 9,119,500), based on an offering price of $10.00 per share.

EQUITY COMPENSATION PLAN. A long-term equity compensation plan that Troy Financial Corporation intends to adopt after the Conversion in order to provide directors, officers, employees and independent contractors with stock options and restricted stock. The portion of the plan that provides for restricted stock is referred to as the management recognition plan ("MRP").

EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

EXPIRATION DATE. ____, 1999 at 12:00 p.m. New York time, which is the date and time when the Subscription Offering expires, unless otherwise extended.

FEDERAL RESERVE. The Board of Governors of the Federal Reserve System.

FHLB. The Federal Home Loan Bank.

FMB. The Family Mortgage Banking Co., Inc.

FINPRO, INC.. The independent appraiser hired by The Troy Savings Bank.

FDIC. The Federal Deposit Insurance Corporation.

FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991.

IRC. The Internal Revenue Code.

IRS. The Internal Revenue Service.

LTV. Loan to value ratio.

MUSIC HALL. The Troy Savings Bank Music Hall located in the headquarters of The Troy Savings Bank.

MUSIC HALL FOUNDATION. The Troy Savings Bank Music Hall Foundation.

MRP. The part of the Equity Compensation Plan that will provide for grants of shares of restricted stock (management recognition plan).

NYBB. The Banking Board of the State of New York.

NY CRA. The New York Community Reinvestment Act.

NYSBD. The New York State Banking Department.

NEW YORK SUPERINTENDENT. The Superintendent of Banks of the State of New York.

OREO. Other real estate owned by The Troy Savings Bank.

PLAN OF CONVERSION. The legal document that governs the Conversion and establishes who is eligible to purchase common stock. A summary of the Conversion as set forth in the Plan of Conversion is contained in this prospectus.

PUBLIC OFFERING. Any Community Offering and/or Syndicated Community Offering of the Common Stock.

SAIF. The Savings Association Insurance Fund.

SANDLER O'NEILL. Sandler O'Neill & Partners, L.P. serves as the conversion agent which will assist with the Conversion, as well as the underwriter which will use its best efforts to help Troy Financial Corporation sell its Common Stock.

SBLI. The Savings Bank Life Insurance Department of The Troy Savings Bank.

SEC. The United States Securities and Exchange Commission.

SECURITIES ACT. Securities Act of 1933, as amended.

SEVERANCE PLAN. An employee severance compensation plan that The Troy Savings Bank intends to establish upon Conversion in order to provide eligible employees with severance pay benefits in the event of termination of employment after a change of control of The Troy Savings Bank or Troy Financial Corporation.

SUBSCRIPTION OFFERING. The process whereby Troy Financial Corporation issues non-transferable subscription rights to purchase our Common Stock to Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Those persons (other than Eligible Account Holders) holding deposit accounts (containing balances of at least $100) with The Troy Savings Bank on ______, 1999.

SUPPLEMENTAL PLAN. A non-tax qualified supplemental retirement and benefit restoration plan that the Bank intends to establish after the Conversion in order to provide additional benefits to a select group of management or highly compensated employees.

SYNDICATED COMMUNITY OFFERING. The offering of Common Stock following the Subscription Offering and Community Offering through a syndicate of broker-dealers.

Y2K PROJECT. The Year 2000 remediation and compliance program of The Troy Savings Bank.

401(K) PLAN. The qualified, tax-exempt savings plan of The Troy Savings Bank qualifying under Section 401(k) of the IRC.

================================================================================

      NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TROY FINANCIAL CORPORATION, THE TROY SAVINGS BANK OR SANDLER O'NEILL & PARTNERS, L.P. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF TROY FINANCIAL CORPORATION OR THE TROY SAVINGS BANK SINCE ANY OF THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED OR SINCE THE DATE HEREOF.

                                 ---------------
                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
Questions and Answers.............................................  i
Summary...........................................................
Selected Consolidated Financial and Other Data....................
Risk Factors......................................................  1
Troy Financial Corporation........................................
The Troy Savings Bank.............................................
Use of Proceeds...................................................
Dividend Policy...................................................
Market for the Common Stock.......................................
Regulatory Capital Compliance.....................................
Capitalization....................................................
Pro Forma Data....................................................
Comparison of Valuation and Pro Forma
   Information with No Contribution to
   the Community Foundation.......................................
The Troy Savings Bank and Subsidiaries
   Consolidated Statements of Income..............................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations............................
Business of Troy Financial Corporation............................
Business of The Troy Savings Bank.................................
Regulation and Supervision........................................
Taxation..........................................................
Management of the Company.........................................
Management of the Bank............................................
The Conversion....................................................
Restrictions on Acquisition of
   Troy Financial Corporation.....................................
Description of Capital Stock of Troy Financial Corporation........
Description of Capital Stock of The Troy Savings Bank.............
Transfer Agent and Registrar......................................
Experts...........................................................
Legal and Tax Opinions............................................
Additional Information............................................
Index to Consolidated Financial Statements........................  F-1
Glossary..........................................................  G-1

      UNTIL ______, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================




                                9,119,500 SHARES


                                 TROY FINANCIAL
                                   CORPORATION

                                     [LOGO]

                         (PROPOSED BANK HOLDING COMPANY
                           FOR THE TROY SAVINGS BANK)

                                  COMMON STOCK
                          (PAR VALUE $0.0001 PER SHARE)



                           --------------------------
                                   PROSPECTUS
                           --------------------------



                                     , 1999



                        SANDLER O'NEILL & PARTNERS, L.P.


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated.

              ITEM                                                                      AMOUNT
              ----                                                                      ------
          SEC Registration fee  . . . . . . . . . . . . . . . . . . . . . . . .       $  29,155
          Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . .
          Nasdaq registration fee . . . . . . . . . . . . . . . . . . . . . . .
          New York State Banking Department filing fee  . . . . . . . . . . . .
          Counsel fees and expenses . . . . . . . . . . . . . . . . . . . . . .
          Appraisal and business plan fees and expenses . . . . . . . . . . . .
          Conversion agent fees and expenses  . . . . . . . . . . . . . . . . .
          Marketing agent's fees and expenses . . . . . . . . . . . . . . . . .
          Printing and engraving expenses . . . . . . . . . . . . . . . . . . .
          Postage and mailing . . . . . . . . . . . . . . . . . . . . . . . . .
          Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . .
          Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . .
          Conversion and Transfer Agent fees  . . . . . . . . . . . . . . . . .
          Other expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                       --------
             Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      *
                                                                                       ========

---------------
* To be provided by amendment.

            All expenses of registration incurred in connection with this Registration Statement are being borne by the Registrant.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Reference is made to the provisions of the General Corporation Law of the State of Delaware (the "DGCL") and Section 12 of the Company's Certificate of Incorporation.

            The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys' fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall been adjudged liable to the corporation unless and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

            The Company's Certificate of Incorporation provides that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Moreover, to the extent permitted by law, the Company will fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Company will also advance expenses upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. Section 8 of the Company's Bylaws provides for similar indemnification of such persons.

ITEM 15:    RECENT SALES OF UNREGISTERED SECURITIES

            ITEM 701. During the past three years, the Registrant has not sold any unregistered securities.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

            The following Exhibits are filed herewith or incorporated herein by reference:

1.1 Engagement Letter, dated as of July 15, 1998, between The Troy Savings Bank and Sandler O'Neill & Partners, L.P.

1.2 Form of Agency Agreement between Troy Financial Corporation, The Troy Savings Bank and Sandler O'Neill & Partners, L.P.*

2 Amended and Restated Plan of Conversion of The Troy Savings Bank, dated July 15, 1998, and amended on December 10, 1998.

3.1    Certificate of Incorporation of the Company.

3.2    Bylaws of the Company.

4.1 Certificate of Incorporation of the Company (filed as Exhibit 3.1 hereto).

4.2    Bylaws of the Company (filed as Exhibit 3.2 hereto).

4.3    Form of stock certificate of Troy Financial Corporation.

5.1    Opinion of Hogan & Hartson L.L.P.*

8.1 Opinion of Hogan & Hartson L.L.P. as to certain federal income tax matters. *

8.2 Opinion of KPMG Peat Marwick LLP as to certain New York State tax matters. *

8.3    Opinion of FinPro, Inc. as to value of subscription rights.

10.1   The Troy Savings Bank 401(k) Savings Plan. *

10.2   Form of Executive Officer Employment Agreement.*

10.3   Form of Employment Protection Agreement. *

10.4   Form of Severance Compensation Plan. *

10.5   Form of Supplemental Retirement and Benefits Restoration Plan. *

10.6 Engagement Letter, dated as of September 16, 1998, between The Troy Savings Bank and FinPro, Inc., for conversion appraisal services and services related to the preparation of the business plan of The Troy Savings Bank.

10.7 Engagement Letter, dated as of July 15, 1998, between The Troy Savings Bank and Sandler O'Neill & Partners, L.P., for conversion agent services.

21     Subsidiaries of The Troy Savings Bank.

23.1   Consent of KPMG Peat Marwick LLP.

23.2   Consent of FinPro, Inc.

23.3   Consents of Hogan & Hartson L.L.P.  (contained in Exhibit 5.1 and
       Exhibit 8.1).*

23.4   Consent of William M. Mercer, Inc. *

27     Financial Data Schedule.

99.1   Appraisal Report of FinPro, Inc. *

99.2   Form of marketing materials to be used in connection with the offerings.*

------------
* To be filed by amendment.



ITEM 17.    UNDERTAKINGS

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i)     to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                          (ii)    to reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii)   to include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Troy, New York, on December 11, 1998.

                         TROY FINANCIAL CORPORATION
                                  (Registrant)


                         By: /s/ Daniel J. Hogarty, Jr.
                            -----------------------------------------
                             Daniel J. Hogarty, Jr.
                             President and Chief Executive Officer



                               POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Daniel J. Hogarty, Jr. and Kevin M. O'Bryan, and each and either of them, such individual's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, and to file the same with the Securities and Exchange Commission, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 11, 1998.

NAME                                       TITLE
----                                       -----
/s/ Daniel J. Hogarty, Jr.
----------------------------
Daniel J. Hogarty, Jr.                     President, Chief Executive Officer and Director
                                           (Principal Executive Officer)



/s/ Edward M. Maziejka, Jr.
----------------------------
Edward M. Maziejka, Jr.                    Chief Financial Officer
                                           (Principal Financial Officer)

/s/ George H. Arakelian
----------------------------
George H. Arakelian                        Director


/s/ Richard B. Devane
----------------------------
Richard B. Devane                          Director

/s/ Michael E. Fleming
----------------------------
Michael E. Fleming                         Director


/s/ Willie A. Hammett
----------------------------
Willie A. Hammett                          Director


/s/ Thomas B. Healy
----------------------------
Thomas B. Healy                            Director


/s/ Keith D. Millsop
----------------------------
Keith D. Millsop                           Director


/s/ Edward G. O'Haire
----------------------------
Edward G. O'Haire                          Director


/s/ Marvin L. Wulf
----------------------------
Marvin L. Wulf                             Director

                               INDEX TO EXHIBITS



EXHIBIT                                                                                                                PAGE
NUMBER                                             EXHIBITS                                                            NUMBER
------                                             --------                                                            ------
1.1      Engagement Letter, dated as of July 15, 1998, between The Troy Savings Bank and Sandler O'Neill & Partners, L.P.

1.2      Form of Agency Agreement between Troy Financial Corporation, The Troy Savings Bank and Sandler O'Neill & Partners, L.P.*

2        Amended and Restated Plan of Conversion of The Troy Savings Bank, dated July 15, 1998, and amended on December 10, 1998.

3.1      Certificate of Incorporation of the Company.

3.2      Bylaws of the Company.

4.1      Certificate of Incorporation of the Company (filed as Exhibit 3.1 hereto).

4.2      Bylaws of the Company (filed as Exhibit 3.2 hereto).

4.3      Form of stock certificate of Troy Financial Corporation.

5.1      Opinion of Hogan & Hartson L.L.P.*

8.1      Opinion of Hogan & Hartson L.L.P. as to certain federal income tax matters. *

8.2      Opinion of KPMG Peat Marwick LLP as to certain New York State tax matters. *

8.3      Opinion of FinPro, Inc. as to value of subscription rights.

10.1     The Troy Savings Bank 401(k) Savings Plan. *

10.2     Form of Executive Officer Employment Agreement.*

10.3     Form of Employment Protection Agreement. *

10.4     Form of Severance Compensation Plan. *

10.5     Form of Supplemental Retirement and Benefits Restoration Plan. *

10.6     Engagement Letter, dated as of September 16, 1998, between The Troy Savings Bank and FinPro, Inc., for conversion appraisal services and services related to the preparation of the business plan of The Troy Savings Bank.

10.7     Engagement Letter, dated as of July 15, 1998, between The Troy Savings Bank and Sandler O'Neill & Partners, L.P., for
         conversion agent services.

21       Subsidiaries of The Troy Savings Bank.

23.1     Consent of KPMG Peat Marwick LLP.

23.2     Consent of FinPro, Inc.

23.3        Consents of Hogan & Hartson L.L.P.  (contained in Exhibit 5.1 and Exhibit 8.1).*

23.4        Consent of William M. Mercer, Inc. *

27          Financial Data Schedule.

99.1        Appraisal Report of FinPro, Inc. *

99.2        Form of marketing materials to be used in connection with the offerings. *

------------
* To be filed by amendment.